As filed with the U.S. Securities and Exchange Commission on August 19, 2024.

Registration No. [___]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM F-1
REGISTRATION STATEMENT

Under
the Securities Act of 1933

___________________

leddartech holdings inc.
(Exact Name of Registrant as specified in its charter)

___________________

Canada	7372	98-1776150
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

LeddarTech Holdings Inc.

4535, boulevard Wilfrid-Hamel, Suite 240

Québec G1P 2J7, Canada

(418) 653-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

___________________

LeddarTech USA Inc.

c/o The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington DE 19801

(418) 653-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________

Copies to:

John T. Blatchford Christopher G. Barrett Vedder Price P.C. 222 North LaSalle Street Chicago, IL 60601 Tel: (312) 609-7500	Pierre-Yves Leduc Stikeman Elliott LLP 1155 René-Lévesque Blvd. West, 41st Floor Montréal, Québec H3B 3V2 Tel: (514) 397-3000	Barry I. Grossman Matthew Bernstein Justin Grossman Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300

___________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 19, 2024

PRELIMINARY PROSPECTUS

Up to 18,181,818 Units, Each Unit Consisting of
One Common Share or One Pre-Funded Warrant to
Purchase One Common Share
and One Warrant to Purchase One Common Share

Up to 18,181,818 Common Shares Underlying the Warrants

Up to 18,181,818 Common Shares Underlying the Pre-Funded Warrants

We are offering on a best-efforts basis up to 18,181,818 units (the “Units”), each unit consisting of one common share, without par value (the “Common Shares”), and one warrant to purchase one Common Share pursuant to this prospectus (the “Purchase Warrants”). The assumed public offering price for each Unit is US$0.55 per Unit, which represents the closing price of our Common Shares on the Nasdaq Global Market on August 15, 2024, for estimated gross proceeds of up to US$10.0 million. The Purchase Warrants will have an exercise price of US$         per share (which is equal to 100% of the public offering price per Unit sold in this offering), will be exercisable immediately upon issuance and will expire five years from the date of issuance.

We are also offering to each purchaser of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Common Shares immediately following the consummation of this offering, the opportunity to purchase one pre-funded warrant (in lieu of one Common Share) (the “Pre-Funded Warrants”) plus one Purchase Warrant. The Units, Common Shares, Pre-Funded Warrants and Purchase Warrants shall be referred to herein, collectively, as the “Securities.” Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of Common Shares outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one Common Share. The purchase price of each Unit including a Pre-Funded Warrant will be the purchase price for a Unit including a Common Share minus US$0.0001 and the exercise price of each Pre-Funded Warrant will equal US$0.0001 per Common Share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Unit including a Pre-Funded Warrant that is issued (without regard to any limitation on exercise set forth therein), the number of Units including a Common Share that we are offering will be decreased on a one-for-one basis.

The Common Shares and Pre-Funded Warrants can each be subscribed for and/or acquired (as applicable) in this offering only with the accompanying Purchase Warrant as part of a Unit, but the components of the Units will immediately separate upon issuance. We are also offering the Common Shares that are issuable from time to time upon the exercise of the Purchase Warrants and the Pre-Funded Warrants, if any.

See “Description of Securities” in this prospectus for more information.

The Securities will be offered at a fixed price and are expected to be issued in a single closing. There is no minimum number of Securities to be sold or minimum aggregate offering proceeds for this offering to close. We expect this offering to be completed not later than two business days following the commencement of this offering and we will deliver all Securities issued in connection with this offering delivery versus payment/receipt versus payment upon our receipt of investor funds. Accordingly, neither we nor the Placement Agent (as defined below) have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of Securities offered hereunder.

We have engaged Maxim Group LLC to act as our exclusive placement agent in connection with this offering (the “Placement Agent” or “Maxim”). The Placement Agent has agreed to use its best efforts to arrange for the sale of the Securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the Securities we are offering and the Placement Agent is not required to arrange the purchase or sale of any specific number of Securities or dollar amount.

We have agreed to pay to the Placement Agent the Placement Agent fees set forth in the table below, which assumes that we sell all of the Securities offered by this prospectus. There is no minimum offering requirement as a condition of closing of this offering. We may sell fewer than all of the Units offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the Units offered hereby. Because there is no escrow account and no minimum number of Securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus (see “Use of Proceeds”). We will bear all costs associated with the offering. See “Plan of Distribution” for more information regarding these arrangements.

Our Common Shares and Public Warrants (as defined herein) are currently listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “LDTC” and “LDTCW,” respectively. On August 15, 2024, the last reported sale price of our Common Shares and Public Warrants as reported on Nasdaq was US$0.55 per Common Share and US$0.03 per Public Warrant. We do not intend to apply for a listing of the Units, the Purchase Warrants or the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of these securities will be limited.

We may amend or supplement this prospectus from time to time by filing amendments or supplements. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Our principal executive offices are located at 4535, boulevard Wilfrid-Hamel, Suite 240 Québec G1P 2J7, Canada.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in the section titled “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit(1)	Total
Public offering price	$	$
Placement Agent fees(2)	$	$
Net proceeds to us, before expenses(3)	$	$

____________

(1)      Units consist of one Common Share and one Purchase Warrant and assumes no issuance of Pre-Funded Warrants.

(2)      We have agreed to pay the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering, and to reimburse the Placement Agent for certain of its offering-related expenses. See “Plan of Distribution” for a description of the compensation to be received by the Placement Agent.

(3)      We estimate the total expenses of this offering payable by us, excluding the Placement Agent fees, will be approximately US$350,000. Because there is no minimum number of Securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. For more information, see “Plan of Distribution.”

Delivery of the Securities offered hereby is expected to be made on or about ________, 2024, subject to satisfaction of customary closing conditions.

Maxim Group LLC

Prospectus dated _______________, 2024

i

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we, nor the Placement Agent, have authorized any other person to provide you with different or additional information. Neither we, nor the Placement Agent, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. Neither we, nor the Placement Agent, are making an offer to sell these Securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the Placement Agent have taken any action to permit a public offering of these Securities outside the United States of America (“U.S.” or the “United States”) or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these Securities and the distribution of this prospectus outside the United States.

IMPORTANT INFORMATION ABOUT IFRS

Our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this prospectus as “IFRS.”

INDUSTRY AND MARKET DATA

The industry and market data relating to our business included in this prospectus is based on our internal estimates and research, as well as publications, research, surveys and studies conducted by independent third parties not affiliated to us. Industry publications, studies and surveys generally state that they were prepared based on sources believed to be reliable, although there is no guarantee of accuracy. While we believe that each of these studies and publications is reliable, we have not independently verified the market and industry data provided by third-party sources. In addition, while we believe our internal research is reliable, such research has not been verified by any independent source. We note that assumptions underlying industry and market data are subject to risks and uncertainties, including those discussed under “Forward-Looking Statements” and “Risk Factors” of this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We and our subsidiaries and affiliates own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their respective businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks, including, but not limited to, LeddarVision™, LeddarSense™ and VayaVision™. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

FREQUENTLY USED TERMS

As used in this prospectus, unless the context otherwise requires or indicates otherwise, references to “we,” “us,” “our,” or the “Company” refer to LeddarTech Holdings Inc., a company incorporated under the laws of Canada, and its consolidated subsidiaries; references to “LeddarTech” refer to LeddarTech Inc., our predecessor company prior to the consummation of the Business Combination.

In this document:

“5% Holder” means a purchaser whose beneficial ownership of the Common Shares would exceed 4.99% immediately following the consummation of this offering.

“Amalgamation” means the amalgamation of Prospector Canada and NewCo in accordance with the terms of the Arrangement.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Prospector and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Business Combination” means the transactions contemplated by the BCA.

“BCA” means the Business Combination Agreement, dated as June 12, 2023, as amended as of September 25, 2023, and as may be further amended, by and among Prospector, LeddarTech and NewCo.

“CBCA” means the Canada Business Corporations Act.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any person(s) that are affiliates or that are acting as a group, directly or indirectly, acquires or otherwise purchases (i) another person or any of its affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, or (b) that results, directly or indirectly, in the shareholders of a person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such person (or any successor or parent company of such Person) immediately after the consummation thereof (excluding, for the avoidance of doubt, any Company Earnout Non-Voting Special Shares and the Company Common Shares issuable upon conversion thereof) (in the case of each of clause (a) and (b), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Class A Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the Class A Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the Class A Non-Voting Special Shares in the capital of the Company.

“Class B Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the 999,963 Class B Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class B Non-Voting Special Shares in the capital of the Company.

“Class C Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the 999,963 Class C Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class C Non-Voting Special Shares in the capital of the Company.

“Class D Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the 999,963 Class D Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class D Non-Voting Special Shares in the capital of the Company.

“Class E Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the Class 999,963 E Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class E Non-Voting Special Shares in the capital of the Company.

“Class F Non-Voting Special Shares” means (a) prior to the Company Amalgamation, the 999,963 Class F Non-Voting Special Shares in the capital of AmalCo, and (b) from and after the Company Amalgamation, the 999,963 Class F Non-Voting Special Shares in the capital of the Company.

“Closing” means the consummation of the transactions contemplated by the Business Combination Agreement, including the Business Combination, on December 21, 2023.

“Common Shares” or “Company Common Shares” means the common shares of the Company, without par value.

“Company Earnout Non-Voting Special Shares” means, collectively, the Company’s Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares.

“Continuance” means the continuance of Prospector from the Cayman Islands under the Companies Act to Canada as a corporation existing under the CBCA.

“Director Awards” means the outstanding restricted stock units and/or stock options, as applicable, held by directors of the Company.

“First Registration Statement” means the registration statement on Form F-1 (File No. 333-277045), as amended, that registers the issuance of Common Shares upon the exercise of our Public Warrants and the resale of Common Shares by, among others, the Sponsor, certain directors and officers of LeddarTech and the Company and certain lenders, which was declared effective by the SEC on May 8, 2024.

“First Shelf Primary Shares” means the 10,833,333 Common Shares issuable upon exercise of the Public Warrants and registered under the First Registration Statement.

“First Shelf Secondary Shares” means the 40,582,699 Common Shares registered under, and offered by the Selling Securityholders named in, the First Registration Statement.

“Incentive Plan” means the Omnibus Incentive Plan substantially in the form attached as Exhibit E to the BCA, subject to any amendments or variations to which the Company and Prospector may mutually agree.

“IQ” means Investissement Québec, a legal person established under the Act Respecting Investissement Québec, acting as agent for the government of Québec as part of the Fonds de développement économique and Fonds Propre.

“LeddarTech Holders” means the prior shareholders of LeddarTech that are holders of Common Shares in connection with the Business Combination.

“Legacy Director Warrants” means the privately placed warrants held by certain individuals, including certain current Company directors, who served as directors of the Company’s predecessor, LeddarTech Inc.

“Legacy SPAC Warrants” means the outstanding Prospector Warrants assumed by the Company that became warrants of the Company upon the consummation of the Business Combination, which are comprised of the Private Placement Warrants together with the Public Warrants.

“Lender Warrants” means privately placed warrants held by certain Selling Securityholders other than Sponsor.

“Maxim” or the “Placement Agent” means Maxim Group LLC.

“Nasdaq” means the Nasdaq Global Market.

“NewCo” means LeddarTech Holdings Inc. prior to the Amalgamation.

“PIPE Financing” means the PIPE Investors’ purchase of secured convertible notes of LeddarTech in accordance with the terms of the Subscription Agreement, in an aggregate principal amount of at least US$43,000,000.

“PIPE Investors” means those certain investors, including Sponsor and an affiliate of the Sponsor, who have entered into the Subscription Agreement to purchase convertible notes of LeddarTech in the PIPE Financing.

“Placement Agency Agreement” means the Placement Agency Agreement entered into by the Company and Maxim Group LLC on the date of the final prospectus.

“Plan of Arrangement” means the plan of arrangement (including the Business Combination) in substantially the form attached as Annex C to the prospectus forming a part of the registration statement on Form F-4, filed by the Company with the SEC on November 29, 2023.

“Pre-Funded Warrants” means pre-funded warrants, each to purchase one Common Share, that 5% Holders have the option to acquire as part of the Units in lieu of Common Shares comprising such Units pursuant to the prospectus.

“Private Placement Warrants” means the Prospector Warrants purchased by Sponsor in the IPO.

“Prospector” means Prospector Capital Corp., a Cayman Islands exempted company.

“Prospector Canada” means Prospector as it will exist under the laws of Canada following the Continuance.

“Prospector Class A Shares” means Prospector’s Class A ordinary shares, US$0.0001 par value.

“Prospector Class B Holders” means the holders of Prospector Class B Shares immediately prior to the Business Combination.

“Prospector Class B Shares” means Prospector’s Class B ordinary shares, US$0.0001 par value.

“Prospector Non-Redeeming Shareholder” means each holder of a Prospector Class A Share that elects not to participate in the Prospector Shareholder Redemption.

“Prospector Shareholder Redemption” means the redemption of Prospector Class A Shares on the terms and subject to the conditions set forth in Prospector’s governing documents.

“Prospector Warrants” means each warrant to purchase one Prospector Class A Share at an exercise price of US$11.50 per share, subject to adjustment, upon the terms and conditions in the Warrant Agreement and Sponsor Letter Agreement, and shall include the Prospector Vesting Sponsor Warrants.

“Public Warrants” means the publicly traded Legacy SPAC Warrants.

“Purchase Warrants” means warrants to purchase one Common Share pursuant to this prospectus.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means, collectively, the Common Shares, Units, Purchase Warrants and Pre-Funded Warrants.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the Securities Purchase Agreement entered into by the Company and each purchaser identified therein on the date of the final prospectus.

“Selling Securityholders” means, as applicable, the selling securityholders named in the First Registration Statement.

“SEPA” means the Standby Equity Purchase Agreement entered into by the Company and Yorkville on April 8, 2024 and effective on April 15, 2024.

“SEPA Advance Shares” means the up to 19,836,637 Common Shares the Company has the right to issue and sell to Yorkville under the SEPA.

“SEPA Commitment Shares” means the 163,363 Common Shares issued to Yorkville in satisfaction of the upfront commitment fee under the SEPA.

“SEPA Registration Statement” means the registration statement on Form F-1 (File No. 333-279803) that registers the resale of Common Shares issued to Yorkville pursuant to the SEPA, including the SEPA Commitment Shares and the SEPA Advance Shares.

“SEPA Shares” means the SEPA Advance Shares together with the SEPA Commitment Shares.

“Sponsor” means Prospector Capital Sponsor, LLC, a Cayman Islands limited liability company.

v

“Subscription Agreement” means the Subscription Agreement, dated as of June 12, 2023 and amended as of October 30, 2023, among LeddarTech Inc. and the PIPE Investors.

“Trading Day” means any day on which Company Common Shares are actually traded on the principal securities exchange or securities market on which Company Common Shares are then traded.

“Trust Account” means the trust account which held the proceeds of Prospector’s initial public offering.

“Units” means the units offered under this prospectus, each unit consisting of one Common Share or one Pre-Funded Warrant and one Purchase Warrant.

“Warrant Agency Agreement” means the Warrant Agency Agreement entered into by the Company and Continental Stock Transfer & Trust Company on the date of the final prospectus.

“Warrant Agreement” means the Warrant Agreement, dated as of January 7, 2021, by and between Prospector and Continental Stock Transfer & Trust Company, as trustee, as amended by the Warrant Amendment Agreement and Form of Warrant Certificate, dated as of December 21, 2023, by and among Prospector Capital Corp., LeddarTech Holdings Inc. and Continental Stock Transfer & Trust Company.

“Warrant Exercise Price Adjustment” means the adjustment of the Warrant exercise price from US$11.50 per Warrant to US$11.17 per Legacy SPAC Warrant, as more fully described under “Description of Securities — Legacy SPAC Warrants — Adjustment to Warrant Exercise Price Following Consummation of Business Combination.”

“Yorkville” means YA II PN, Ltd.

References to “dollar,” “USD,” and “US$” are to U.S. dollars and references to “$,” “C$” and “Cdn. $” are to Canadian dollars.

EXCHANGE RATE INFORMATION

The following table sets forth, for the periods presented, the rates of exchange of one United States dollar, expressed in Canadian dollars, (i) the high and low exchange rates during each period, (ii) the average of the exchange rates on the last day of each month during each period, and (iii) the exchange rate at the end of each period. These rates are based on the data published by the Bank of Canada.

	High	Low	Average	End
Year ended December 31, 2021	$1.2942	$1.2040	$1.2535	$1.2678
Year ended December 31, 2022	$1.3856	$1.2451	$1.3011	$1.3544
Year ended December 31, 2023	$1.3875	$1.3128	$1.3497	$1.3226
January 2024	$1.3522	$1.3316	$1.3425	$1.3397
February 2024	$1.3574	$1.3404	$1.3501	$1.3570
March 2024	$1.3626	$1.3457	$1.3539	$1.3510
April 2024	$1.3826	$1.3527	$1.3675	$1.3780
May 2024	$1.3731	$1.3599	$1.3669	$1.3642
June 2024	$1.3778	$1.3626	$1.3706	$1.3695
July 2024	$1.3850	$1.3615	$1.3717	$1.3806
August 2024 (through August 15)	$1.3877	$1.3708	$1.3772	$1.3732

All information in this table is based on the daily average exchange rate published by the Bank of Canada on each business day by 4:30 PM ET.

On August 15, 2024, the daily average exchange rate published by the Bank of Canada was US$1.00 equals $1.3732. The U.S./Canadian dollar exchange rate has varied significantly over the last several years, and investors are cautioned that the exchange rates presented here are historical and are not indicative of future exchange rates.

Prospectus Summary

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Securities. Before making an investment decision, you should read this entire prospectus carefully, especially the section titled “Risk Factors” and the financial statements and related notes thereto. Some of the statements in this prospectus constitute forward-looking statements that involve significant risks and uncertainties. See “Forward-Looking Statements” for more information.

As used in this prospectus, unless the context otherwise requires or indicates, references to “we,” “us,” “our,” “NewCo,” “LeddarTech” and the “Company,” at all times prior to consummation of the Business Combination, refer to LeddarTech Inc. and its consolidated subsidiaries, and at all time following consummation of the Business Combination, refer to LeddarTech Holdings Inc., a corporation existing under the laws of Canada, and its consolidated subsidiaries.

Our Company

The Company is at the forefront of the automotive industry evolution, from driver awareness to active safety and advanced autonomy. Our mission is to deliver high-performance AI automotive software that enables the market to deploy ADAS features reducing the number of road accidents and making transportation more enjoyable and efficient. We pursue our mission by developing innovative artificial intelligence (“AI”) based low-level fusion (“LLF”) and perception software technology, which closely replicates elements of human perception. We believe that AI-based LLF is the cornerstone of next generation of automotive advanced driver assistance systems (“ADAS”) and autonomous driving (“AD”) systems.

Founded in 2007 as LeddarTech Inc., the Company is an automotive software company headquartered in Quebec City Canada, with other main development centers in Montréal, Toronto and Tel Aviv and business development offices in various locations around the world.

We offer a crucial piece of the software stack for ADAS and AD applications, which provides vehicles with environmental models of their surroundings. This software-only solution seeks to solve the limitations in currently used systems, such as their inability to scale up efficiently and cost-effectively to the level of safety required to adhere to new regulations and meet consumers’ expectations. Our software achieves this by providing an innovative environmental sensing software solution based on what is called “AI-based low-level” sensor fusion and perception, which is sensor and processor-agnostic. We have been developing and refining this innovative software solution for seven years and, as a result, have built a strong and defendable IP and technology moat that is recognized by industry leaders and that we believe has given us a first-mover market advantage. Our main target markets are automotive ADAS and AD applications for original equipment manufacturers (“OEMs”) and automotive system integrators that are direct suppliers to OEMs (“Tier 1” suppliers).

Prior to 2020, we focused our business on software and signal processing for smart sensing solutions, and revenue came primarily from the sale of hardware modules and components for the ADAS market, which generally relied on object-level fusion. Recognizing the limitations of current object-level sensor fusion technology and the potential of AI-based LLF software, in 2020 we identified and acquired a 60% controlling interest in VayaVision Sensing Ltd. (“VayaVision”), an Israeli company that had developed a low-level sensor fusion and perception software stack that was very complementary to our developed software. As more fully described below, LeddarTech acquired the remaining 40% of VayaVision in November 2023, following which VayaVision became a wholly-owned subsidiary of LeddarTech. In 2022, we made the strategic decision to divest our hardware business of modules and components to focus solely on fusion and perception software centered on AI-based LLF for ADAS and AD. Our LiDAR components business was discontinued in late 2022 and we are in the process of winding down our hardware modules business through a last-time buy process. We are retaining the IP related to these businesses for future licensing opportunities only. In connection with our transition to an exclusive focus on fusion and perception software, we have reduced headcount by approximately 70 employees who were engaged primarily in engineering, system architecture, applications and product management functions related to our modules and components businesses, and we are selling remaining inventory and have recognized restructuring and other charges. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restructuring Activities.” To date, we have not generated any material revenue under our new business model.

We believe that we are the first company to demonstrate an automotive-embedded, AI-based low-level sensor fusion and perception product. Our leadership is reflected in industry awards from CES Innovation Awards, TECH.AD Detroit, and Konnect Cariad, and our first-mover position is evidenced by substantial foundational intellectual property.

Led by a team with deep experience and expertise in artificial intelligence, machine learning and automotive software development, we developed the LeddarVision™ LLF and perception software stack, which we believe enables higher performance and lower-cost ADAS for the automotive industry and automated operations for off-road vehicles. As of October 2023, we are in various stages of discussion with vehicle makers and ADAS/AD system and component suppliers and system integrators, covering more than 30 design win opportunities in automotive and off-road markets, some of whom are actively evaluating LeddarVision™ towards making a formal selection for their programs or end customer programs. We have previously publicly announced strategic collaborations with two Tier 1 suppliers in the automotive industry, covering deployment of LeddarVision in production vehicles for in-development passenger vehicle parking applications and in offroad and commercial vehicle applications, in order to provide operator assistance and safety function automation. See “Risk Factors — Risks Related to Our Business — We have entered into strategic collaborations, but not yet signed commercial agreements, with two Tier 1 suppliers. If we fail to sign commercial agreements with those prospective customers, or to subsequently achieve an OEM design win with such customers, our future business, results of operations and financial condition would be adversely affected.”

Leveraging the advantages of LLF, LeddarTech delivers high perception performance with nearly 2x range and greater reliability, at a nearly 30-40% lower sensor cost, than current object-level fusion alternatives adopted today. Because LeddarTech’s LLF and perception software stack is centralized, sensor agnostic and scalable, it provides OEMs and Tier 1 suppliers a range of cost saving and design-flexibility benefits, including, but not limited to, the following:

•        reduced costs by allowing use of fewer and less expensive sensors, which no longer require integrated software;

•        allowing inter-operability of sensors, thereby reducing dependency on single suppliers for sensors with integrated software;

•        operability with varying numbers and types (camera, radar, LiDAR, sonar) of sensors, allowing for efficient use of a single software platform across multiple vehicle makes and models, which gives OEMs the ability to change or upgrade sensors without major recoding and AI retraining of fusion software;

•        reduced processing requirements and greater processor flexibility, which lowers costs and power consumption, increasingly important features for electric vehicles; and

•        capability for “over-the-air” and “backwards compatible” upgrades to meet evolving regulatory requirements and consumer demand.

We believe that the industry’s evolution to accident avoidance will be powered by AI-based low-level sensor fusion and perception technology. That shift is underway, and our software solution is well-positioned to drive vehicle manufacturers’ successful transition towards “software defined vehicles.”

Our Strengths and Strategy

We believe the following strengths position us for continued leadership in, and to capitalize on the opportunities for, providing sensor fusion and perception software solutions to the automotive ADAS and AD market:

•        Higher performance than competing solutions.    As the market demand grows for safer and more efficient ADAS and AD solutions, LeddarTech’s disruptive AI-based LLF and perception software solution differentiates itself in the market through several years of investments in a low-level fusion solution, rather than legacy object-level fusion. LeddarTech’s solution is hardware independent and software-only. OEMs and Tier 1 and Tier 2 suppliers are increasingly requiring LLF, which favorably positions LeddarTech. LeddarVision software processes sensor data at a low-level, before filtering, to efficiently achieve a more reliable understanding of the vehicle’s environment required for navigation decision making and safer driving. Low-level sensor fusion utilizes all the raw information output from each sensor without filtering at the sensor level for better and more reliable operation. As a result, this low-level sensor data fusion and perception solution provides superior performance, surpassing object-level fusion limitations in adverse scenarios like occluded objects, objects separation, camera/radar false alarms, blinding light (e.g., sun, tunnel) or distance/heading estimation.

•        Lower costs than object-level fusion alternatives.    LeddarTech’s LLF and perception software stack requires fewer sensors and lower computing requirements, and provides sensor cost savings of up to 30-40% in comparison to object-level fusion. In contrast to object-level fusion’s reliance on a high number of sensors, which number is expected to increase with the complexity of the driving automation level, by combining the raw data from all sensors through a unified software platform that reuses trained algorithms, LLF delivers higher performance, such as nearly doubling the effective range, with fewer and less expensive sensors.

•        Decoupling of perception software from sensors hardware.    Hardware dependence of current perception software means that any change in sensor position or characteristics requires significant perception software recoding, training and testing to achieve required performance and safety. By decoupling its AI-based LLF and perception software from hardware vendors (sensors and computing), LeddarTech provides an architecturally light solution, with shorter development cycles, less data collection and AI retraining for OEM’s and lower costs than heavier architectures (e.g., multiple software stacks to maintain, train, verify, validate and certify).

•        Standard, scalable solutions.    LeddarTech’s AI-based and software-only solution seeks to solve the limitation in currently used systems that are unable to scale efficiently either across features, sensors and sensor positions that vary across brands and models, or up to the level of sensory awareness required to adhere to new regulations and meet consumers’ expectations. LeddarTech’s standard, hardware-independent solutions integrate well with different models and numbers of sensors. This results in a single software platform capable of serving multiple brands and models, minimizing customization efforts. Thus, LeddarTech offers flexibility to work with the sensor and computing platforms that best meet the needs and interests of customers, with computing, maintenance, sensor and processor costs expected to be nearly 50% lower than those of current entry-level systems.

•        Strong and defendable IP moat and recognized global leadership.    LeddarTech has invested extensively in automotive software for over a decade and has developed significant IP and expertise, including over 150 patent applications (80 granted) that cover the spectrum from localization and tracking to signal acquisition, and from fusion and perception to upsampling algorithms that leverage the most advanced automotive AI software to efficiently reconstruct a high-definition, unified 3D model with context-aware algorithms. Significant investments have been made in data collection, annotation and associated tools, including dedicated test and data collection vehicles to support the training of deep neural nets for object classification. Our extensive IP portfolio and long-term research and investment contributes to limit development costs and accelerate time-to-market. LeddarTech also developed the models to calibrate, unfold and match the data from multiple sensors. Our first-mover position is reinforced by substantial foundational intellectual property. Leading companies in the ADAS and autonomous driving industry, including BMW, GM, Toyota, Cruise (GM), Baidu, Waymo, Motional, Huawei, Aptiv, Mobileye, Bosch, ZOOX (Amazon) and Luminar, have recognized the existence of our patents as prior art and we believe our portfolio to be fundamental to the field of ADAS and autonomous driving. We believe LeddarTech is the first to demonstrate an automotive-embedded, low-level sensor fusion product. Additionally, the automotive industry has affirmed our technical innovation and leadership with multiple industry awards, including, but not limited to, the following:

•        CES Innovation Award, 2023 Consumer Technology Association, in recognition of LeddarTech’s innovative contributions to automotive sensing and perception technologies;

•        First Prize, Sensor Fusion and Perception Category, 2022 Tech.AD Detroit, in recognition of LeddarVision™’s 3D Environment Simulation Dashboard that enables customers to experience the company’s LeddarVision™ technology demonstrated in real-world scenarios; and

•        Winner, Volkswagen Group Innovation Tel Aviv 2022 Konnect and CARIAD Startup Challenge, in recognition of its sensor fusion and perception technology, with CARIAD expressing enthusiasm for working with LeddarTech to create an AI safety-related proof of concept.

Recent Developments

August 2024 Bridge Financing

On August 19, 2024, the Company, as borrower, and VayaVision, as guarantor, entered into a financing offer letter (the “Bridge Facility”) with Fédération des caisses Desjardins du Québec (“Desjardins”), FS LT Holdings II LP, an affiliate of one of our principal shareholders (“FS”), and Investissement Québec (“IQ,” and collectively with Desjardins and FS, the “Bridge Lenders”) pursuant to which the Bridge Lenders agreed to lend to the Company an aggregate of up to US$9.0 million in loans (the “Bridge Loans”) in order to meet the Company’s near-term obligations while the Company continues to seek to close one or more additional equity financing transactions generating gross proceeds of not less than US$35.0 million (the “Equity Financing”).

In connection with the Bridge Facility, an affiliate of FS has agreed to convert US$1.5 million aggregate principal amount of its PIPE Convertible Notes (as defined below) into Common Shares of the Company at a conversion price of US$2.00 per share not later than September 2, 2024. In addition, pursuant to the terms of the Bridge Facility, each of FS and IQ will have the right, but not the obligation, to convert its Bridge Loan into Common Shares at a conversion price of US$5.00 per share.

The Bridge Facility is comprised of two tranches, with the first tranche in the amount of US$6.0 million to be funded in equal amounts by the Bridge Lenders on August 19, 2024, and the second tranche in the amount of US$3.0 million to be funded in equal amounts by the Bridge Lenders on or about October 15, 2024. The second tranche of the Bridge Facility would be conditioned on the absence of a default under the Bridge Loans and the receipt by the Company of a commitment, in form and substance satisfactory to the Bridge Lenders, from a strategic investor to invest a minimum amount of US$5.0 million in the Equity Financing.

Amounts outstanding under the Bridge Loans bear interest at the US base rate (currently 9.0%), plus 4.00%. Interest under the Bridge Loans is to be capitalized monthly (instead of being payable in cash) and added to the outstanding principal amount of the Bridge Loans. The Bridge Loans have a maturity date of November 15, 2024, and will be due and payable earlier upon the occurrence of certain other events, such as a change in control or the failure to receive a commitment from a strategic investor for a minimum amount of US$5.0 million in the Equity Financing on or prior October 14, 2024.

The up to US$6.0 million of Bridge Loans to be funded by IQ and FS are to be issued at a 25% original issue discount (meaning that US$8.0 million of Bridge Facility debt would be issued by the Company in exchange for US$6.0 million in gross proceeds), provided, however, that no interest would accrue or be payable in respect of the amount of original issue discount.

Upon completion of one or more Equity Financing transactions generating gross proceeds of not less than US$35.0 million (including US$6.0 million of the Bridge Facility to be converted into equity):

•        FS and IQ would be obligated to convert their Bridge Loans (including the amount of the original issue discount) into securities of the Company issued in the Equity Financing at a price reflecting an approximately 11% discount to the offer price in the Equity Financing; and

•        the Company would be obligated to repay (i) first, to Desjardins, in respect of its Bridge Loan, the outstanding principal amounts under the Desjardins Bridge Loan and pay all other amounts owing to Desjardins under the Bridge Facility and (ii) second, to Desjardins, as lender under the existing Desjardins Credit Facility, any amount then payable under the existing Desjardins Credit Facility, with the maximum aggregate amount of Equity Financing proceeds to be repaid by the Company to Desjardins under the Bridge Facility and under the existing Desjardins Credit Facility upon completion of the Equity Financing not to exceed US$4.5 million.

In the event the Company raises less than US$35.0 million in one or more Equity Financing transactions, FS and IQ would each have the right, but not the obligation, to convert their Bridge Loans (including the amount of original issue discount) into securities of the Company issued in the Equity Financing at a price reflecting an approximately 11% discount to the offer price in the Equity Financing.

The Bridge Facility contains certain affirmative and negative covenants, including without limitation, those set forth below:

•        Provision to the Bridge Lenders of certain information, including updates on the status of the Equity Financing; and

•        Limitations on debt incurrence, investments, dividends, repayments on the PIPE Convertible Notes or on the IQ Loan Agreement, liens, asset dispositions and capital expenditures.

The Company has agreed to grant to the Bridge Lenders a first ranking hypothec and, if applicable, security interest on the universality of each of the Company’s and VayaVision’s movable (personal) and immovable (real) property, tangible and intangible, present and future, including their respective intellectual property, computer equipment, office supplies, furniture and equipment applicable, in each case to secure the obligations of the Company and VayaVision under the Bridge Facility.

Transactions Related to Completion of the Business Combination

On June 12, 2023, NewCo entered into the Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), by and among NewCo, Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), and LeddarTech.

On December 21, 2023 (the “Closing Date”), as contemplated in the BCA, Prospector, LeddarTech and NewCo completed a series of transactions:

•        Prospector continued as a corporation existing under the laws of Canada (the “Continuance” and Prospector as so continued, “Prospector Canada”);

•        Prospector Canada and NewCo amalgamated (the “Prospector Amalgamation” and Prospector Canada and NewCo as so amalgamated, “AmalCo”);

•        the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in a plan of arrangement (the “Plan of Arrangement”), AmalCo acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of AmalCo having a negotiated aggregate equity value of US$200 million (valued at US$10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation (the “Share Exchange”) plus additional AmalCo “earnout” shares (with the terms set forth in the BCA);

•        LeddarTech and AmalCo amalgamated (the “Company Amalgamation” and LeddarTech and AmalCo as so amalgamated, the “Company”); and

•        in connection with the Company Amalgamation, the securities of AmalCo converted into an equivalent number of corresponding securities in the Company (other than as described in the BCA with respect to the Prospector Class B ordinary shares) and each of LeddarTech’s equity awards (other than options to purchase LeddarTech’s class M shares) were cancelled for no compensation or consideration and LeddarTech’s equity plans were terminated (and the options to purchase LeddarTech’s class M shares became options to purchase common shares of the Company (the “Company Common Shares” or the “Common Shares”)).

The Continuance, the Prospector Amalgamation, the Share Exchange, the Company Amalgamation and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination.”

On June 12, 2023, concurrently with the execution of the BCA, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of approximately US$44.0 million (the “PIPE Financing”). PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.8% of the 20 million LeddarTech common shares outstanding immediately prior to the Closing. The PIPE Convertible Notes are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share. The final tranche of the PIPE Financing closed on the Closing Date after the Business Combination.

Prior to the Closing Date, holders of an aggregate of 855,440 Prospector Class A ordinary shares, par value US$0.0001 per share (the “Prospector Class A Shares”) representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares for approximately US$10.93 per share, or a total of approximately US$9.3 million paid from Prospector’s trust account (the “SPAC Redemption”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

Following the SPAC Redemption, and as part of a series of related steps in connection with the consummation of the Business Combination, Prospector distributed 1,338,616 Prospector Class A Shares to the holders on the Closing Date of the 1,338,616 Prospector Class A Shares that were not redeemed in connection with the Business Combination (the “Prospector Share Dividend”). The Prospector Share Dividend was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon consummation of the Business Combination.

On the Closing Date, the following securities issuances were made by the Company to Prospector’s securityholders following the SPAC Redemption and in connection with the above-referenced share distribution: (i) each outstanding Prospector Class A Share was exchanged for one Company Common Share, (ii) each outstanding non-voting special share of Prospector, a new class of shares in the capital of Prospector convertible into Prospector Class A Shares, was exchanged for one non-voting special share of the Company and (iii) each outstanding warrant of Prospector (the “Prospector Warrants”), which includes (A) 965,749 Prospector Warrants that were issued upon conversion of the amount accrued under Prospector’s convertible note with the Sponsor to finance Prospector’s transaction costs in connection with its initial business combination (the “Prospector Private Warrants”) and (B) Prospector Warrants that were listed on The Nasdaq Stock Market LLC (the “Prospector Public Warrants”), was assumed by the Company and became a warrant of the Company (“Legacy SPAC Warrant”). At such time, the Prospector Private Warrants became the “Private Placement Warrants” and the Prospector Public Warrants became the “Public Warrants.”

On the Closing Date, following the SPAC Redemption and the foregoing issuances, LeddarTech’s shareholders immediately prior to the consummation of the Business Combination, including investors in the PIPE Financing, received Company Common Shares pursuant to the BCA representing approximately 69.5% of the Company Common Shares outstanding immediately following consummation of the Business Combination.

On December 22, 2023, the Common Shares and Warrants became listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “LDTC” and “LDTCW”, respectively.

Adjustment to Warrant Exercise Price

On February 9, 2024, after considering the effects of the Prospector Share Dividend and in accordance with the terms of the Warrant Agreement, the Company adjusted the exercise price of the Warrants to US$11.17 per share from US$11.50 per share. The adjustment to the warrant exercise price was based on an opinion from an investment banking firm of recognized national standing, as required by the Warrant Agreement. See “Description of Securities — Legacy SPAC Warrants — Adjustment to Warrant Exercise Price Following Consummation of Business Combination.”

Standby Equity Purchase Agreement

On April 8, 2024, the Company entered into a Standby Equity Purchase Agreement (“SEPA”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”), effective April 15, 2024, pursuant to which the Company, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, has the right from time to time to issue and sell to Yorkville up to US$50.0 million in Common Shares until the earlier of May 1, 2027 or the date on which the facility has been fully utilized. We will initiate each sale under the SEPA (an “Advance”), if any, by delivering a written request for such sale (an “Advance Notice”) to Yorkville. The Common Shares will be purchased at a price equal to (i) 96% of the VWAP of the Common Shares during the period commencing upon receipt by us of written confirmation of acceptance of an Advance Notice by Yorkville, and ending on 4:00 p.m. New York City time on the applicable Advance Notice date, subject to a volume threshold as described in the SEPA (“Option 1”) or (ii) 97% of the lowest daily VWAP of the Common Shares during the three consecutive trading days commencing on the applicable Advance Notice date (“Option 2”); provided, however, that with respect to any Option 2 Advance, we may establish a minimum acceptable price in each Advance Notice below which we will not be obligated to make any sales to Yorkville; provided, further, that we are subject to certain caps on the amount of Common Shares that we may sell on any single day.

The timing, frequency, and the price at which we issue Common Shares pursuant to the SEPA are subject to market prices and management’s decision to sell Common Shares, if at all. In accordance with our obligations under the SEPA, we have filed the SEPA Registration Statement with the Securities and Exchange Commission (the “SEC”) to register under the Securities Act the resale by Yorkville of (i) up to 19,836,637 Common Shares that we may, in our discretion, elect to issue and sell to Yorkville (the “SEPA Advance Shares”) from time to time and (ii) 163,363 Common Shares that we issued to Yorkville in satisfaction of an upfront commitment fee under the SEPA (the “SEPA Commitment Shares” and, together with the SEPA Advance Shares, the “SEPA Shares”). For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Financing Transactions — Standby Equity Purchase Agreement.” Any future issuance and resale of SEPA Shares could also have adverse effects on the market for our Common Shares, including increasing volatility, limiting the availability of an active market and/or resulting in a significant decline in the public trading price. See “Risk Factors — Risks Related to Ownership of Our Securities.”

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

•        not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•        reduced disclosure obligations regarding executive compensation; and

•        not being required to hold a non-binding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

The Company will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of the fiscal year in which it has total annual gross revenue of US$1.07 billion or more during such fiscal year (as indexed for inflation), (ii) the date on which it has issued more than US$1.0 billion in non-convertible debt in the prior year period, (iii) the last day of the fiscal year following the fifth anniversary of the Prospector’s initial public offering, or (iv) when it has qualified as a “large accelerated filer,” which refers to when it (1) has an aggregate worldwide market value of voting and shares of common equity securities held by non-affiliates of US$700 million or more, as of the last business day of its most recently completed second fiscal quarter, (2) has been subject to the requirements of Section 13(a) or 15(d) of the Exchange Act, for a period of at least twelve calendar months, (3) has filed at least one annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, and (4) is not eligible to use the requirements for “smaller reporting companies,” as defined in the Exchange Act.

We are also considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment.

Summary of Risk Factors

Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 15. You should carefully consider such risks before deciding to invest in our securities. Listed below is a summary of the principal risks we face. These risks are discussed more fully in the section titled “Risk Factors.”

•        We have an unproven business model in a new market and face significant challenges in a rapidly evolving industry. LeddarTech’s prospects may be considered speculative and any failure to commercialize LeddarTech’s strategic plans would have an adverse effect on LeddarTech’s operating results and business, harm LeddarTech’s reputation and could result in substantial liabilities that exceed LeddarTech’s resources.

•        We have incurred significant operating losses and net cash outflows since inception, and it is uncertain when, if ever, we will generate meaningful revenue and profitability under LeddaTech’s new business model.

•        We have not achieved any OEM design wins, and while we have invested significant time, funds and efforts seeking OEM and Tier 1 selection of our solutions, our solutions ultimately may not be chosen for use in production models. If we fail to achieve OEM design wins after incurring substantial expenditures in these efforts, our future business, results of operations and financial condition would be adversely affected.

•        Our financial statements contain disclosure regarding the significant doubt about our ability to continue as a going concern. Our ability to execute our business plan, to fund our operations and to continue as a going concern depends on our ability to raise capital and the continuous support of our creditors.

•        LeddarTech has limited sources of available liquidity and if it does not raise additional capital is expected to operate under an alternative operating plan. A reduction in LeddarTech’s operating costs may materially adversely affect LeddarTech in a number of ways.

•        Our historical financial information, historical financial results and operating and business history, which were achieved under our prior sensory hardware-focused business model, may not be representative of our future results under a sensory software-focused business model.

•        LeddarTech’s liquidity position is further constrained by the requirement to maintain a minimum cash balance of at least $5.0 million (as temporarily reduced). If LeddarTech is not able to maintain compliance with the minimum cash balance requirements, its debt obligations may be declared due and payable at a time when LeddarTech does not have sufficient resources to repay such debt obligations.

•        The Company will need to raise additional funds to meet its capital requirements, and such funds may not be available on commercially reasonable terms, or at all, which could materially and adversely affect LeddarTech’s business, results of operations or financial condition and its ability to continue as a going concern.

•        ADAS and AD systems rely on a complex set of technologies, and there is no assurance that the rate of acceptance and adoption of these technologies will increase in the near future or that a market for fully autonomous vehicles will fully develop.

•        We operate in an industry that is new and rapidly evolving. The estimates and forecasts of market and industry projections included in this presentation are subject to significant uncertainty. If markets for sensor fusion products develop more slowly than we expect, or long-term end-customer adoption rates and demand are slower than we expect, our operating results and growth prospects could be harmed.

•        Our business, results of operations and financial condition may be adversely affected by changes in automotive safety regulations regarding autonomous driving, which may increase our costs or delay or halt adoption of our sensor fusion solutions.

•        The Common Shares being offered for sale in this prospectus, and for resale by Yorkville in prospectus that is part of the SEPA Registration Statement and by the Selling Securityholders in the prospectus that is part of the First Registration Statement represent a substantial percentage of our outstanding Common Shares, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our Common Shares to decline significantly.

•        If you purchase Common Shares in this offering, you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity or equity-linked securities in the future.

•        We may not be able to maintain compliance with Nasdaq’s listing standards, which could limit shareholders’ ability to trade our Common Shares.

Corporate Information

LeddarTech Holdings Inc. was incorporated on April 12, 2023 under the laws of Canada as a corporation solely for the purpose of effectuating the Business Combination, which was consummated on December 21, 2023. It is governed by Articles of Amalgamation dated December 21, 2023.

Our principal executive office is located at 4535, boulevard Wilfrid-Hamel, Suite 240 Québec G1P 2J7, Canada and our phone number is (418) 653-9000. Our agent for service of process in the United States is LeddarTech USA Inc. located at 1209 Orange Street Wilmington DE 19801.

Our principal website address is http://www.leddartech.com. The information contained on or accessible through our website does not form a part of, and is not incorporated by reference into, this prospectus.

Summary Terms of the Offering

The summary below describes the principal terms of this offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Common Shares and other securities. See “Frequently Used Terms” for definitions of capitalized terms used herein and not otherwise defined.

Units being offered

Up to 18,181,818 Units, each Unit consisting of one Common Share or one Pre-Funded Warrant and one Purchase Warrant. The Common Shares or the Pre-Funded Warrants and the Purchase Warrants comprising the Units are immediately separable and will be issued separately in this offering.

Assumed public offering price	US$0.55 per Unit.
Purchase Warrants

Each Purchase Warrant will have an exercise price of US$            per share (equal to 100% of the public offering price of each Unit sold in this offering), will be immediately exercisable, and will expire on the five year anniversary of the original issuance date. This prospectus also relates to the offering of the Common Shares issuable upon exercise of the Purchase Warrants. For more information regarding the Purchase Warrants, see “Description of Securities.”

Pre-Funded Warrants

We are also offering to each purchaser, with respect to the purchase of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Common Shares immediately following the consummation of this offering, the opportunity to acquire one Pre-Funded Warrant in lieu of one Common Share. A holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrant if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of Common Shares outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one Common Share. The purchase price of each Unit including a Pre-Funded Warrant will be the purchase price for a Unit including a Common Share minus $0.0001 and the exercise price of each Pre-Funded Warrant will equal US$0.0001 per Common Share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Units will not be certificated or issued in stand-alone form. This prospectus also relates to the offering of the Common Shares issuable upon exercise of the Pre-Funded Warrants. For more information regarding the Pre-Funded Warrants, see “Description of Securities.”

Best efforts offering

We have agreed to offer and sell the Units offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the Units offered hereby, but will use their reasonable best-efforts to solicit offers to purchase the securities offered by and under this prospectus. See “Plan of Distribution.”

Common Shares issued and outstanding prior to this offering	29,453,676 Common Shares (as of August 9, 2024).
Common Shares to be issued and outstanding immediately after this offering(1)	47,635,494 Common Shares.

Common Shares to be issued and outstanding after this offering, assuming no Pre-Funded Warrants are issued and after giving effect to (i) the exercise of the maximum number of Purchase Warrants issuable in this offering, (ii) the issuance of all Common Shares registered under the SEPA Registration Statement, and (iii) the issuance of all Common Shares that may be resold under the First Registration Statement that are issuable upon exercise, vesting or conversion, as applicable

103,569,677 Common Shares.
Use of proceeds

Assuming the maximum number of Units are sold in this offering at an assumed public offering price of US$0.55 per Unit, which represents the closing price of our Common Shares on Nasdaq on August 15, 2024, we estimate that the net proceeds from our sale of Units in this offering will be approximately US$9.0 million, after deducting the Placement Agent fees and estimated offering expenses payable by us. However, this is a best effort offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds.

We expect to use the net proceeds of this offering for working capital and general corporate purposes. See “Use of Proceeds.”
Market for our Common Shares

Our Common Shares and Public Warrants (as defined herein) are currently listed on Nasdaq under the symbols “LDTC” and “LDTCW,” respectively. We do not intend to apply for a listing of the Units, the Purchase Warrants or the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Purchase Warrants and the Pre-Funded Warrants will be limited.

Risk factors

Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 15 of this prospectus for a description of certain of the risks you should consider before investing in our Common Shares.

Lock-up

We, each of our officers and directors and executive officers, and any other holder(s) of 10% or more of the outstanding Common Shares have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any Common Shares or other securities convertible into or exercisable or exchangeable for our common stock for a period of 45 days after this offering is completed without the prior written consent of the Placement Agent. See “Plan of Distribution” for more information.

Transfer agent and warrant agent

The transfer agent and registrar for our Common Shares is Continental Stock Transfer & Trust Company. Continental Stock Transfer & Trust Company is also acting as the warrant agent for the Purchase Warrants and Pre-Funded Warrants.

____________

(1)      The number of Common Shares outstanding immediately after this offering is based on 29,453,676 Common Shares outstanding as of August 15, 2024 and assumes no Pre-Funded Warrants are issued in the offering, and excludes:

•         18,181,818 Common Shares issuable upon the exercise of Purchase Warrants;

•        17,465,749 Common Shares issuable upon the exercise of warrants at an exercise price of $11.17 per Common Share, subject to adjustment;

•        13,890 Common Shares issuable upon the exercise of warrants at an exercise price of $138.68 per Common Share, subject to adjustment;

•        449,013 Common Shares issuable upon the exercise of the Legacy Director Warrants;

•        4,400,106 Common Shares issuable upon the conversion of our outstanding secured convertible notes convertible at $10.00 per Common Share, before giving effect to any PIK Accrual, and the contemplated conversion of convertible notes as described under “Prospectus Summary — Recent Developments — August 2024 Bridge Financing”;

•        2,031,250 Common Shares issuable upon automatic conversion of Class A Non-Voting Special Shares;

•        4,999,815 Common Shares issuable upon the automatic conversion of our Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares (collectively, the “Company Earnout Non-Voting Special Shares”); and

•        414,470 Common Shares issuable upon vesting of outstanding restricted stock units (“RSUs”) held by Company directors and 3,563,518 Common Shares issuable upon vesting and exercise of outstanding equity awards.

Unless otherwise indicated, this prospectus assumes no exercise of the Purchase Warrants or sale of any Pre-Funded Warrants offered hereby. To the extent that any outstanding warrants are exercised, outstanding notes are converted, Company Earnout Non-Voting Special Shares are automatically converted, new awards are issued under our equity compensation plans, or we otherwise issue additional Common Shares in the future, at a price less than the public offering price, there will be further dilution to the investor.

Selected Consolidated Historical and Other Financial Information

The following table sets forth selected historical financial information derived from LeddarTech’s audited consolidated financial statements included elsewhere in this prospectus for the years ended September 30, 2023, 2022 and 2021 and LeddarTech’s unaudited financial statements included elsewhere in this prospectus as of and for the nine months ended June 30, 2024 and 2023. The selected historical financial information in the following tables is presented in Canadian dollars and in accordance with IFRS. The unaudited condensed financial data presented have been prepared on a basis consistent with LeddarTech’s audited financial statements. You should read the following selected financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Nine Months Ended 06/30/24	Nine Months Ended 06/30/23	Year Ended 9/30/23	Year Ended 9/30/22	Year Ended 9/30/21
Statement of Loss Data:
Revenue	4,985,659	4,148,816	7,447,177	8,766,121	8,231,326
Cost of sales	2,980,666	5,627,419	7,521,845	5,310,718	5,258,390
Operating losses	87,953,895	39,579,014	(52,425,422)	(87,343,977)	(42,299,162)
Other income:
Grant revenue	(90,065)	(295,703)	(377,080)	(435,448)	(2,164,794)
Finance income	(302,799)	(118,011)	(223,594)	(40,251)	(3,454)
Finance costs	12,417,153	6,424,259	9,116,399	6,878,810	4,055,230
Loss (gain) on revaluation of instruments carried at fair value	(6,487,105)	(14,554)	21,100	(7,129,238)	13,881,042
Loss (gain) on lease modification			—	—	—
Capitalized borrowing costs	(6,436,722)	(2,183,943)	(3,898,829)	(6,994,197)	(6,304,340)
Foreign exchange loss (gain)	315,411	71,676	224,057	(2,749,505)	67,083
Finance costs, net	(557,915)	(1,710,961)	(698,601)	(10,034,381)	11,695,561
Net loss	(85,317,933)	(39,050,953)	(51,424,409)	(73,418,745)	(48,856,993)
Net loss attributable to:
Non-controlling interests	(302,312)	(2,488,696)	(3,432,312)	(4,099,897)	(1,897,955)
Equity holders of the parent	(85,015,621)	(36,562,257)	(47,992,097)	(69,318,848)	(46,959,038)

As at	06/30/24	9/30/23
Balance Sheet Data:
Cash	5,732,862	5,056,040
Trade receivable and other receivables	1,547,341	3,689,475
Government assistance and R&D tax credits receivable	918,071	2,179,423
Inventories	1,642,410	1,246,946
Prepaid expenses	2,432,130	1,325,991
Property and equipment	1,726,977	2,071,457
Right-of-use assets	2,094,588	3,180,318
Intangible assets	62,518,850	45,838,108
Prepaid financing fees	—	264,523
Goodwill	7,318,126	7,318,126
Total Assets	85,931,355	72,170,407
Accounts payable and accrued liabilities	14,468,848	13,570,905
Provisions	—	878,144
Conversion option	167,905	737,974
Warrant liability	734,759	—
Lease liabilities	2,498,361	3,781,233
Long-term debt	77,712,057	47,725,583
Redeemable stock options	—	6,102,496
Government grant liabilities	1,654,595	1,468,296
Total Liabilities	97,236,525	74,264,631
Total Shareholders’ Equity (deficiency)	(11,305,170)	(2,094,224)
Total Liabilities and Shareholders’ Equity	85,931,355	72,170,407
	Nine Months Ended 06/30/24	Nine Months Ended 06/30/23	Year Ended 9/30/23	Year Ended 9/30/22
Statement of Cash Flows Data:
Cash Flows used in operating activities	(36,317,356)	(26,179,037)	(36,651,124)	(38,126,897)
Cash Flows used in investing activities	(8,684,889)	(9,157,341)	(11,172,500)	(12,000,742)
Cash Flows (used) from financing activities	45,641,290	21,994,701	21,248,280	73,947,590

Risk Factors

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks and other information in this prospectus, including our consolidated financial statements and related notes before you decide to purchase our securities. If any of the events described below occur, our business and financial results could be materially adversely affected. This could cause the trading price of our securities to decline, perhaps significantly, and you therefore may lose all or part of your investment. The risks set out below are not exhaustive and do not comprise all of the risks associated with an investment in the Company. Additional risks and uncertainties not currently known to us or which we currently deem immaterial may also have a material adverse effect on our business, financial condition and results of operations.

References in this section to “we,” “us,” “our,” the “Company” or “LeddarTech” refer to LeddarTech Inc. and its subsidiaries prior to the consummation of the Business Combination, and LeddarTech Holdings Inc. and its subsidiaries subsequent to consummation of the Business Combination, unless the context otherwise requires or indicates otherwise.

Risks Related to Our Business

LeddarTech’s recent transition from a sensory hardware-focused development business model to a sensory software-focused development business model means that effectively we are a “pre-revenue” business, and the transition makes evaluating LeddarTech’s business and future prospects difficult and may increase the risk of your investment.

In fiscal year 2022, LeddarTech transitioned its business activities into an automotive software business model pursuant to which it is developing and marketing raw data fusion and perception software solutions. Prior to this transition in its business plan, LeddarTech’s costs and revenues were principally related to the development, production and sale of hardware and sensor components. LeddarTech has a limited operating history under this new business model, and is operating in a rapidly evolving market. As a result, there is limited historical financial information that investors can use in evaluating LeddarTech’s business, strategy, operating plan, results, and prospects. Furthermore, LeddarTech has not yet successfully commercialized its software solutions.

We have an unproven business model in a new market and face significant challenges in a rapidly evolving industry. LeddarTech’s prospects may be considered speculative and any failure to commercialize LeddarTech’s strategic plans would have an adverse effect on LeddarTech’s operating results and business, harm LeddarTech’s reputation and could result in substantial liabilities that exceed LeddarTech’s resources.

We have a limited operating history under LeddarTech’s new unproven business model and LeddarTech’s operations are subject to all of the risks inherent in the establishment of a new business enterprise, including a lack of operating history under LeddarTech’s new business model. We cannot be certain that LeddarTech’s business strategy will be successful or that we will be solvent at any particular time. LeddarTech’s likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of any company. If we fail to address any of these risks or difficulties adequately, LeddarTech’s business will likely suffer. Because of the numerous risks and uncertainties associated with developing and commercializing LeddarTech’s raw data fusion and perception software solutions, we are unable to predict the extent of any future losses or when we will become profitable, if ever. We may never become profitable and you may never receive a return on an investment in LeddarTech’s securities. An investor in LeddarTech’s securities must carefully consider the substantial challenges, risks and uncertainties inherent in the attempted development and commercialization of procedures and products in the sensory software industries. We may never successfully commercialize LeddarTech’s LeddarVision™ solutions and LeddarTech’s business may fail.

We have incurred significant operating losses and net cash outflows since inception, and it is uncertain when, if ever, we will generate meaningful revenue and profitability under LeddarTech’s new business model.

LeddarTech had an accumulated deficit of $563.0 million as at June 30, 2024, and, for the nine month periods ended June 30, 2024 and June 30, 2023 incurred a net loss of $85.3 million and $39.1 million, respectively, and for the fiscal years ended September 30, 2023 and September 30, 2022, incurred a net loss of $51.4 million and $73.4 million, respectively. LeddarTech realized net cash outflows related to operating and investing activities for the nine month period ended June 30, 2024 of $36.3 million and $8.7 million, respectively, and for the nine month period ended June 30, 2023 of $26.2 million and $9.2 million, respectively. For the fiscal year ended September 30, 2023, LeddarTech realized net cash outflows amounting to $36.7 million and $11.2 million, respectively, and for the fiscal year ended September 30, 2022, amounting to $38.1 million and $12.0 million, respectively. As of June 30, 2024, after giving effect to the completion of the PIPE Financing and the Business Combination, and after giving pro forma effect to the Bridge Funding, the Company had approximately $95.0 million of indebtedness outstanding. See “Selected Unaudited Pro Forma Condensed Consolidated Financial Information.” The Company is currently dependent on its shareholders and lenders to fund its operations, including the development of its technology. We have devoted most of LeddarTech’s financial resources to research and development activities. We expect to continue to incur substantial and increased expenses, losses and negative cash flows as we expand our development activities and progress with the commercialization of our products.

We have not achieved any OEM design wins, and while we have invested significant time, funds and efforts seeking OEM and Tier 1 selection of our solutions, our solutions ultimately may not be chosen for use in production models. If we fail to achieve OEM design wins after incurring substantial expenditures in these efforts, our future business, results of operations and financial condition would be adversely affected.

We invest significant effort and money developing our sensory software solutions to support ADAS or AD applications, developed by OEMs or automotive system integrators that are direct suppliers to OEMs (“Tier 1” suppliers), which we intend to be incorporated in one or more specific vehicle models to be produced by the OEMs. We refer to the selection by a Tier 1 supplier of our software for inclusion in such ADAS or AD applications, for the purposes of submitting such applications to an OEM, as a “Tier 1 design and integration win.” We use the term “OEM design win” to refer to the selection by an OEM of our software, whether directly from us for integration in the ADAS or AD applications developed by the OEM, or through selection of a Tier 1 supplier’s ADAS or AD application integrating our software, for incorporation in specific vehicle models with identified SOPs. There is no assurance that a Tier 1 design and integration win will develop into an OEM design win.

We could expend significant resources pursuing, but fail to achieve, either a Tier 1 design and integration win or an OEM design win. While we are in various stages of discussion with Tier 1 suppliers and OEMs, we have not yet achieved an OEM design win, and there is no assurance that these assessments will result in either a Tier 1 design and integration win or an OEM design win in the future.

After an OEM design win, it is typically difficult for a product or technology that did not receive the design win to displace the winner until the OEM issues a new request for quotation because an OEM will generally not change complex technology already integrated in its systems until a vehicle model is revamped. In addition, the firm with the winning design may have an advantage with the OEM going forward because of the established relationship between the winning firm and the OEM, which would make it more difficult for that firm’s competitors to win the designs for other production models. If we fail to win a significant number of OEM design competitions in the future, then our business, results of operations, and financial condition would be adversely affected.

Because we have not yet achieved an OEM design win, we cannot be certain as to our revenue model and anticipated pricing terms, whether royalty fees on a per unit basis, fees for engineering services and software licensing, data streams and other revenue sources. Additionally, future contracts with OEMs and Tier 1 suppliers may have certain contractual rights to cancel or delay their orders under certain circumstances. Such cancelations or delays could materially and adversely affect our ability to generate revenue (which could in turn affect our ability to raise needed capital on reasonable terms), diminish supplier or customer willingness to enter into transactions with us and have other adverse effects that may decrease our long-term viability. If our products are not successfully developed or commercialized, including because of a lack of capital, if we do not achieve broad market acceptance of our products and services, or if we cannot agree on attractive pricing terms with our target customers, we will not achieve profitability and our business may fail.

Even if we achieve OEM design wins, prospective customers may not purchase our solutions in any certain quantity, at any certain price or at all, and there may be significant delays between the time we achieve either a Tier 1 design and integration win or an OEM design win and the time a contract for production is agreed to and we are able to realize revenue. Any failure to obtain OEM and Tier 1 customers for our solutions and services, whether following Tier 1 design and integration wins, OEM design wins or otherwise, would materially adversely affect our business, results of operations and financial condition.

If we achieve an OEM design win, any resulting contracts with customers may not require them to purchase our solutions in any certain quantity or at any certain price, and our sales could be less than we forecast if a vehicle model for which we achieved an OEM design win is unsuccessful (including for reasons unrelated to our solutions), if an OEM decides to discontinue or reduce production of a vehicle model or of the use of our solutions in a vehicle model, or if we face downward pricing pressure. As a result, achieving OEM design wins is not a guarantee of revenue, and our sales may not correlate with the achievement of additional OEM design wins. Moreover, pricing estimates are made at the time of a request for quotation by an OEM, so that worsening market or other conditions between the time of a request for quotation and an order for our solutions may require us to sell our solutions for a lower price than we initially expected. We may also face pricing pressures from our customers as a result of their restructuring, consolidation, and cost-cutting initiatives or as a result of increased competition. As a particular solution matures and unit volumes increase, we also generally expect its average selling price to decline. If we are not able to introduce solutions with additional features and functionality at higher price points to offset price reductions, then our business, results of operations, and financial condition would be adversely affected.

Furthermore, our solutions are technologically complex, incorporate many technological innovations, and are typically subject to significant safety testing, and OEMs generally must make significant commitments of resources to test and validate our solutions before including them in any particular vehicle model. Our low-level sensor fusion and perception technology controls supports ADAS and autonomous driving solutions control of various vehicle functions including engine, transmission, safety, steering, navigation, acceleration, and braking and therefore must be integrated effectively with the other systems of the vehicle developed by the OEM, our Tier 1 customers, and other suppliers, and we may be unable to achieve the requisite level of interoperability in a vehicle model for our solutions to be implemented even after an OEM design win. We expect the integration cycles of our solutions with new OEMs to be approximately one to three years after an OEM design win, depending on the OEM and the complexity of the solution. These integration cycles result in our investment of resources prior to realizing any revenue from a vehicle model. An OEM may choose to cancel production of the vehicle model for which we achieved the OEM design win or cancel or postpone the vehicle model.

In connection with any OEM design wins, we would expect to receive preliminary estimates from OEMs of their anticipated production volumes for the models relating to those design wins. Those estimates may be revised significantly by the OEMs, potentially multiple times, and may not be representative of future production volumes associated with those OEM design wins, which could be significantly higher or lower than estimated. Furthermore, long development cycles or vehicle model cancellations or postponements would adversely affect our business, results of operations, and financial condition.

Our financial statements contain disclosure regarding the significant doubt about our ability to continue as a going concern. Our ability to execute our business plan, to fund our operations and to continue as a going concern depends on our ability to raise capital and the continuous support of our creditors.

Prior to 2022, we had been focused on research and development activities with a view to developing advanced detection and ranging systems and solutions based on light (“LiDAR”). As of June 30, 2024, we had an accumulated deficit of approximately $563.0 million. We do not know whether or when we will become profitable. Our losses have resulted principally from disbursements made in development and discovery activities. The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended September 30, 2023 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. We expect to continue to incur losses for the foreseeable future.

LeddarTech has limited sources of available liquidity and if it does not raise additional capital is expected to operate under an alternative operating plan. A reduction in LeddarTech’s operating costs may materially adversely affect LeddarTech in a number of ways.

LeddarTech has limited sources of liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and our historical combined financial statements and the accompanying notes included elsewhere in this prospectus.

If LeddarTech does not raise additional capital in sufficient amounts LeddarTech will need to seek relief from its lenders and reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations.

The Company has developed a flexible and scalable cost management plan to be implemented to the extent deemed necessary and appropriate so that LeddarTech can maintain operating costs at targeted levels (through strict cost control and budgeting discipline) to ensure operating costs will not exceed anticipated available liquidity.

The cost management plan includes the possibility of significant reduction in product development expenditures, significant headcount reductions, and compensation adjustments. The extent to which the cost management plan would need to be implemented will be dependent upon several factors, including scope and terms of any forbearance agreement, waiver, amendment to, or relief from, the minimum cash covenant applicable to LeddarTech and the amount and extent to which the Company is able to raise additional capital in a timely manner, if at all.

It is expected that LeddarTech will need to implement the cost management plan to some degree if it is not successful in its efforts to raise sufficient amounts of additional capital, and depending on the level of relief from the minimum cash covenant LeddarTech is able to negotiate with its lender. Implementation of the cost management plan, if necessary, may materially adversely affect LeddarTech in a number of ways, and would exacerbate risks to which LeddarTech is already subject. For example, a reduction in product development expenditures and headcount reductions may materially limit LeddarTech’s ability to complete, test and offer to the market a comprehensive suite of integrated features and services, and if LeddarTech is only able to offer a limited suite of features and services, it will be less likely to realize the full revenue and profitability potential of its solutions and less able to effectively compete in its targeted markets. Implementation of the cost management plan may also significantly reduce the number of Tier 1 and OEM customers that LeddarTech would be able to support, which in turn would be expected to have a material adverse effect on its revenue and potential profitability. See “— Any significant reduction in headcount as part of the Implementation of the Company’s cost management plan may have a material adverse effect on LeddarTech’s operations and future prospects” and “— We operate in a highly competitive, dynamic and rapidly changing market and compete against a large number of established competitors and new market entrants, some of whom have substantially greater resources.” Implementation of the cost management plan also may adversely affect LeddarTech’s ability to retain skilled software engineers and other key employees. See “— If we are unable to attract, retain, and motivate key employees, then our business, results of operations, and financial condition would be adversely affected.” Further, a reduction in headcount across LeddarTech may adversely affect LeddarTech’s ability to timely prepare and publish accurate financial information, develop effective internal controls over financial reporting and remediate existing significant deficiencies and material weaknesses (or identify significant deficiencies and material weaknesses in the future). See “— Risks Related to this Offering and Ownership of Our Securities — We have identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future.” In connection with any cost reduction plans or activities, the Company will be required to incur cash and non-cash expenses.

LeddarTech’s liquidity position will be further constrained by the requirement to maintain a minimum cash balance. If LeddarTech is not able to maintain compliance with the minimum cash balance requirements, its debt obligations may be declared due and payable at a time when LeddarTech does not have sufficient resources to repay such debt obligations.

Pursuant to the terms of the Desjardins Credit Facility, LeddarTech has been required to maintain a minimum cash balance of $5.0 million.

On August 5, 2024, LeddarTech and Desjardins entered into the Eleventh Amending Agreement pursuant to which Desjardins has agreed to (i) reduce the required minimum cash covenant to (x) $250,000 from August 6, 2024 through August 14, 2024 and (y) $1.0 million from August 15, 2024 until the earlier of the date of disbursement of an equity investment in the Company for a minimum gross proceeds amount of US$35,000,000 and November 15, 2024, after which time LeddarTech will again be obligated to maintain a minimum cash balance of $5 million (the “Minimum Cash Covenant”). While it is expected that receipt of the proceeds from the Bridge Facility and from this offering and other sources of capital, including the SEPA, may enable LeddarTech to comply with the Minimum Cash Covenant, LeddarTech may in the future be unable to comply with the minimum cash balance requirement, absent an agreement by the lender to further amend, waive or otherwise provide relief from this Minimum Cash Covenant, unless it raises additional capital and/or implements its cost management plan. If LeddarTech is unable to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins, or following receipt of any such relief is nonetheless unable to comply with its terms, and as a result LeddarTech were to fail to comply with such minimum cash balance requirements, Desjardins would have the right to declare the Desjardins Term Loan to be due and payable, and if it elected to do so, approximately $109.5 million aggregate principal amount of indebtedness of LeddarTech (including the convertible notes issued in the PIPE Financing) as of June 30, 2024 plus payment in kind (PIK) interest accrued on the PIPE would also be subject to acceleration. While LeddarTech may seek additional financing to avoid or cure such an outcome or seek from Desjardins further forbearance, waiver or other relief from such requirements, there is no assurance that it would be able to do so on commercially reasonable terms, or at all. In such circumstances, LeddarTech’s ability to continue as a going concern would be materially and adversely affected and investors in LeddarTech’s Common Shares could lose all or a substantial part of their investment. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financing Transactions — Desjardins Credit Facility.”

Any significant reduction in headcount as part of the implementation of the Company’s cost management plan may have a material adverse effect on LeddarTech’s operations and future prospects.

Pursuant to the Company’s cost management plan, in the event the Company does not raise sufficient additional capital, we expect that LeddarTech will reduce its employee headcount. Such headcount reduction would result in a substantial decrease in the number of Company employees to the extent the cost management plan is fully implemented. The extent of any headcount reduction will be based primarily on management’s assessment of available liquidity, key operating and business needs, and prevailing conditions at the time. Any significant reduction in headcount has the potential to materially adversely affect our operations and future operating results, including by:

•        delaying our ability to timely deliver operational software solutions to our target customers;

•        impairing our ability to obtain requisite industry certifications, which would then need to be obtained by the Tier 1 or OEM customer;

•        restricting our ability to calibrate and configure our software solutions for more than one set of sensor types, which may make our solutions less appealing to our customers and delay our ability to sell our software solutions to a broad range of Tier 1 and OEM customers;

•        delaying our ability to expand the domain capabilities of our software solutions, such as being able to market our software solution for use in snow conditions without additional software capabilities being added to our solutions, which we would be unable to do on the same time frame as if we had not reduced our headcount; and

•        further limiting our revenue opportunities due to the fact that a reduced headcount would constrain our ability to service a desired number of Tier 1 and OEM customers.

Each of these potential consequences of any headcount reductions could adversely affect the marketability of our software solutions and the timing and extent of our ability to generate revenue. Additionally, significant headcount reductions may adversely impact our accounting and finance function, and make it more difficult to remediate existing significant deficiencies and material weaknesses. Reductions in headcount also will result in immediate severance and other cash costs, which could be significant and may therefore reduce the effectiveness and objectives of our cost management plan in the short-term. Realization of any of these consequences of a headcount reduction could materially adversely affect our business, results of operations, and financial condition.

We invest significantly in research and development, and to the extent our research and development efforts are unsuccessful, our competitive position would be negatively impacted and our business, results of operations and financial condition would be adversely affected.

To compete successfully, we must maintain successful research and development efforts, develop new solutions, and improve our existing solutions, all ahead of competitors. We are focusing our research and development efforts across several key emerging technologies, including computer vision, software-defined radar and solid-state LiDAR, low-level sensor fusion, and the LeddarVision™ Front — Entry-Level, LeddarVision™ Premium Surround and LeddarVision™ Parking systems. These are ambitious initiatives, and we cannot guarantee that all of these efforts will deliver the benefits we anticipate or be homologated as expected. We must make research and development investments based on our views of the most promising approaches to address future customer needs in rapidly evolving markets, and we cannot be certain that we will target out research and development investments appropriately, or correctly anticipate the manner in which these markets will evolve. To the extent our research and development efforts do not produce timely improvements in utility, accuracy, safety, cost and operational efficiency, our competitive position will be harmed. We do not expect all of our research and development investments to be successful. Some of our efforts to develop and market new solutions may fail, and the solutions we invest in and develop may be rejected by regulators or may not be well received by customers, who may adopt competing technologies. We make significant investments in research and development, and our investments at times may not contribute to our future operating results for several years, if at all, and such contributions at times may not meet our expectations or even cover the costs of such investments, which would adversely affect our business, results of operations, and financial condition.

We have incurred material charges in connection with our decision to exit our modules and components business, and may incur additional charges related to the related exit activities in the future.

In connection with the Company’s transition to a pure-play automotive software business model, the Company is exiting its modules and components business. In connection with this decision, the Company incurred restructuring costs of approximately $2.1 million during the nine-month period ended June 30, 2023. Furthermore, after the review of revenues forecasts on certain remaining programs divested following this transition, a write-down on inventories of $1.4 million and an onerous contract net loss of $0.8 million were recognized during the same period compared to nil and nil for the nine-month period ended June 30, 2024.

Our historical financial information, historical financial results and operating and business history, which were achieved under our prior sensory hardware-focused business model, may not be representative of our future results under a sensory software-focused business model.

The historical combined financial information included in this prospectus may not be meaningful to an understanding of our results of operations, financial position, and cash flows in the future or what they would have been had we been pursuing our sensory software-focused business model strategy during the years presented. Our historical financial data presented in this prospectus includes costs of our business under our prior sensory hardware-focused business strategy, which may not, however, reflect the expenses we would have incurred had we pursued our current sensory software-focused business model during the years presented. Actual costs that may have been incurred if we had pursued our sensory software-focused business model would depend on a number of factors, including the extent of research and development costs, data acquisition and storage costs, and other strategic decisions. We have provided pro forma financial information that gives effect to the Business Combination, the PIPE Financing and the use of net proceeds from the PIPE Financing, as further described under “Unaudited Pro Forma Condensed Combined Financial Information.” The pro forma financial information included in this prospectus is also not representative of our results had we been pursuing our sensory software-focused business model during the periods presented. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Unaudited Pro Forma Condensed Consolidated Financial Information” and our historical combined financial statements and the accompanying notes included elsewhere in this prospectus.

If we determine that our goodwill or intangible assets have become impaired, we could incur significant charges that would have a material adverse effect on our results of operations and financial condition.

As of June 30, 2024, the amounts of goodwill and intangible assets on our consolidated balance sheet subject to future impairment testing were $7.3 million and $62.5 million, respectively. Pursuant to IAS 36, we capitalize costs for product development projects. Initial capitalization of costs is based on management’s judgment that the Company can demonstrate the existence of a market for the product developed and that it will have the technical and financial capacity to complete the project until commercialization. Therefore, we conduct regular tests to determine if impairment has occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of intangible assets and the implied fair value of the intangible assets in the period the determination is made. This testing of intangible assets for impairment requires us to make significant estimates about our future performance and cash flows, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions; changes in business operations; changes in competition; or potential changes in the price of Common Shares and LeddarTech’s market capitalization. Changes in these factors, or changes in actual performance compared with estimates of our future performance, could affect the fair value of goodwill or other intangible assets, which may result in an impairment charge. We cannot accurately predict the amount or timing of any impairment of assets. Should the value of our goodwill or other intangible assets become impaired, we could incur significant charges that would have a material adverse effect on our results of operations and financial condition.

If we are unable to develop and introduce new solutions and improve existing solutions in a cost-effective and timely manner, then our competitive position would be negatively impacted and our business, results of operations, and financial condition would be adversely affected.

Our business, results of operations, and financial condition depend on our ability to complete development of our raw data fusion and perception software solutions for the automotive market and to develop and introduce new and enhanced solutions that incorporate and integrate the latest technological advancements in sensing and perception technologies, software and hardware, and camera, radar, LiDAR, mapping, and AI technologies to satisfy evolving customer, regulatory, and safety rating requirements. For example, we will need to complete the development in a cost-effective manner of new generations of our LeddarVision™ Front — Entry-Level and LeddarVision™ Surround View Solution, each of which are important components of our planned approach to address the ADAS consumer and off-road vehicle markets. This prospectus contains descriptions of our current expectations regarding the time frame in which we expect to have our software solutions deployed by our Tier 1 customers. These time periods are subject to significant uncertainty. We may encounter significant unexpected technical and production challenges, or delays in completing the development of these and other solutions and ramping production in a cost-efficient manner. The development of these and other new and enhanced solutions requires us to invest resources in research and development and also requires that we:

•        design innovative, accurate, and safety- and comfort-enhancing functions that differentiate our solutions from those of our competitors;

•        continuously improve the reliability of, and reduce and ultimately remove the requirement for human intervention with, our ADAS and autonomous driving technology;

•        cooperate effectively on new designs and development with our customers, suppliers and partners;

•        respond effectively to technological changes and product announcements by our competitors; and

•        adjust to changing customer requirements, market conditions, and regulatory and rating standards quickly and cost-effectively.

If we must significantly reduce our operating costs, we could experience delays in completing development of our solutions. If there are delays in, or if we fail to complete when expected or at all, our existing and new development programs, we may not be able to satisfy our customers’ requirements, achieve either Tier 1 design and integration wins or OEM design wins with our target customers, or achieve market acceptance of our solutions, and our business, results of operations, and financial condition would be adversely affected.

We operate in a highly competitive, dynamic and rapidly changing market and compete against a large number of established competitors and new market entrants, some of whom have substantially greater resources.

The markets for sensing technology applicable to the ADAS and AD industries are highly competitive, dynamic and rapidly changing. Our future success will depend on our ability to remain a leader in our targeted markets by continuing to develop and protect from infringement low-level sensor fusion and perception software in a timely manner and to stay ahead of existing and new competitors. Our competitors are numerous and they compete with us directly by offering sensor software and indirectly by attempting to solve some of the same challenges with different technology. We face competition from sensor fusion and perception software companies, Tier 1 suppliers and other technology and automotive supply companies, and OEMS, and most of our principal competitors have significantly greater resources than we do. In the automotive market, our competitors have commercialized both LiDAR and non-LiDAR-based ADAS technology that has achieved market adoption, strong brand recognition and may continue to improve. Other competitors are working towards commercializing ADAS and autonomous driving technology and either by themselves, or with a publicly announced partner, have substantial financial, marketing, research and development and other resources. Some of our existing and prospective customers in the ADAS and AD markets have announced development efforts or made acquisitions directed at creating their own sensing technologies, which would compete with our solutions. We cannot be certain how close these competitors may be to commercializing autonomous driving systems or novel ADAS applications.

If our target customers purchase a competing solution from any of our competitors, it may be difficult to displace such competitor with our solutions until the OEM issues a new request for quotation because an OEM will generally not change complex technology already integrated in its systems until a vehicle model is revamped.

Accordingly, it is important that the Company achieve both Tier 1 design and integration wins and OEM design wins with its target customers quickly. If we must significantly reduce our operating costs, we could experience delays in completing development of our solutions, and suffer significant competitive disadvantage.

Additionally, increased competition may result in pricing pressure and reduced margins and may impede our ability to increase the sales of our products or cause us to lose market share, any of which will adversely affect our business, results of operations and financial condition.

We expect that a substantial portion of future revenue will come from a small number of OEMs and Tier 1 customers, and the loss of or a significant reduction in sales to, one or more of major Tier 1 customers and/or the discontinued incorporation of our solutions by one or more major OEMs in their vehicle models, would materially adversely affect our business, results of operations and financial condition.

We seek to supply OEMs with the LeddarVision™ platform directly or through our arrangements with Tier 1 suppliers, which are direct suppliers to OEMs. See “— Even if we achieve OEM design wins, prospective customers may not purchase our solutions in any certain quantity, at any certain price or at all, and there may be significant delays between the time we achieve either a Tier 1 design and integration win or an OEM design win and the time a contract for production is agreed to and we are able to realize revenue. Any failure to obtain OEM and Tier 1 customers for our solutions and services, whether following Tier 1 design and integration wins, OEM design wins or otherwise, would materially adversely affect our business, results of operations and financial condition.”

We believe our business, results of operations, and financial condition for the foreseeable future will likely depend on sales to a relatively small number of Tier 1 customers and the incorporation of our solutions by a relatively small number of OEMs in their vehicle models. In the future, our target OEM and Tier 1 customers may decide not to purchase our solutions or may alter their purchasing patterns, and OEMs may discontinue incorporation of our solutions in their vehicle models, including as a result of a transition to in-house solutions or solutions provided by our competitors, or their individual or aggregate production levels may decline due to a number of factors, including supply chain challenges and macroeconomic conditions. Further, the amount of revenue attributable to any single OEM or Tier 1 customer, or our OEM and Tier 1 customer concentration generally, may fluctuate in any given period. In the event we achieve OEM design wins in the future, the loss of one or more key OEM or Tier 1 customers, a reduction in sales to any key OEM or Tier 1 customer, the discontinued or decreased incorporation of our solutions by a key OEM, or our inability to attract new significant Tier 1 customers and OEMs would negatively impact our revenue and adversely affect our business, results of operations, and financial condition.

We have entered into strategic collaborations, but not yet signed commercial agreements, with two Tier 1 suppliers. If we fail to sign commercial agreements with those prospective customers, or to subsequently achieve an OEM design win with such customers, our future business, results of operations and financial condition would be adversely affected.

We are in various stages of discussion with Tier 1 suppliers and OEMs, covering more than 30 design win opportunities. As a result of such discussions, we have previously publicly announced strategic collaborations with two Tier 1 suppliers in the automotive industry, FICOSA ADAS S.L. (“Ficosa”) and Trimble Inc. (“Trimble”). Trimble has recently completed an agreement to transfer its precision agricultural technology business (the division with which LeddarTech has a strategic collaboration) to a joint venture with AGCO Corp, forming PTx Trimble, LLC. AGCO owns 85% of the joint venture, with Trimble retaining the remaining 15%. It is likely that the change in ownership of this business will affect, and potentially terminate, LeddarTech’s strategic collaboration. See “Business.” We have not yet entered into commercial agreements with any Tier 1 supplier or OEM, and there is no assurance that these strategic collaborations will result in either commercial agreements or OEM design wins.

In the event we execute commercial agreements with prospective customers, such agreements may have contractual rights to cancel or delay orders, or the time frame for development and integration of our software may be extended beyond the timing provided for in such agreements, potentially resulting in the agreements expiring without generating revenue or achieving OEM design wins. Any subsequent renegotiation of such agreements may result in terms less favorable to us. Such cancelations, delays, expirations and renegotiations could materially and adversely affect our ability to generate revenue (which could in turn affect our ability to raise needed capital on reasonable terms), diminish supplier or customer willingness to enter into transactions with us and have other adverse effects that may decrease our long-term viability. See “— We have not achieved any OEM design wins, and while we have invested significant time, funds and efforts seeking OEM and Tier 1 selection of our solutions, our solutions ultimately may not be chosen for use in production models. If we fail to achieve OEM design wins after incurring substantial expenditures in these efforts, our future business, results of operations and financial condition would be adversely affected.”

Product integration could face complications or unpredictable difficulties, which may adversely impact customer adoption of our products and our financial performance.

Our products are designed to function as part of a system, and therefore are to be integrated with other sensing technologies, software products and customer applications. Required integration efforts can be time consuming and costly and there is no guarantee that results will be satisfactory to the end customer. These challenges are even more present in the automotive sector where components are subject to as much as several years of product and design validation before they are fitted into a vehicle program. While the Company expects to work with system integrators which lend their experience to these workstreams, there is no guarantee that unforeseen delays or setback would not arise that would impair our ability to launch with key programs across our sectors of focus.

Our business may suffer from claims relating to, among other things, actual or alleged defects in our solutions. If our solutions actually or allegedly fail to perform as expected, publicity related to these claims could harm our reputation and decrease demand for our solutions or increase regulatory scrutiny of our solutions.

Our software products are complex and, from time to time, have had, and could have or could be alleged to have, defects in design, security vulnerabilities or other errors, failures, or other issues of not functioning in accordance with their specifications or as expected. Some errors or defects in our solutions have been, and could be, initially undetected and only discovered after they have been tested, commercialized, and deployed by customers. Alleged or actual defects in any of our solutions could result in adverse publicity for us, warranty claims, litigation against us, legal expenses and damages, our customers never being able to commercialize technology incorporating our solutions, negative publicity for our customers, and other consequences. Errors, defects, or security vulnerabilities could result in serious injury to or death of the end users of vehicles incorporating our solutions, or those in the surrounding area, including as a result of traffic accidents and collisions. If that is the case, we would incur significant additional development costs and product recall, repair, or replacement costs.

If any of our solutions are or are alleged to be defective, we may be required to participate in a recall involving such solutions. Each vehicle manufacturer has its own practices regarding product recalls and other product liability actions relating to its suppliers. However, as suppliers become more integrally involved in the vehicle design process, OEMs may look to their direct and indirect suppliers for contribution when faced with recalls and product liability claims. OEMs also require their suppliers to guarantee or warrant their products and bear the costs of repair and replacement of such products under new vehicle warranties. Depending on the terms under which we supply products to a Tier 1 customer or OEM, a vehicle manufacturer may attempt to hold us responsible for some or all of the repair or replacement costs of defective products under new vehicle warranties when the OEM asserts that the solution supplied did not perform as warranted. Our potential liability may increase to the extent that OEMs increasingly purchase our products directly, as opposed to incorporating our solutions through indirect purchases from our Tier 1 customers. Product liability, warranty, and recall costs would have an adverse effect on our business, results of operations, and financial condition. In addition, product liability claims present the risk of protracted litigation, legal fees, and diversion of management’s attention from the operation of our business, even if our defense of these claims is ultimately successful.

Furthermore, the automotive industry in general is subject to significant litigation claims due to the potentially severe consequences of traffic collisions or other accidents. As a provider of solutions related to, among other things, preventing traffic collisions and other accidents, we could be subject to litigation for traffic collisions or other accidents, even if our solutions or their features or the failure thereof did not cause any particular traffic collision or accident. We expect in the future that our technology will be involved in accidents resulting in death or personal injury, and such accidents where our solutions or their features are involved may be the subject of significant public attention. There also remains significant uncertainty in the legal implications to providers of emerging ADAS and AD technologies of traffic collisions or other accidents involving such technologies, particularly given variations in legal and regulatory regimes that are emerging in different jurisdictions, and we may become liable for losses that exceed the current industry norms as the regulatory and legal landscape develops.

Publicity regarding claims involving our solutions can also have an adverse effect on our reputation and the reputation for low-level sensor fusion technology, and the ADAS and AD solutions utilizing such technology, which could decrease consumer demand for vehicles incorporating these technologies. Further, enhanced publicity surrounding such claims may also increase the regulatory scrutiny of our platforms, which could have a material adverse effect on our ability to complete our business plans.

Although we intend to use disclaimers, limitations of liability, and similar provisions in our agreements with our customers, there is no assurance that any or all of these provisions will prove to be effective barriers to product liability claims. In addition, although we intend to procure and maintain product liability insurance in respect of our software solutions, there is no assurance that such insurance will be adequate to cover any or all of our potential losses as a result of large deductibles and broad exclusions. The cost of such insurance may substantial, and there can be no assurance that such insurance will be available in adequate amounts or on acceptable terms, or at all. Our insurers may also discontinue our insurance coverage, and we may be unable to find replacement insurance on acceptable terms, or at all.

If we are unable to overcome our limited sensory fusion solutions sales history and are unable establish and maintain confidence in our long-term business prospects among our customer prospects and within our industry or are subject to negative publicity, then our future business, results of operations and financial condition would be adversely affected.

OEMs and Tier 1 customers may be less likely to purchase our sensor fusion solutions if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term.

Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among OEMs, Tier 1 customers, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as customer unfamiliarity with low-level sensor fusion solutions, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of ADAS and autonomous vehicles or our other services and our production and sales performance compared with market expectations.

We are highly dependent on the services of our senior executive officers and loss of key personnel could impair our success.

We are highly dependent on our senior executive officers, including Frantz Saintellemy, our President and Chief Executive Officer. Mr. Saintellemy and other members of our executive team are highly active in our management and allocate a significant amount of time to our company. The loss of Messrs. Saintellemy or other members of our executive team would adversely affect our business because their loss could make it more difficult to, among other things, compete with other market participants, manage our research and development (“R&D”) activities and retain existing customers or cultivate new ones, particularly if any such departure occurs while LeddarTech is operating under its cost management plan. Negative public perception of, or negative news related to, Mr. Saintellemy and other members of our executive team may adversely affect our brand, relationship with customers or standing in the industry.

If we are unable to attract, retain, and motivate key employees, then our business, results of operations, and financial condition would be adversely affected.

Hiring and retaining qualified executives, developers, engineers, technical staff, and sales representatives are critical to our business. The competition for highly skilled employees in our industry is increasingly intense. Competitors for technical talent increasingly seek to hire our employees. Changes in the interpretation and application of employment-related laws to our workforce practices may also result in increased operating costs and less flexibility in how we meet our changing workforce needs. To help attract, retain, and motivate qualified employees, we intend to use employee incentives such as share-based awards. Our employee hiring and retention also depend on our ability to build and maintain a diverse and inclusive workplace culture and be viewed as an employer of choice. If our share-based or other compensation programs and workplace culture cease to be viewed as competitive, our ability to attract, retain, and motivate employees would be weakened, which would harm our results of operations. Equity compensation has been, and will continue to be, an important part of our future compensation strategy and a significant component of our future expenses, which we expect to increase over time. Moreover, sustained declines in our stock price can reduce the retention value of our share-based awards. If we do not effectively hire, onboard, retain, and motivate key employees, then our business, results of operations, and financial condition would be adversely affected.

Unplanned changes in our management team can also disrupt our business. Our management and senior leadership team has significant industry experience, and their knowledge and relationships would be difficult to replace. Leadership changes may occur from time to time, and we cannot predict whether significant unplanned resignations will occur or whether we will be able to recruit qualified personnel. In addition, the relationships and reputation that members of our management and key leadership have established and maintain with our target Tier 1 and OEM customers contribute to our ability to maintain strong relationships with key partners and to identify new business opportunities.

As part of growing our business, we may make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.

From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible shareholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

To date, we have limited experience with acquisitions and the integration of acquired technology and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations and could cause our stock price to decline.

Continued pricing pressures and customer cost reduction initiatives may result in lower than anticipated margins, or losses, which may adversely affect our business.

Cost-cutting initiatives adopted by our customers often result in increased downward pressure on pricing. We expect that our agreements with customers may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. In addition, our customers may reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs also possess significant leverage over their suppliers because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base. We expect to be subject to substantial continuing pressure from customers and suppliers to reduce the price of our products. It is possible that pricing pressures beyond our expectations could intensify as customers pursue restructuring, consolidation and cost-cutting initiatives. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin and profitability would be adversely affected.

The Company will need to raise additional funds to meet its capital requirements, and such funds may not be available on commercially reasonable terms, or at all, which could materially and adversely affect LeddarTech’s business, results of operations or financial condition and its ability to continue as a going concern.

LeddarTech will need to raise additional capital to, among other things, conduct research and development, and to complete development, testing, qualification, and marketing of its solutions, including its Surround View Solution (LVS-2+). If LeddarTech is not successful in raising additional capital, it is expected that it will need to implement a cost management plan that could have a number of material adverse effects on its business, operations and profitability. See “— LeddarTech has limited sources of available liquidity and if it does not raise additional capital is expected to operate under an alternative operating plan. A reduction in LeddarTech’s operating costs may materially adversely affect LeddarTech in a number of ways.” LeddarTech’s future capital requirements may be uncertain and actual capital requirements may be different from those it currently anticipates. LeddarTech may seek equity or debt financing to finance a portion of its future capital expenditures. Such financing might not be available to it in a timely manner or on terms that are acceptable, or at all.

LeddarTech’s ability to obtain the necessary financing to carry out its business plan is subject to a number of factors, including general market conditions and investor acceptance of its business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to it. In particular, recent disruptions in the financial markets and volatile economic conditions could affect its ability to raise capital. LeddarTech’s future capital needs and other business reasons could require it to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute its shareholders. The issuance of debt securities and incurrence of additional indebtedness would result in increased debt service obligations. Holders of any debt securities or preferred shares will have rights, preferences and privileges senior to those of holders of its Common Shares in the event of liquidation. Any financial or other restrictive covenants from any debt securities would restrict its operations or its ability to pay dividends to its shareholders.

It is not possible to predict the actual number of shares we will sell to Yorkville under the SEPA, or the actual gross proceeds resulting from those sales.

On April 8, 2024, the Company entered into the SEPA with Yorkville, effective April 15, 2024, pursuant to which the Company has the right from time to time to issue and sell to Yorkville up to US$50.0 million in Common Shares over the course of 36 months after the date of the SEPA. We generally have the right to control the timing and amount of any sales of our Common Shares to Yorkville under the SEPA, except that we have agreed not to sell any Common Shares under the SEPA until 45 days from the date hereof. Sales of our Common Shares, if any, to Yorkville under the SEPA after that time will depend upon, among other things, market conditions, the trading price of our Common Shares, determinations by us as to the appropriate sources of funding for our business and operations, and other factors to be determined by us. We may ultimately decide to sell to Yorkville all, some or very few of the Common Shares that may be available for us to sell to Yorkville pursuant to the SEPA.

Because the per-share price of any Common Shares that we may elect to sell to Yorkville under the SEPA, if any, will fluctuate based on the market prices of our Common Shares at the time we elect to sell such Common Shares, if any, it is not possible for us to predict prior to any such sales the number of Common Shares that we will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for Common Shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under SEPA. However, the SEPA has been negotiated so that Yorkville would always purchase our Common Shares pursuant to its terms at a discount to market and, accordingly, our shareholders may not experience a similar rate of return on any Common Shares purchased by them on the open market, which would not have the benefit of any such discounts. Any such at-the-market purchases may make it harder for our shareholders to profit from their investments in our Company, when compared to Yorkville or otherwise.

Yorkville will not be required to purchase any SEPA Shares if such sale would result in Yorkville’s beneficial ownership exceeding 9.99% of the then issued and outstanding Common Shares. Our inability to access a part or all of the amount available under the SEPA, in the absence of any other financing sources, could have a material adverse effect on our business. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Financing Transactions — Standby Equity Purchase Agreement.”

Our management will have broad discretion over the use of the net proceeds from this offering and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds, including for any of the purposes described under “Use of Proceeds,” and we could use such proceeds for purposes other than those currently contemplated. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity to vote on or otherwise determine how or whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, results of operations and financial condition.

We are affected by fluctuations in currency exchange rates, including those in connection with recent inflationary trends in the United States of America (“United States” or “U.S.”), Canada, and globally.

We are exposed to adverse as well as beneficial movements in currency exchange rates. Our functional currency is the Canadian dollar, and we incur financial expenses in connection with fluctuations in value due to foreign exchange differences between our monetary assets and liabilities denominated in U.S. dollars and other currencies. Our financial results are reported in Canadian dollars and a substantial portion of our payroll and other operating expenses are accrued in New Israel Shekels and U.S. dollars. A weakened Canadian dollar will increase the cost of expenses such as payroll, utilities, tax, marketing expenses, and capital expenditures. We anticipate that we will realize a substantial portion of our revenue in U.S. dollars. A decline in the value of the U.S. dollar relative to the Canadian dollar could adversely affect our reported revenue. Changes in exchange rates would adversely affect our business, results of operations, and financial condition.

Global or regional conditions can adversely affect our business, results of operations, and financial condition.

We have testing, research and development, sales and other operations in several other countries, and some of our business activities are concentrated in one or more geographic areas. As a result, our business, operating results, and financial condition, including our ability to test, design, develop, or sell products, and the demand for our solutions, are at times adversely affected by a number of global and regional factors outside of our control.

Adverse changes in global or regional economic conditions periodically occur, including recession or slowing growth, changes, or uncertainty in fiscal, monetary, or trade policy, higher interest rates, tighter credit, inflation, lower capital expenditures by businesses including on IT infrastructure, increases in unemployment and lower consumer confidence and spending. Adverse changes in economic conditions can significantly harm demand for our solutions and make it more challenging to forecast our operating results and make business decisions, including regarding prioritization of investments in our business. An economic downturn or increased uncertainty may also lead to increased credit and collectability risks, higher borrowing costs or reduced availability of capital markets, reduced liquidity, adverse impacts on our suppliers, failures of counterparties including financial institutions and insurers, asset impairments and declines in the value of our financial instruments.

Additionally, VayaVision, our subsidiary that conducts a substantial portion of our research and development activities, is located in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries, as well as incidents of terror activities and other hostilities, and a number of state and non-state actors have publicly committed to its destruction. Political, economic and security conditions in Israel could directly affect our operations. We could be adversely affected by hostilities involving Israel, including acts of terrorism or any other hostilities involving or threatening Israel, the interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation or a significant downturn in the economic or financial condition of Israel. The current hostilities between Israel and Hamas, and any escalation of such hostilities, as well as any future armed conflicts, terrorist activities, tension along the Israeli borders or with other countries in the region, including Iran, or political instability in the region could disrupt international trading activities in Israel and may materially and negatively affect our business and could harm our results of operations. In connection with the current hostilities with Hamas, Israel has called up 360,000 reservists, including a number of VayaVision’s employees. The call-up of reservists, and any additional call-up in the future, could also negatively affect our business, and harm our results of operations.

Certain countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli companies, companies with large Israeli operations and others doing business with Israel and Israeli companies. The boycott, restrictive laws, policies or practices directed towards Israel, Israeli businesses or Israeli citizens could, individually or in the aggregate, have a material adverse effect on our business in the future.

We can be adversely affected by other global and regional factors that periodically occur, including:

•        geopolitical and security issues, such as armed conflict and civil or military unrest, political instability, human rights concerns and terrorist activity;

•        natural disasters, public health issues (including the COVID-19 pandemic) and other catastrophic events;

•        inefficient infrastructure and other disruptions, such as supply chain interruptions and large-scale outages or unreliable provision of services from utilities, transportation, data hosting or telecommunications providers;

•        formal or informal imposition of new or revised export, import or doing-business regulations, including trade sanctions, tariffs, and changes in the ability to obtain export licenses, which could be changed without notice; government restrictions on, or nationalization of, our operations in any country, or restrictions on our ability to repatriate earnings from a particular country;

•        adverse changes relating to government grants, tax credits or other government incentives, including more favorable incentives provided to competitors;

•        differing employment practices and labor issues;

•        ineffective legal protection of our intellectual property rights in certain countries;

•        local business and cultural factors that differ from our current standards and practices;

•        continuing uncertainty regarding social, political, immigration and tax and trade policies; and

•        fluctuations in the market values of any of our investments, which can be negatively affected by liquidity, credit deterioration or losses, interest rate changes, financial results, political risk, sovereign risk, or other factors.

Catastrophic events can adversely affect our business, results of operations, and financial condition.

Our operations and business, and those of our customers and direct and indirect vendors and suppliers of OEMs, can be disrupted by natural disasters, industrial accidents, public health issues (including the COVID-19 pandemic), cybersecurity incidents, interruptions of service from utilities, transportation, telecommunications or information technology systems and networks (“IT systems”) providers, production equipment failures or other catastrophic events. For example, we have at times experienced disruptions in our production processes as a result of power outages, improperly functioning equipment, and disruptions in supply of raw materials or components, including due to cybersecurity incidents affecting our suppliers. Global climate change can result in certain natural disasters occurring more frequently or with greater intensity, such as drought, wildfires, storms, sea-level rise, and flooding. The long-term effects of climate change on the global economy and the IT industry in particular are unclear, but could be severe.

Catastrophic events could make it difficult or impossible to produce or deliver products to our customers, receive production materials from our suppliers or perform critical functions, which could adversely affect our revenue and require significant recovery time and expenditures to resume operations. While we maintain business recovery plans, some of our systems are not fully redundant and we cannot be sure that our plans will fully protect us from such disruptions. Furthermore, even if our operations are unaffected or recover quickly, if our customers or suppliers cannot timely resume their own operations due to a catastrophic event, we may experience reduced or cancelled orders or disruptions to our supply chain that would adversely affect our business, results of operations, and financial condition.

Disruptions in financial markets may adversely impact the availability and cost of credit and have other adverse effects on us and the market price of our stock.

Our ability to make scheduled payments on, or to refinance, our debt obligations will depend on our operating and financial performance, which in turn is subject to prevailing economic conditions and to financial, business and other factors beyond our control. The global equity and credit markets have experienced in the past, and may experience in the future, periods of extraordinary turmoil and volatility. These circumstances may materially and adversely impact liquidity in the financial markets at times, making terms for certain financings less attractive or in some cases unavailable. Disruptions and uncertainty in the equity and credit markets, including as a result of recent bank failures and uncertainty in the banking sector generally, may negatively impact our ability to refinance existing indebtedness and access additional financing for acquisitions, development of our properties and other purposes at reasonable terms or at all, which may negatively affect our business and the market price of our Common Shares. If we are not successful in refinancing our existing indebtedness when it becomes due, we may be forced to dispose of properties on disadvantageous terms, which might adversely affect our ability to service other debt and to meet our other obligations. A prolonged downturn in the financial markets may cause us to seek alternative sources of potentially less attractive financing and may require us to adjust our business plan accordingly. These events also may make it more difficult or costly for us to raise capital through the issuance of our common or preferred stock.

Risks Related to Our Intellectual Property Rights

We may not be able to adequately protect, defend or enforce our intellectual property rights, and our efforts to do so may be costly.

The success of our solutions and business depends in part on our ability to obtain patents and other intellectual property rights and to maintain adequate legal protection for our solutions in the United States, Canada and other international jurisdictions. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors could be able to access, replicate or circumvent our proprietary technology and our business, results of operations, and financial condition could be adversely affected. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee invention assignment agreements, employee and third-party non-disclosure agreements and similar means, all of which provide only limited protection. We have filed for patent and trademark registration in the United States, Canada and in certain other international jurisdictions. However, effective intellectual property protection may be unavailable in some countries where we operate or seek to enforce our intellectual property rights or more limited in foreign jurisdictions relative to those protections available in the United States, or may not be applied for in one or more relevant jurisdictions. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.

Our issued patents and trademarks and any pending or future patent and trademark applications that may result in issuances or registrations may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Failure to timely seek patent protection on products or technologies generally precludes us from seeking future patent protection on these products or technologies. Even if we do timely seek patent protection, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted after issuance. As a result, we may not be able to protect our proprietary rights adequately in the United States, Canada or elsewhere. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products or services, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, results of operations, and financial condition.

Despite our efforts, unauthorized parties may attempt to copy, reverse engineer, disclose, obtain, or use our technologies or systems. Our competitors may also be able to independently develop similar products or services that are competitive to ours or design around our issued patents. If third parties obtain patent protection with respect to such technologies, they may assert that our technology infringes their patents and seek to charge us a licensing fee or otherwise preclude or make costlier the use of our technology. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States or other countries. We may be a party to claims and litigation as a result of alleged infringement by third parties of our intellectual property. Even when we sue other parties for such infringement, that suit may have adverse consequences for our business. Any such suit is likely to be time-consuming and expensive to resolve and may divert our management’s time and attention from our business, which could adversely affect our business, results of operations, and financial condition, and legal fees related to such litigation will increase our operating expenses and may reduce our net income. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us, alleging that we infringe their intellectual property or alleging that our intellectual property is invalid or unenforceable. Furthermore, any litigation initiated by us could result in a court or governmental agency invalidating or rendering unenforceable our patents or other intellectual property rights upon which the suit is based, which could adversely affect our business, results of operations, and financial condition.

We may become subject to claims and litigation brought by third parties alleging infringement by us of their intellectual property rights.

The industry in which our business operates is characterized by a large number of patents, some of which may be of questionable scope, validity, or enforceability, and some of which may appear to overlap with other issued patents. As a result, there is a significant amount of uncertainty in the industry regarding patent protection and infringement. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. In recent years, there has been significant litigation globally involving patents and other intellectual property rights.

In the event that we recruit employees from other technology companies, including certain potential competitors, and these employees are used in the development of solutions that are similar to the solutions they were involved in developing for their former employers, we may become subject to claims that such employees have improperly used or disclosed trade secrets or other proprietary information. We may also in the future be subject to claims by our suppliers, employees, consultants, or contractors asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. These claims and any resulting lawsuits, if resolved adversely to us, could subject us to significant liability for damages, impose temporary or permanent injunctions against our solutions or business operations or invalidate or render unenforceable our intellectual property. In addition, because patent applications can take many years until the patents issue, there may be applications now pending of which we are unaware, which may later result in issued patents that our solutions may infringe. If any of our solutions infringe a third party’s patent rights, or if we wish to avoid potential intellectual property litigation on any alleged infringement relating to our solutions, we could be prevented from selling, or we could elect not to sell, such solutions unless we obtain additional intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Alternatively, we could be forced to redesign one or more of our solutions to avoid any infringement or allegations thereof. Procuring or developing substitute solutions that do not infringe could require significant effort and expense, and we may not be successful in any attempt to redesign our solutions to avoid any alleged infringement.

A successful claim of infringement against us, or our failure or inability to develop and implement non-infringing technology, or license the infringed intellectual property rights, on acceptable terms and on a timely basis, could materially adversely affect our business, financial condition, and results of operations. A party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages or obtain an injunction. An adverse determination also could invalidate our intellectual property rights and adversely affect our ability to offer our solutions to our customers. Additionally, we may face liability to our customers, business partners or third parties for indemnification or other remedies in the event that they are sued for infringement in connection with their use of our solutions. We currently have a number of agreements in effect pursuant to which we have agreed to defend, indemnify, and hold harmless our customers, suppliers and other business partners from damages and costs which may arise from the infringement by our solutions of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Furthermore, our defense of intellectual property rights claims brought against us or our customers, business partners or other related third parties, regardless of our success, would likely be time-consuming and expensive to resolve and would divert management’s time and attention from our business, which could seriously harm our business. A claim that our solutions infringe a third party’s intellectual property rights, even if untrue, could adversely affect our relationships with our customers or suppliers, may deter future customers from purchasing our solutions and could seriously harm our reputation with our customers or suppliers, as well as our reputation in the industry at large.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how that can be more difficult to protect or enforce, which could allow competitors to independently develop or commercialize superior technology, software and products.

We rely on proprietary information (such as trade secrets, know-how, and confidential information) to protect intellectual property that may not be patentable and may not be subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. Such proprietary information may be owned by us or disclosed to us by our licensors, suppliers or other third parties. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors, scientific advisors and other third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement, or misappropriation of our proprietary information, may be limited as to their term, and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our third-party manufacturers and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, scientific advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in or to related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to protect and enforce our intellectual property rights. The theft or unauthorized use or publication of our trade secrets and other confidential business information as a result of such an incident would affect our competitive position and adversely affect our business, results of operations, and financial condition.

We use certain software and data governed by open-source licenses, which under certain circumstances could adversely affect our business, results of operations, and financial condition.

Certain of our software and data, as well as that of our customers and vendors, may be derived from or otherwise incorporate so-called “open source” software and data that is generally made available to the public by its authors and/or other third parties. Some open-source software is made available under licenses that impose certain obligations on us regarding modifications or derivative works we create based upon the open-source software. These obligations may require us to make source code for the derivative works available to the public and/or license such derivative works under a particular type of license, rather than the forms of license we customarily use to protect our intellectual property. Additionally, if we combine our proprietary software with open-source software in certain manners we could be required to release the source code of our proprietary software or to make our proprietary software available under open-source licenses to third parties at little or no cost or on unfavorable license terms. In the event that the copyright holder of, or other third party that distributes, open-source software alleges that we have not complied with the terms of an open-source license, we could incur significant legal costs defending ourselves against such allegations. If such claims are successful, we could be subject to significant damages, required to release the source code that we developed using that open-source software to the public, enjoined from distributing our software and/or required to take other actions that could adversely affect our business, results of operations, and financial condition.

While we take steps to monitor the use of open-source software in our solutions, processes and technology and try to ensure that no open-source software is used in such a way as to require us to disclose the source code to the related product, processes, or technology when we do not wish to do so, such use could inadvertently occur. Additionally, if a third-party software provider has incorporated certain types of open source software into software we license from such third party for our solutions, processes, or technology, we could, under certain circumstances, be required to disclose the source code to our solutions, processes, or technology. This could harm our intellectual property position and adversely affect our business, results of operations, and financial condition.

Further, the use of open-source software can lead to vulnerabilities that may make our software susceptible to attack, and although some open-source vendors provide warranty and support agreements, it is common for such software to be available “as is” with no warranty, indemnity, or support. Although we monitor our use of such open-source code to avoid subjecting our solutions to unintended conditions, such use, under certain circumstances, could materially adversely affect our business, financial condition and operating results and cash flow, including if we are required to take remedial action that may divert resources away from our development efforts.

Our subsidiary has received Israeli government grants for certain of its research and development activities and it may receive additional grants in the future. The terms of those grants restrict our ability to transfer technologies outside of Israel, and we may be required to make payments in such cases.

Our subsidiary, VayaVision, received a total of approximately $3.0 million from the Israel Innovation Authority (“IIA”), of which approximately $1.5 million is subject to royalties. We may in the future apply to receive additional grants from the IIA to support our research and development activities. With respect to such grants we are committed to pay royalties at a rate of 3% to 4% on sales proceeds up to the total amount of grants received, linked to the dollar and bearing interest at annual rates linked to a benchmark rate, with a cumulative maximum value of 50%. Even after payment in full of these amounts, we will still be required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 1984, or the “R&D Law,” and related regulations, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the R&D Law restrict the transfer outside of Israel of such know-how, and of the manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. Therefore, if aspects of our technologies are deemed to have been developed with IIA funding, the discretionary approval of an IIA committee would be required for any transfer to third parties outside of Israel of know-how or manufacturing or manufacturing rights related to those aspects of such technologies. Furthermore, the IIA would impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel, including requiring retroactive redemption payments up to a maximum amount, or may not grant such approvals at all. While we have submitted a request to the IIA to permit the development work being done using aspects of technologies developed by VayaVision using IIA funding, there can be no assurance that such approvals will be granted on favorable terms, or at all. Failure to obtain such approvals could have a material adverse effect on our business, financial condition and results of operations.

In addition, the consideration available to our shareholders in a future transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA. Any such mergers require IIA approval and may require payments.

In addition to the above, any non-Israeli citizen, resident or entity that, among other things, (i) becomes a holder of 5% or more of the share capital or voting rights of VayaVision, (ii) is entitled to appoint one or more of the directors or the chief executive officer of VayaVision or (iii) serves as one of the directors or as the chief executive officer (including holders of 25% or more of the voting power, equity or the right to nominate directors in such direct holder, if applicable) is required to notify the IIA and undertake to comply with the rules and regulations applicable to the grant programs of the IIA, including the restrictions on transfer described above. Such notification will be required in connection with the investment being made by an investor. Approval for any transfer of IIA funded know-how, if requested, is within the discretion of the IIA. Furthermore, the IIA may impose conditions on any arrangement under which it permits us to transfer IIA funded know-how or manufacturing out of Israel.

Risks Related to Privacy, Data, and Cybersecurity

Interruptions to our information technology systems and networks and cybersecurity incidents could adversely affect our business, results of operations, and financial condition.

We collect and maintain information in digital form that is necessary to conduct our business, and we rely on IT systems to process, transmit, and store electronic information, and to manage or support our business and consumer facing activities. Our operations routinely involve receiving, storing, processing, and transmitting confidential or sensitive information pertaining to our business, customers, suppliers, employees, and other sensitive matters, including trade secrets, other proprietary business information, and personal information. Although we have established physical, electronic, and organizational measures designed to safeguard and secure our systems to prevent a data breach or compromise, and rely on commercially available systems, software, tools, and monitoring to provide security for our IT systems and the processing, transmission, and storage of digital information, we cannot guarantee that such measures will be adequate to detect, prevent, or mitigate cyber incidents. The implementation, maintenance, segregation, and improvement of these measures requires significant management time, support, and cost. Moreover, there are inherent risks associated with developing, improving, expanding, and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain, and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies, or produce, sell, deliver, and service our solutions, adequately protect our intellectual property, or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations, and contracts.

We cannot be sure that the IT systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained, or expanded as planned. While cyberattacks against our third-party vendors or suppliers have not materially adversely affected us to date, future cyberattacks on such third parties may cause significant disruptions and materially adversely affect our business, results of operations, and financial condition. In addition, despite the implementation of preventative and detective security controls, such IT systems are vulnerable to damage, shutdown, or interruption from a variety of sources, including telecommunications or network failures or interruptions, system malfunction, natural disasters, terrorism, and war. Additionally, our IT systems and products may be vulnerable to malicious acts by hackers, including through use of computer viruses, malware (including ransomware), phishing attacks, or denial of service attacks.

We regularly face attempts by others to gain unauthorized access, or to introduce malicious software, to our IT systems. Individuals or organizations, including malicious hackers, state-sponsored organizations, insider threats, including employees and third-party service providers, or intruders into our physical facilities, at times may attempt to gain unauthorized access to or corrupt our IT systems, products, or services. We are a target for computer hackers and organizations that intend to sabotage, take control of, or otherwise corrupt our processes, solutions, and services. We are also a target for malicious attackers who attempt to gain access to our network or data centers or those of our suppliers, customers, partners, or end users, steal proprietary information related to our business, products, employees, suppliers, and customers, interrupt our infrastructure, systems, and services or those of our suppliers, customers, or others, or demand ransom to return control of such systems and services. Such attempts are increasing in number and in technical sophistication, and if successful, expose us and the affected parties to risk of loss or misuse of confidential or other proprietary or commercially sensitive information, compromise personal information regarding users or employees, disrupt our business operations, and jeopardize the security of our facilities. Our IT infrastructure also includes products and services provided by third parties, and these providers may experience breaches of their systems and products that impact the security of our systems and our proprietary or confidential information.

We have experienced attempted data breaches, cyberattacks, and other similar incidents, none of which have resulted in a material adverse impact to our business or operations, but there can be no guarantee we will not experience an incident that would have such an impact. Such incidents, whether or not successful, could result in our incurring significant costs related to, for example, rebuilding internal systems, writing down inventory value, implementing additional threat protection measures, providing modifications to our solutions, defending against litigation, responding to regulatory inquiries or actions, paying damages, providing customers with incentives to maintain the business relationship, or taking other remedial steps with respect to third parties, as well as reputational harm. In addition, cybersecurity threats are constantly evolving, thereby increasing the difficulty of successfully defending against them or implementing adequate preventative measures. As a result of the COVID-19 pandemic, remote work and remote access to our systems have increased significantly, which also increases our cybersecurity attack surface. There has also been an increase in cyberattack volume, frequency, and sophistication driven by the global enablement of remote workforces. We seek to detect and investigate unauthorized attempts and attacks against our network and solutions and to prevent their recurrence where practicable through changes to our internal processes and tools and changes or updates to our solutions. However, despite the implementation of preventative and detective security controls, we, and the third parties upon which we rely, remain potentially vulnerable to additional known or unknown cybersecurity threats. In some instances, we, our suppliers, our customers, and end users, can be unaware of an incident or its magnitude and effects. Even when a security breach is detected, the full extent of the breach may not be determined, and even if determined, a full investigation may require time and resources. Any actual or perceived security incident could result in, among other things, unfavorable publicity, governmental inquiry and oversight, difficulty in marketing our services, allegations by our customers that we have not performed our contractual obligations, litigation by affected parties, including our customers, and possible financial obligations for damages related to the theft or misuse of such information or inventory, any of which would adversely affect our business, results of operations, and financial condition. The costs related to cybersecurity breaches, attacks or other similar incidents or network or computer system disruptions typically would not be fully insured or indemnified. We cannot ensure that any limitations of liability provisions in our agreements with customers, service providers and other third parties with which we do business would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim in connection with a cybersecurity breach, attack or other similar incident.

Security breaches and other disruptions of our in-vehicle systems and related data could impact the safety of our end users and reduce confidence in us and our solutions.

Our operations are rich in technology and computing and may be exposed to risks related to the stability of the information systems, their compatibility with the scope of its operations, information security, technical failures and overload of system servers. Impairment of the stability of computer systems and inability on our part to return its systems to normal operation within a reasonable time frame, or the lack of technological ability to meet commitments or the expectations of potential customers and strategic partners, may damage our reputation and harm its business outcomes. Our low-level sensor fusion and perception solutions contain complex information technology. These solutions, as integrated in ADAS and autonomous driving technologies, may affect the control of various vehicle functions including engine, transmission, safety, steering, navigation, acceleration, and braking. Hackers may attempt in the future to gain unauthorized access to modify, alter, and use such systems to gain control of, or to change, the functionality, user interface and performance characteristics of vehicles incorporating our solutions, or to gain access to data stored in or generated by the vehicle. In addition, as we transition to offering solutions that involve cloud-based solutions, including over-the-air updates, our solutions may increasingly be subject to cyber threats. Hackers may attempt to infiltrate, steal, corrupt, or manipulate such data on the cloud, which could also result in our low-level fusion technology malfunctioning. Malicious cybersecurity attacks against our technology, utilized by in-vehicle systems that relate to automotive safety and related data, such as the data described in the preceding sentence, could potentially lead to bodily injury or death of end users, passengers, and others. Any unauthorized access to or control of vehicles incorporating our solutions or their systems could adversely impact the safety of those vehicles, or result in legal or regulatory claims or proceedings, liability, or regulatory penalties. Moreover, new laws, such as the new data law in Massachusetts that would permit third-party access to vehicle data and related systems, could expose our vehicles and vehicle systems to third-party access without appropriate security measures in place, leading to new safety and security risks, and reducing trust and confidence in our solutions. In addition, regardless of their accuracy, reports of unauthorized access to our solutions, their systems, or data, as well as other factors that may result in the perception that our solutions, their systems, or data are capable of being hacked, could harm our reputation, and adversely affect our business, results of operations, and financial condition.

Failures or perceived failures to comply with privacy, data protection, and information security requirements, or theft, loss, or misuse of personal information about our employees, customers, end users, or other third parties, or other information, could increase our expenses, damage our reputation, or result in legal or regulatory proceedings.

The theft, loss, or misuse of personal information collected, used, stored, or transferred by us to run our business could result in significantly increased business and security costs or costs related to defending legal claims. For example, data collected by the sensor of our solutions during the development cycle of a project may include personal information such as license plate numbers of other vehicles, facial features of pedestrians, appearance of individuals, GPS data, and geolocation data. Notwithstanding our efforts to protect the security and integrity of our customers’ personal information, we may be required to expend significant resources to comply with data breach requirements if, for example, third parties improperly obtain and use the personal information of our customers, or we otherwise experience a data loss with respect to customers’ personal information. A major breach of our network security and systems may result in fines, penalties, and damages, harm our reputation, and adversely affect our business, results of operations, and financial condition.

Data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions and countries in which we provide services. We are subject to a variety of local, state, national and international laws, directives, and regulations that apply to the collection, use, retention, protection, security, disclosure, transfer, and other processing of personal data in the different jurisdictions in which we operate (“Data Protection Laws”). Any failure by us or our vendors or other business partners to comply with our public privacy notice or with U.S. federal, state, local, Canadian, Chinese, or other foreign or international Data Protection Laws could result in regulatory or litigation-related actions against us, legal liability, fines, damages, ongoing audit requirements, and other significant costs. Global privacy legislation, enforcement, and policy activity in this area are rapidly expanding and creating a complex regulatory compliance environment. Because many Data Protection Laws are new or subject to recent revisions or updates, there is often little clarity as to their interpretation or best practices for compliance, as well as a lack of precedent for the scope of enforcement. Costs to comply with Data Protection Laws and implement related privacy and data protection measures are significant, and may require us to change our business practices and compliance manners. Any non-compliance could adversely affect our ability to collect, analyze, and store data, expose us to significant monetary penalties, damage to our reputation, result in suspension of online services or sites in certain countries, and even result in criminal sanctions. Even our inadvertent failure to comply with Data Protection Laws could result in audits, regulatory inquiries, or proceedings against us by governmental entities or other third parties. Any inability to adequately address data privacy or data protection, or other information security-related concerns, even if unfounded, to successfully negotiate privacy, data protection, or information security-related contractual terms with customers, or to comply with Data Protection Laws, could result in additional cost and liability to us, harm our reputation and brand, and could adversely affect our business, results of operations, and financial condition.

Risks Related to Our Industry

The current uncertain economic environment and inflationary conditions may adversely affect global vehicle production and demand for our solutions.

Our business depends on, and is directly affected by, the global automobile industry. Economic conditions in North America, Europe and Asia can have a large impact on the production volume of new vehicles, and, accordingly, have an impact on our revenue. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rate levels and credit availability, consumer confidence and purchasing power, energy and fuel costs, fuel availability, environmental impact, governmental incentives, regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales can be affected by our customers’ ability to continue operating in response to challenging economic conditions, such as those caused by the COVID-19 pandemic, and in response to labor relations issues and shortages, supply chain disruptions, regulatory requirements, trade agreements and other factors. Moreover, automakers continue to face supply chain shortages, and we expect that global vehicle production will not fully recover from the impact of supply chain constraints in 2023. Furthermore, current uncertain economic conditions and inflation may contribute to a reduction in consumer demand, which may reduce vehicle production over at least the next several quarters. In addition to these general economic factors, uncertainties in specific markets may further contribute to lower vehicle production. For example, the disruption by Russia of gas supplies to Western Europe could significantly impact industrial production, including vehicle production, in significant markets such as Germany. We cannot predict when the impact of these factors on global vehicle production will substantially diminish. We believe that the expected continued constraint on global automotive production resulting from supply chain shortages and the effect of economic uncertainty will limit our ability to increase our revenue. More generally, the volume of automotive production in North America, Europe, China, and the rest of the world has fluctuated, sometimes significantly, from year to year, for many reasons, and such fluctuations give rise to fluctuations in the demand for our solutions. As a result, in addition to the impact of the current uncertainties that we anticipate to impact automotive production in the near term, adverse changes in economic or market conditions or other factors, including, but not limited to, general economic conditions, the bankruptcy of any of our customers or the closure of OEM manufacturing facilities may result in a reduction in automotive sales and production, and could have an adverse effect on our business, results of operations, and financial condition.

ADAS and AD systems rely on a complex set of technologies, and there is no assurance that the rate of acceptance and adoption of these technologies will increase in the near future or that a market for fully autonomous vehicles will fully develop.

ADAS and autonomous driving systems rely on a complex set of technologies, which requires the coordinated development of sensing, mapping, object detection and classification as well as path planning and navigation. These functions and capabilities are in different stages of development, and their reliability must continue to improve in order to meet the higher standards required for autonomous driving. Sensing technology provides information to the car and includes the physical sensors, as well as object classification and perception software. In many cases, it will be sold as part of a system where it must work within the core autonomous driving platform of an original equipment manufacturer. If customer technology is not ready to be deployed in vehicle models when our sensing technology is ready for adoption, launch of production could be delayed, perhaps for a significant time period, which could materially adversely affect our business, results of operations and financial condition.

There are a number of additional challenges to autonomous driving, all of which are outside of our control, including market acceptance of autonomous driving, particularly fully autonomous driving, national or state certification requirements and other regulatory measures, concerns regarding litigation, cyber security risks, as well as a general aversion by some consumers to the idea of self-driving vehicles. There can be no assurance that the market will accept any vehicle model, including a vehicle containing our technology, in which case our future business, results of operations and financial condition could be adversely affected.

We operate in an industry that is new and rapidly evolving. The market and industry projections included in this presentation are subject to significant uncertainty. If markets for sensor fusion products develop more slowly than we expect, or long-term end-customer adoption rates and demand are slower than we expect, our operating results and growth prospects could be harmed.

We are pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, ADAS and autonomous driving applications require complex technology and are subject to uncertainties with respect to, among other things, the rate of consumer acceptance and the impact of current or future regulations. Because these automotive systems depend on technology from many companies in addition to ours, commercialization of some ADAS or autonomous driving solutions could be delayed or impaired on account of certain technological components of our or others not being ready to be deployed in vehicles. Regulatory, safety or reliability developments, many of which are outside of our control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect our growth.

This prospectus contains estimates and forecasts concerning our industry, including estimates of the growth of the market for higher levels of automation and for low-level fusion, that are based on industry publications and reports or other publicly available information as well as our internal estimates and expectations. These estimates and forecasts involve a number of assumptions and limitations, and are subject to significant uncertainty, and you are cautioned not to give them undue weight. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of the included information. We have not independently verified this third-party information. Similarly, our internal estimates and forecasts are based on a variety of assumptions, including assumptions regarding market acceptance of low-level sensor fusion and perception technology, autonomous driving and ADAS and the manner in which this new and rapidly evolving market will develop. While we believe our assumptions and the data underlying our estimates and forecasts are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates and forecasts may prove to be incorrect. If third-party or internally generated data prove to be inaccurate or we make errors in our assumptions based on that data, the market for our solutions may be smaller than we have estimated, our future growth opportunities and sales growth may be smaller than we estimate, and our future business, results of operations and financial condition may be adversely affected.

Our future financial performance will depend on our ability to make timely investments in the correct market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, then our solutions may not compete as effectively, if at all, and they may not be incorporated into commercialized end customer products. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our solutions or the future growth of the markets in which we operate. Even if the market for low-level sensor fusion and perception technology, ADAS and autonomous driving solutions grows substantially, there is no guarantee that demand for our solutions will correlate with that growth if we fail to effectively pursue such opportunities. If demand does not develop or if we cannot accurately forecast customer demand, then the size of our prospective markets or our future business, results of operations, and financial condition would be adversely affected.

Regulatory and Compliance Risks

We are subject to a variety of laws and regulations that affect our operations and that could adversely affect our business, results of operations, and financial condition.

We are subject to laws and regulations worldwide that affect our operations and that differ among jurisdictions, including automotive safety regulations, regulations governing ADAS and autonomous driving technology, intellectual property ownership and infringement laws, tax laws, import and export regulations, anti-corruption laws, foreign exchange controls and cash repatriation restrictions, data privacy laws, competition laws, advertising regulations, employment laws, product regulations, environmental laws, health and safety requirements, consumer laws and national security laws. Compliance with such requirements can be onerous and expensive, and may otherwise adversely affect our business, results of operations, and financial condition.

Although we have policies, controls, and procedures designed to help ensure compliance with applicable laws, there can be no assurance that our employees, contractors, suppliers, or agents will not violate such laws or our policies. There may also be laws and regulations that limit the functionality of our solutions or require us to adapt our solutions to retain functionality. For example, the regulatory environment in China creates challenges for the proliferation of our solutions in that market. Due to regulations there, we also depend on our partners in China in order to collect, analyze and transmit data, and such partners may choose to cease, or be unable to, continue cooperating with us. Other countries have, or may implement, similar restrictions. Violations of these laws and regulations can result in fines, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business and damage to our reputation. The automotive and technology industries are subject to intense media, political, and regulatory scrutiny, which can increase our exposure to government investigations, legal actions, and penalties.

Our business, results of operations and financial condition may be adversely affected by changes in automotive safety regulations regarding ADAS and autonomous driving, which may increase our costs or delay or halt adoption of our sensor fusion solutions.

There are a variety of international, foreign, federal, and state regulations that apply to vehicle safety that could affect the marketability of our sensor fusion solutions. Regulations relating to autonomous driving include many existing vehicle standards that were not originally intended to apply to vehicles that may not have a human driver, and autonomous driving may never be globally approved. There has been relatively little mandatory government regulation of the self-driving industry to date. Currently, there are no Federal Motor Vehicle Safety Standards that relate to the performance of self-driving technology and no widely accepted uniform standards to certify self-driving technology and its commercial use on public roads. It is also possible that future self-driving regulations are not standardized, and our technology could become subject to differing regulations across jurisdictions. For example, in Europe, certain vehicle safety regulations apply to automated braking and steering systems, which may rely in part on sensor fusion technology, and certain treaties also restrict the legality of certain higher levels of automation, while certain U.S. states have legal restrictions on automation that many other states are also considering. Such regulations continue to rapidly change, which increases the likelihood of varying complex or conflicting regulations or may limit global adoption, impede our strategy, or negatively impact our long-term expectations for our investments in these areas.

Government safety regulations are subject to change based on a number of factors that are not within our control, including new scientific or technological data, adverse publicity regarding the industry, recalls, concerns regarding safety risks of autonomous driving and ADAS, accidents involving our sensor fusion solutions or those of our competitors, domestic and foreign political developments or considerations and litigation relating to our solutions and our competitors’ products. Changes in government regulations, especially those relating to ADAS and autonomous driving, could adversely affect our business, results of operations, and financial condition.

Regulations governing the automotive industry impose stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry, including a duty to report, subject to strict timing requirements, safety defects with, or reports of injuries relating to, systems integrating our solutions and requirements that a manufacturer recall and repair vehicles that contain safety defects or fail to comply with applicable safety standards. If we do not rapidly address any safety concerns or defects involving our solutions, our business, results of operations, and financial condition would be adversely affected.

If we fail to comply with the laws and regulations relating to the collection of withholding or sales tax and payment of income taxes in the various jurisdictions in which we do business, we could be exposed to unexpected costs, expenses, penalties and fees as a result of our non-compliance, which could harm our business.

By engaging in business activities in a number of jurisdictions, we become subject to various local laws and regulations, including requirements to collect withholding or sales tax within those jurisdictions, and the payment of income taxes on revenue generated from activities in those jurisdictions. A successful assertion by one or more jurisdictions that we were required to collect withholding, sales or other taxes or to pay income taxes where we did not could result in substantial tax liabilities, fees and expenses, including substantial interest and penalty charges, which could harm our business.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

A number of factors can increase our effective tax rates, which could reduce our net income, including:

•        changes in the volume and mix of profits earned and location of assets across jurisdictions with varying tax rates and the associated impacts of legislative actions affecting multi-national enterprises;

•        changes in the valuation of our deferred tax assets and liabilities, and in associated deferred tax asset valuation allowance;

•        adjustments to income taxes upon finalization of tax returns;

•        increases in expenses not deductible for tax purposes, including equity-based compensation or impairments of goodwill;

•        changes in available tax credits;

•        changes in our ability to secure new, or renew existing, tax holidays and incentives;

•        changes in U.S. federal, state, or foreign tax laws or their interpretation, including changes in the U.S. to the taxation of non-U.S. income and expenses and changes resulting from the adoption by countries of OECD recommendations or other legislative actions; and

•        changes in accounting standards.

We are subject to risks related to trade policies, sanctions, and import and export controls.

Trade policies and international disputes at times result in increased tariffs, trade barriers and other restrictions, which can increase our manufacturing costs, make our solutions less competitive, reduce demand for our solutions, limit our ability to sell to certain customers, limit our ability to procure components or raw materials or impede or slow the movement of our goods across borders. Increasing protectionism and economic nationalism may lead to further changes in trade policies and regulations, domestic sourcing initiatives, or other formal and informal measures.

Likewise, national security and foreign policy concerns may prompt governments to impose trade or other restrictions, which could make it more difficult to sell our solutions in, or restrict our access to, certain markets. In this regard, our business activities are subject to various trade and economic sanctions laws and regulations, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control’s sanctions programs and the Export Administration Regulations issued by the U.S. Department of Commerce. These rules may prohibit or restrict our ability to, directly or indirectly, conduct activities or dealings in or with certain countries or involving certain persons, or otherwise affect our business. New measures imposed by the United States, the European Union, or others could restrict certain of our operations and adversely affect our business, results of operations, and financial condition. Although we take steps to comply with applicable laws and regulations, our failure to successfully comply with applicable sanctions or export control rules may expose us to negative legal and business consequences, including civil or criminal penalties and government investigations.

In particular, in response to Russia’s recent invasion of Ukraine, the United States, the European Union, and several other countries are imposing far-reaching sanctions and export control restrictions on Russian entities and individuals. See “— The current conflict between Ukraine and Russia has exacerbated market instability and disrupted the global economy.”

Additionally, tensions between the United States and China have led to increased tariffs and trade restrictions, including tariffs applicable to some of our solutions, and have affected customer ordering patterns. In addition to imposing economic sanctions on certain Chinese individuals and entities, the United States has imposed restrictions on the export of U.S.-regulated products and technology to certain Chinese technology companies. It is difficult to predict what further trade-related actions governments may take, which may include trade restrictions and additional or increased tariffs and export controls imposed on short notice, and we may be unable to quickly and effectively react to or mitigate such actions.

Trade disputes and protectionist measures, or continued uncertainty about such matters, could result in declining consumer confidence and slowing economic growth or recession, and could cause our customers to reduce, cancel, or alter the timing of their purchases with us. Sustained geopolitical tensions could lead to long-term changes in global trade and technology supply chains, and decoupling of global trade networks, which could adversely affect our business, results of operations, and financial condition.

Given our international supply chain and distribution, we are subject to import and export laws of multiple countries. Failure to comply with the requirements of such laws may lead to the imposition of additional taxes or duties on imports or exports, fines, or penalties.

The current conflict between Ukraine and Russia has exacerbated market instability and disrupted the global economy.

The current conflict between Ukraine and Russia has caused uncertainty about economic and political stability, increasing volatility in the credit and financial markets and disrupting the global economy. The United States, the European Union, and several other countries are imposing far-reaching sanctions and export control restrictions on Russian entities and individuals. These measures could constrain our ability to work with Russian companies or individuals in connection with the development of our solutions in the future. These sanctions and export controls may also contribute to higher oil and gas prices and inflation, which could reduce demand in the global automotive sector and therefore reduce demand for our solutions. There is also a risk that Russia, as a retaliatory action to sanctions, may launch cyberattacks against the United States, the European Union, or other countries or their infrastructures and businesses. Additional consequences of the conflict may include diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, and various shortages and supply chain disruptions. While we do not currently directly rely on goods or services sourced in Russia or Ukraine and thus have not experienced any direct disruptions, we may experience indirect disruptions in our supply chain. Any of the foregoing factors, including developments or effects that we cannot yet predict, may adversely affect our business, results of operations, and financial condition.

Risks Related to this Offering and Ownership of Our Securities

The Company does not intend to pay cash dividends for the foreseeable future.

The Company currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Company’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.

The trading market for our Common Shares will depend in part on the research and reports that analysts publish about our business. The Company does not have any control over these analysts. If one or more of the analysts who cover the Company downgrade its Common Shares or publish inaccurate or unfavorable research about its business, the price of its Common Shares would likely decline. If few analysts cover the Company, demand for its Common Shares could decrease and its Common Share price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering the Company in the future or fail to publish reports on it regularly.

Our business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of Common Shares or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and our board of directors’ attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters.

Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

The Common Shares being offered for resale by Yorkville in the prospectus that is part of the SEPA Registration Statement and by the Selling Securityholders in the prospectus that is part of the First Registration Statement represent a substantial percentage of our outstanding Common Shares, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our Common Shares to decline significantly.

We previously registered for the offer and sale from time to time by Yorkville of up to 20,000,000 Common Shares pursuant to the SEPA Registration Statement. Further, the prospectus that is part of the First Registration Statement relates to the offer and sale from time to time by the Selling Securityholders named in the First Registration Statement or their permitted transferees of up to 40,582,699 Common Shares, which includes (i) 22,663,638 outstanding Common Shares beneficially owned by such Selling Securityholders, (ii) up to 6,632,416 Common Shares issuable upon the exercise of Private Placement Warrants held by Sponsor; (iii) up to 2,031,250 Common Shares issuable upon conversion of Class A Non-Voting Special Shares held by Sponsor; (iv) up to 4,378,500 Common Shares issuable upon the conversion of our secured convertible notes held by the applicable Selling Securityholders; (v) up to 263,890 Common Shares issuable upon the exercise of the Lender Warrants; (vi) up to 449,013 Common Shares issuable upon the exercise of the Legacy Director Warrants; (vii) up to 71,267 Common Shares issued or that remain issuable upon vesting or vesting and exercise, as applicable, of Director Awards; and (viii) up to 4,092,725 Common Shares issuable upon the conversion of Company Earnout Non-Voting Special Shares.

The number of Common Shares offered for resale under the prospectus that is part of the First Registration Statement and the SEPA Registration Statement significantly exceeds the number of Common Shares constituting our public float, and the sale of all Common Shares offered for resale by the Selling Securityholders under the First Registration Statement, the sale by Yorkville of all Common Shares offered for resale under the SEPA Registration Statement, or the perception that these sales could occur, could depress the market price of our Common Shares.

Even if the trading price of our Common Shares were to continue to trade significantly below US$10.00 per share, the offering price for the units sold in the Prospector IPO, certain of the Selling Securityholders under the First Registration Statement may still have an incentive to sell our Common Shares because they may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices paid by such Selling Securityholders and the public trading price of our Common Shares. Additionally, the SEPA has been negotiated so that Yorkville would always purchase our Common Shares pursuant to its terms at a discount to market. Accordingly, our shareholders may not experience a similar rate of return on any Common Shares purchased by them on the open market, which would not have the benefit of any such discounts and due to differences in the purchase prices. Any such at-the-market purchases may make it harder for our shareholders to profit from their investments in our Company, when compared to those certain Selling Securityholders under the First Registration Statement, Yorkville under the SEPA Registration Statement or otherwise.

Future resales of Common Shares may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.

Subject to certain exceptions, the PIPE Investors and LeddarTech shareholders prior to the Business Combination other than the PIPE Investors agreed not to transfer or sell their Common Shares for six months and four years, respectively, following the Closing. However, following the expiration of such lockup, the Sponsor, PIPE Investors and certain shareholders of the Company will not be restricted from selling Common Shares held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of Common Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Common Shares. The Sponsor and the shareholders of LeddarTech Inc. immediately prior to completion of the Business Combination (including Common Shares issued in the PIPE Financing pursuant to the terms of the Subscription Agreement, but not including Common Shares reserved in respect of the Company Equity Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Common Shares) collectively owned approximately 69.5% of the outstanding Common Shares immediately following completion of the Business Combination.

As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Company’s share price or the market price of Common Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

We need to raise substantial amounts of additional capital to address our liquidity needs and to realize our operational goals. The issuance of additional shares of the Common Shares would result in dilution of our shareholders and could have a negative impact on the market price of Common Shares.

In order to address our liquidity needs and to realize our operational goals without materially reducing our operational costs, the Company needs to raise substantial amounts of additional capital, which may include the issuance of additional equity securities. To the extent this occurs, it could impose significant dilution on our shareholders.

Any issuances of additional Common Shares would result in dilution of our shareholders and could have a negative impact on the market price of Common Shares and our ability to obtain additional financing.

For example, on April 8, 2024, in furtherance of addressing our liquidity needs, the Company entered into the SEPA with Yorkville, pursuant to which the Company has the right from time to time to issue and sell to Yorkville, up to US$50.0 million in Common Shares over the course of 36 months after the date of the SEPA. Without giving effect to any other potential future issuance other than pursuant to the SEPA, and assuming that the issue price for such sales is US$0.55 per share (the closing price on August 15, 2024), such additional issuances would represent in the aggregate approximately 91 million additional Common Shares or approximately 309% of the total number of Common Shares outstanding as of August 15, 2024, after giving effect to only such issuance. The timing, frequency, and the price at which we issue Common Shares are subject to market prices and management’s decision to sell Common Shares, if at all. The SEPA Registration Statement covers the (i) up to 19,836,637 SEPA Advance Shares that we may, in our discretion, elect to issue and sell to Yorkville from time to time and (ii) 163,363 SEPA Commitment Shares that we issued to Yorkville in satisfaction of an upfront commitment fee under the SEPA. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Financing Transactions — Standby Equity Purchase Agreement.”

This is a best efforts offering, with no minimum amount of Securities required to be sold, and we may sell fewer than all of the Securities offered hereby.

The Placement Agent has agreed to use its best efforts to solicit offers to purchase the Units in this offering. The Placement Agent has no obligation to buy any of the Securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the Securities. There is no required minimum number of Securities that must be sold as a condition to completion of this offering. As there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the Securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell all of the Units offered in this offering. The success of this offering will impact our ability to use the proceeds to execute our business plans. We may have insufficient capital to implement our business plans and satisfy current obligations, potentially resulting in greater operating losses or dilution unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

If you purchase Common Shares in this offering, you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity or equity-linked securities in the future.

Because the effective per-share price of the Common included in the Units or issuable upon exercise of the Purchase Warrants may be higher than the as adjusted net tangible book value per Common Share, you may experience substantial dilution to the extent of the difference between the effective offering per-share price of Common Shares you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.

Assuming the sale of 18,181,818 Units at a public offering price of US$0.55 per Unit, and assuming no exercise of Purchase Warrants, and after deducting the Placement Agent fees and estimated offering expenses payable by us, you will incur immediate dilution in as adjusted net tangible book value of approximately US$1.61 per share. As a result of the dilution to investors purchasing securities in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of the liquidation of our Company. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering. To the extent shares are issued under outstanding warrants at exercise prices lower than the public offering price of the common stock offered in this offering, you will incur further dilution. See “Dilution” for more information.

Our Common Shares have a short trading history on Nasdaq. An active trading market for our Common Shares may not be sustained and the market price of our Common Shares may be volatile.

Although our securities are listed on Nasdaq, the market for our Common Shares has demonstrated varying levels of trading activity. Prior to the listing, there was not a public market for any of our securities and the current level of trading may not be sustained in the future. The lack of an active market for our Common Shares may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

In addition, we cannot predict the price at which our Common Shares may trade on Nasdaq, and the market price of our Common Shares may fluctuate significantly in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our Common Shares and our Common Shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•        actual or anticipated fluctuations in the Company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the Company;

•        changes in the market’s expectations about the Company’s operating results;

•        the public’s reaction to the Company’s press releases, the Company’s other public announcements and our filings with the SEC;

•        speculation in the press or investment community;

•        success of competitors;

•        the Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Company or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to the Company;

•        the Company’s ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting the Company’s business;

•        commencement of, or involvement in, litigation involving the Company;

•        changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of the Common Shares available for public sale;

•        any major change in the Company’s board or management;

•        sales of substantial amounts of Common Shares by the Company’s directors, officers or significant shareholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, breakouts of pandemics and epidemics and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our Common Shares irrespective of the Company’s operating performance. The stock market in general and Nasdaq specifically have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our Common Shares, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Company could depress its stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of our Common Shares also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert the Company’s management’s attention and resources, and could also require the Company to make substantial payments to satisfy judgments or to settle litigation.

Nasdaq has notified the Company that the Company is not in compliance with certain continued listing requirements, and if we are unable to regain compliance with the listing requirements of The Nasdaq Global Market, our Common Shares may be delisted from The Nasdaq Global Market which could have a material adverse effect on our financial condition and could make it more difficult for you to sell your shares.

Our Common Shares are listed on the Nasdaq Global Market, and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly-held shares, market value of listed shares, and minimum bid price per share, among others, and requirements relating to board and committee independence. If we fail to satisfy one or more of the requirements, we may be delisted from the Nasdaq Global Market.

On July 31, 2024, we received notice (the “Minimum Bid Price Notice”), from Nasdaq that we are not currently in compliance with the US$1.00 minimum closing bid price requirement of Nasdaq Listing Rule 5450(a)(1). The Minimum Bid Price Notice indicated that, consistent with Nasdaq Listing Rule 5810(c)(3)(A)(i), we have until January 25, 2025 to regain compliance with the minimum bid price requirement by having the closing bid price of our Common Shares meet or exceed US$1.00 per share for at least ten consecutive business days. If we do not regain compliance with the minimum bid price requirement by January 25, 2025, we may be eligible to transfer the listing of our Common Shares from the Nasdaq Global Market to the Nasdaq Capital Market if, at the time of such transfer, we meet the initial listing requirement for market value of publicly held shares (US$1.0 million) and all other initial listing standards for the Nasdaq Capital Market (except for the minimum bid price requirement) and provide Nasdaq with written notice of our intention to cure the minimum bid price requirement deficiency. In response, Nasdaq may provide us an additional 180 day period to satisfy the minimum bid price requirement. However, if it appears to the Nasdaq staff that we will not be able to cure the deficiency, or if we are not eligible, Nasdaq will provide notice to us that our Common Shares will be subject to delisting as described below.

On August 5, 2024 we received notice (the “Minimum Market Value of Publicly Held Shares Notice”), from Nasdaq that we are not currently in compliance with the US$15.0 million minimum market value of publicly held shares requirement of Nasdaq Listing Rule 5450(b)(2)(C). The Minimum Market Value of Publicly Held Shares Notice indicated that, consistent with Nasdaq Listing Rule 5810(c)(3)(D), we have until February 3, 2025 to regain compliance with the minimum market value of publicly held shares requirement by having the closing market value of publicly held shares meet or exceed US$15.0 million for at least ten consecutive business days.

On August 5, 2025 we received notice (the “Minimum Market Value of Listed Securities Notice”), from Nasdaq that we are not currently in compliance with the US$50.0 million minimum market value of listed securities requirement of Nasdaq Listing Rule 5450(b)(2)(A). The Minimum Market Value of Listed Securities Notice indicated that, consistent with Nasdaq Listing Rule 5810(c)(3)(C), we have until February 3, 2025 to regain compliance with the minimum market value of listed securities requirement by having the closing market value of listed securities meet or exceed US$50.0 million for at least ten consecutive business days.

The foregoing notices had no immediate effect on the listing of our Common Shares and our Common Shares will continue to trade on the Nasdaq Global Market under the symbol “LDTC” at this time

If we fail to regain compliance with any such requirements during the applicable compliance periods, we will receive notification from Nasdaq that our Common Shares are subject to delisting. At that time we may then appeal the delisting determination to a Hearings Panel. Such notification will have no immediate effect on our listing on the Nasdaq Global Market, nor will it have an immediate effect on the trading of our Common Shares pending such hearing. There can be no assurance, however, that we will be able to regain compliance with each of Nasdaq’s minimum market value of publicly held shares requirement, Nasdaq’s minimum market value of listed securities requirement, and Nasdaq’s minimum bid price requirement. If we regain compliance with each requirement, there can be no assurance that we will be able to maintain compliance with the continued listing requirements for the Nasdaq Global Market, or that our Common Shares will not be delisted from the Nasdaq Global Market in the future. In addition, we may be unable to meet other applicable listing requirements of the Nasdaq Global Market, in which case our Common Shares could be delisted notwithstanding our ability to demonstrate compliance with the minimum market value of publicly held shares, minimum market value of listed securities and the minimum bid price requirements.

Delisting from the Nasdaq Global Market may adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our Common Shares. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors or interest in business development opportunities. Moreover, a delisting of our Common Shares could result in an Event of Default under our outstanding debt.

If we are delisted from the Nasdaq Global Market and we are not able to list our Common Shares on another exchange, our Common Shares could be quoted on the OTC Bulletin Board or in the “pink sheets.” As a result, we could face significant adverse consequences including, among others:

•        a limited availability of market quotations for our securities;

•        a determination that our Common Shares are a “penny stock” which will require brokers trading in our Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and little or no analyst coverage for us;

•        we would no longer qualify for exemptions from state securities registration requirements, which may require us to comply with applicable state securities laws; and

•        a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form F-3) or obtain additional financing in the future.

There is no public market for the Purchase Warrants or Pre-Funded Warrants being offered by us in this offering.

There is no established public trading market for the Purchase Warrants or Pre-Funded Warrants being offered in this offering and we do not expect a market to develop. In addition, we do not intend to apply to list the Purchase Warrants or Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Purchase Warrants and Pre-Funded Warrants will be limited.

The Purchase Warrants may not have any value.

The Purchase Warrants issued in this offering with the related Units will be immediately exercisable and will expire on the fifth anniversary of the issuance date. The Purchase Warrants will have an initial exercise price per share equal to US$      . In the event that the market price of our Common Shares does not exceed the exercise price of the Purchase Warrants during the period when the Purchase Warrants are exercisable, the Purchase Warrants may not be exercised and may not have any value.

Holders of our Purchase Warrants or Pre-Funded Warrants will have no rights as a common shareholder until they acquire our Common Shares.

Until you acquire Common Shares upon exercise of your Purchase Warrants or Pre-Funded Warrants, you will have no rights with respect to our Common Shares. Upon exercise of your Purchase Warrants or Pre-Funded Warrants, as applicable, you will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

The Purchase Warrants and Pre-Funded Warrants are speculative in nature.

The Purchase Warrants and Pre-Funded Warrants offered hereby do not confer any rights of share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire Common Shares at a fixed price. Specifically, commencing on the date of issuance, holders of the Pre-Funded Warrants may acquire the Common Shares issuable upon exercise of such warrants at an exercise price of $0.0001 per share and holders of the Purchase Warrants may acquire the Common Shares issuable upon the exercise of such warrants at an assumed exercise price of $        per share. Moreover, following this offering, the market value of the Purchase Warrants and Pre-Funded Warrants is uncertain and there can be no assurance that the market value of the Purchase Warrants and Pre-Funded Warrants will equal or exceed their public offering price.

The United States federal income taxation of the Pre-Funded Warrants is uncertain.

The U.S. federal income tax treatment of the Pre-Funded Warrants as stock, rather than warrants, is not entirely clear. The Internal Revenue Service may disagree with the treatment of the Pre-Funded Warrants as stock, which could result in adverse U.S. federal income tax consequences for our shareholders, including holders of the Pre-Funded Warrants. Prospective investors are urged to consult their personal income tax advisers in this regard.

Recent market volatility could impact the stock price and trading volume of the Company’s securities.

The trading market for Common Shares could be impacted by recent market volatility, which volatility was greater in the technology industry. While the Company does not believe that it is more likely to be affected by market volatility than other public companies, recent stock run-ups, divergences in valuation ratios relative to those seen during traditional markets, high short interest or short squeezes, and strong and atypical retail investor interest in the markets may impact the demand for Common Shares.

A possible “short squeeze” due to a sudden increase in demand of Common Shares that largely exceeds supply may lead to price volatility in Common Shares. Investors may purchase Common Shares to hedge existing exposure or to speculate on the price of Common Shares. Speculation on the price of Common Shares may involve both long and short exposures. To the extent aggregate short exposure exceeds the number of Common Shares available for purchase, investors with short exposure may have to pay a premium to repurchase Common Shares for delivery to lenders. Those repurchases may in turn, dramatically increase the price of Common Shares. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in Common Shares that are not directly correlated to the operating performance of the Company.

The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Province of Québec’s securities legislation. The Exchange Act and securities laws applicable in the Province of Québec require the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that the Company did not previously incur. Our entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations will result in the Company incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for the Company to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for the Company to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

We have identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future.

A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of the consolidated financial statements will not be prevented or detected on a timely basis. As of June 30, 2024, we identified the following material weaknesses in our internal control over financial reporting:

•        there is insufficient accounting personnel to execute the routine and non-routine accounting processes and apply segregation of duties over the execution and approval of journal entries;

•        the Company has not adequately assessed the effectiveness of its information technology controls to select and develop general control activities over technology to support its financial reporting activities. As a result, the Company places extensive reliance on spreadsheets for various financial processes, including data entries, calculations and analysis, which lack the robust controls and validation mechanisms present in an integrated financial software environment. In addition, the Company has inadequate documentation and a lack of effective review controls to validate the inputs and assumptions used in the data entries, calculations, and analysis in the spreadsheets; and

•        review controls regarding both routine accounting processes and accounting treatments for complex transactions were not designed effectively to ensure that accounting transactions are properly recognized and measured in the consolidated financial statements.

All of the above noted material weaknesses contributed to the restatement of the Company’s financial statements included in this prospectus.

We have taken steps to address these pervasive material weaknesses and expect to implement a remediation plan, which we believe will address their underlying causes. We have engaged external advisors with subject matter expertise and additional external resources to provide assistance in assessing the control environment and expect to further engage these external advisors to provide assistance with all elements of the internal controls over financial reporting program, including: performance of a risk assessment, documentation of process flows, design and remediation of internal controls, and evaluation of the design and operational effectiveness of our internal controls. We also expect to engage additional external advisors to provide assistance in the areas of information technology and financial accounting. We are evaluating the longer-term resource needs of our various financial functions.

These remediation measures may be time consuming, costly, and might place significant demands on our financial and operational resources. We have made some upgrades to our enterprise resource planning system and work on further upgrades is ongoing with the intent to further customize and enhance system functionality. Although we have made enhancements to our control procedures in this area, the material weaknesses will not be remediated until the necessary controls have been implemented and are operating effectively. Moreover, significant operating cost reductions may materially adversely impact our accounting and finance function, and make it more difficult to remediate existing significant deficiencies and material weaknesses. We do not know the specific time frame needed to fully remediate the material weaknesses identified.

We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

We and our independent registered public accounting firm were not required to perform an evaluation of our internal control over financial reporting as of September 30, 2023 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404 of the Sarbanes-Oxley Act.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our software solutions to new and existing customers.

The Company is an emerging growth company subject to reduced disclosure requirements, and there is a risk that availing itself of such reduced disclosure requirements will make its Common Shares less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Once we lose our “emerging growth company” status, we will no longer be able to take advantage of certain exemptions from reporting, and we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

We qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and, as such, is exempt from certain provisions applicable to United States domestic public companies. The Company could lose its status as a foreign private issuer in the future, causing it to incur substantial costs, time and resources.

Because the Company is incorporated under the laws of Canada, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited. As a result, it may be difficult for investors to effect service of process within the United States upon the Company’s directors or officers, or enforce judgments obtained in the United States courts against the Company’s directors or officers.

As a foreign private issuer, the Company is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq listing standards.

The Company is subject to the Nasdaq corporate governance listing standards. However, the Nasdaq rules will permit a foreign private issuer like the Company to follow the corporate governance practices of the Company’s home country. Certain corporate governance practices in Canada, which is the Company’s home country, may differ significantly from the Nasdaq corporate governance listing standards. For instance, the Company will not be required to:

•        have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act); or

•        have a compensation committee and a nominating committee to be comprised solely of “independent directors.”

However, though Canada does not require a majority of independent directors, the Company has a majority of independent directors in accordance with the Nasdaq corporate governance standards. Should the Company instead rely on the “foreign private issuer” exemptions, Shareholders may be afforded less protection than they otherwise would enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

The by-laws of the Company that are in effect designate the Superior Court of Justice of the Province of Québec, Canada and the appellate courts therefrom as the exclusive forum for certain litigation that may be initiated by the Company’s shareholders, which could limit the Company’s shareholders’ ability to obtain a favorable judicial forum for disputes with the Company.

Our by-laws provide that, unless the Company consents in writing to the selection of an alternative forum and except as set out below, the Superior Court of Québec, Canada and the appellate courts therefrom will, to the fullest extent permitted by law be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action or proceeding asserting breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company, any action or proceeding asserting a claim arising pursuant to any provision of the Canada Business Corporations Act (the “CBCA”) or the articles or by-laws of the Company, or any action or proceeding asserting a claim related to the relationships among the Company, its affiliates and their respective shareholders, directors or officers (other than the business carried on by the Company or its affiliates).

Our by-laws provide that, notwithstanding the foregoing, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will have exclusive jurisdiction for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. The exclusive forum provision in our by-laws will not apply to actions arising under the Securities Act or the Exchange Act.

Our by-laws further provide that any person or entity purchasing or otherwise acquiring any interest in shares of the Company is deemed to have notice of and consented to the provisions of the Company’s by-laws described above.

The forum selection provisions in our by-laws may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or the Company’s directors, officers or other employees, which may discourage lawsuits against the Company and the Company’s directors, officers and other employees. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation, memorandum and articles of association and/or equivalent constitutional documents has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision in our by-laws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on the Company’s business, financial conditions and results of operations.

The Company may be or may become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If the Company is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences in connection with the ownership and disposition of Common Shares, Pre-Funded Warrants and Purchase Warrants. No assurance can be given as to whether or not the Company will be treated as a PFIC for its current taxable year. In addition, no assurance can be given as to whether or not the Company will be a PFIC in future taxable years. The Company has not determined whether it will provide U.S. Holders with this information to make or maintain a QEF election if it determines it is a PFIC and has not committed to make a determination as to whether it is a PFIC. U.S. Holders are urged to consult their own tax advisors regarding the possible application of the PFIC rules to the Common Shares, Pre-Funded Warrants and the Purchase Warrants. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see “Material U.S. Federal Income Tax Considerations to U.S. Holders.”

Forward-Looking Statements

Some of the statements in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that do not directly or exclusively relate to historical facts. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not a forward-looking statement. Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, but are not limited to, statements about:

•        the Company’s financial performance following the Business Combination;

•        our ability to raise additional capital including pursuant to the Bridge Facility and Equity Financing described herein;

•        our ability to comply with the covenants in our debt financing agreements;

•        our ability to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, our lenders under our debt instruments;

•        changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, projects, prospects, and plans;

•        expansion plans and opportunities; and

•        the outcome of any known and unknown litigation and regulatory proceedings; and

•        other factors discussed under the section titled “Risk Factors” beginning on page 15.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents incorporated by reference in this prospectus, to reflect any change in our expectations with respect to such statements or any change in events, conditions or circumstances upon which any such statement is based.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately US$9.0 million (assuming the sale of all Units offered hereby at the assumed public offering price of US$0.55 per Unit, which represents the closing sale price of our Common Shares on Nasdaq on August 15, 2024), after deducting the Placement Agent fees and estimated offering expenses payable by us, and assuming no Purchase Warrants or Pre-Funded Warrants are exercised. However, because this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, the actual offering amount, Placement Agent fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus, and we may not sell all or any of the securities we are offering. As a result, we may receive significantly less in net proceeds. Based on the assumed offering price set forth above, we estimate that our net proceeds from the sale of 75%, 50% or 25% of the Units offered in this offering would be approximately US$6.6 million, US$4.3 million and US$2.0 million, respectively, after deducting Placement Agent fees and estimated offering expenses payable by us.

A US$0.10 increase (decrease) in the assumed public offering price of US$0.55 per Unit, would increase (decrease) the net proceeds to us from this offering by approximately US$1.69 million, assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting Placement Agent fees.

We expect to use the net proceeds of this offering for working capital and general corporate purposes. Our expected use of net proceeds represents our current intentions based on our present plans and business condition, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our business plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Dividend Policy

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on its our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.

DILUTION

If you invest in our securities in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per Unit and the as adjusted net tangible book value per-share price of our Common Shares immediately after this offering. Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the Units sold in this offering exceeds the pro forma net tangible book value per Common Share after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of Common Shares outstanding.

As of June 30, 2024, the historical net tangible book value (deficit) of our Common Shares was $(81.1 million) (US$(59.3 million)) or $(2.75) (US$(2.01)) per Common Share.

After giving effect to the (i) sale by us of 18,181,818 Units at a public offering price of US$0.55 per Unit (the closing sale price of our Common Shares on Nasdaq on August 15, 2024), and assuming no Purchase Warrants or Pre-Funded Warrants are exercised, and (ii) receipt by us of the net proceeds of this offering, after deduction of the Placement Agent fees and the estimated offering expenses payable by us, our as adjusted net tangible book value (deficit) as of June 30, 2024, would have been US$(50.3 million), or US$(1.06) per share. This represents an immediate increase in as adjusted net tangible book value of approximately US$0.96 per share to our existing shareholders, and an immediate dilution of US$1.61 per share to purchasers of shares in this offering, as illustrated in the following table:

In US$

Assumed public offering price per share	$0.55
Historical net tangible book value per share as of June 30, 2024	$(2.01)
Increase per share attributable to new investors	$0.96
As adjusted net tangible book value per share after this offering	$(1.06)
Dilution per share to investors in the offering	$1.61

Each US$0.10 increase (decrease) in the assumed public offering price of US$0.55 per Unit would increase (decrease) the as adjusted net tangible book value per share after this offering by US$0.06 per share and the dilution to new investors purchasing Units in this offering by US$0.16 per share, assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting Placement Agent fees and estimated offering expenses payable by us.

If we only sell 75%, 50% or 25% of the maximum offering amount, our as adjusted net tangible book value per share after this offering would be US$52.6 million, US$55.0 million or US$57.3 million, respectively, and the immediate dilution in net tangible book value per share to new investors purchasing Units in this offering would be US$1.77, US$1.98 or US$2.23, respectively, assuming no Purchase Warrants or Pre-Funded Warrants are exercised, and after deducting Placement Agent fees and estimated offering expenses payable by us.

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of Units that we offer in this offering, and other terms of this offering determined at the time of pricing. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Our total outstanding Common Shares immediately after this offering is based on 29,453,676 Common Shares outstanding as of August 15, 2024 and assumes no Pre-Funded Warrants are issued in the offering and excludes as of that date:

•        18,181,818 Common Shares issuable upon the exercise of Purchase Warrants;

•        17,465,749 Common Shares issuable upon the exercise of warrants at an exercise price of $11.17 per Common Share, subject to adjustment;

•        13,890 Common Shares issuable upon the exercise of warrants at an exercise price of $138.68 per Common Share, subject to adjustment;

•        449,013 Common Shares issuable upon the exercise of the Legacy Director Warrants;

•        4,400,106 Common Shares issuable upon the conversion of our outstanding secured convertible notes convertible at $10.00 per Common Share, before giving effect to any PIK Accrual, and the contemplated conversion of convertible notes as described under “Prospectus Summary — Recent Developments — August 2024 Bridge Financing”;

•        2,031,250 Common Shares issuable upon automatic conversion of Class A Non-Voting Special Shares;

•        4,999,815 Common Shares issuable upon the automatic conversion of our Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares (collectively, the “Company Earnout Non-Voting Special Shares”); and

•        414,470 Common Shares issuable upon vesting of outstanding RSUs held by Company directors and 3,563,518 Common Shares issuable upon vesting and exercise of outstanding equity awards.

The information discussed above is illustrative only, and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. To the extent that any outstanding warrants are exercised, outstanding notes are converted, new awards are issued under our equity compensation plans, or we otherwise issue additional Common Shares in the future, at a price less than the public offering price, there will be further dilution to the investor.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of SEC Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus unless otherwise defined.

The following unaudited pro forma condensed consolidated statement of loss of the Company and its consolidated subsidiaries for the year ended September 30, 2023 and for the nine months ended June 30, 2024 present the combination of the financial information of Prospector, NewCo and LeddarTech, after giving effect to the Business Combination, related transactions and adjustments for other material events.

The unaudited pro forma condensed consolidated statement of loss for the year ended September 30, 2023 and for the nine months ended June 30, 2024 gives pro forma effect to the Business Combination, related transactions and adjustments for other material events as if they had occurred on October 1, 2022.

The unaudited pro forma condensed consolidated financial information has been derived from, and should be read in conjunction with, the historical financial statements of LeddarTech, and the notes thereto, as well as the disclosures contained elsewhere in this prospectus.

No pro forma condensed consolidated statement of financial position is presented herein as the transaction is already reflected in the unaudited financial statements of LeddarTech Inc. as at and for the nine months ended June 30, 2024.

The accounting policies used in the preparation of the unaudited pro forma condensed consolidated financial information incorporate the significant accounting policies used by LeddarTech for the respective periods in the consolidated financial statements included in this prospectus.

The unaudited pro forma condensed consolidated financial information has been presented for illustrative purposes only and may not necessarily reflect what the Company’s financial condition or results of operations would have been had the Business Combination, related transactions and adjustments for other material events occurred on the dates indicated. Further, the unaudited pro forma condensed consolidated financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed consolidated financial information and are subject to change as additional information becomes available and analyses are performed.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial information are based on items that are factually supportable, directly attributable to the Business Combination, related transactions and adjustments for other material events for which there are firm commitments and are expected to have a continuing impact on the unaudited pro forma condensed consolidated financial information for which completed financial effects are objectively determinable.

Description of the Business Combination, Related Transactions and Adjustments for Other Material Events

On June 12, 2023, as amended on September 25, 2023, Prospector entered into the Business Combination Agreement with LeddarTech and NewCo. Prior to the Business Combination and the payment by Prospector of a dividend of 1,338,616 Prospector Class A Shares to non-redeeming holders described below, but after final redemption by Prospector of 855,440 of its Class A ordinary shareholders, the outstanding securities of Prospector consisted of the following:

•        Prospector Class A Shares held by public shareholders — 1,338,616

•        Prospector Class B Shares held by the Sponsor — 8,125,000

•        Public Warrants (after separation — see Redemption Offer below) — 10,833,333

•        Private Placement Warrants held by the Sponsor — 5,666,667

Prior to the Closing Date, holders of an aggregate of 855,440 Prospector Class A ordinary shares exercised their right to redeem those shares for approximately US$10.93 per share, or a total of approximately US$9.3 million paid from Prospector’s trust account (the “SPAC Redemption”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

On December 21, 2023 (the “Closing Date”), as contemplated in the BCA, Prospector, LeddarTech and NewCo completed a series of transactions:

•        Prospector continued as a corporation existing under the laws of Canada (the “Continuance” and Prospector as so continued, “Prospector Canada”);

•        Prospector Canada and NewCo amalgamated (the “Prospector Amalgamation” and Prospector Canada and NewCo as so amalgamated, “AmalCo”);

•        the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in a plan of arrangement (the “Plan of Arrangement”), AmalCo acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of AmalCo having a negotiated aggregate equity value of US$200 million (valued at US$10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation (the “Share Exchange”) plus additional AmalCo “earnout” shares (with the terms set forth in the BCA);

•        LeddarTech and AmalCo amalgamated (the “Company Amalgamation” and LeddarTech and AmalCo as so amalgamated, the “Company”); and

•        in connection with the Company Amalgamation, the securities of AmalCo converted into an equivalent number of corresponding securities in the Company (other than as described in the BCA with respect to the Prospector Class B ordinary shares) and each of LeddarTech’s equity awards (other than options to purchase LeddarTech’s class M shares) were cancelled for no compensation or consideration and LeddarTech’s equity plans were terminated (and the options to purchase LeddarTech’s class M shares became options to purchase common shares of the Company (the “Company Common Shares” or the “Common Shares”)).

The Continuance, the Prospector Amalgamation, the Share Exchange, the Company Amalgamation and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination.”

The ability of the Company to fulfill its obligations and finance its future activities depends on its ability to raise capital and the continuous support of its creditors. The Company has historically been successful in raising capital through issuances of equity and debt and amending or refinancing its credit facilities. However, there can be no certainty as to the ability of the Company to achieve successful outcomes to these matters. This indicates the existence of a material uncertainty that raises substantial doubt about the ability of the Company to continue as a going concern. While the Business Combination and the PIPE Financing have improved the Company’s liquidity position, unless the Company is successful in raising additional capital, these transactions do not remove substantial doubt about the ability of the Company to continue as a going concern.

Prospector Share Issuance

Prospector issued at the Closing, as a dividend, following the Prospector Shareholder Redemption and prior to the Continuance, to each holder of Prospector Class A Shares that did not participate in the redemption one additional Prospector Class A Share for each non-redeemed Prospector Class A Share.

Such additional Prospector Class A Shares were issued as a dividend in an effort to reduce redemptions in an on-going high redemption environment for special purpose acquisition company business combinations. The share dividend was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon Closing.

Convertible Promissory Notes

On May 16, 2022, Prospector entered into a convertible promissory note with the Sponsor, pursuant to which Prospector had borrowed US$1,448,623 through the Closing Date (the “Prospector Convertible Promissory Note” or “Convertible Promissory Note — Related Party”). The Prospector Convertible Promissory Note was non-interest bearing and due on the earlier of December 31, 2023 and the date on which Prospector consummates its initial business combination. Upon the closing of the Business Combination, Prospector converted the entire balance of the Prospector Convertible Promissory Note into 965,749 warrants, at a price of US$1.50 per warrant at the option of the Sponsor. These warrants are identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into a Sponsor Letter Agreement.

The Sponsor Letter Agreement provides that the Prospector Sponsor Non-Voting Special Shares, which equals twenty-five percent (25%) of the Company Shares that will be held by the Sponsor pursuant to and following the completion of the Business Combination Agreement and the Plan of Arrangement in exchange for the Prospector Class B Shares held by the Sponsor, and twenty-five percent (25%) of the Legacy SPAC Warrants issuable pursuant to the terms of the Business Combination Agreement and the Plan of Arrangement in exchange for the Prospector Warrants held by the Sponsor, will be subject to a seven-year vesting pursuant to which such Prospector Sponsor Non-Voting Special Shares will vest and convert into Common Shares of the Company and such Prospector Warrants will be deemed vested, in each case, in equal thirds upon the volume weighted average price of the Company Common Shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 Trading Days within any consecutive 30-Trading Day period commencing at least 150 days following the Closing (the “Class A Non-voting Special Shares” and “Vesting Sponsor Warrants,” respectively). The remaining seventy five percent (75%) (i) of the Company Shares that will be held by the Sponsor pursuant to and following the completion of the Business Combination Agreement and the Plan of Arrangement and (ii) the Legacy SPAC Warrants held by the Sponsor are not subject to vesting.

PIPE Financing

On June 12, 2023, LeddarTech entered into the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of at least US$43.0 million, payable in two tranches. On October 30, 2023, LeddarTech and the PIPE Investors entered into an amendment to the Subscription Agreement, pursuant to which the PIPE Investors agreed to accelerate the timing of their purchase of a portion of the second tranche of secured convertible notes.

•        On June 13, 2023, the issuance of the Tranche A-1 Notes in the aggregate principal amount of US$21.66 million occurred in connection with the execution of the Business Combination Agreement. In addition to receiving the Tranche A-1 Notes, the PIPE Investors (the “Tranche A-1 PIPE Investors”) received warrants to acquire 595,648 Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “Tranche A-1 PIPE Warrants”), which will entitle the Tranche A-1 PIPE Investors to receive 8,052,832 Company Common Shares in connection with such Tranche A-1 PIPE Warrants upon the closing of the Business Combination.

•        On July 30, 2023, the Company issued the Tranche A-2 Notes in the aggregate principal amount of US$0.34 million. In addition to receiving the Tranche A-2 Notes, these PIPE Investors (the “Tranche A-2 PIPE Investors” and, together with the Tranche A-1 PIPE Investors, the “Tranche A PIPE Investors”) received warrants to acquire 9,354 Class D-1 preferred shares of LeddarTech (the “Tranche A-2 PIPE Warrants” and, together with the Tranche A-1 PIPE Warrants, the “Tranche A PIPE Warrants”) which will entitle the Tranche A-2 PIPE Investors to receive 124,095 Company Common Shares upon the closing of the Business Combination.

•        Pursuant to an amendment to the Subscription Agreement dated October 30, 2023, approximately US$4.1 million of Tranche B-1 Notes was issued on October 31, 2023, with the issuance of the remaining US$17.9 million Tranche B Notes (the PIPE Investors receiving such Tranche B-2 Notes, the “Tranche B-2 PIPE Investors”) upon the Closing of the Business Combination. In addition to receiving the Tranche B-1 Notes, the PIPE Investors who received the Tranche B-1 Notes (the “Tranche B-1 PIPE Investors” and, together with the Tranche A PIPE Investors and the Tranche B-2 PIPE Investors, the “PIPE Investors”) received warrants to purchase 24,323 Class D-1 Preferred Shares (the “Tranche B-1 PIPE Warrants” and, together with the Tranche A PIPE Warrants, the “PIPE Warrants”), which will entitle the Tranche B-1 PIPE Investors to receive 316,643 Company Common Shares upon the closing of the Business Combination (such transactions, the “Additional PIPE Financing”).

•        Altogether, the PIPE Warrants entitled the PIPE Investors to receive approximately 8,493,570 Company Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.5% of the 20 million Company Common Shares outstanding immediately prior to the Closing which also entitled the PIPE Investors to receive approximately 42.5% of each class of the Company Earnout Non-Voting Special Shares (see “Company Earnout Non-Voting Special Shares to be Issued to the Company Shareholders” below) being distributed to existing shareholders of LeddarTech.

•        The 20 million Company Common Shares outstanding immediately prior to the Closing represented the US$200 million equity value of the Company divided by a negotiated value of US$10.00 per share transaction price. Because the PIPE Investors owned approximately 42.5% of the Company Common Shares immediately prior to the Closing, the PIPE Investors were entitled to receive approximately 42.5% of each class of the Company Earnout Non-Voting Special Shares to be distributed to existing shareholders of LeddarTech at the Closing.

The PIPE Convertible Notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the PIPE Convertible Notes and are convertible into the number of Company Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Company Common Share. The hypothecs and the security interests in the assets of LeddarTech and the Company to secure the obligations under the PIPE Convertible Notes rank before the hypothecs securing the obligations under the IQ Loan Agreement and behind hypothecs and the security interests securing the obligations under the Desjardins Credit Facility.

Pursuant to the Business Combination Agreement, each of Prospector, LeddarTech and NewCo agreed that, if desirable, they will collaborate together so that LeddarTech may enter into subscription agreements (and/or joinders to the Subscription Agreement) to issue additional secured convertible notes.

Company Earnout Non-Voting Special Shares to be Issued to the Company Shareholders

Pursuant to the Business Combination Agreement, LeddarTech Holders were issued Company Earnout Non-Voting Special Shares consisting of the following:

•        999,963 Company Class B Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$12.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$12.00 per Company Common Share;

•        999,963 Company Class C Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$14.00 per Company Common Share;

•        999,963 Company Class D Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$16.00 per Company Common Share;

•        999,963 Company Class E Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share; and

•        999,963 Company Class F Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share.

Notwithstanding the foregoing, if (i) there occurs any Change of Control Transaction and the applicable valuation of the Company Common Shares is less than the respective dollar values set forth above, or (ii) any Company Earnout Non-Voting Special Share is outstanding as of the seventh anniversary of the Closing, then each outstanding Company Earnout Non-Voting Special Share shall be redeemable at a redemption price equal to US$0.00000000001 per share by the Company, without any action or consent on the part of the holders thereof or any other person.

Company Omnibus Incentive Plan

Immediately prior to the Closing, the Company adopted the Incentive Plan and this plan continues in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Incentive Plan shall not exceed at any time 5,000,000 shares. The Incentive Plan will provide for the grant of unvested Company Common Shares, share options, restricted share units, deferred share units and share appreciation rights and vesting conditions may apply to each award and may include continued service, performance and/or other conditions.

Acquisition of Non-Controlling Interest

In order to satisfy a condition to closing of the Business Combination that LeddarTech purchase the remaining 40% interest in VayaVision, and in accordance with the terms of the option agreement entered into by LeddarTech and the VayaVision shareholders at the date of acquisition, LeddarTech exercised its contractual right to purchase the remaining 40% interest in VayaVision on November 1, 2023. The consideration paid by LeddarTech consisted of 66,550 Company Common Shares, after payment of the applicable withholding tax, which entitled the shareholders to receive 5,548 Company Common Shares.

Desjardins Credit Facility

On April 5, 2023, LeddarTech entered into the Desjardins Credit Facility, which amended and restated the existing loan offer in connection with the $30.0 million Term Loan to extend the maturity to the date which is 30 months after the earlier of (i) July 31, 2023 and (ii) the closing date of the Business Combination. The Desjardins Credit Facility was further amended through the sixth amending agreement to the Desjardins Credit Facility dated as of October 31, 2023 (the “Desjardins Facility October 2023 Amendments”), and now provides for an interest rate of either the Canadian prime rate or US base rate plus 4% (a reduction from prime plus 9%). In addition, the Desjardins Facility October 2023 Amendments altered the required repayments of the Desjardins Credit Facility to the following amounts, if any:

•        100% of the cash acquired from Prospector (i.e., the cash remaining in the Prospector Trust Account at the time of the Business Combination) in excess of US$17.0 million (previously US$15.0 million);

•        100% of the net cash proceeds from the sale of assets of LeddarTech’s modules and components business units; and

•        10% of the amount raised in the PIPE Financing in excess of US$44.0 million (previously 25% in excess of US$43.0 million).

In conjunction with the Desjardins Facility October 2023 Amendments, LeddarTech issued to Desjardins warrants to purchase Company Common Shares at $0.01 per share, which warrants were assumed by the Company and have been exercised for 250,000 Company Common Shares at $0.01 per share (the “Desjardins Warrants”).

Two thirds of the 250,000 Common Shares issued upon exercise of the Desjardins Warrants remain subject to a lock-up with 83,333 Common Shares to be released on August 21, 2024 and the remaining 83,334 Common Shares to be released on December 21, 2024. The changes made to the Desjardins Credit Facility pursuant to the Desjardins Facility October 2023 Amendments and the Ninth Amending Agreement, Tenth Amending Agreement and Eleventh Amending Agreement have not been reflected in the pro forma financial statements.

IQ Loan Agreement Amendment

On June 12, 2023, concurrent with the PIPE Financing, LeddarTech entered into an amendment to the IQ Loan Agreement. The original interest free loan, which had a discounted value of $10.0 million as at March 31, 2023, now bears interest rate of 12%, which compounds annually as an increase to the principal amount of the IQ Loan Agreement. The IQ Loan Agreement will be repaid over a 42-month period commencing September 30, 2026.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse asset acquisition in accordance with IFRS since Prospector does not meet the definition of a business in accordance with IFRS 3, Business Combinations (“IFRS 3”). Consequently, the Business Combination will be accounted for under IFRS 2, Share-Based Payment (“IFRS 2”) as it relates to the stock exchange listing service received and under other relevant IFRS standards for cash and other assets acquired. Under this method of accounting, Prospector will be treated as the “acquiree” for accounting purposes. In the accompanying unaudited pro forma condensed consolidated financial information, the net assets of Prospector were recognized at their fair value, which approximated their carrying value, and no goodwill or other intangible assets were recorded. In accordance with IFRS 2, the difference between the fair value of the consideration paid (i.e., the Company Common Shares and Company Class A Non-Voting Special Shares issued to Prospector shareholders) over the fair value of the identifiable net assets of Prospector will represent a service for the listing of the Company and will be recognized as an expense.

LeddarTech has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an acquisition of the listing service and assets of Prospector.

•        LeddarTech’s shareholders prior to consummation of the Business Combination have the greatest voting interest in the Company with an approximately 69.5% voting interest;

•        The largest individual minority shareholder of the Company was a shareholder of LeddarTech prior to consummation of the Business Combination;

•        Senior management of the Company is composed of a majority of senior management of LeddarTech prior to consummation of the Business Combination;

•        Directors of LeddarTech prior to consummation of the Business Combination form a majority on the board of directors of the Company;

•        LeddarTech is the larger entity based on historical total assets and revenues; and

•        LeddarTech’s operations will comprise the ongoing operations of Company.

The fair value of the consideration for the acquisition of the Prospector Class A Shares will ultimately be based on the market price of the Prospector Class A Shares immediately prior to the Closing of the Business Combination. The pro forma financial information has been prepared based on the market price at Closing of $6.30 (US$4.74) per share as of December 21, 2023.

The Prospector Warrants are considered to be part of the Business Combination and are a liability assumed as part of the identifiable net assets of Prospector. The replacement of the Prospector Warrants with the Legacy SPAC Warrants is then separately accounted for under IAS 32, Financial Instruments: Presentation (“IAS 32”). The Legacy SPAC Warrants will be recorded as a liability at fair value under IFRS since they have an exercise price of US$11.17 per Company Common Share which is variable to the Company whose functional currency is the Canadian dollar. Accordingly, they are classified as a liability rather than equity as they don’t meet the “fixed for fixed” requirement under IAS 32. As it is expected that the fair value of the Prospector Warrants will have a similar fair value as the Legacy SPAC Warrants as of the Closing, no material income impact will ultimately arise from the replacement. For illustrative purposes in the unaudited pro forma condensed consolidated financial information, the assumed liability for the outstanding Prospector Warrants was determined as follows:

•        Legacy SPAC Warrants that replace the public Prospector Warrants (the “Public Warrants”) are valued at $0.10 (US$0.075) per warrant based on the December 21, 2023 trading price of the public Prospector Warrants. The ultimate accounting for the Business Combination will value the Public Warrants at the market price of the Prospector Warrants immediately prior to the Closing.

•        Legacy SPAC Warrants that replace the private Prospector Warrants, excluding the Company Vesting Sponsor Warrants (the “Private Placement Warrants”), are valued at $0.10 (US$0.075) per warrant based on the December 21, 2023 trading price of the public Prospector Warrants. The ultimate accounting for the Business Combination will value the Private Placement Warrants at the market price of the Prospector Warrants immediately prior to the Closing.

•        Company Vesting Sponsor Warrants are valued at $0.10 (US$0.075) per warrant based on the December 21, 2023 trading price of the public Prospector Warrants. The ultimate accounting for the Business Combination will value the Company Vesting Sponsor Warrants at their fair value immediately prior to the Closing.

The anticipated accounting for the Tranche B Notes of the PIPE Financing will include allocating a portion of the proceeds from Tranche B-1 to the relevant PIPE Warrants, a portion of the proceeds to the option to convert the relevant PIPE Convertible Notes into Company Common Shares and to a debt instrument with interest expense determined using the effective interest method (see note I). The Tranche B-1 PIPE Warrants were exercised by the Tranche B-1 PIPE Investors in October 2023 at their exercise price of US$0.01 per warrant in exchange for 24,323 Class D-1 Preferred Shares, which were converted to 316,643 Company Common Shares upon Closing. For illustrative purposes in the unaudited pro forma condensed consolidated financial information, the Company Common Shares issuable to such PIPE Investors have been valued at US$4.74 per share.

The Company Earnout Non-Voting Special Shares (Class B through Class F) that were distributed to existing shareholders of LeddarTech are valued at per share amounts ranging from $3.52 (US$2.65) to $5.20 (US$3.93) based on option pricing models. The Company Earnout Non-Voting Special Shares will be accounted for as a dividend-in-kind based on these estimated values.

The Desjardins Credit Facility has been reflected as a non-current liability in the unaudited pro forma condensed consolidated statement of financial position based on its contractual terms. However, the Desjardins Credit Facility, after giving effect to the Desjardins Facility October 2023 Amendments, requires continuing compliance by the Company with specified financial covenants, including maintaining a minimum balance of $5.0 million from completion of the Business Combination. The Desjardins Credit Facility also has cross default provisions. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and capital management.”

Basis of Pro Forma Presentation

All dollar amounts are expressed in Canadian dollars (“C$” or “$”) unless indicated otherwise noted as US$. The historical financial information of Prospector has been translated to C$ from US$ based on exchange rates disclosed in the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

The following table presents summary pro forma data after giving effect to the Business Combination, related transactions and adjustments for other material events contemplated by the Business Combination Agreement, using final redemption of 855,440 Prospector Class A Shares, resulting in an aggregate payment of US$9.3 million (C$12.3 million) based on an estimated per share redemption price of US$10.93 (C$14.34) based on a pro rata portion of interest accrued on the Trust Account, out of the Trust Account.

The following summarizes the pro forma ownership of Company Common Shares following the Business Combination, related transactions and adjustments for other material events using final redemptions:

	Shares	%
Shares held by current LeddarTech shareholders(1)	11,506,430	40.0%
Shares held by PIPE Investors(2)	8,493,570	29.5%
Shares held by current Prospector Non-Redeeming Shareholders(3)	2,677,232	9.3%
Shares held by Sponsor(4)	6,093,750	21.2%

____________

(1)      Excludes securities held by Sponsor and securities issued in the PIPE Financing. Represents the 20 million Company Shares, less the 8,493,570 Company Common Shares issuable to the PIPE Investors in respect of their 629,325 Class D-1 Shares issued or issuable upon exercise of the PIPE Warrants.

(2)      Represents the Company Common Shares issuable to the PIPE Investors in respect of their 629,325 Class D-1 Shares issued or issuable upon exercise of the PIPE Warrants, including the impact of the preferential dividend from the date of issuance to the expected closing of the Business Combination. Does not include shares underlying outstanding PIPE Convertible Notes or estimated interest on PIPE Convertible Notes payable in Class D-1 Shares.

(3)      Excluding securities held by Sponsor. Gives effect to the additional 1,338,616 shares to be issued in the Prospector Share Issuance (pursuant to which Prospector will issue one additional Prospector Class A Share to each Prospector Non-Redeeming Shareholder for each non-redeemed Prospector Class A Share held by such Prospector Non-Redeeming Shareholder).

(4)      Excludes securities issued in the PIPE Financing. Represents the Company Common Shares issuable in respect of the 6,093,750 Prospector Class A Shares issuable to the Sponsor in the Prospector Share Conversion (pursuant to which each Prospector Class B Share converts into 0.75 of a Prospector Class A Share and 0.25 of a Prospector Sponsor Non-Voting Special Share).

Additional Company Common Shares could be issued in the future that would dilute the above ownership percentages:

Exercisable currently or immediately following Closing
Existing warrants held by IQ	13,890
Legacy SPAC Warrants issued in exchange for Prospector Public Warrants	10,833,333
Legacy SPAC Warrants issued in exchange for 75% of Prospector Private Placement Warrants	4,974,312
Vested Convertible Notes held by PIPE Investors(1)	4,400,106
Company Options issued in exchange for LeddarTech M-Options	12,516
Exercisable upon vesting
Vested Legacy SPAC Warrants issued upon the conversion of Prospector Convertible Promissory Note(1)	241,437
Vesting Sponsor Warrants issued in exchange for 25% of Prospector Private Placement Warrants	1,416,667
Class A Non-Voting Special Shares held by Prospector Sponsor shareholders	2,031,250
Class B to F Non-Voting Special Shares held by current LeddarTech shareholders and the PIPE Investors	4,999,815

____________

(1)      The number of instruments is adjusted to reflect the conversion of the full amount borrowed US$1,448,623 through the Closing Date.

In addition to the above, in conjunction with the Desjardins Facility October 2023 Amendments, LeddarTech issued to Desjardins the Desjardins Warrants, which warrants were assumed by the Company and have been exercised.

Certain LeddarTech transaction costs will be paid in Company Common Shares equal to the dollar value $927,360 (US$700,000) which shall be issued no earlier than 30 days and no later than 60 days following the effectiveness of the registration of such shares pursuant to a registration statement on Form F-1.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF LOSS
For the year ended September 30, 2023
(in Canadian dollars)

	Historical	Final Redemptions
	LeddarTech	Pro Forma Adjustments		Pro Forma Statement of Loss
	3(a)
Revenue	7,447,177	—		7,447,177
Cost of sales	7,521,845	—		7,521,845
Gross profit	(74,668)	—		(74,668)

Operating expenses
Marketing and product management	4,097,931	—		4,097,931
Selling	3,126,324	—		3,126,324
General and administrative	18,990,598	3,000,000	3(g)	21,990,598
Transaction costs	3,506,630			3,506,630
Stock-based compensation	2,436,974	7,363,945	3(f)	9,800,919
Research and development costs	12,719,093	—		12,719,093
Restructuring costs	1,756,433	—		1,756,433
Impairment loss related to intangible assets	5,791,439	—		5,791,439
	52,425,422	10,363,945		62,789,367
Loss from operations	(52,500,090)	(10,363,945)		(62,864,035)

Other (income) costs
Grant revenue	(377,080)	—		(377,080)
Finance costs, net	(698,601)	6,723,910	3(b)	6,641,199
		669,418	3(c)
		(53,528)	3(d)
Loss before income taxes	(51,424,409)	(17,703,745)		(69,128,154)
Income taxes	—	—		—
Net loss	(51,424,409)	(17,703,745)		(69,128,154)

Net loss attributable to:
Non-controlling interests	(3,432,312)	3,432,312	3(e)	—
Equity holders of the parent	(47,992,097)	(21,136,057)		(69,128,154)

Net loss per common share, basic and diluted	(286.33)			(2.40)
Weighted average common shares outstanding, basic and diluted	167,610			28,770,930

See accompanying notes

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF LOSS
For the nine months ended June 30, 2024
(in Canadian dollars)

	Historical	Final Redemptions
	LeddarTech	Pro Forma Adjustments		Pro Forma Statement of Loss
	4(a)
Revenue	4,985,659	—		4,985,659
Cost of sales	2,980,666	—		2,980,666
Gross profit	2,004,993	—		2,004,993

Operating expenses
Marketing and product management	3,323,632			3,323,632
Selling	2,421,239			2,421,239
General and administrative	14,275,520	668,478	4(f)	14,943,998
Listing fee	59,139,572			59,139,572
Transaction costs	2,407,977			2,407,977
Stock-based compensation	(300,076)	(2,933,073)	4(e)	(3,233,149)
Research and development costs	6,686,031			6,686,031
Total operating expenses	87,953,895	(2,264,594)		85,689,301
Loss from operations	(85,948,902)	(2,264,594)		(85,689,301)

Other (income) costs
Grant revenue	(90,065)			(90,065)
Finance costs, net	557,915	2,205,300	4(b)	1,635,359)
		(12,025)	4(c)
Loss before income taxes	(85,300,922)	71,320		(85,229,602)
Income taxes	17,011			17,011
Net loss	(85,317,933)	71,320		(85,246,613)

Net loss attributable to:
Non-controlling interests	(302,312)	302,312	4(d)

Equity holders of the parent	(85,015,621)	(230,992)		(85,246,613)
Net loss per common share, basic and diluted	(2.89)			(2.89)
Weighted average common shares outstanding, basic and diluted	29,453,615			29,453,615

See accompanying notes

1.      Description of the Business Combination, Related Transactions and Adjustments for Other Material Events

Prospector was a blank check company corporation incorporated as a Cayman Islands exempted company on September 18, 2020, for the purpose of effecting an acquisition of one or more businesses or assets, by way of a merger, amalgamation, arrangement, share exchange, asset acquisition, share purchase, reorganization or any other similar business combination involving Prospector.

LeddarTech was incorporated under the CBCA on July 3, 2007. The Company’s head office is located at 240-4535, boul. Wilfrid-Hamel, Québec City, Québec, G1P 2J7, Canada. The Company develops services and products targeted at the ADAS market and, prior to 2022, manufactured and commercialized LiDAR for the mobility market.

The Business Combination collectively refers to:

•        the Prospector Share Conversion;

•        the Continuance;

•        the Prospector Amalgamation;

•        the Share Exchange;

•        the AmalCo Share Redemption; and

•        the Company Amalgamation.

Prospector Share Issuance

Prospector issued at the Closing, as a dividend, following the Prospector Shareholder Redemption and prior to the Continuance, to each holder of Prospector Class A Shares that did not participate in the redemption one additional Prospector Class A Share for each non-redeemed Prospector Class A Share.

Such additional Prospector Class A Shares were issued as a dividend in an effort to reduce redemptions in an on-going high redemption environment for special purpose acquisition company business combinations. The share dividend was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon Closing.

Convertible Promissory Notes

On May 16, 2022, Prospector entered into a convertible promissory note with the Sponsor, pursuant to which Prospector had borrowed US$1,448,623 through the Closing Date (the “Prospector Convertible Promissory Note” or “Convertible Promissory Note — Related Party”). The Prospector Convertible Promissory Note was non-interest bearing and due on the earlier of December 31, 2023 and the date on which Prospector consummates its initial business combination. Upon the closing of the Business Combination, Prospector converted the entire balance of the Prospector Convertible Promissory Note into 965,749 warrants, at a price of US$1.50 per warrant at the option of the Sponsor. These warrants are identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into a Sponsor Letter Agreement.

The Sponsor Letter Agreement provides that the Prospector Sponsor Non-Voting Special Shares, which equals twenty-five percent (25%) of the Company Shares that will be held by the Sponsor pursuant to and following the completion of the Business Combination Agreement and the Plan of Arrangement in exchange for the Prospector Class B Shares held by the Sponsor, and twenty-five percent (25%) of the Legacy SPAC Warrants issuable pursuant to the terms of the Business Combination Agreement and the Plan of Arrangement in exchange for the Prospector Warrants held by the Sponsor, will be subject to a seven-year vesting pursuant to which such Prospector Sponsor

Non-Voting Special Shares will vest and convert into Common Shares of the Company and such Prospector Warrants will be deemed vested, in each case, in equal thirds upon the volume weighted average price of the Company Common Shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the Closing (the “Class A Non-voting Special Shares” and “Vesting Sponsor Warrants,” respectively). The remaining seventy five percent (75%) (i) of the Company Shares that will be held by the Sponsor pursuant to and following the completion of the Business Combination Agreement and the Plan of Arrangement and (ii) the Legacy SPAC Warrants issuable pursuant to the Business Combination Agreement and the Plan of Arrangement in exchange for the Private Placement Warrants held by the Sponsor are not subject to vesting.

PIPE Financing

On June 12, 2023, LeddarTech entered into the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of at least US$43.0 million, payable in two tranches. On October 30, 2023, LeddarTech and the PIPE Investors entered into an amendment to the Subscription Agreement, pursuant to which the PIPE Investors agreed to accelerate the timing of their purchase of a portion of the second tranche of secured convertible notes.

•        On June 13, 2023, the issuance of the Tranche A-1 Notes in the aggregate principal amount of US$21.66 million occurred in connection with the execution of the Business Combination Agreement. In addition to receiving the Tranche A-1 Notes, the PIPE Investors (the “Tranche A-1 PIPE Investors”) received warrants to acquire 595,648 Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “Tranche A-1 PIPE Warrants”), which entitled the Tranche A-1 PIPE Investors to receive 8,052,832 Company Common Shares in connection with such Tranche A-1 PIPE Warrants upon the closing of the Business Combination.

•        On July 30, 2023, the Company issued the Tranche A-2 Notes in the aggregate principal amount of US$0.34 million. In addition to receiving the Tranche A-2 Notes, these PIPE Investors (the “Tranche A-2 PIPE Investors” and, together with the Tranche A-1 PIPE Investors, the “Tranche A PIPE Investors”) received warrants to acquire 9,354 Class D-1 preferred shares of LeddarTech (the “Tranche A-2 PIPE Warrants” and, together with the Tranche A-1 PIPE Warrants, the “Tranche A PIPE Warrants”) which entitled the Tranche A-2 PIPE Investors to receive 124,095 Company Common Shares upon the closing of the Business Combination.

•        Pursuant to an amendment to the Subscription Agreement dated October 30, 2023, approximately US$4.1 million of Tranche B-1 Notes was issued on October 31, 2023, with the issuance of the remaining US$17.9 million Tranche B Notes (the PIPE Investors receiving such Tranche B-2 Notes, the “Tranche B-2 PIPE Investors”) upon the Closing of the Business Combination. In addition to receiving the Tranche B-1 Notes, the PIPE Investors who received the Tranche B-1 Notes (the “Tranche B-1 PIPE Investors” and, together with the Tranche A PIPE Investors and the Tranche B-2 PIPE Investors, the “PIPE Investors”) received warrants to purchase 24,323 Class D-1 Preferred Shares (the “Tranche B-1 PIPE Warrants” and, together with the Tranche A PIPE Warrants, the “PIPE Warrants”), which entitled the Tranche B-1 PIPE Investors to receive 316,643 Company Common Shares upon the closing of the Business Combination.

•        Altogether, the PIPE Warrants entitled the PIPE Investors to receive approximately 8,493,570 Company Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors hold approximately 42.5% of the 20 million Company Common Shares outstanding immediately prior to the Closing which entitled the PIPE Investors to receive approximately 42.5% of each class of the Company Earnout Non-Voting Special Shares (see “Company Earnout Non-Voting Special Shares to be Issued to the Company Shareholders” below) being distributed to existing shareholders of LeddarTech.

•        The 20 million Company Common Shares outstanding immediately prior to the Closing represented the US$200 million equity value of the Company divided by a negotiated value of US$10.00 per share transaction price. Because the PIPE Investors owned approximately 42.5% of the Company Common

Shares immediately prior to the Closing, the PIPE Investors were entitled to receive approximately 42.5% of each class of the Company Earnout Non-Voting Special Shares to be distributed to existing shareholders of LeddarTech at the Closing.

The PIPE Convertible Notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the PIPE Convertible Notes and are convertible into the number of Company Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Company Common Share. The hypothecs and the security interests in the assets of LeddarTech and the Company to secure the obligations under the PIPE Convertible Notes rank before the hypothecs securing the obligations under the IQ Loan Agreement and behind hypothecs and the security interests securing the obligations under the Desjardins Credit Facility.

Company Earnout Non-Voting Special Shares to be Issued to the Company Shareholders

Pursuant to the Business Combination Agreement, LeddarTech Holders were issued Company Earnout Non-Voting Special Shares consisting of the following:

•        999,963 Company Class B Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$12.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$12.00 per Company Common Share;

•        999,963 Company Class C Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$14.00 per Company Common Share;

•        999,963 Company Class D Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$16.00 per Company Common Share;

•        999,963 Company Class E Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share; and

•        999,963 Company Class F Non-Voting Special Shares all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share.

Notwithstanding the foregoing, if (i) there occurs any Change of Control Transaction and the applicable valuation of the Company Common Shares is less than the respective dollar values set forth above, or (ii) any Company Earnout Non-Voting Special Share is outstanding as of the seventh anniversary of the Closing, then each outstanding Company Earnout Non-Voting Special Share shall be redeemable at a redemption price equal to US$0.00000000001 per share by the Company, without any action or consent on the part of the holders thereof or any other person.

Company Omnibus Incentive Plan

Immediately prior to the Closing, the Company adopted the Incentive Plan and this plan continues in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Incentive Plan shall not exceed at any time 5,000,000 shares. The Incentive Plan will provide for the grant of unvested Company Common Shares, share options, restricted share units, deferred share units and share appreciation rights and vesting conditions may apply to each award and may include continued service, performance and/or other conditions.

Acquisition of Non-Controlling Interest

In order to satisfy a condition to closing of the Business Combination that LeddarTech purchase the remaining 40% interest in VayaVision, and in accordance with the terms of the option agreement entered into by LeddarTech and the VayaVision shareholders at the date of acquisition, LeddarTech exercised its contractual right to purchase the remaining 40% interest in VayaVision on November 1, 2023. The consideration paid by LeddarTech consisted of 66,550 Company Common Shares, after payment of the applicable withholding tax, which entitled the shareholders to receive 5,548 Company Common Shares

2.      Basis of Presentation

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaced the previous pro forma adjustment criteria with simplified requirements to depict the accounting for business combinations (“Transaction Accounting Adjustments”) and permitted the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”).

The Business Combination will be accounted for as a reverse asset acquisition in accordance with IFRS since Prospector does not meet the definition of a business in accordance with IFRS 3, Business Combinations (“IFRS 3”). Consequently, the Business Combination will be accounted for under IFRS 2, Share-Based Payment (“IFRS 2”) as it relates to the stock exchange listing service received and under other relevant IFRS standards for cash and other assets acquired. Under this method of accounting, Prospector will be treated as the “acquiree” for accounting purposes. In the accompanying unaudited pro forma condensed consolidated financial information, the net assets of Prospector were recognized at their fair value, which approximated their carrying value, and no goodwill or other intangible assets were recorded. In accordance with IFRS 2, the difference between the fair value of the consideration paid (i.e., the Company Common Shares and Company Class A Non-Voting Special Shares issued to Prospector shareholders) over the fair value of the identifiable net assets of Prospector will represent a service for the listing of the Company and will be recognized as an expense.

LeddarTech has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an acquisition of the listing service and assets of Prospector:

•        LeddarTech’s shareholders prior to consummation of the Business Combination have the greatest voting interest in the Company with an approximately 69.5% voting interest;

•        The largest individual minority shareholder of the Company was a shareholder of LeddarTech prior to consummation of the Business Combination;

•        Senior management of the Company is composed of a majority of senior management of LeddarTech prior to consummation of the Business Combination;

•        Directors of LeddarTech prior to consummation of the Business Combination form a majority on the board of directors of the Company;

•        LeddarTech is the larger entity based on historical total assets and revenues; and

•        LeddarTech’s operations will comprise the ongoing operations of Company.

The fair value of the consideration for the acquisition of the Prospector Class A Shares will ultimately be based on the market price of the Prospector Class A Shares immediately prior to the Closing of the Business Combination. The pro forma financial information has been prepared based on the market price at Closing of $6.30 (US$4.74) per share as of December 21, 2023.

The underlying principles of Release No. 33-10786 have been applied to illustrate the pro forma effects of the share-based payment and asset acquisitions arising from the Business Combination. Management of LeddarTech and Prospector (collectively “Management”) has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed consolidated financial information. The transaction accounting adjustments presented in the pro forma financial information are made to provide relevant information necessary for an understanding of the Company reflecting the accounting for the Business Combination, related transactions and adjustments for other material events.

The unaudited pro forma condensed consolidated statement of loss for the year ended September 30, 2023 and for the nine months ended June 30, 2024 has been prepared by management for the purposes of presenting the impact of the Business Combination, related transactions and adjustments for other material events, as if they had occurred on October 1, 2022.

No pro forma condensed consolidated statement of financial position is presented herein as the transaction is already reflected in the unaudited financial statements of LeddarTech Inc. as at and for the nine months ended June 30, 2024.

The unaudited pro forma condensed consolidated financial information has been derived from and should be read in conjunction with:

•        the audited financial statements and related notes of LeddarTech Inc. as at and for the year ended September 30, 2023;

•        the unaudited financial statements and related notes of LeddarTech Inc. as at and for the nine months ended June 30, 2024;

The unaudited pro forma condensed consolidated financial information, including the notes thereto, should be read in conjunction with the LeddarTech historical financial statements, and its management’s discussion and analysis of financial condition and results of operations contained elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial information is based on assumptions and adjustments that are described in the accompanying notes. The pro forma adjustments presented herein are preliminary and are based on available financial information and certain estimates and assumptions. Management believes that such assumptions provide a reasonable basis for presenting all the significant effects of the contemplated transactions, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied to the unaudited pro forma condensed consolidated financial information. The actual adjustments to the consolidated financial statements of the Company will likely differ from the pro forma adjustments herein.

The unaudited pro forma condensed consolidated financial information has been presented for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Business Combination, related transactions and adjustments for other material events, occurred on the dates indicated. Further, the unaudited pro forma condensed consolidated financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed consolidated financial information and are subject to change as additional information becomes available and analyses are performed.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial information are based on items that are factually supportable, directly attributable to the Business Combination, related transactions and adjustments for other material events, for which there are firm commitments and are expected to have a continuing impact on the unaudited pro forma condensed consolidated financial information for which completed financial effects are objectively determinable.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflect the Business Combination, related transactions and adjustments for other material events, are based on certain currently available information and certain assumptions and methodologies that Management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information does not give effect to any operating efficiencies or cost savings that may be associated with the Business Combination. Prospector and LeddarTech have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed consolidated financial information reflects the redemption of 855,440 Prospector Class A Shares, resulting in an estimated aggregate payment of US$9.3 million (C$12.3 million) based on an estimated per share redemption price of US$10.93 (C$14.34) based on a pro rata portion of interest accrued on the Trust Account, out of the Trust Account.

The following summarizes the pro forma ownership of Company Common Shares following the Business Combination, related transactions and adjustments for other material events:

	Shares	%
Shares held by current LeddarTech Shareholders(1)	11,506,378	40.0%
Shares held by PIPE Investors(2)	8,493,570	29.5%
Shares held by current Prospector Non-Redeeming Shareholders(3)	2,677,232	9.3%
Shares held by Prospector Sponsor Shareholders(4)	6,093,750	21.2%

____________

(1)      Excludes securities held by Sponsor and securities issued in the PIPE Financing. Represents the 20 million Company Shares, less the 8,493,570 Company Common Shares issuable to the PIPE Investors in respect of their 629,325 Class D-1 Shares issued upon exercise of the PIPE Warrants.

(2)      Represents the Company Common Shares issuable to the PIPE Investors in respect of their 629,325 Class D-1 Shares issued upon exercise of the PIPE Warrants, including the impact of the preferential dividend from the date of issuance to the expected closing of the Business Combination. Does not include shares underlying outstanding PIPE Convertible Notes or estimated interest on PIPE Convertible Notes payable in Class D-1 Share.

(3)      Excluding securities held by Sponsor. Gives effect to the additional 1,338,616 shares to be issued in the Prospector Share Issuance.

(4)      Excludes securities issued in the PIPE Financing. Represents the Company Common Shares issuable in respect of the 6,093,750 Prospector Class A Shares issuable to the Sponsor in the Prospector Share Conversion.

These percentages are based on the number of Prospector Class A common shares outstanding as of September 30, 2023 after giving effect to the dividend to each holder of Prospector Class A Shares that elected not to participate in the redemption of one additional Prospector Class A Share for each non-redeemed Prospector Class A Share held by such Prospector Non-Redeeming Shareholder, and do not include the impact of warrants or other dilutive instruments.

Additional Company Common Shares could be issued in the future that would dilute the above ownership percentages:

Exercisable currently or immediately following Closing
Existing warrants held by IQ	13,890
Company Public Warrants issued in exchange for Prospector Public Warrants	10,833,333
Company Private Warrants issued in exchange for 75% of Prospector Private Placement Warrants	4,250,000
Convertible Notes held by PIPE Investors(1)	4,400,106
Company Options issued in exchange for LeddarTech M-Options	18,647
Legacy SPAC Warrants issued upon the conversion of Prospector Convertible Promissory Note(1)	241,437
Exercisable upon vesting
Vesting Sponsor Warrants issued in exchange for 25% of Prospector Warrants	1,416,667
Class A Non-Voting Special Shares held by Prospector Sponsor Shareholders	2,031,250
Class B to F Non-Voting Special Shares held by current LeddarTech shareholders and PIPE Investors	4,999,815

____________

(1)      The number of instruments is adjusted to reflect the conversion of the full amount borrowed US$1,448,623 through the Closing Date.

In addition to the above, in conjunction with the Desjardins Facility October 2023 Amendments, LeddarTech issued to Desjardins the Desjardins Warrants, which warrants were assumed by the Company and were exercised for 250,000 Common Shares at $0.01 per share on May 16, 2024, which Common Shares were issued on May 28, 2024.

Certain LeddarTech transaction costs will be paid in Company Common Shares equal to the dollar value $927,360 (US$700,000), which shall be issued to no earlier than 30 days and no later than 60 days following the effectiveness of the registration of such shares pursuant to a registration statement on Form F-4.

3.      Adjustments to the Pro Forma Condensed Consolidated Statement of Loss for the Year Ended September 30, 2023

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Notes

(a)     Derived from the consolidated statement of loss and comprehensive loss of LeddarTech Inc. for the year ended September 30, 2023.

Pro forma Transaction Accounting Adjustments

(b)    To reflect pro forma interest expense of $6,723,910 on the PIPE Financing.

(c)     To reflect pro forma incremental interest of $669,418 resulting from the substantial modification of the IQ Loan Agreement.

(d)    To reflect pro forma interest savings of $53,528 resulting from the repayment of the Desjardins Credit Facility which requires that 100% of the cash acquired from Prospector (i.e., the cash remaining in the Prospector Trust Account at the time of the Business Combination) in excess of US$15.0 million (prior to giving effect to the Desjardins Facility October 2023 Amendments) to be used to repay the Desjardins Credit Facility upon the completion of the Business Combination.

(e)     To reflect the purchase by LeddarTech of the non-controlling interest in VayaVision.

(f)     To reflect the estimated share-based compensation expense under the Incentive Plan as if the grant of 1,438,600 options and 1,438,600 restricted share units (“RSUs”) and 733,080 performance share units (“PSUs”) was made concurrently to the Business Combination.

(g)    To reflect an adjustment to recognize $3,000,000 of general and administrative expense related to the new D&O insurance policy of LeddarTech that is required to be purchased and maintained for a period of six years pursuant to the Business Combination Agreement. The policy does not cover any claims incurred after the consummation of the Business Combination.

4.      Adjustments to the Pro Forma Condensed Consolidated Statement of Loss for the Nine Months Ended June 30, 2024

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Notes

(a)     Derived from the consolidated statement of loss and comprehensive loss of LeddarTech Inc. for the nine months ended June 30, 2024.

Pro forma Transaction Accounting Adjustments

(b)    To reflect pro forma interest expense of $2,205,300 on the PIPE Financing.

(c)     To reflect pro forma interest savings of $12,025 resulting from the repayment of the Desjardins Credit Facility which requires that 100% of the cash acquired from Prospector (i.e., the cash remaining in the Prospector Trust Account at the time of the Business Combination) in excess of US$15.0 million (prior to giving effect to the Desjardins Facility October 2023 Amendments) to be used to repay the Desjardins Credit Facility upon the completion of the Business Combination.

(d)    To reflect the purchase by LeddarTech of the non-controlling interest in VayaVision.

(e)     To reflect the estimated share-based compensation expense under the Incentive Plan as if the initial grant of 1,438,600 options and 1,438,600 restricted share units (“RSUs”) and 733,080 performance share units (“PSUs”) was made concurrently to the Business Combination.

(f)     To reflect an adjustment to recognize $668,478 of general and administrative expense related to the new D&O insurance policy of LeddarTech that is required to be purchased and maintained for a period of six years pursuant to the Business Combination Agreement. The policy does not cover any claims incurred after the consummation of the Business Combination.

5.      Pro forma loss per share

For purposes of the unaudited pro forma condensed consolidated financial information, the pro forma loss per share figures have been calculated using the pro forma weighted average number of Company Common Shares which would have been outstanding for the year ended September 30, 2023, assuming the completion of the Business Combination, related transactions and adjustments for other material events, on October 1, 2022.

Basic and diluted net loss per share is calculated by dividing the net loss for the period by the pro forma weighted average number of Company Common Shares that would have been outstanding during the period using the treasury stock method. The weighted average number of Common Shares was determined by taking the historical weighted average number of Company Common Shares and adjusting for the shares issued under the Business Combination, related transactions and adjustments for other material events and share issuance posterior to the Transaction:

	For the nine months ended June 30, 2024	For the year ended September 30, 2023
Net loss	(85,246,613)	(69,128,154)
Basic and diluted weighted average number of common shares outstanding	29,453,615	28,770,930
Loss per share – basic and diluted	(2.89)	(2.40)
Company Common Shares owned by LeddarTech shareholders	19,999,948	19,999,948
Company Common Shares owned by Prospector shareholders	2,677,232	2,677,232
Company Common Shares owned by Prospector Sponsor	6,093,750	6,093,750
Issuance of Common Shares in the period	682,685
Total weighted average number of Company Common Shares outstanding	29,453,615	28,770,930

The effect of dilution from outstanding convertible debt and warrants were excluded from the calculation of the weighted average number of Company Common Shares for pro forma diluted loss per common share for the year ended September 30, 2023 and for the nine months ended June 30, 2024 as they are antidilutive.

For the year ended September 30, 2023 and the nine months ended June 30, 2024
Convertible debt	4,400,106
IQ Warrants	13,890
Legacy SPAC Warrants owned by Prospector shareholders	10,833,333
Legacy SPAC Warrants owned by Sponsor	4,250,000
Company Options issued in exchange for LeddarTech M-Options	12,516
Legacy SPAC Warrants issued upon the conversion of Prospector Convertible Promissory Note	724,312
Options granted under the Incentive Plan	1,438,600
RSUs and PSUs granted under the Incentive Plan	2,112,402
Vesting Sponsor Warrants issued in exchange for 25% of Prospector Private Placement Warrants	1,416,667
Class A Non-Voting Special Shares held by Prospector Sponsor Shareholders	2,031,250
Class B to F Non-Voting Special Shares held by current LeddarTech shareholders	4,999,815

Business

You should read this section in conjunction with the other sections of this prospectus, including our audited financial statements and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Company Overview

We are at the forefront of the automotive industry evolution, from driver awareness to active safety and advanced autonomy. Our mission is to deliver high-performance AI automotive software that enables the market to deploy ADAS features reducing the number of road accidents and making transportation more enjoyable and efficient. We pursue our mission by developing innovative artificial intelligence (“AI”) based low-level fusion (“LLF”) and perception software technology, which closely replicates elements of human perception. We believe that AI-based LLF is the cornerstone of next generation of ADAS and AD systems.

Founded in 2007, LeddarTech is an automotive software company headquartered in Quebec City Canada, with other main development centers in Montréal, Toronto and Tel Aviv and business development offices in various locations around the world.

We offer a crucial piece of the software stack for ADAS and AD applications, which provides critical information about the surroundings of the vehicle, enabling the implementation of safety features such as collision avoidance, emergency breaking or steering and driver assistance for tasks such as parking or driving in traffic jams. This software-only solution seeks to solve the limitations in currently used systems, such as their inability to scale up efficiently and cost-effectively to the level of safety required to adhere to new regulations and to meet consumers’ expectations. Our software achieves this by providing an innovative environmental sensing software solution based on what is called “AI-based low-level” sensor fusion and perception, which is sensor and processor-agnostic. We have been developing and refining this innovative software solution for seven years and, as a result, have built a strong and defendable IP and technology moat that is recognized by industry leaders and that we believe has given us a first-mover market advantage. Our main target markets are automotive ADAS and AD applications for OEM’s and automotive system integrators that are direct suppliers to OEMs (“Tier 1” suppliers).

Prior to 2020, we focused our business on software and signal processing for smart sensing solutions, and revenue came primarily from the sale of hardware modules and components for the ADAS market, which generally relied on object-level fusion. Recognizing the limitations of current object-level sensor fusion technology and the potential of AI-based LLF software, in 2020 we identified and acquired a 60% controlling interest in VayaVision, an Israeli company that had developed a low-level sensor fusion and perception software stack that was very complementary to our developed software. As more fully described below, LeddarTech acquired the remaining 40% of VayaVision in November 2023, following which VayaVision became a wholly-owned subsidiary of LeddarTech. In 2022, we made the strategic decision to divest our hardware business of modules and components to focus solely on fusion and perception software centered on AI-based LLF for ADAS and AD. Our LiDAR components business was discontinued in late 2022 and we are in the process of winding down our hardware modules business through a last-time buy process. We are retaining the IP related to these businesses for future licensing opportunities only. In connection with this transition to an exclusive focus on fusion and perception software, we have reduced headcount by approximately 70 employees who were engaged primarily in engineering, system architecture, applications and product management functions related to our modules and components businesses, and we are selling remaining inventory and have recognized restructuring and other charges. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Restructuring Activities.” To date, we have not generated any material revenue under our new business model.

We believe that we are the first company to demonstrate an automotive-embedded, AI-based low-level sensor fusion and perception product. Our leadership is reflected in industry awards from CES Innovation Awards, TECH.AD Detroit, and Konnect Cariad, and our first-mover position is evidenced by substantial foundational intellectual property.

Led by a team with deep experience and expertise in artificial intelligence, machine learning and automotive software development, we developed the LeddarVision™ LLF and perception software stack, which we believe enables higher performance and lower-cost ADAS for the automotive industry and automated operations for off-road vehicles. As of October 2023, we are in various stages of discussion with vehicle makers and ADAS/AD system and component suppliers and system integrators, covering more than 30 design win opportunities in automotive and off-road markets, some of whom are actively evaluating LeddarVision™ towards making a formal selection for their programs or end customer programs. We have previously publicly announced strategic collaborations with two Tier 1 suppliers in the automotive industry, covering deployment of LeddarVision in production vehicles for in-development passenger vehicle parking applications and in offroad and commercial vehicle applications, in order to provide operator assistance and safety function automation. See “— Customers” below and “Risk Factors — Risks Related to Our Business — We have entered into strategic collaborations, but not yet signed commercial agreements, with two Tier 1 suppliers. If we fail to sign commercial agreements with those prospective customers, or to subsequently achieve an OEM design win with such customers, our future business, results of operations and financial condition would be adversely affected.”

Leveraging the advantages of LLF, LeddarTech delivers high perception performance with nearly 2x range and greater reliability, at a nearly 30-40% lower sensor cost, than current object-level fusion alternatives adopted today. Because LeddarTech’s LLF and perception software stack is centralized, sensor agnostic and scalable, it provides OEMs and Tier 1 suppliers a range of cost saving and design-flexibility benefits, including, but not limited to, the following:

•        reduced costs by allowing use of fewer and less expensive sensors, which no longer require integrated software;

•        allowing inter-operability of sensors, thereby reducing dependency on single suppliers for sensors with integrated software;

•        operability with varying numbers and types (camera, radar, LiDAR, sonar) of sensors, allowing for efficient use of a single software platform across multiple vehicle makes and models, which gives OEMs the ability to change or upgrade sensors without major recoding and AI retraining of fusion software;

•        reduced processing requirements and greater processor flexibility, which lowers costs and power consumption, increasingly important features for electric vehicles; and

•        capability for “over-the-air” and “backwards compatible” upgrades to meet evolving regulatory requirements and consumer demand.

We believe that the industry’s evolution to accident avoidance will be powered by AI-based low-level sensor fusion and perception technology. That shift is underway, and LeddarTech’s software solution is well-positioned to drive vehicle manufacturers’ successful transition towards “software defined vehicles.”

Industry Overview

Today, almost 95 percent of automobile accidents are caused by human failure. Regulators have begun to mandate that vehicle manufacturers overcome human shortcomings with automated driver assistance. Additionally, the automotive industry is shifting both from warning systems to active safety systems, and from a hardware-defined to a software-defined vehicle approach, reducing development and maintenance costs, accelerating development cycles and improving ability to update vehicles sold via field updates (e.g., servicing at dealerships or wirelessly with over-the-air updates). High independence and adaptability to hardware is becoming required for greater software reuse and the ability to support a broad range of past, current and future vehicles with common software components. This approach reduces development time and related testing costs.

ADAS enables improved driver performance and increased vehicle and road safety. These systems use sensors such as radar, camera, sonar and LiDAR to detect and compensate for driver errors to prevent deaths and injuries by reducing accidents. Typical applications include adaptive cruise control, pedestrian detection and avoidance, lane departure warning and correction; traffic sign recognition; automatic emergency braking, and blind-spot detection. These systems aim to reduce traffic injuries and fatalities and warn drivers or take action on hazards they may not be aware of. Today, most ADAS applications are vision-based and may use object-level fusion, which means the perception is done separately by each sensor. The main limitation of this approach is that no single sensor possesses sufficient information to support all situations and environments and the information is filtered at the sensor level which is not available for post-detection fusion. For example, high definition (“HD”) cameras do not measure depth, while distance sensors such as LiDARs and radars lack sufficient resolution. When sensor data is not fused before the system makes a decision, the system may make that decision on limited or contradicting inputs. If an obstacle is detected by the camera but is not detected by the radar or LiDAR, the system may hesitate as to whether the vehicle should stop.

Research from the American Automobile Association (“AAA”) published in 2020 demonstrated the limitations of vision-based and object-level fusion technology. Researchers in the study examined the frequency of glitches in ADAS utilizing a course of 4,000 miles of common driving scenarios. They found that, on average, there was a malfunction in these systems every 8 miles and they often failed to meet basic requirements, such as pedestrian identification. For example, these systems failed during lane departures and impending forward collisions. In fact, 73 percent of errors that occurred on public roads were linked to lane departure or driving too close to a guardrail or the center line. We believe that vision-only and object fusion-based architectures will struggle to meet increasing automotive regulations and consumer demands at reasonable costs.

Automotive ADAS Market Overview

Governments worldwide are introducing various initiatives to enhance road safety and encourage manufacturers to take steps to ensure vehicle safety. Consumer demand for easing driving tasks and an increased focus on safety also motivates the development and deployment of more ADAS content.

The Society of Automotive Engineering (SAE) International has defined six levels of automation, from no automation (Level 0) to full automation (Level 5). ADAS technologies, which rely on human oversight and intervention, are classified as Level 1 and Level 2 automation.

SAE INTERNATIONAL

SAE **J3016**™ LEVELS OF DRIVING AUTOMATION™

Learn more here: sae.org/standards/content/j3016_202104

Copyright © 2021 SAE International. The summary table may be freely copied and distributed AS-IS provided that SAE International is acknowledged as the source of the content.

	SAE LEVEL 0™	SAE LEVEL 1™	SAE LEVEL 2™	SAE LEVEL 3™	SAE LEVEL 4™	SAE LEVEL 5™
What does the human in the driver's seat have to do?	**You <u>are</u> driving** whenever these driver support features are engaged – even if your feet are off the pedals and you are not steering			**You <u>are not</u> driving** when these automated driving features are engaged – even if you are seated in "the driver's seat"		
	You must constantly supervise these support features; you must steer, brake or accelerate as needed to maintain safety			When the feature requests, you must drive	These automated driving features will not require you to take over driving	
	These are driver support features			**These are automated driving features**		
What do these features do?	These features are limited to providing warnings and momentary assistance	These features provide steering **OR** brake/ acceleration support to the driver	These features provide steering **AND** brake/ acceleration support to the driver	These features can drive the vehicle under limited conditions and will not operate unless all required conditions are met		This feature can drive the vehicle under all conditions
Example Features	• automatic emergency braking • blind spot warning • lane departure warning	• lane centering **OR** • adaptive cruise control	• lane centering **AND** • adaptive cruise control at the same time	• traffic jam chauffeur	• local driverless taxi • pedals/ steering wheel may or may not be installed	• same as level 4, but feature can drive everywhere in all conditions

Copyright © 2021 SAE International.

The market is rapidly adopting and expanding the availability of Level 2 systems, which is projected for significant growth, while Level 3 systems have more recently started to reach the market.

Object-level fusion technology and other incumbent solutions, such as camera-only based solutions, have limited ability to scale from Level 1 to Level 2 and above due to poor performance across the various road and environmental conditions and due to the prohibitive cost of increasing the number of sensors and related computing costs. Additionally, the existing ADAS object-level fusion technology suffers from hardware dependence and limited performance. Leading industry players seek sensor fusion at scale and acknowledge the benefits of AI and low-level fusion.

“We need to successfully transition from classic, object-based sensor fusion to the more advanced approach of AI-based sensor fusion.” Cristina Rico García, Ph.D., Head of Sensor Fusion at CARIAD.

“By fusing low-level detections centrally, the software can identify objects that would normally not be visible. This improves the reliability of detecting small, obscured or static targets. It also helps the system accurately identify and track multiple targets, such as those typically encountered in dense urban environments….” Aptiv, The Next-Gen ADAS Platform for Software-Defined Vehicles Whitepaper.

At the same time, major industry leaders are moving away from single sensor to multi sensor platforms, with a number of OEMs having plans to include 25 or more separate sensors in their vehicles. Multi-sensor adoption by industry leaders is expected to drive greater demand for technologically superior low-level fusion. OEMs are in fact increasingly looking to migrate to software-defined vehicles, with software-defined vehicle development estimated to generate annual savings of approximately US$16.0 billion for automotive OEMs by 2030, according to a study by Roland Berger, a global consulting firm. Accordingly, OEMs expect to invest significantly in software solutions.

We believe that object-level fusion will be unable to economically scale to meet upcoming performance requirements, and this creates a significant market opportunity as the benefits of low-level fusion increase with the complexity of the system. The Company is targeting that growing market with a view to winning OEM and Tier 1 programs to develop improved Level 2 and above ADAS systems, displacing vision-only and object fusion solutions. In 2019, 70% of vehicles sold had no automation, 21% had Level 1 systems, and 9% had Level 2 systems. By 2025, McKinsey expects the percentage of vehicles sold with Level 2 systems to increase to 43%, and by 2030, the percentage of vehicles sold with Level 2 and above systems to increase to 64%, with only 17% of vehicles sold having no automation.

This anticipated growth directly translates to the ADAS software market, which was estimated at US$15.0 billion in 2020 according to a McKinsey report and is projected to reach US$42.0 billion by 2030, representing a compound annual growth rate (CAGR) of 11%. The ADAS software market can be further broken down into sub-categories, and the following table presents the areas we are currently targeting, representing approximately US$9.0 billion of the projected US$42.0 billion total in 2030. The remaining US$33.0 billion largely represents integration, testing, and validation efforts performed by customers.

	Market Size, US$ million
Category	2020	2025	2030	2035
Sensor Fusion	292	970	1,149	2,140
Mapping & Localisation, SLAM	272	1,019	1,574	3,582
Object Detection and Classification	1,370	3,888	4,548	7,896
Path Planning	380	1,280	1,586	3,051
Total	2,314	7,157	8,857	15,240

ADAS systems have been deployed for several years already. Most car owners are already familiar with simple features like blind spot warning and front collision warning, and emergency braking, while advanced systems like Tesla’s Autopilot and GM’s Super Cruise are providing more advanced assistance features such as automated lane change, which control steering, acceleration, and braking functions of the vehicle. As highlighted by the tests performed by the AAA, however, these current systems still fail in relatively common and simple conditions. Moreover, the most advanced systems today are limited in their operating domains. For example, certain OEMs recommend car owners not to use such systems during difficult or uncertain driving conditions, such as in slippery or adverse weather conditions or when lane markings visibility is poor, among others.

OBJECT FUSION IS STRUCTURALLY LIMITED

5pix/~200m
11pix/113m

Camera image (vehicles in highlighted area in the 100-200m range)

Insufficient resolution prevents identification of the car by the perception layer

The result is that the camera system alone does not include the car at 200 meters in its environmental model

SCALING OBJECT FUSION PERFORMANCE ADDS COST:

1) **Much higher resolution camera** – more expensive and requires more processor power
2) **Add a narrow FoV camera for higher resolution at 200m** – increases sensor cost and computational cost
3) **Add a high-resolution RADAR** – increases sensor set and computational cost

The challenge to improve these systems is not only technological but economical. Performance and robustness must be improved while limiting the increase in the cost of sensors and computing, which are some of the most significant costs for those systems. ADAS is also only one of several functions of the vehicle contributing to significant growth in software content. The success of vehicle manufacturers is increasingly dependent on software, which leads to greater complexity and new challenges as the industry has historically been hardware centric. Vehicle manufacturers and their suppliers must adapt quickly to develop and deploy new software-enabled products, services and the corresponding processes and infrastructure required for managing software upgrades. The industry needs to change how they design vehicles and the vehicle architectures themselves. Most vehicle manufacturers are now transitioning to a software-defined vehicle approach, where the software architecture has priority, and the hardware is designed to satisfy the software platform requirements. One of the objectives of the software-defined vehicle approach is to have much greater adaptability to different hardware components, reducing the development and maintenance cost of software-centric systems.

A secondary market that we address is off-road vehicles in industries such as agriculture, construction and mining. We estimate our addressable market to be approximately US$466.0 million by 2025 and approximately US$720.0 million by 2030 (approximately 9.1% CAGR). These markets have applications with shorter term needs for higher levels of automated driving with business cases with lower cost sensitivity to the ADAS market but which have high requirements on performance. Low-level sensor fusion similarly provides increased accuracy in understanding the environment around the vehicle and higher adaptability and flexibility. Given the good product/market fit and that we can address this market with the same base platform we are developing for the ADAS market, we are also addressing this market with a strategy to work with system integrators.

Our Products and Technology; the LeddarTech Solution

With ADAS and AD functions, reliable and accurate perception of the environment is critical to enable safe driving decisions. The information output from each sensor must be fused without filtering at the sensor level to more efficiently recreate the perceived environment and provide better and more reliable operation, The LeddarVision™ AI-based sensor fusion and perception solution provides an innovative approach to understanding the vehicle’s changing environment with LLF. The LeddarTech software solution encompasses 3D reconstruction, AI and computer vision to convert sparse data into a more precise 3D environmental model, contributing to improving the perception system’s performance.

LeddarVision™ consists of a software platform that enables multiple solutions for entry- to premium-level ADAS applications, each utilizing LeddarTech’s AI-based LLF software technology. Our software solutions combine sensor modalities, pushing the performance envelope far beyond object-fusion based ADAS solutions and increasing the effective range performance of sensors. We currently offer one solution for forward direction ADAS applications, called LeddarVision™ Front — Entry-Level (“LVF-E”). The LVF-E software product family is a comprehensive fusion and perception software stack supporting entry-level ADAS safety and highway assistance L2/L2+ applications. We also have the LeddarVision™ Surround View Solution (“LVS-2+”), which enables additional capabilities to the forward direction solutions, such as automated lane change and overtaking. A second solution for forward direction ADAS applications, called LeddarVision™ Front — High-End (“LVF-H”), is in an advanced stage of development and will be completed upon customer request, as an optional feature available with the LVS-2+ solution.

Our roadmap also includes design of parking and ADAS/AD in broad operating design domains (various weather conditions, road types and countries for example), in order to further address our customers needs. These applications are designed for the European New Car Assessment Programme’s (“EURO NCAP”) five-star rating system and General Safety Regulation 2022 (“GSR 2022”), as our OEM and Tier 1/Tier 2 target customers require. For the off-road market, we serve this segment with a versatile software base platform that will allow automated vehicle and system integrators to develop and deploy custom solutions for their end markets, providing broad access to this market without developing application-specific solutions. Our continued development of tailored software solutions will focus on high-volume automotive applications. We believe this approach allows us to address applications in both automotive and off-road markets efficiently.

LeddarVision™ Front — Entry-Level (LVF-E)

The LVF-E is part of the LeddarVision Front-view (LVF) base family of LLF and perception software solutions covering 1V2R (one camera + two radars, noted as LVF-E) to 1V5R (one camera + five radars, noted as LVF-H) sensor configurations. LVF-E targets L2/L2+ ADAS supporting EURO NCAP and GSR 2022 safety and in-lane highway assist applications.

Relative to object level fusion, LeddarTech’s LLF technology doubles effective range of sensors providing 150 meters of object detection coverage with 1V2R configuration built on low-cost sensors, consisting of a single wide FoV (120°) 1-2 Mpx resolution (or better) front camera and two short-range front corner radars. The LVF-E software stack targets low-cost Electronic Control Units with deep-learning acceleration engines. LVF-E is the first to market LLF and perception implemented on TI’s TDA4-VE (8TOPs) low-cost SOC.

LVF-E implements a complete AI-based fusion and perception software stack handling sensors’ interface, calibration and synchronization, sensor fusion, object detection and classification, continuous tracking and stabilization, road model, speed traffic signs detection, vehicle odometry interface and ego-motion localization, providing a rich, real-time 3D comprehensive environmental model of the vehicle’s surroundings and application programming interface to L2/L2+ ADAS applications.

LeddarVision™ Surround View Solution (LVS-2+)

Surround
Camera
Short-range corner
rear radar
R
V
R
Short-range corner
front radar
IMU
GPS
Surround
Camera
Surround
Camera
V
3Mpix
120° FOV
front camera
V
R
Medium-range
front radar
Wheel
ODO
Short-range corner
rear radar
Short-range corner
front radar
R
V
R
Surround
Camera

The LVS-2+ is part of the LeddarVision Full Surround-view (LVS) family of LLF and perception software solutions covering 5V5R (five camera + five radars) and above sensor configurations. LVS-2+ integrated with LeddarTech’s LeddarVision Parking (LVP) technology into LeddarVision Unified (LVU) provides a single and unified software architectural approach, targeting L2/L2+ ADAS, supporting EURO NCAP and GSR 2022 safety and highway/urban assist and parking assist/automated parking applications. The Full Surround-view enhances support to traffic jam assist and highway assist ADAS applications, enabling automated lane changes, overtaking and extended speed range and ACC (typ 160kph and above). The LVS family can efficiently scale down to support Extended Front-view slim and lower cost 2V4R and 2V5R sensor configurations in the market.

LeddarTech’s LLF technology extends the effective range of sensing, providing 200 meters of object detection coverage with a single wide FoV (120°) 3 Mpx resolution (or better) front camera, single medium range radar (MRR) and two short-range front corner radars (SRRs). Adding four surround view cameras with wide FoV (195°) 2-3Mpx resolution and 2 back SRRs extends the back coverage to 100 meters and side front/back view coverage to 100 meters, providing enhanced Lane Change Assist support to the slim sensor configuration, typically provided by legacy premium solutions with more inflated sensor count (11V5R). The four additional Surround-view cameras also provide extended support to parking assist in the LVU unified configuration. The LVS-2+ software stack targets Electronic Control Units with 32 TOPS and above deep-learning acceleration engines such as TI’s TDA4-High SOC.

LVS-2+ implements a very high-performance premium fusion and perception stack handling sensors’ interface, calibration and diagnostics, sensor synchronization, sensor fusion, object detection and classification continuous tracking and stabilization, trajectory prediction, road model, comprehensive traffic signs detection and traffic light detection, vehicle odometry interface, and ego-motion localization. Perception is extendable to include advanced unclassified objects and events (e.g., drivers cutting into traffic) free space detection, perception decomposition, ODD analysis, sensor coverage, and health monitoring.

3D Red, Green, Blue plus Depth (“RGBD”) Modeling

LeddarVision™ integrates raw sensor data to generate a 3D RGBD model and incorporates 3D reconstruction to enrich and add robustness to the model. In addition, sensor data is fused intelligently, adding temporal information (i.e., information from multiple frames) and more accurate representations of a single measurement (i.e., multiple measurements of a single object enable reducing the measurement error). The 3D RGBD model allows the use of different sensors’ brands, resolutions and positioning without modifying the algorithms and reduces the testing, verification and validation required for the system when using a different set of sensors.

While the LeddarVision™ low-level fusion software solutions use raw data to construct an accurate RGBD 3D point cloud, proprietary upsampling algorithms enables the software to increase the sensors’ effective resolution. This breakthrough enhances lower-cost sensors and provides a high-resolution understanding of the environment. For example, this method can be applied for low-density scanning LiDARs, enabling the use of a lower-cost scanning LiDAR, e.g., with 32 beams, instead of an expensive high-density 64-beam LiDAR, to achieve the required performance. The sample results of the 3D reconstruction algorithm for a camera and lower-cost LiDAR are shown in the below image. The top picture represents the camera-only frame, the lower left the original LiDAR point cloud and the lower right the LeddarVision™ 3D reconstruction with upsampling.

The RGBD model created through low-level fusion is sent to a state-of-the-art “RGBD object detection” module that detects 3D objects in a 4-D domain. Meanwhile, the free space and road lanes are identified and accurately modeled in three dimensions, leading to an accurate geometric occupancy grid. This bird’s-eye-view grid of the world surrounding the vehicle is more accurate than using a camera-alone estimator. In addition, the RGBD model allows very accurate key point matching in 3D space, thus enabling very accurate ego-motion estimation. The LiDAR measurements on the static objects are accumulated over time, which allows the allocation of a larger portion of the distance measurements to moving targets. The acquired LiDAR measurements are further interpolated based on similarity cues from the HD image.

With its novel approach based on artificial intelligence and proprietary IP, LeddarVision™ improves all aspects of the perception outcomes.

Ability to Add Enhanced Features

Our platform enables updates and enhancements to our software solutions, including the ability to expand the domain capabilities of our software solutions, such as being able to market our software solution for use in snow conditions. This ability to offer over-the-air updates to meet expanding consumer demand and evolving regulatory requirements makes our solution more attractive to our target market and may increase revenue generating opportunities for our core software solution.

Our Competitive Strengths

We believe the following strengths position the Company for continued leadership in, and to capitalize on the opportunities for, providing sensor fusion and perception software solutions to the automotive ADAS and AD market:

•        Higher performance than competing solutions.    As the market demand grows for safer and more efficient ADAS and AD solutions, LeddarTech’s disruptive AI-based LLF and perception software solution differentiates itself in the market through several years of investments in a low-level fusion solution, rather than legacy object-level fusion. LeddarTech’s solution is hardware independent and software-only. OEMs and Tier 1 and Tier 2 suppliers are increasingly requiring LLF, which favorably positions the Company. LeddarVision software processes sensor data at a low-level, before filtering, to efficiently achieve a more reliable understanding of the vehicle’s environment required for navigation decision making and safer driving. Low-level sensor fusion utilizes all the raw information output from each sensor without filtering at the sensor level for better and more reliable operation. As a result, this low-level sensor data fusion and perception solution provides superior performance, surpassing object-level fusion limitations in adverse scenarios like occluded objects, objects separation, camera/radar false alarms, blinding light (e.g., sun, tunnel) or distance/heading estimation.

•        Lower costs than object-level fusion alternatives.    LeddarTech’s LLF and perception software stack requires fewer sensors and lower computing requirements, and provides sensor cost savings of up to 30-40% in comparison to object-level fusion. In contrast to object-level fusion’s reliance on a high number of sensors, which number is expected to increase with the complexity of the driving automation level, by combining the raw data from all sensors through a unified software platform that reuses trained algorithms, LLF delivers higher performance, such as nearly doubling the effective range, with fewer and less expensive sensors.

•        Decoupling of perception software from sensors hardware.    Hardware dependence of current perception software means that any change in sensor position or characteristics requires significant perception software re-coding, training and testing to achieve required performance and safety. By decoupling its AI-based LLF and perception software from hardware vendors (sensors and computing), LeddarTech provides an architecturally light solution, with shorter development cycles, less data collection and AI retraining for OEM’s and lower costs than heavier architectures (e.g., multiple software stacks to maintain, train, verify, validate and certify).

•        Standard, scalable solutions.    LeddarTech’s AI-based and software-only solution seeks to solve the limitation in currently used systems that are unable to scale efficiently either across features, sensors and sensor positions that vary across brands and models, or up to the level of sensory awareness required to adhere to new regulations and meet consumers’ expectations. LeddarTech’s standard, hardware-independent solutions integrate well with different models and numbers of sensors. This results in a single software platform capable of serving multiple brands and models, minimizing customization efforts. Thus, LeddarTech offers flexibility to work with the sensor and computing platforms that best meet the needs and interests of customers, with computing, maintenance, sensor and processor costs expected to be nearly 50% lower than those of current entry-level systems.

•        Strong and defendable IP moat and recognized global leadership.    LeddarTech has invested extensively in automotive software for over a decade and has developed significant IP and expertise, including over 150 patent applications (80 granted) that cover the spectrum from localization and tracking to signal acquisition, and from fusion and perception to upsampling algorithms that leverage the most advanced automotive AI software to efficiently reconstruct a high-definition, unified 3D model with context-aware algorithms. Significant investments have been made in data collection, annotation and associated tools, including dedicated test and data collection vehicles to support the training of deep neural nets for object classification. Our extensive IP portfolio and long-term research and investment contributes to limit development costs and accelerate time-to-market. LeddarTech also developed the models to calibrate, unfold and match the data from multiple sensors. Our first-mover position is reinforced by substantial foundational intellectual property. Leading companies in the ADAS and autonomous driving industry, including BMW, GM, Toyota, Cruise (GM), Baidu, Waymo, Motional, Huawei, Aptiv, Mobileye, Bosch, ZOOX (Amazon) and Luminar, have recognized the existence of our patents as prior art and we believe our portfolio to be fundamental to the field of ADAS and autonomous driving. We believe LeddarTech is the first to demonstrate an automotive-embedded, low-level sensor fusion product. Additionally, the automotive industry has affirmed our technical innovation and leadership with multiple industry awards, including, but not limited to, the following:

•        CES Innovation Award, 2023 Consumer Technology Association, in recognition of LeddarTech’s innovative contributions to automotive sensing and perception technologies;

•        First Prize, Sensor Fusion and Perception Category, 2022 Tech.AD Detroit, in recognition of LeddarVision™’s 3D Environment Simulation Dashboard that enables customers to experience the Company’s LeddarVision™ technology demonstrated in real-world scenarios; and

•        Winner, Volkswagen Group Innovation Tel Aviv 2022 Konnect and CARIAD Startup Challenge, in recognition of its sensor fusion and perception technology, with CARIAD expressing enthusiasm for working with LeddarTech to create an AI safety-related POC.

Our Competition

There are two main types of competing perception solutions:    (1) vision-based, joint-hardware solutions where fusion may be done at the object level (e.g. Mobileye, Qualcomm and Nvidia) and (2) vision-based software decoupled solutions where fusion may be done on one modality and at the object level (e.g., BaseLabs, Aptiv and AutoBrains, Phantom Ai, StradVision or Helm Ai). Object-level fusion solutions are highly dependent on proprietary sensor and processor hardware developed by those companies. Many competing providers of low-level fusion software offer solutions that are essentially vision-centric systems. As the automotive industry moves toward multi-sensory low-level fusion, OEMs and Tier 1 suppliers have not yet succeeded in developing in-house solutions. As an early mover in the low-level fusion space, we believe that LeddarTech is the only company that is processor independent, sensor agnostic, and will be offering an embedded multi-sensor modality low-level fusion and perception solution integrated in low-cost automotive-grade SoCs and ECUs.

Compared to existing competing offerings we believe that we have a strong and sustainable position with a highly advanced and hardware-independent low-level fusion and perception software solution. Our solution supports vehicle manufacturers and their ADAS system suppliers in their efforts to economically increase ADAS system performance and robustness while enabling software-defined vehicle architectures that will require abstraction between the software and hardware. Our LeddarVision™ software stack is a platform offering based on a unique and proprietary AI-based low-level fusion and perception architecture that works with many sensors and can be ported to any processor in zonal or centralized ADAS and AD system implementation. LeddarVision™ has been designed to enable modularity and flexibility to vehicle manufacturers and their tiered suppliers for the development of ADAS applications that are future-proof. LeddarVision™ would support over-the-air updates and backward compatibility through a single unified software architecture for entry-level ADAS feature, premium complex ADAS and AD features, and advanced parking assist and auto-park features being developed for the next generation of vehicles.

Growth Strategies

In order to accomplish our business objective of solidifying our leading position in AI-based sensor fusion and perception solutions for the passenger and off-road vehicle markets, we pursue the following strategies:

•        Leverage competitive strengths, market growth and demand for higher performance and economical ADAS to acquire and increase partnerships with OEMs and Tier-1 suppliers, displacing vision-only and object fusion based solutions. In serving OEMs and Tier-1 suppliers with the development of ADAS, our main contribution is unique and proprietary AI-based low-level fusion and perception software stack and integration support. We believe we have significant market momentum with various OEMs and Tier-1 & 2 customers across the globe thanks to our great technology-product-market-fit. The automotive ADAS market is already thriving and growing quickly and the market pull and regulations are driving OEMs and Tier 1s to deliver improved ADAS solutions. Regulators have begun to mandate that car manufacturers overcome human shortcomings with automated driver assistance. As OEMs continue to adopt and evolve (or to “standardize”) ADAS technology for new model launches, we expect to achieve additional customers wins with our innovative LeddarVision™ AI-based fusion and perception software stack, which is well-positioned to economically address regulatory requirements and improve road safety. Once a program is awarded, the supply is guaranteed for many years as long as the corresponding vehicle models are in production. It is also common for vehicle manufacturers to reuse solutions across new vehicle models once a solution is well-proven. These factors create an attractive long-term business case for the Company while creating a compelling investment opportunity.

•        Monetize potential for significant value in data collection.    Currently, OEMs are seeking to capture enough data to shift from physical testing to a virtual testing environment (expediting development and reducing costs), and regulators have considered building safety standards emulating the aviation industry to address simulated data. AI-based LLF and perception software requires and collects more data in the validation process due to the statistical interdependency among sensors. As a market leader in AI-based LLF and perception with embedded software product available for customer integration, the Company has accumulated, and continues to accumulate, a substantial time-to-market moat. We expect this data and resulting insights to be highly valuable to OEMs, Tier 1 and 2 suppliers and many other key stakeholders in the automotive industry.

•        Leverage offroad vehicles or industrial markets.    Although the automotive ADAS market is attractive, one downside is that development cycles are longer than other markets like offroad vehicles or industrial markets. These markets are more fragmented in terms of vehicle types and tasks to be automated. However, the development cycles and time to revenue may be shorter as many applications consist of retrofitting vehicles already in operation. Additionally, many applications have less stringent regulatory environments, which allows for shorter development time. For these reasons, we are addressing offroad vehicles as a secondary market segment by servicing system integrators who can integrate our software to quickly develop tailored solutions for automating vehicles for their end customers. We have found that the core platform can be leveraged for these applications and requires limited effort to tap into this market in parallel with the automotive ADAS market.

Our ability to execute on our strategy will be adversely affected if we have to implement our cost management plan. See “Risk Factors — Risks Related to Our Business — Any significant reduction in headcount as part of the implementation of the Company’s cost management plan may have a material adverse effect on the Company’s operations and future prospects.”

Customers

Two strategic collaborations have been announced to date with FICOSA ADAS S.L. (“Ficosa”) and Trimble Inc. (“Trimble”).

LeddarTech
PRODUCTION AWARD JOURNEY WITH TIER 1s AND OEMs [1]
>15
Demand Creation
18
Early Engagement
16
Evaluation
1
Tier 1 Design and Integration Win
OEM Win
Typical Automotive Car Model Sales and Production Cycle Generates Multi-Year Revenues for Suppliers
Ramp Up Period
Prime Period
Ramp Down Period
Year 1
Year 2
Year 3
Year 4
Year 5
Year 6
Year 7
Year 8
Year 9
Year 10

1) Status of October 31, 2023

Ficosa is a leading global Tier 1 supplier dedicated to the research, development, production, and marketing of systems and parts for the automotive and mobility industry, with a recognized expertise in automotive vision systems, image engineering and machine vision. Ficosa offers a range of products to cover all vehicle segments, including an independent rear-view camera, independent intelligent rear-view camera, surround view system and autopark system, producing more than 8 million rear-view cameras on an annual basis globally. We have achieved a Tier 1 design and integration win (as described in “— Business Model” below) and entered into a strategic collaboration with Ficosa for the development of a smart automatic parking assistant. Through this collaboration, Ficosa will integrate the LeddarVision™ software into Ficosa’s advanced driver assistance systems (ADAS) for parking, enabling the full potential of the LeddarVision™ software to be combined with Ficosa’s leadership in cameras and vision systems in the automotive sector.

We have also entered into a strategic collaboration with Trimble. Trimble is a Tier 1 supplier developing solutions and services for agriculture, construction and mining applications that enable the next generation of autonomous functionality to improve productivity and safety. The collaboration provides for the integration of our AI-based low-level sensor fusion and perception software platform to enable intelligent automation in complex work environments, improving autonomous machine performance for various industries. However, Trimble has recently completed an agreement to transfer its precision agricultural technology business (the division with which LeddarTech has a strategic collaboration) to a joint venture with AGCO Corp, forming PTx Trimble, LLC. AGCO owns 85% of the joint venture, with Trimble retaining the remaining 15%. It is likely that the change in ownership of this business will affect, and potentially terminate, LeddarTech’s strategic collaboration. See “Risk Factors — Risks Related to Our Business — We have entered into strategic collaborations, but not yet signed commercial agreements, with two Tier 1 suppliers. If we fail to sign commercial agreements with those prospective customers, or to subsequently achieve an OEM design win with such customers, our future business, results of operations and financial condition would be adversely affected.”

As of October 2023, we are also in various stages of discussion with vehicle makers and ADAS/AD system and component suppliers and system integrators, covering more than 30 design win opportunities in automotive and off-road markets, some of whom are actively evaluating our software towards making a formal selection for their programs or end customer programs.

Business Model

As a software company, the Company’s business model is unique and is intended to deliver attractive margins. The Company provides a mix of:

•        Software solutions developed and licensed for passenger, commercial and off-road vehicles.

•        Perception products developed using LeddarVision to accelerate adoption of applications for highway, city, surround and parking ADAS.

•        Data insights that are incredibly valuable to OEMs, Tier 1 and 2 suppliers and many other key stakeholders in the automotive industry.

•        Services, including adaptation and integration engineering resources and ongoing software maintenance to help customers maximize the value they see through the technology.

Our business model depends on the achievement of design wins to generate revenue. We invest significant effort and money developing our sensory software solutions to support ADAS or AD applications, developed by OEMs or Tier 1 suppliers, which will be incorporated in one or more specific vehicle models to be produced by the OEMs. We refer to the selection by a Tier 1 supplier of our software for inclusion in such ADAS or AD applications, for the purposes of submitting such applications to an OEM, as a “Tier 1 design and integration win.” We use the term “OEM design win” to refer to the selection by an OEM of our software, whether directly from us for integration in the ADAS or AD applications developed by the OEM, or through selection of a Tier 1 supplier’s ADAS or AD application integrating our software, for incorporation in specific vehicle models with identified SOPs.

We continue to develop our solutions and to engage with more than 30 Tier 1 suppliers and OEMs. As solutions become ready for commercialization, we anticipate entering into commercial agreements with Tier 1 suppliers and/or OEMs to license our solutions. The Company introduced its first software product to the market with the availability of the LeddarVision™ Front — Entry-Level, B engineering samples for customer evaluation and integration into ADAS L2/L2+ safety applications on June 28, 2023. Most recently, the company announced the availability of LeddarVision™ Surround View Solution (LVS-2+), B engineering samples for customer evaluation, at CES 2024. The LVS-2+ was developed on the Nvidia Orin embedded system, with the flexibility to be ported to other embedded platforms. At this point, we expect several of our current customer engagements will move from demand creation to deep-dive customer evaluations. We also expect to complete several proofs of concept (“POC”) and proof-of-technology (“POT) assessments with various customers out of which we expect to generate some non-recurring engineering revenues (“NRE”).

We anticipate that our future revenues will be almost entirely generated by our fusion and perception businesses, and that they will be primarily comprised of NRE revenues, software evaluation sales based on unit sales, licensing fees, royalty payments on per unit sales and maintenance fees. However, we do not anticipate generating significant revenue from our fusion and perception business until such time as we are able to enter into commercial arrangements with Tier 1 suppliers and OEMs. Key operating metrics for assessing our performance are expected to include the number and nature of commercial agreements we enter into, negotiated payment arrangements prior to our solutions being included in production vehicles, and unit sales of production vehicles incorporating our solutions. Our software licensing business model is expected to generate licensing revenue based in part upon the number of vehicles using our solutions that are sold, as well as licensing rights to data created or collected by our solutions. We anticipate that the terms and conditions of any such licensing arrangements will vary among OEMs and Tier 1 suppliers, and we are not able at this time to predict the actual terms and conditions of such commercial agreements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting LeddarTech’s Performance.”

LeddarTech

HIGH-MARGIN REVENUE MODEL

LeddarTech's software, IP and data offerings support high-margin revenue streams

	LeddarTech Revenue Streams	Pricing Model	Frequency & Relative Value	
Revenue Model	Engineering Services	Per project fee	One-time	$
	Software License Fee	Per project fee	One-time	$$
	Royalty Fee	Per vehicle royalty	One-time per vehicle produced	$$$
	Software Maintenance	5% of annual royalty fee revenue	Recurring	$
	Data	Upside	SaaS / recurring	TBD

Applicable to Each Customer Program in Passenger Car, Commercial Vehicle and Off-Road Vehicle Markets

Intellectual Property

A major part of the Company’s future revenue is expected to be derived from software licensing. We rely on a four-pronged approach to protect our intellectual property, which approach was formalized at the beginning of the Company. Our IP was recognized as a valuable asset from the foundation of the Company, both internally with the management team and externally with the investors. The Company’s history as a spin-off from a research center contributed to that recognition.

First, from inception we continuously maintain an innovation program and steadfastly invested in filing patent applications that would be both fundamental and discoverable. As a result, our portfolio currently comprises 153 patents in 58 families, of which 80 are granted, and 73 are pending. This portfolio has solid anteriority (starting in 2006) and coverage in eight different countries or regions (Canada, the United States, the European Union, Japan, China, Korea, India and Brazil). We have successfully asserted our patent rights against one company, Phantom Intelligence Inc., in the Federal Court of Canada. We actively monitor the landscape for potential infringements via our external IP counsel.

Second, we have expanded our IP portfolio through the strategic acquisition of companies, including VayaVision in 2020, as well as strategic IP assets. We, with the assistance of our IP counsel, have made significant investments in broadening the coverage of this portfolio, and we expect to file several divisional and continuation applications in the coming months. We also have a formal M&A process through which we periodically consider expansions to our portfolio.

Third, we actively manage our trade secrets, including software source code and datasets, through employee contracts, supplier and customer agreements and non-disclosure agreements.

Fourth, although our primary commercial model is business-to-business, we have, since the inception of the Company, aimed to create a recognizable brand identity; to that effect, we have eight registered trademarks, including “Leddar” and “LeddarTech,” registered in Canada, the United States, the European Union, the United Kingdom, Japan, China and Korea.

As a result of this methodical IP asset management program, today our patent portfolio ranks high in the influence and impact scores in patent search tools. This is due to a number of factors, including the breadth of the claims and the aforementioned anteriority, but also due to the number of citations recorded during the prosecution process of various competitor patents. As part of this process the leading companies in the ADAS and autonomous driving industry, including BMW, GM, Toyota, Cruise (GM), Baidu, Waymo, Motional, Huawei, Aptiv, Mobileye, Bosch, ZOOX (Amazon) and Luminar, have recognized the existence of our patents as prior art. Because of this recognition, we consider our portfolio to be fundamental to the field of ADAS and autonomous driving.

Regulations and Safety Standards

ADAS is meant to reduce human errors that lead to vehicle accidents, with the goal of saving lives. Various regulators are charged with ensuring that such technology built into vehicles achieves this goal and does not present a hazard. These organizations are continually defining, refining, and mandating automotive testing and regulations worldwide. Therefore, car manufacturers must comply with regulatory requirements and follow relevant standards. Subsequently, the OEM imposes requirements on their suppliers, including the Company, who must be aware of the various standards and enforce them in our product development. Below are some of the key organizations involved in setting, maintaining, and in some cases, enforcing these standards.

The INVEST in America Act, passed in late 2021, requires the U.S. Department of Transportation to issue requirements and standards regarding vehicle safety technologies. The National Highway Traffic Safety Administration is a department within the US Department of Transportation, and they manage and enforce automotive-related safety standards, including those developed internally, as well as some external standards from SAE. In addition, they license foreign and domestic manufacturers to sell their vehicles within the USA, and they have the power to block the import of vehicles that do not meet the Federal Motor Vehicle Safety Standards.

Part of the United Nations, the United Nations Economic Commission for Europe fosters economic harmonization among nations. For example, in 2012, the UNECE’s World Forum for Harmonization of Vehicle Regulation established new regulations intended to improve passenger safety, including Lane Departure Warning Systems, Child Restraint Systems, and Advanced Emergency Braking Systems.

The European Commission, through its authority, plays an active role in developing the EU’s overall strategy, designing and implementing policies as well as being responsible for planning, preparing, and proposing new European laws. A significant regulation influencing ADAS is Regulation 2019/2144 of the European Parliament and of the Council of November 27, 2019, regarding approval requirements for motor vehicles and their trailers, and systems, components, and separate technical units intended for such vehicles, advancing general safety and the protection of vehicle occupants and vulnerable road users.

The EURO NCAP has a five-star rating system that ranks the safety of vehicles for the benefit of consumers and vehicle fleet managers. They derive these results by conducting tests on their own and accredited proving grounds. Their rankings from 0 to 5 stars are defined on their website:

•        0-star safety:    Meeting type-approval standards so it can legally be sold but lacking critical modern safety technology

•        1-star safety:    Marginal crash protection and little in the way of crash avoidance technology

•        2-star safety:    Nominal crash protection but lacking crash avoidance technology

•        3-star safety:    At least average occupant protection but not always equipped with the latest crash avoidance features

•        4-star safety:    Overall good performance in crash protection and all-round; additional crash avoidance technology may be present

•        5-star safety:    Overall excellent performance in crash protection and well-equipped with comprehensive and robust crash avoidance technology

The Japan Automobile Research Institute (“JARI”) is a foundation dedicated to automotive research and testing. It is responsible for drafting and promoting standards in addition to researching methods of combining automotive and information technologies. Tests are performed at JARI’s Shirosato Test Center 120 km (75 miles) northeast of Tokyo, Japan.

The China Automotive Technology and Research Center is a scientific research institute that helps China manage its automotive industry. It is now a part of State-owned Assets Supervision and Administration Commission of the State Council. Among other things, they are involved with C-NCAP, C-ECAP, and proving ground testing.

The International Organization for Standardization (“ISO”) develops and publishes international standards for various technologies, including automobiles. ISO 26262 defines a risk classification system, also known as an automotive safety integrity level (“ASIL”), for the functional safety of road vehicles. ISO 26262 defines four levels: A is the lowest level of risk, and D is the highest. Systems including airbags and anti-lock brakes get the highest level since their proper function is critical to safety, whereas less critical systems such as brake lights rate an A level. Most customers we serve are developing systems that are either ASIL C or ASIL D. Because the ASIL system is subject to some interpretation, in 2015, SAE International wrote J2980, Considerations for ISO 26262 ASIL Hazard Classification. This standard was revised in 2018. SAE J2980 provides better guidance for assessing the risks defined in ISO 26262.

We follow ISO 26262 (functional safety) and ISO 21488 (safety of the intended functionality) as automotive standards applicable to our software with regards to functional safety in the automotive industry. We also follow the Agile V-Model process and methodologies that focus on iterative software development.

We have collaboration between teams and have implemented the automotive industry-standard guidelines based on the Automotive Software Process Improvement Capability Determination (“ASPICE”), with the goal of obtaining Level 2 in 2024. Activity on ASPICE suggests that a data management process will be incorporated, and we may need to implement measures to comply with these in order to meet customer requirements. We also have an ISO 9001 certified quality management system.

To effectively develop software that adheres to automotive standards, LeddarTech developed a hybrid approach that incorporates the best practices of the methodologies. This approach includes a development process that involves continuous integration and testing, and regular communication and collaboration between the development team, product owners, and other stakeholders. In addition, using automated testing tools, code reviews, and risk assessments ensures that software is developed according to the standards and is of high quality. Regular monitoring and tracking of progress can also help identify potential issues early on, allowing for quick and efficient resolution.

Overall, an effective software development process following ISO 26262 and Agile ASPICE methodologies requires a balance between safety and agility, focusing on continuous improvement and collaboration. LeddarTech has implemented a unified process for managing functional safety, Safety of the Intended Functionality (or ISO 21448:2021) and cybersecurity to comply with applicable standards.

In terms of security, we also apply the following standards, which are relevant to our activities and may be required by our customers: ISO 27001/TiSAX (organizational security), ISO21434 (road vehicles cybersecurity), ISO 24089 (road vehicles software) and AITF 16949 (automotive quality management).

Another area of applicable regulations is data privacy. We collect data on public roads and environments, with sensors such as cameras, that capture a lot of information. Data privacy regulations vary in each jurisdiction where data collection is being conducted. For our current activities, the relevant regions are Israel, Europe and the province of Québec (Canada). In Québec Law 25 applies, Israel is subject to the Privacy Law and Protection of Privacy Regulations and Europe is subject to GDPR. We will need to assess and comply with applicable regulations in all regions we choose to collect data in the future.

Employees

As of June 30, 2024, we had approximately 147 employees across nine countries, excluding employees dedicated to hardware modules activities. At such date, we had approximately 10 employees who are dedicated to the hardware modules activities we are currently in the process of winding down. None of our employees are represented by a labor union, and we consider our employee relations to be good. To date, we have not experienced any work stoppages.

The Company is led by a seasoned management team, who have cumulated significant automotive ADAS and AD market experience and broader experience in high-tech and software-centric businesses. The Company now includes over 130 specialized engineers, scientists, and specialists in all facets of ADAS software development, ASPICE, and ISO 26262, including, but not limited to, the following:

•        a global algorithms group with machine learning and computer vision expertise dedicated to low-level fusion core platforms;

•        an expertise in software embedded in various target processors, optimization of digital signal processing, and hardware accelerators for deep neural network efficiency;

•        a dedicated team for DATA Engineering and DevOps with full CI/CD software integration and release;

•        global dedicated Test and Automation team for verification and validation; and

•        teams dedicated to data collection in Israel and Canada.

We believe that the significant investments in our technology and the expertise and experience of this team provides a significant incentive for our customers to select the Company for their systems.

We may have to engage in a significant headcount reduction if our liquidity position requires us to implement our cost management plan. See “Risk Factors — Risks Related to Our Business — Any significant reduction in headcount as part of the implementation of the Company’s cost management plan may have a material adverse effect on the Company’s operations and future prospects.”

Facilities

The Company does not own any real property. Our corporate headquarters are in Québec City, Canada, where we lease about 18,250 square feet of office and industrial space pursuant to leases that expire between 2024 and 2028. Additionally, we have an office of about 6,200 square feet in Montréal, Canada which contains R&D and G&A functions, for which the lease expires in 2026. Furthermore, we lease a garage facility in Quebec City, Canada, pursuant to a lease that expires in 2025. We lease approximately 17,000 square feet of office in

Or Yehuda, Israel, which contains R&D, operations, and G&A functions to a lease expiring in 2027. Finally, we rent a temporary office space on a month-to-month basis in Shenzhen, China, for our local sales team. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Legal Proceedings

We are, from time to time, subject to various claims, lawsuits, and other legal and administrative proceedings arising in the ordinary course of business. However, we do not consider any such claims, lawsuits, or proceedings that are currently pending, individually or in the aggregate, to be material to our business or likely to result in a material adverse effect on our future operating results, financial condition, or cash flows.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The following management’s discussion and analysis (“MD&A”) provides information concerning the financial condition and results of operations of LeddarTech Holdings Inc. (“LeddarTech” or the “Company”) at and for the three-month and nine-month periods ended June 30, 2024 and 2023 and at and for the fiscal years ended September 30, 2023, 2022 and 2021 (“FY2023,” “FY2022” and “FY2021,” respectively). This MD&A should be read in conjunction with the audited annual consolidated financial statements and the annual MD&A of the Company at and for the fiscal years ended September 30, 2023, 2022 (restated) and 2021 (restated) included in the Company’s Annual Report on Form 20-F for the year ended September 30, 2023 as filed with the U.S. Securities and Exchange Commission on January 31, 2024 (the “2023 Annual Report”), and the interim condensed consolidated financial statements of the Company at and for the three-month and nine-month periods ended June 30, 2024 (“Q3-2024” and “YTD Q3-2024”, respectively) and 2023 (“Q3-2023” and “YTD Q3-2023”, respectively) (“Q3-2024 consolidated financial statements”).

The financial information reported herein have been prepared in accordance with International Financial Reporting Standard (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), and is presented in Canadian dollars unless otherwise stated.

All per share amounts reflect amounts per common share and are based on unrounded amounts. Certain figures, such as interest rates and other percentages included in this MD&A, have been rounded for ease of presentation and certain other amounts that appear in this MD&A may similarly not sum due to rounding.

In addition to historical financial information, this MD&A contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors.” For more information about forward-looking statements, refer to section entitled “Forward-Looking Statements.”

The Company presents non-IFRS financial measures to assess operating performance. The Company presents net earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA (loss)”) and Adjusted EBITDA (loss). These non-IFRS measures do not have standardized meanings under IFRS and are not likely to be comparable to similarly designated measures reported by other corporations. The reader is cautioned that these measures are being reported in order to complement, and not replace, the analysis of financial results in accordance with IFRS. Management uses both measures that comply with IFRS and non-IFRS measures, in planning, overseeing and assessing the Company’s performance.

The terms and definitions associated with non-IFRS financial measures as well as a reconciliation to the most comparable IFRS measures are included in the Section entitled “Non-IFRS Financial Measures” in this MD&A.

Amendment and Restatement of the audited annual consolidated financial statements

Subsequent to the issuance of the audited annual consolidated financial statements for FY2022 and FY2021, errors with respect to the recognition of a government grant liability from an Israel-United States Binational Industrial Research and Development Foundation, the measurement and recognition of research and development costs and other item were identified. Accordingly, the consolidated financial statements for the FY2022 and FY2021 were restated to reflect adjustments made as a result of this correction of errors. Refer to note 2 of the audited annual consolidated financial statements of the Company for FY2023 for more details.

Company Overview

LeddarTech was formed in 2007 under the Canada Business Corporations Act (the “CBCA”) and is at the forefront of the automotive industry evolution, from driver awareness to active safety and advanced autonomy. Our mission is to deliver high-performance AI automotive software that enables the market to deploy ADAS features reducing the number of road accidents and making transportation more enjoyable and efficient. We pursue our mission by developing innovative artificial intelligence (“AI”) based low-level fusion (“LLF”) and perception software technology, which closely replicates elements of human perception. We believe that AI-based LLF is the cornerstone of the next generation of automotive advanced driver assistance systems (“ADAS”) and autonomous driving (“AD”) systems.

On June 12, 2023, LeddarTech Holdings Inc. (“Newco”), a company incorporated under the laws of Canada entered into the Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), by and among LeddarTech Holdings Inc., Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), and LeddarTech Inc., a corporation existing under the laws of Canada.

Unless otherwise indicated and unless the context otherwise requires, “LeddarTech” or “the Company”, at all times prior to consummation of the Business Combination, refers to LeddarTech Inc. and its consolidated subsidiaries, and at all times following consummation of the Business Combination, refers to LeddarTech Holdings Inc. and its consolidated subsidiaries.

Refer to the following section entitled “Business Combination and Public Company Costs” and to Note 3, of the Q3-2024 consolidated financial statements of the Company, for additional information on the amalgamation of the Company on December 21, 2023.

Transition to a “Pure-Play” Automotive Software Business Model

Prior to 2020, we focused our business on software and signal processing for smart sensing solutions, and our revenue came primarily from the sale of hardware and components for the ADAS market, which generally relied on object-level fusion. Recognizing the limitations of current object-level sensor fusion technology and the potential of AI-based LLF software, in 2020 we identified and acquired a 60% controlling interest in VayaVision, an Israeli company that had developed a low-level sensor fusion and perception software stack that was very complementary to our developed software. In FY2022, we made the strategic decision to divest our modules and components businesses to focus solely on fusion and perception software based on AI LLF for ADAS and AD, one line of business (a “pure-play” or “Pure Play” business model). Our Lidar components business was discontinued in late FY2022 and we are in the process of winding down our modules business. As a result of this transition, the historical combined financial information included herein may not be meaningful to an understanding of our results of operations, financial position, and cash flows in the future or what they would have been had we been pursuing our sensory software-focused business model strategy during the years presented. See “Risk Factors — Risks Related to Our Business — Our historical financial information, historical financial results and operating and business history, which were achieved under our prior sensory hardware-focused business model, may not be representative of our future results under a sensory software-focused business model.”

Business Combination and Public Company Costs

On December 21, 2023 (the “Closing Date”), as contemplated in the BCA, Prospector, LeddarTech and Newco completed a series of transactions:

•        Prospector continued as a corporation existing under the laws of Canada (the “Continuance” and Prospector as so continued, “Prospector Canada”);

•        Prospector Canada and Newco amalgamated (the “Prospector Amalgamation” and Prospector Canada and Newco as so amalgamated, “Amalco”);

•        the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in a plan of arrangement (the “Plan of Arrangement”), Amalco acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of Amalco having a negotiated aggregate equity value of $200 million (valued at $10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation (the “Share Exchange”) plus additional Amalco “earnout” shares (with the terms set forth in the BCA);

•        LeddarTech and Amalco amalgamated (the “Company Amalgamation” and LeddarTech and Amalco as so amalgamated, the “Company”); and

•        in connection with the Company Amalgamation, the securities of Amalco converted into an equivalent number of corresponding securities in the Company (other than as described in the BCA with respect to the Prospector Class B ordinary shares) and each of LeddarTech’s equity awards (other than options to purchase LeddarTech’s class M shares) were cancelled for no compensation or consideration and LeddarTech’s equity plans were terminated (and the options to purchase LeddarTech’s class M shares became options to purchase common shares of the Company (the “Company Common Shares” or the “Common Shares”)).

The Continuance, the Prospector Amalgamation, the Share Exchange, the Company Amalgamation and the other transactions contemplated by the BCA are hereinafter referred to as the “Business Combination”.

On June 12, 2023, concurrently with the execution of the BCA, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of approximately US$44.0 million (the “PIPE Financing”). PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.8% of the 20 million LeddarTech common shares outstanding immediately prior to the Closing. The PIPE Convertible Notes are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share. The PIPE Financing closed on the Closing Date after the Business Combination.

Prior to the Closing Date, holders of an aggregate of 855,440 Prospector Class A ordinary shares, par value $0.0001 per share (the “Prospector Class A Shares”) representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares for approximately $10.93 per share, or a total of approximately $9.3 million paid from Prospector’s trust account (the “SPAC Redemption”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

Following the SPAC Redemption, and as part of a series of related steps in connection with the consummation of the Business Combination, Prospector distributed 1,338,616 Prospector Class A Shares to the holders on the Closing Date of the 1,338,616 Prospector Class A Shares that were not redeemed in connection with the Business Combination. Such distribution was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon consummation of the Business Combination.

On the Closing Date, the following securities issuances were made by the Company to Prospector’s securityholders following the SPAC Redemption and in connection with the above-referenced share distribution: (i) each outstanding Prospector Class A Share was exchanged for one Company Common Share, (ii) each outstanding non-voting special share of Prospector, a new class of shares in the capital of Prospector convertible into Prospector Class A Shares, was exchanged for one non-voting special share of the Company and (iii) each outstanding warrant of Prospector (the “Prospector Warrants”), which includes (A) 965,749 Prospector Warrants that were issued upon conversion of the amount accrued under Prospector’s convertible note with the Sponsor to finance Prospector’s transaction costs in connection with its initial business combination (the “Prospector Private Warrants”) and (B) Prospector Warrants that were listed on The Nasdaq Stock Market LLC (the “Prospector Public Warrants”), was assumed by the Company and became a warrant of the Company (“Legacy SPAC Warrant”). At such time, the Prospector Private Warrants became the “Private Placement Warrants” and the Prospector Public Warrants became the “Public Warrants.”

On the Closing Date, following the SPAC Redemption and the foregoing issuances, LeddarTech’s shareholders immediately prior to the consummation of the Business Combination, including investors in the PIPE Financing, received Company Common Shares pursuant to the BCA representing approximately 69.5% of the Company Common Shares outstanding immediately following consummation of the Business Combination.

On December 22, 2023, the Common Shares and Public Warrants became listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “LDTC” and “LDTCW”, respectively. As a consequence of the Business Combination, the Company has become an SEC-registered company listed on Nasdaq, which has required the Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional significant annual expenses as a public company.

Accounting Treatment

The Business Combination was accounted for as a reverse asset acquisition in accordance with IFRS since Prospector does not meet the definition of a business in accordance with IFRS 3. Consequently, the Business Combination was accounted for under IFRS 2 as it relates to the stock exchange listing service received and under other relevant IFRS standards for cash and other assets acquired. Under this method of accounting, Prospector was treated as the “acquiree” for accounting purposes, the net assets of Prospector are recognized at their fair value, and no goodwill or other intangible assets are recorded. In accordance with IFRS 2, the difference between the fair value of the consideration paid (i.e., Company Common Shares and Company Class A Non-Voting Special Shares issued to Prospector shareholders) over the fair value of the identifiable net assets of Prospector was represented a service for the listing of the Company and was recognized as an expense.

LeddarTech has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an acquisition of the listing service and assets of Prospector.

•        LeddarTech’s shareholders prior to consummation of the Business Combination have the greatest voting interest in the Company with an approximately 69.5% voting interest;

•        The largest individual minority shareholder of the Company was a shareholder of LeddarTech prior to consummation of the Business Combination;

•        Senior management of the Company is composed of a majority of senior management of LeddarTech prior to consummation of the Business Combination;

•        Directors of LeddarTech prior to consummation of the Business Combination form a majority on the board of directors of the Company;

•        LeddarTech is the larger entity based on historical total assets and revenues; and

•        LeddarTech’s operations comprise the ongoing operations of the Company.

Basis of presentation

The Company’s fiscal year is the twelve-month period ending September 30 of each year. LeddarTech’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”). All amounts are in Canadian dollars except as otherwise indicated. See “Exchange Rate Information.” The Company operates under one operating and reportable segment.

All per share amounts reflect amounts per Common Share and are based on unrounded amounts. Certain figures, such as interest rates and other percentages included in this MD&A, have been rounded for ease of presentation and certain other amounts that appear in this MD&A may similarly not sum due to rounding.

LeddarTech acquired a 60% interest in VayaVision in July 2020. VayaVision’s assets, liabilities and results of operations are reflected in LeddarTech’s consolidated financial statements, with the non-controlling interests’ share of net assets and results of operations reflected on LeddarTech’s consolidated statement of financial position and consolidated statement of loss and comprehensive loss. In order to satisfy a condition to closing of the Business Combination that LeddarTech purchase the remaining 40% interest in VayaVision, and in accordance with the terms of the option agreement entered into by LeddarTech and the VayaVision shareholders at the date of acquisition, LeddarTech exercised its contractual right to purchase the remaining 40% interest in VayaVision on November 1, 2023. The consideration paid by LeddarTech was $57,724, consisted of 66,550 Company Common Shares, after payment of the applicable withholding tax, which will entitle the shareholders to receive 5,548 Company Common Shares. The founding shareholders from whom LeddarTech purchased the majority of the remaining shares in VayaVision demanded that LeddarTech provide a tax indemnity as a condition to the purchase. LeddarTech believes the demand for a tax indemnity is without merit based on the terms and conditions of the option agreement, and at LeddarTech’s request the share transfer was recorded in VayaVision’s share registry and the Israeli Registrar of Companies. LeddarTech believes that, if the founding shareholders were to pursue a claim, it would not have a material adverse effect on the Company’s business, financial condition or results of operation. Following acquisition of the remaining 40% interest in VayaVision, none of VayaVision’s assets or results of operations from the date of acquisition will be allocated to non-controlling interest.

Recent Developments

On August 19, 2024, the Company, as borrower, and VayaVision, as guarantor, entered into a financing offer letter (the “Bridge Facility”) with Fédération des caisses Desjardins du Québec (“Desjardins”), FS LT Holdings II LP (“FS”) and Investissement Québec (“IQ,” and collectively with Desjardins and FS, the “Bridge Lenders”) pursuant to which the Bridge Lenders agreed to lend to the Company an aggregate of up to US$9.0 million in loans (the “Bridge Loans”) in order to meet the Company’s near-term obligations while the Company continues to seek to close one or more additional equity financing transactions generating gross proceeds of not less than US$35.0 million (the “Equity Financing”). In connection with the Bridge Facility, one of the Company’s principal shareholders committed to convert US$1.5 million aggregate principal amount of the PIPE Convertible Notes into Common Shares at a conversion price of US$2.00 per share. See “— Liquidity and Capital Resources — Liquidity and Capital Management — Need for Additional Capital — Bridge Financing.”

Financial Highlights

			Change
	Q3-2024	Q3-2023	$	%
Revenues	1,423,416	1,417,584	5,832	0.4
Gross profit (loss)	537,435	(66,127)	603,562	(912.7)
Loss from operations	(10,331,234)	(8,480,090)	(1,851,144)	21.8
Finance costs, net	(2,876,593)	(4,147,267)	1,270,674	(30.6)
Loss before income taxes	(7,454,641)	(4,156,400)	(3,298,241)	79.4
Net loss and comprehensive loss	(7,454,641)	(4,156,400)	(3,298,241)	79.4
Net loss and comprehensive loss attributable to Shareholders of the Company	(7,454,641)	(3,875,384)	(3,579,257)	92.4
Loss per share
Net loss per common share (basic and diluted)	(0.25)	(23.12)	23	(98.9)
Weighted average common shares outstanding (basic and diluted)	29,453,615	167,610	29,286,005	17,472.7
EBITDA (loss)(1)	(5,695,313)	(6,948,353)	1,253,040	(18.0)
Adjusted EBITDA (loss)(1)	(7,823,870)	(5,312,622)	(2,511,248)	47.3
			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Revenues	4,985,659	4,148,816	836,843	20.2
Gross profit (loss)	2,004,993	(1,478,603)	3,483,596	(235.6)
Loss from operations	(85,948,902)	(41,057,617)	(44,891,285)	109.3
Finance costs, net	(557,915)	(1,710,961)	1,153,046	(67.4)
Loss before income taxes	(85,300,922)	(39,050,953)	(46,249,969)	118.4
Net loss and comprehensive loss	(85,317,933)	(39,050,953)	(46,266,980)	118.5
Net loss and comprehensive loss attributable to Shareholders of the Company	(85,015,621)	(36,562,257)	(48,453,364)	132.5
Loss per share
Net loss per common share (basic and diluted)	(2.89)	(218.14)	215	(98.7)
Weighted average common shares outstanding (basic and diluted)	29,453,615	167,610	29,286,005	17472.7
EBITDA (loss)(1)	(78,990,357)	(39,004,695)	(39,985,662)	102.5
Adjusted EBITDA (loss)(1)	(24,118,724)	(27,821,716)	3,702,992	(13.3)

____________

(1)      EBITDA (loss) and Adjusted EBITDA (loss) are non-IFRS financial measures. Refer to section entitled “Non-IFRS Financial Measures” for more details.

Key Factors Affecting LeddarTech’s Performance

Following our transition to the Pure Play automotive software business model, including the divestment of our modules and components businesses (“legacy businesses”), our revenues will no longer include revenues for the sale of LiDAR hardware and sensor components, and related servicing revenue. The revenues related to the legacy businesses represented $1.1 million for Q3-2024 compared to $1.4 million for Q3-2023, and $4.4 million for YTD Q3-2024 compared to $3.9 million for YTD Q3-2023. We expect to ship the remaining order for legacy business in Q4-2024.

Going forward, the Company’s financial position and results of operations will depend to a significant extent on our ability to (i) develop and expand commercial relationships with OEMs and Tier-1 suppliers, (ii) expand our ADAS market presence and benefit from regulatory mandates, (iii) leverage offroad vehicles and industrial markets and (iv) monetize potential for significant value in data collection. See “Business — Growth Strategies” and “Business — Business Model.” Key factor affecting our performance are expected to include the number and nature of commercial agreements we enter into with Tier 1 suppliers and OEMs, negotiated payment arrangements prior to our solutions being included in production vehicles, and unit sales of production vehicles incorporating our solutions.

To the extent we are able to develop and expand our commercial relationships with Tier 1 suppliers and OEMs, we anticipate that our future revenues will be primarily comprised of Non-Recurring Engineering services (“NRE”) revenues from completed Proof of Concept (“POC”) and Proof of Technology (“POT”) assessments, software evaluation sales based on unit sales, licensing fees, royalty payments on per unit sales and maintenance fees. Our software licensing business model is expected to generate licensing revenue based in part upon the number of vehicles using our solutions that are sold, as well as licensing rights to data created or collected by our solutions.

The Company has been subject to a covenant to maintain a minimum unencumbered cash balance of at least $5.0 million in under the terms of the Desjardins Credit Facility, as more fully described below. While it is expected that receipt of the proceeds from the Bridge Facility, this offering and other sources of capital, including the SEPA, may enable LeddarTech to comply with the Minimum Cash Covenant, LeddarTech may again in the future be unable to maintain the minimum cash balance. In order for the Company’s anticipated financial resources to be sufficient to meet its capital requirements for the 12 months following the date hereof, the Company will need to raise additional capital, and if it raises an insufficient amount of capital, the Company will need to seek relief from its lenders and reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations. In connection with any cost reduction plans or activities, the Company will be required to incur cash and non-cash expenses. See “Risk Factors — Risks Related to Our Business — The Company has limited sources of available liquidity following completion of the Business Combination and if it does not raise additional capital is expected to operate under an alternative operating plan. If the Company does not secure additional sources of capital, it will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations. A reduction in the Company’s operating costs may materially adversely affect the Company in a number of ways.”

Restructuring Activities

Discontinuance of Components and Modules Businesses.    In connection with the transition to a Pure Play automotive software business model, in FY2022 we made the strategic decision to discontinue our LiDAR components and our modules businesses. As a result of this decision, we tested our intangible assets for impairment and an impairment expense amounting to $38.2 million was recognized in FY2022, bringing the net book value of the intangible assets related to this business to approximately $2.2 million. During the FY2023, these assets were then fully impaired and in connection with this decision, we incurred restructuring costs of approximately $1.8 million, wrote down inventory by approximately $2.3 million and recorded an onerous contract loss of approximately $1.4 million. See note 4 to the audited annual consolidated financial statements of the Company for FY2023.

Potential Implementation of Cost Management Plan.    As of June 30, 2024 the Company had a cash balance of approximately $5.7 million, of which approximately $5.7 million was unrestricted. As described above, the Company is currently required under the Desjardins Credit Facility (described below) to maintain a minimum cash balance of at least $250,000, which had been reduced from $5.0 million and, effective August 19, 2024, will be increased to $1.0 million, pursuant to amendments to the Desjardins Credit Facility, as more fully described below under “— Liquidity and Capital Resources” below. Continued compliance with the terms of the Desjardins Credit Facility may require reaching an agreement with Desjardins to obtain further relief from the current Minimum Cash

Covenant. The Company will need to raise substantial amounts of additional capital beyond the Bridge Facility and the proceeds from this offering, pursuant to the Equity Financing or otherwise. If the Company is unable to raise additional capital, the Company will not be able to remain in compliance with the covenants in its debt instruments or meet its debt service obligations. If the Company is successful in raising additional capital but in amounts insufficient to support normal business operations, the Company would need to implement a cost management plan as deemed necessary and appropriate so that it can manage compliance with the terms of any waiver or modified minimum cash balance requirement that it is able to negotiate with Desjardins. The company would then have to maintain operating costs at targeted levels to ensure operating costs will not exceed anticipated available liquidity. Such cost management actions may include a reduction in product development activities (a key driver of our cash expenditures), as well as potentially significant reductions in staffing and bonuses. If the cost management plan is fully implemented, we expect to incur cash charges of up to approximately $3.3 million in connection with the implementation of the cost management plan, primarily related to severance expense related to headcount reduction. If the Company is not successful in raising additional capital and/or is unable to satisfy the Minimum Cash Covenant or to agree with Desjardins to a reduction in the Minimum Cash Covenant, the cash available may not be sufficient to fully implement the cost management plan. See “Subsequent Event” for more information.

If implemented, the cost management plan would be expected to focus most of the Company’s resources (financial and human) on customer acquisition and design wins based on our existing software platform and the features we have released to date and less resources on continuous product improvement or new product development. Successfully executing on our operating and cost management plans and maintaining an adequate level of liquidity, however, will be subject to various risks and uncertainties, including how successful we are at achieving design wins and production contracts, our ability to manage expenses and the availability of additional sources of funding and/or ability to refinance existing funding. Our internal forecasts and projections of working capital reflect significant judgment and estimates for which there are inherent risks and uncertainties. We expect to continue to generate significant operating losses in the foreseeable future. See “Risk Factors — Risks Related to Our Business — The Company will likely have limited sources of available liquidity following completion of the Business Combination and if it does not raise additional capital is expected to operate under an alternative operating plan. If the Company does not secure additional sources of capital, it will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations. A reduction in the Company’s operating costs may materially adversely affect the Company in a number of ways.”

Components of Results of Operations

Revenues.    Historically, our revenue has been generated from the sale of products LiDAR hardware and sensor components, and related servicing revenue. Following our transition to the Pure Play automotive software business model, our revenues will no longer include revenues from these businesses (legacy businesses), and we expect our revenues to be primarily comprised of non-recurring engineering revenues, software sales based on unit sales, licensing fees and maintenance fees.

Gross Profit.    Gross profit represents our total revenues, less cost of sales, which historically have consisted of materials, equipment and salaries and related expenses. Following our transition to the Pure Play automotive software business model, we expect our cost of goods sold to be primarily comprised of salaries and related expenses, data acquisition and storage fees.

Operating expenses.    Operating expenses have historically been comprised of selling, general and administrative, stock-based compensation and research and development costs. Following our transition to the Pure Play automotive software business model, we expect our operating expenses to be comprised of the same items.

Other (income) costs.    Other (income) costs historically have been comprised of grant revenue and costs. Following our transition to the Pure Play automotive software business model, we expect our Other (income) costs to be primarily comprised of the same items.

Results of Operations

Comparison of three-month and nine-month periods Ended June 30, 2024 and 2023

Revenues

			Change
	Q3-2024	Q3-2023	$	%
Products	1,052,725	1,350,014	(297,289)	(22.0)
Services	370,691	67,570	303,121	448.6
Total	1,423,416	1,417,584	5,832	0.4
			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Products	4,410,456	3,915,563	494,893	12.6
Services	575,203	233,253	341,950	146.6
Total	4,985,659	4,148,816	836,843	20.2

Total revenues for Q3-2024 and Q3-2023 remained the same at $1.4 million. The revenues from services increased by $0.3 million or 448.6% as compared to Q3-2023 partly offset by lower revenues from products of $0.3 million or 22.0%. The decrease of products revenues is mainly attributable to the delay to acquire the components necessary to complete the firm orders. The increase of $0.3 million in revenues from services compared to Q3-2023 is primarily a result of higher engineering services rendered to strategic external collaborators during the process of developing our ADAS software during Q3-2024.

For YTD Q3-2024, total revenues were $5.0 million, an increase of $0.8 million or 20.2% as compared to YTD Q3-2023. This increase is mainly due to higher revenues from products of $0.5 million or 12.6% as compared to YTD Q3-2023 and higher revenues from services of $0.3 million or 146.6%.

Revenue breakdown between the Pure Play business and the legacy businesses are as follows:

	Q3-2024			Q3-2023
	Pure Play	Legacy Businesses	Total	Pure Play	Legacy Businesses	Total
NRE	370,691		370,691	67,570		67,570
Sales and other revenue		1,052,725	1,052,725		1,350,014	1,350,014
Total Revenue	370,691	1,052,725	1,423,416	67,570	1,350,014	1,417,584
	Q3-2024			Q3-2023
	Pure Play	Legacy Businesses	Total	Pure Play	Legacy Businesses	Total
NRE	575,203		575,203	233,253		233,253
Sales and other revenue		4,410,456	4,410,456		3,915,563	3,915,563
Total Revenue	575,203	4,410,456	4,985,659	233,253	3,915,563	4,148,816

Gross profit (loss)

			Change
	Q3-2024	Q3-2023	$	%
Gross profit (loss)	537,435	(66,127)	603,562	912.7
As a percentage of total revenues	37.8%	(4.7)%		42.4
			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Gross profit (loss)	2,000,993	(1,478,603)	3,483,596	235.6
As a percentage of total revenues	40.2%	(35.6)%		75.9

For Q3-2024, the gross profit was $0.5 million compared to a gross loss of $0.1 million for Q3-2023. This increase of gross profit of $0.6 million or 912.7% as compared to Q3-2023 is primarily attributable to write-down on inventories of $1.4 million Q3-2023 partly offset by a recovery of an onerous contracts expense recorded in a prior period of $0.8 million.

For YTD Q3-2024, the gross profit was $2.0 million compared to a gross loss of $1.5 million for YTD Q3-2023. This increase of gross profit of $3.5 million or 235.6% as compared to YTD Q3-2023 is primarily attributable to the decrease of onerous contracts expense and write-down on inventories loss for a total of $2.6 million in YTD Q3-2024 compared to YTD Q3-2023 and the positive impact of the increase of revenues in YTD Q3-2024 compared to YTD Q3-2023.

Operating expenses

			Change
	Q3-2024	Q3-2023	$	%
Marketing and product management	999,6289	787,231	212,397	27.0
Selling	778,597	219,180	559,417	255.2
General and administrative	4,352,690	4,099,533	253,157	6.2
Research and development costs	1,855,937	1,516,343	339,594	22.4
Stock-based compensation	2,881,817	539,407	2,342,410	434.3
Listing expenses	—	—	—	0.00
Transaction costs	—	719,100	(719,100)	(100.0)
Restructuring costs	—	533,169	(533,169)	(100.0)
Impairment loss related to intangible assets	—	—	—	0.0
Total	10,868,669	8,413,963	2,454,706	29.2
			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Marketing and product management	3,323,632	3,034,192	289,440	9.5
Selling	2,42,239	2,182,320	238,919	10.9
General and administrative	14,275,520	13,121,264	1,154,256	8.8
Research and development costs	6,686,031	10,115,381	(3,429,350)	(33.9)
Stock-based compensation	(300,076)	1,659,017	(1,959,093)	(118.1)
Listing expenses	59,139,572	—	59,139,572	100.0
Transaction costs	2,407,977	1,589,703	818,274	51.5
Restructuring costs	—	2,085,698	(2,085,698)	(100.0)
Impairment loss related to intangible assets	—	5,791,430	(5,791,439)	(100.0)
Total	87,953,895	39,579,014	48,374,881	122.2

Marketing and product management

For Q3-2024, marketing and product management expenses were $1.0 million compared to $0.8 million for Q3-2023. The increase of $0.2 million or 27.0% as compared to Q3-2023 is primarily attributable to higher advertising expenses and higher employee compensation costs, partially offset by lower consulting fees.

For YTD Q3-2024, marketing and product management expenses were $3.3 million compared to $3.0 million for YTD Q3-2023. The increase of $0.3 million or 9.5% as compared to YTD Q3-2023 is primarily attributable to higher marketing consulting fees and salaries, partly offset by lower tradeshow expenses, advertising expenses and traveling expenses.

Selling

For Q3-2024, selling expenses were $0.8 million compared to $0.2 million for Q3-2023. The increase of $0.6 million or 255.2% as compared to Q3-2023 is primarily attributable to higher employee compensation expense, traveling expenses and commission.

For YTD Q3-2024, selling expenses were $2.4 million compared to $2.2 million, an increase of $0.2 million or 10.9% as compared to YTD Q3-2023, primarily attributable to the increase of employee compensation expenses, partly offset by traveling expenses.

General and administrative

For Q3-2024, general and administrative expenses were $4.4 million compared to $4.1 million for Q3-2023. The increase of $0.3 million or 6.2% as compared to Q3-2023 is primarily attributable to higher employee compensation expenses, directors and officers insurance expenses and telecommunication expenses, partly offset by lower accounting and legal professional fees.

For YTD Q3-2024, general and administrative expenses were $14.3 million compared to $13.1 million for YTD Q3-2023. The increase of $1.2 million or 8.8% as compared to YTD Q3-2023 is primarily attributable to higher employee compensation expenses, directors and officers insurance expenses and telecommunication expenses, partly offset by lower accounting and legal fees.

Research and development costs

Research and development costs were $1.9 million for Q3-2024 compared to $1.5 million in Q3-2023. This increase of $0.3 million or 22.4% is primarily attributable to higher subcontracting services and software expenses, partly offset by lower employee compensation expenses due to management’s decision to discontinue the LiDAR components business.

For YTD Q3-2024, research and development costs were $6.7 million compared to $10.1 million in YTD Q3-2023. This decrease of $3.4 million or 33.9% is primarily attributable to the decrease of salaries due to management’s decision to discontinue the LiDAR components business, higher capitalisation of R&D projects costs, traveling, partly offset by higher subcontracting services.

Stock-based compensation

Immediately prior to the acquisition of Prospector, the Company adopted an Equity Incentive Plan (the “Plan”) for certain qualified directors, executive officers, employees and consultants. This Plan continues in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Plan shall not exceed 5,000,000 shares at any time. The Plan will provide for the grant of unvested Company Common Shares, (i) share options (“options”), (ii) restricted share units (“RSUs”), (iii) deferred share units (“DSUs”) and (iv) performance share units (“PSUs”). Various vesting conditions may apply to each award and may include continued service, performance and/or other conditions.

For Q3-2024, the stock-based compensation expense was $2.9 million compared to $0.5 million for Q3-2023. This increase of $2.3 million or 434.3% in Q3-2024 as compared to Q3-2023 is primarily due to the adoption of the Plan and the first grants of awards occurred during Q2-2024.

For YTD Q3-2024, the stock-based compensation was an economy of $0.3 million compared to an expense of $1.7 million, a decrease of $2.0 million or 118.1% as compared to Q3-2023 YTD. This decrease is primarily due to a $6.0 million gain on modification of the stock options realized in Q1-2024, in relation with the acquisition of Prospector and to the Plan of Arrangement. This gain is partially offset by the compensation costs recognised following the adoption of the Plan and the initial grant during Q2-2024.

For additional information of stock-based compensation, refer to Notes 3 and 10 of the Q3-2024 consolidated financial statements.

Listing expenses

The listing expenses of $59.1 million for YTD Q3-2024, as compared to nil for YTD Q3-2023, represents the difference between the fair value of the Common Shares and Class A Non-Voting Special Shares issued to the shareholder of Prospector, net of the fair value of the assets acquired and liability assumes, which includes Public Warrants, Private Warrants and Vesting Sponsor Warrants.

For additional information, refer to Note 3 of the Q3-2024 consolidated financial statements.

Transaction costs

Transaction costs for Q3-2024 is nil and $2.4 million for YTD Q3-2024, as compared to $0.7 million for Q3-2023 and to $1.6 million for YTD Q3-2023, were fees related to Business Combination. Refer to section entitled “Business Combination and Public Company Costs” for more details.

Restructuring costs

In respect with the initiatives related to the LeddarTech’s transition into a pure-play automotive software business model, restructuring costs were negligible in Q3-2024 and YTD Q3-2024, as compared to $0.5 million incurred in Q3-2023 and $2.1 million in YTD Q3-2023.

Other (income) costs

Other (income) costs are composed of grant revenues and finance costs. The grant revenues were nil for Q3-2024 compared to a revenue of $0.2 million for Q3-2023. For YTD Q3-2024, a revenue of $0.1 million was recorded compared to a revenue of $0.3 million for YTD Q3-2023.

A net finance income of $2.9 million for Q3-2024 compared to $4.1 million for Q3-2023 and a net finance income of $0.6 million for YTD Q3-2024 as compared to $1.7 million for YTD Q3-2023. These variations were primarily due to the following items. Refer to Note 14 of LeddarTech’s Q3-2024 consolidated financial statements for more details.

			Change
	Q3-2024	Q3-2023	$	%
Interest expenses (income)	1,514,240	(3,997,418)	5,511,658	137.9
Loss (gain) on revaluation of financial instruments carried at fair value	(5,408,508)	(14,554)	(5,393,955)	37,061.7
Other	1,017,675	(135,295)	1,152,970	(852.2)
Finance (income) costs, net	(2,876,593)	(4,147,267)	1,270,674	(30.6)
			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Interest expenses (income)	5,164,857	(1,815,429)	6,980,286	384.5
Loss (gain) on revaluation of financial instruments carried at fair value	(6,487,105)	(14,554)	(6,472,551)	44,473
Other	764,333	119,022	645,311	542.2
Finance (income) costs, net	(557,915)	(1,710,961)	(1,153,046)	(67.4)

•        Interest expenses (income):     The increase of $5.5 million or 137.9% in Q3-2024 as compared to Q3-2023 ($7.0 million or 384.5% increase for YTD Q3-2024 as compared to YTD Q3-2023) was mainly due to a gain of $6.0 million on modification and settlement of certain loans recognized in Q3-2023 partly offset by the increase of interest expense, net of the increase of capitalized borrowing costs. A gain Refer to “Liquidity and Capital Resources” section for more details.

•        Loss (gain) on revaluation of instruments carried at fair value:    The gain of $5.4 million of change in revaluation of financial instruments carried at fair value for Q3-2024 and the gain of $6.5 million YTD Q3-2024 was mainly attributable to the remeasurement of warrant liability and conversion options which is inversely correlated with the Company’s Common Share trading price.

•        Other:    The increase of other of $0.6 million for Q3-2024 ($0.06 million for YTD Q3-2024) was mainly due to an unfavorable foreign exchange impact, partially offset by a net gain on lease modifications in Q1-2024 and Q2-2024.

			Change
Net Loss	Q3-2024	Q3-2023	$	%
Net (loss)	(7,454,641)	(4,156,400)	(3,298,241)	79.4

			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Net (loss)	(85,317,933)	(39,050,953)	(46,266,980)	118.5

For Q3-2024, the net loss was $7.5 million compared to a net loss of $4.2 million for Q3-2023. This increase of net loss of $3.3 million or 79.4% as compared to Q3-2023 is primarily attributable to the following elements:

•        the increase of operating expenses of $2.5 million, mainly due to higher stock-based compensation expenses and selling expenses, partly offset by lower transaction costs and lower restructuring costs; and

•        the increase of finance costs of $1.3 million, mainly due to higher interest expenses partly offset by the gain on revaluation of financial instruments carried at fair value recognized in Q3-2024;

partly offset by,

•        the increase of the gross margin of $0.6 million is primarily attributable to write-down on inventories of $1.4 million Q3-2023 partly offset by a recovery of an onerous contracts expense recorded in a prior period of $0.8 million.

For YTD Q3-2024, the net loss was $85.3 million compared to a net loss of $39.1 million for YTD Q3-2023. This increase of net loss of $46.3 million or 118.5% as compared to YTD Q3-2023 is primarily attributable to the increase of operating expenses of $48.4 million for YTD Q3-2024, partly offset by the positive impact on gross profit of the increase of revenues in YTD Q3-2024 compared to YTD Q3-2023. As previously mentioned, the increase of operating expenses of $48.4 million for YTD Q3-2024 compared to YTD Q3-2023 is mainly due the listing expenses of $59.1 million for the business combination occurred in Q1-2024, partly offset by the decrease for YTD Q3-2024 of research and development costs of $3.4 million, stock-based compensation expenses of $2.0 million and restructuring costs of $2.1 million, and the impairment loss related to intangible assets recognized in YTD Q3-2023.

Refer to sections entitled “Operating expenses” and “Other (income) costs” for more details.

EBITDA (loss)(1) and Adjusted EBITDA (loss)(1)
			Change
	Q3-2024	Q3-2023	$	%
EBITDA (loss)	(5,695,313)	(6,948,353)	(1,253,040)	(18.0)
Adjusted EBITDA (loss)	(7,823,870)	(5,312,622)	(2,511,248)	47.3
			Change
	YTD Q3-2024	YTD Q3-2023	$	%
EBITDA (loss)	(78,990,357)	(39,004,695)	(39,985,662)	102.5
Adjusted EBITDA (loss)	(24,118,724)	(27,821,716)	3,702,992	(13.3)

For Q3-2024, the EBITDA (loss) was $5.7 million compared to an EBITDA (loss) of $6.9 million for Q3-2023. This increase of EBITDA (loss) of $1.3 million or 18.0% as compared to Q3-2023 is primarily attributable to the gain of $5.4 million of change in revaluation of financial instruments carried at fair value for Q3-2024 and by the positive impact on gross profit of the increase of revenues for Q3-2024, partly offset by the increase for Q3-2024 of operating expenses.

For YTD Q3-2024, the EBITDA (loss) was $78.9 million compared to an EBITDA (loss) of $39.0 million for YTD Q3-2023. This increase of EBITDA (loss) of $40.0 million or 102.5% compared to YTD Q3-2023 is primarily attributable to the listing expenses of $59.1 million for the business combination in Q1-2024, partly offset by the positive impact on gross profit of the increase of revenues YTD Q3-2024 compared to YTD Q3-2023, the impairment lost related to intangible assets of $5.8 million recognized for YTD Q2-2023 and by the gain of $5.4 million of change in revaluation of financial instruments carried at fair value for Q3-2024.

For Q3-2024, the Adjusted EBITDA (loss) was $7.8 million compared to an Adjusted EBITDA (loss) of $5.3 million for Q3-2023. This increase of Adjusted EBITDA (loss) of $2.5 million or 47.2% in Q3-2024 as compared to Q3-2023 is primarily attributable to the increase in selling expenses of $0.6 million, the increase of research and development costs of $0.3 million, the increase of general and administrative expenses of $0.3 million, partly offset by the positive impact on gross profit of the increase of revenues in Q3-2024.

For YTD Q3-2024, the Adjusted EBITDA (loss) was $24.1 million compared to an Adjusted EBITDA (loss) of $27.8 million for YTD Q3-2023. This increase of Adjusted EBITDA (loss) of $3.7 million or 13.3% compared to YTD Q3-2023 is primarily attributable to the positive impact on gross profit of the increase of revenues in YTD Q3-2024 and the decrease of research and development costs of $3.4 million for YTD Q3-2024, partly offset by the increase of general and administrative expenses of $1.2 million for YTD Q3-2024.

Comparison of Years Ended September 30, 2023 and 2022

Revenues

			Change
	FY2023	FY2022	$	%
Products	7,151,450	8,145,606	(994,156)	(12.2)
Services	251,464	543,409	(291,945)	(53.7)
Other	44,263	77,106	(32,843)	(42.6)
Total	7,447,177	8,766,121	(1,318,944)	(15.0)

For FY2023, total revenues were $7.4 million, a decrease of $1.3 million or 15.0% as compared to FY2022. This decrease is mainly due to lower revenues from products of $1.0 million or 12.2% as compared to FY2022, and lower revenues from Services of $0.3 million or 53.7%. The decrease of products revenues is mainly attributable to the decision to winddown our modules business and initiate a last time buy customer offering thereby fulfilling customer orders until Q4-2024. The decrease of revenues from Services of $0.3 million compared to FY2022 is primarily a result of lower engineering services rendered in FY2023 to strategic external collaborators during the process of developing our ADAS software.

Gross profit (loss)

			Change
	FY2023	FY2022	$	%
Gross profit (loss)	$(74,668)	3,455,403	(3,530,071)	(102.2)
As a percentage of total revenues	(1.0)%	39.4%		(40.4)

For FY2023, the gross loss was $0.1 million compared to a gross profit of $3.5 million for the prior year period. This decrease of $3.5 million or 102.2% as compared to the prior year period is primarily attributable to a write-down on inventories of $2.3 million and an onerous contract loss of $1.7 million recognized in the cost of sale for FY2023, explained by the restructuring initiatives driven by the change in FY2022 of the Company’s business strategy to the pure-play automotive software business model.

Operating expenses

			Change
	FY2023	FY2022	$	%
Marketing and product management	4,097,931	3,280,864	817,067	24.9
Selling	3,126,324	3,976,733	(850,409)	(21.4)
General and administrative	18,990,598	15,548,293	3,442,305	22.1
Research and development costs	12,719,093	22,057,911	(9,338,818)	(42.3)
Stock-based compensation	2,436,974	4,272,673	(1,835,699)	(43.0)
Transaction costs	3,506,630	—	3,506,630	100.0
Restructuring costs	1,756,433	—	1,756,433	100.0
Impairment loss related to intangible assets	5,791,439	38,207,503	(32,416,064)	(84.8)
Total	52,425,422	87,343,977	(34,918,555)	(40.0)

Marketing and product management

For FY2023, marketing and product management expenses were $4.1 million compared to $3.3 million for FY2022. The increase of $0.8 million or 24.9% as compared to the prior year period is primarily attributable to higher salaries and related expenses in relation with product management and marketing activities in support of our pure-play automotive software business model.

Selling

For FY2023, selling expenses were $3.1 million compared to $4.0 million, a decrease of $0.9 million or 21.4% as compared to FY2022, primarily attributable to the decrease in headcount in connection with LeddarTech’s transition into a pure-play automotive software business model.

General and administrative

For FY2023, general and administrative expenses were $19.0 million compared to $15.5 million for FY2022. The increase of $3.4 million or 22.1% as compared to the prior year period is primarily due to professional fees incurred for consulting and financing during FY2023.

Research and development costs

Research and development costs were $12.7 million for FY2023 compared to $22.1 million in FY2022. This decrease of $9.3 million or 42.3% is primarily due to management’s decision to discontinue the LiDAR components business and in connection with LeddarTech’s transition into a pure-play automotive software business model in late FY2022.

Stock-based compensation

For FY2023, stock-based compensation expenses were $2.4 million compared to $4.3 million for FY2022. This decrease of $1.8 million or 43.0% is primarily due to the decrease in stock-based compensation expense recorded for the ESOP of $0.7 million and VayaVision call option of $1.1 million, the decrease of $0.3 million on M-Options economy and the decrease of $0.3 million of capitalization as development costs, during FY2023.

Transaction costs

For FY2023, transaction costs were $3.5 million compared to nil for FY2022. These transaction costs were related to the proposed Business Combination and LeddarTech will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

Restructuring costs

The Company expects to complete the initiatives related to the LeddarTech’s transition into a pure-play automotive software business model over FY2023.

Restructuring costs of $1.8 million were incurred in FY2023. Furthermore, after the review of revenues forecasts on certain remaining programs divested following the transition to the pure-play automotive software business model, a write-down on inventories of $2.3 million and an onerous contract net loss of $1.4 million were recognized in FY2023.

Impairment loss related to intangible assets

During FY2023, an impairment loss related to intangible assets of $5.8 million was recognized due to the decrease in the expected recoverable amount of certain intangible assets, explained by the Company’s inability to reach a satisfactory financial agreement with one of the main partners of the Component business, after the discontinuation of the Lidar components business in late FY2022. Refer to Note 11 to LeddarTech’s annual audited consolidated financial statements for FY2023 for more details.

Other (income) costs

			Change
	FY2023	FY2022	$	%
Grant revenue	(377,080)	(435,448)	58,368	(13.4)
Finance costs, net	(698,601)	(10,034,381)	9,835,780	(93.0)
Other (income) costs	(1,075,681)	(10,469,829)	9,394,148	(89.7)

Grant revenue

For FY2023, grant revenue was $0.4 million, which is comparable to those recognized in FY2022. The grant revenue is mainly composed of the Scientific Research & Experimental Development (SR&ED) tax credit related to projects and eligible expenses incurred by the Company.

Finance costs, net

			Change
	FY2023	FY2022	$	%
Finance income	(6,161,328)	(40,251)	(6,121,077)	15,207.3
Finance costs	9,116,399	6,878,810	2,237,589	32.5
Change in fair value through profit and loss (“FVTPL”) of financial instruments	21,100	(7,129,238)	7,150,338	(100.3)
Capitalized borrowing costs	(3,898,829)	(6,994,197)	3,095,368	(44.3)
Foreign exchange loss (gain)	224,057	(2,749,505)	2,973,562	(108.1)
Finance costs, net	(698,601)	(10,034,381)	9,335,780	(93.0)

Negative net finance costs decreased by $9.3 million or 93.0% in FY2023 as compared to the prior year period. These variations were primarily due to the following items:

•        Finance income:    The increase of $6.1 million in FY2023 as compared to FY2022 was due to a gain on debt modification of the term loan of $4.3 million and due to a gain on debt settlement in relation with a license agreement of $1.6 million in FY2023.

•        Finance costs:    The increase of $2.2 million of finance costs in FY2023 was mainly due to an increase in interest expense on the credit facility and on the convertible loans of an amount of $1.2 million and $1.1 million respectively, transaction costs related to company refinancing of $0.4 million incurred in FY2023, partly offset by the decrease of net loss on debt extinguishments of $0.5 million and of modification costs of convertible loans of $0.1 million. The global increases in interest expense during the fiscal year ended September 30, 2023 are mainly attributable to the increase of prime interest rate by the Bank of Canada and the U.S. Federal Reserve compared to the prior year period.

•        Change in FVTPL of financial instruments:    The decrease of $7.2 million of change in FVTPL of financial instruments in FY2023 was mainly attributable to gains on revaluation of convertible loans in FY2022 of $6.1 million and of a contingent consideration payable of $1.3 million.

•        Capitalized borrowing costs:    The decreases of $3.1 million of capitalized borrowing costs in FY2023, was mainly due to the decrease of the development costs qualified as assets eligible for borrowing costs capitalization, explained by the impairment loss related to intangible assets recognized in FY2022.

•        Foreign exchange loss (gain):    The decreases of foreign exchange gain of $3.0 million in FY2023 as compared to prior year period was due to the impact of appreciation of the U.S. dollar during the current period versus the Canadian dollar mainly on the higher cash balance denominated in U.S. dollar during FY2022.

Comparison of Years Ended September 30, 2022 and 2021

Revenues

			Change
	FY2022	FY2021	$	%
Products	8,145,606	7,968,000	177,606	2.2
Services	543,409	194,929	348,480	178.8
Other	77,106	68,397	8,709	12.7
Total	8,766,121	8,231,326	534,795	6.5

For the FY2022, total revenues were $8.8 million, an increase of $0.5 million or 6.5% as compared to FY2021 mainly attributable to the increase of revenues from Products and Services. The increase of revenues from Products of $0.2 million compared to FY2021 is attributable to an increase of sales volume of our traffic and toll detection assistance systems, partly offset by a decrease of M16 LiDAR sales volume. The increase of revenues from Services of $0.3 million compared to FY2021 is primarily a result of higher engineering services rendered in FY2022 to strategic external collaborators during the process of developing our ADAS software.

Gross profit

			Change
	FY2022	FY2021	$	%
Gross profit	3,455,403	2,972,936	482,467	16.2
As a percentage of total revenues	39.4%	36.1%		3.3

For FY2022, gross profit was $3.5 million compared to $3.0 million for FY2021. This increase of $0.5 million or 16.2% as compared to FY2021 and the increase of gross profit as a percentage of total revenues from 36.1% for FY2021 to 39.4% for FY2022 are primarily attributable to the impacts of cost reduction efforts and the fix portion of the cost of sales combined with the increase of the selling price of some of products sold.

Operating expenses

			Change
	FY2022	FY2021	$	%
Marketing and product management	3,280,864	3,174,555	106,309	3.3
Selling	3,976,733	3,762,397	214,336	5.7
General and administrative	15,548,293	11,941,855	3,606,438	30.2
Research and development costs	22,057,911	11,226,737	10,831,174	96.5
Stock-based compensation	4,272,673	12,193,618	(7,920,945)	(65.0)
Impairment loss related to intangible assets	38,207,503	—	38,207,503	—
Total	87,343,977	42,299,162	45,044,815	106.5

Marketing and product management

For FY2022, marketing and product management expenses were $3.3 million compared to $3.2 million for FY2021. The increase of $0.1 million or 3.3% as compared to FY2021 is primarily attributable to the increase of the headcount due to a reduced impact of the COVID-19 pandemic in the second half of FY2022, partly offset by a decrease of other expenses due to cost reduction efforts.

Selling

For FY2022, selling expenses were $4.0 million compared to $3.8 million, an increase of $0.2 million or 5.7% as compared to FY2021 primarily attributable to higher salary and related expenses due to the increase of the headcount following the progressive end of COVID-19 pandemic in the second half of FY2022.

General and administrative

For FY2022, general and administrative expenses were $15.5 million compared to $11.9 million. The increase of $3.6 million or 30.2% as compared to FY2021 is primarily due to the increase of salary and related expenses of $3.3 million due to higher headcount during the period, combined with higher professional fees of $0.3 million.

Stock-based compensation

For FY2022, stock-based compensation expenses were $4.3 million compared to $12.2 million during FY2021. This decrease of $7.9 million or 65.0% as compared to FY2021 is primarily due to the decrease in stock-based compensation expense recorded for ESOP of $2.9 million, C-Options of $0.7 million, VayaVision call option of $2.1 million and M-Options of $3.3 million during FY2022, partly offset by an increase of stock-based compensation expense capitalized as development costs of $1.1 million.

Research and development costs

During FY2022, research and development costs increased from $11.2 million in FY2021 to $22.1 million in FY2022. The increase of $10.8 million or 96.5% is primarily attributable to the intensifying development activities to support LeddarTech’s transition to its current automotive software business model, mainly impacting upward on salary and wage costs. LeddarTech expects to continue to incur substantial and increased development costs as it continues to expand its development activities and progress with the commercialization of its products.

Impairment loss related to intangible assets

In FY2022, LeddarTech transitioned its activities to its current automotive software business model, resulting into an impairment expense amounting to $38.2 million for certain intangible assets that were no longer expected to be used and others that were still expected to be used and of which the recoverable amount was less than their related carrying value. For additional details, refer to note 11 of the audited annual consolidated financial statements of the Company for FY2023.

Other (income) costs

			Change
	FY2022	FY2021	$	%
Grant revenue	(435,448)	(2,164,794)	1,729,346	79.9
Finance costs, net	(10,034,381)	11,695,561	(21,729,942)	(185.8)
Other (income) costs	(10,469,829)	9,530,767	(20,000,596)	(209.9)

Grant revenue

For FY2022, grant revenue was $0.4 million compared to $2.2 million for FY2021. The decrease of $1.7 million compared to FY2021 is attributable to lower grant revenue on an interest free loan and a decrease of Canada Emergency Wage Subsidies granted during the to COVID-19 pandemic in the prior years.

Finance costs, net

			Change
	FY2022	FY2021	$	%
Interest income	(40,251)	(3,454)	(36,797)	1,065.3
Finance costs	6,878,810	4,055,230	2,823,580	69.6
Change in fair value through profit and loss (“FVTPL”) of financial instruments	(7,129,238)	13,881,042	(21,010,280)	(151.4)
Capitalized borrowing costs	(6,994,197)	(6,304,340)	(689,857)	10.9
Foreign exchange loss (gain)	(2,749,505)	67,083	(2,816,588)	(4,198.7)
Finance costs, net	(10,034,381)	11,695,561	(21,729,942)	(185.8)

During FY2022, net finance costs decreased by $22.0 million as compared to FY2021. The decrease was primarily due to the following items:

•        Finance costs:    The increase of $2.8 million of interest expense and bank charges was due to the increase of interest expenses on the term loan of $0.6 million, on lease liabilities of $0.2 million and on the Desjardins Credit Facility of $2.7 million, partly offset by a decrease of the accretion of government grant liability of $0.6 million. The increase in interest expense is mainly attributable to the several increases of prime interest rate by the Bank of Canada and the U.S. Federal Reserve in FY2021 and FY2022 combined with changes in balance of debts.

•        Change in FVTPL of financial instruments:    The decrease of $21.0 million of change in FVTPL of financial instruments was mainly due to loss on revaluation of convertible loans of $6.1 million in FY2022 compared to a gain of $17.8 million in FY2021, primarily explained by a reduction in the Company’s valuation. This increase of gain on revaluation was partly offset by a decrease of the gain on revaluation of the contingent consideration payable in relation with the 60% controlling interest acquired in VayaVision on July 6, 2020. For additional details, refer to note 12 of the audited annual consolidated financial statements (restated) of the Company for FY2022.

•        Capitalized borrowing costs:    The increase of $0.7 million of capitalized borrowing costs was due to the increase of interest expenses and the increase of development activities, following the LeddarTech’s transition to its current automotive software business model.

•        Foreign exchange loss (gain):    The increase of $2.8 million of the foreign exchange gain was due to the impact of appreciation of the U.S. dollar versus the Canadian dollar mainly on the higher cash balance denominated in U.S. dollars during FY2022.

Selected Financial Position Information

The following table presents selected financial information from the consolidated Statements of Financial Position as of June 30, 2024 and September 30, 2023.

	As of
	June 30, 2024	September 30, 2023
Total assets	85,931,355	72,170,407
Non-current financial liabilities
Long-term debt	77,712,057	47,725,583
Redeemable stock options	—	6,102,496
Government grant liabilities	1,078,762	899,489
Total	78,790,819	54,727,568

The increase of total assets of $13.8 million from September 30, 2023 to June 30, 2024 is mainly attributable to the increase of intangible assets of $16.7 million, explained by capitalized development costs, an increase of prepaid expenses of $1.1 million, partially offset by a reduction of accounts receivable, government assistance and R&D tax credits receivable and right-of-use assets of $2.1 million, $1.3 million and $1.1 million respectively. Refer to the “Liquidity and Capital Resources” section for more details on cash variations.

The increase of non-current financial liabilities of $24.1 million from September 30, 2023 to June 30, 2024 is attributable to the increase of convertible loans of $28.3 million and an increase of the term loan of $2.2 million, partly offset by the decrease in the credit facility of $0.5 million and a decrease in the redeemable stock options of $6.1 million due to the modification of the stock options in Q1-2024. Refer to the “Liquidity and Capital Resources” section for more details.

Liquidity and Capital Resources

Summary of the Consolidated Statements of Cash Flows

Comparison of nine-month periods Ended June 30, 2024 and 2023

			Change
	YTD Q3-2024	YTD Q3-2023	$	%
Net cash flows related to operating activities	(36,317,356)	(26,179,037)	(10,138,319)	38.7
Net cash flows related to investing activities	(8,684,889)	(9,157,341)	472,452	(5.2)
Net cash flows related to financing activities	45,641,290	21,994,701	23,646,589	107.5
Effect of foreign exchange on cash	37,777	(394,519)	432,296	(109.6)
Net increase (decrease) in cash	676,822	(13,736,519)	14,413,018	(104.9)
Cash, beginning of year	5,056,040	32,025,899	(26,969,859)	(84.2)
Cash, end of period	5,732,862	18,289,703	(12,556,841)	(68.7)

Operating Activities

For YTD Q3-2024, net cash outflows related to operating activities were $36.3 million, compared to $26.2 million for Q3-2023. The increase of $10.1 million or 38.7% in net cash outflows related to operating activities was primarily due to the unfavorable net change in non-cash working capital of $15.3 million during the YTD Q3-2024 in comparison with YTD Q3-2023, partly offset by the decrease of research and development costs included in the net loss and comprehensive loss in YTD Q3-2024.

Investing Activities

For YTD Q3-2024, net cash flows related to investing activities were $8.7 million compared to $9.2 million for YTD Q3-2024. The decrease of net cash flows related to investing activities of $0.5 million or 5.2% is primarily explained by the R&D tax credit of $1.5 million received in Q1-2024, partly offset by the increase of additions to intangible assets.

Financing Activities

For YTD Q3-2024, net cash flows related to financing activities were $45.6 million compared to $22.0 million for YTD Q3-2023. This increase of $23.6 million is primarily due to the issuance of convertible notes, net of debt issuance costs, of $29.5 million in Q1-2024 and to the cash acquired from a reverse asset acquisition of $19.5 million during Q1-2024 offsetted by the net proceeds from a debt issuance of $27.0 million during Q3-2023. Refer to Note 3 of LeddarTech’s Q3-2024 consolidated financial statements for more details.

Comparison of Years Ended September 30, 2023 and 2022

			Change
	FY2023	FY2022	$	%
Net cash flows related to operating activities	(36,651,124)	(38,126,897)	1,475,773	(3.9)
Net cash flows related to investing activities	(11,172,500)	(12,000,742)	828,242	(6.9)
Net cash flows related to financing activities	21,248,280	73,947,590	(52,699,310)	(71.3)
Effect of foreign exchange on cash	(394,515)	2,005,632	(2,400,148)	(119.7)
Net increase (decrease) in cash	(26,969,859)	25,825,583	(52,795,442)	(204.4)
Cash, beginning of year	32,025,899	6,200,316	25,825,583	416.5
Cash, end of year	5,056,040	32,025,899	(26,969,859)	(84.2)

Operating Activities

For FY2023, net cash flows related to operating activities was $36.5 million, compared to $38.1 million for FY2022. The decrease of $1.5 million or 3.9% in net cash flows related to operating activities was primarily due to the favorable net change in non-cash working capital of $2.8 million during the FY2023 in comparison with FY2022, partly offset by the increase of marketing and product management expenses and research and development costs paid in FY2023.

Investing Activities

For FY2023, net cash flows related to investing activities was $11.2 million, compared to $12.0 million for FY2022. The decrease of net cash flows related to investing activities of $0.8 million or 6.9% is primarily explained by the decrease of addition to property and equipment of $2.0 million and investment tax credit received in FY2023 of $0.8 million, partly offset by the increase of additions to intangible assets of $1.6 million and the decrease of grants received related to intangible assets and property and equipment of $0.7 million, in FY2023 compared to FY2022.

Financing Activities

FY2023, net cash flows related to financing activities were $21.2 million, compared to $74.0 million for FY2022. The decrease of cash flows of $52.7 million from financing activities is primarily due to share issuance during FY2022, partially offset by the increase in cash flow due to the issuance of convertible notes — Tranche A, net of debt issuance costs, of $27.3 million in FY2023 and the increase of interests paid on credit facility and other loan of $1.2 million in FY2023 compared to FY2022.

Comparison of Years Ended September 30, 2022 and 2021

			Change
	FY2022	FY2021	$	%
Net cash flows related to operating activities	(38,126,897)	(20,789,347)	(17,337,550)	83.4
Net cash flows related to investing activities	(12,000,742)	(16,505,990)	4,505,248	(27.3)
Net cash flows related to financing activities	73,947,590	41,738,668	32,208,922	77.2
Effect of foreign exchange on cash	2,005,632	—	2,005,632	n.a.
Net increase (decrease) in cash	25,825,583	4,443,331	21,382,252	481.2
Cash, beginning of year	6,200,316	1,756,985	4,443,331	252.9
Cash, end of year	32,025,899	6,200,316	25,825,583	416.5

Operating Activities

For FY2022, net cash flows related to operating activities was $38.1 million, compared to $20.8 million in FY2021. The increase in use of operating cash flow of $17.3 million primarily reflects the increase of $10.8 million of non-capitalizable research and development costs and the unfavorable net change in non-cash working capital of $3.9 million.

Investing Activities

For FY2022, net cash flows related to investing activities was $12.0 million, compared to $16.5 million in FY2021. The decrease of investing cash flow is primarily explained by the decrease of capitalized development cost due to the reduction of the capitalizable development projects due to LeddarTech’s transition to its current automotive software business model.

Financing Activities

For FY2022, net cash flows related to financing activities was $73.9 million, primarily reflecting the share issuance proceeds of $85.2 million in FY2022, net of share issuance cost of $6.1 million, partly offset by interest paid on the Desjardins Credit Facility and other loans of $3.6 million.

Liquidity and capital management

Since inception, LeddarTech has incurred cumulative losses from operations and negative cash flows from operating and investing activities and had an accumulated deficit of $563.0 million as of June 30, 2024, primarily driven by our investments in research and development activities, including fusion perception technologies, and our operating costs supporting our discontinued modules and components business. LeddarTech realized net losses of $7.5 million for Q3-2024 and of $4.2 million for Q3-2023. Net losses for YTD Q3-2024 represented $85.3 million compared to $39.1 million for YTD Q3-2023.

For YTD Q3-2024, LeddarTech had net cash outflows related to operating and investing activities amounting to $36.3 million and $8.7 million respectively, compared to $26.2 million and $9.2 million in YTD Q3-2023, respectively. LeddarTech expects to continue to realize net losses and net negative cash flows from operations in the near term. LeddarTech’s principal sources of liquidity have been the issuance of equity, convertible notes and loans from third parties.

As of June 30, 2024, LeddarTech had total liabilities of $97.2 million, including $14.5 million in accounts payable, $28.3 million outstanding on the Desjardins Term Loan (credit facility), $39.6 million outstanding on the convertible notes issued as part of the PIPE Financing, $9.9 million outstanding under the IQ Loan Agreement (term loan), $2.5 million of lease liabilities, $1.7 million of government grant liabilities and total shareholders’ deficiency (total assets less total liabilities) of $11.3 million. For more details, refer to “Financing Transactions” and to Notes 6, 7, and 9 of LeddarTech’s Q3-2024 consolidated financial statements.

Results of Business Combination and PIPE Financing

On January 5, 2023, Prospector held an extraordinary general meeting at which Prospector’s shareholders approved amendments to Prospectors Amended and Restated Memorandum and Articles of Association to extend the date by which Prospector must complete a business combination from January 12, 2023 to December 31, 2023. In connection with this meeting, shareholders holding an aggregate of 30,305,944 Prospector’s Class A Shares, representing approximately 93.2% of the Prospector Class A Shares then outstanding, exercised their right to redeem their shares for $10.15 per share, for a total of approximately $307.6 million paid from Prospector’s Trust Account, leaving approximately $22.3 million in the Trust Account after such redemption.

On December 21, 2023, holders of an aggregate of 855,440 Prospector Class A Shares, representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares for approximately US$10.93 per share, for a total of approximately US$9.3 million paid from Prospector’s Trust Account, leaving approximately US$14.6 million in the Trust Account after such redemption.

As a result of consummation of the Business Combination and accounting for the foregoing redemption payments and receipt of funds from Trust Account, we received approximately $0.9 million in net proceeds from the Business Combination after accounting for our payment of approximately $5.3 million of transaction costs. We also received aggregate proceeds of approximately US$44.0 million from the PIPE Financing between June 12, 2023, when the Business Combination Agreement was entered into, and December 21, 2023, when the Business Combination was completed. See “ — PIPE Financing” below

Need for Additional Capital — Bridge Financing

The Company has limited sources of liquidity. As of June 30, 2024, the Company had a cash balance of $5.7 million, which had been reduced to $1.5 million on August 15, 2024.

In order to meet its near-term liquidity needs, on August 19, 2024, the Company, as borrower, and VayaVision, as guarantor, entered into a financing offer letter (the “Bridge Facility”) with Desjardins, FS LT Holdings II LP, an affiliate of one of our principal shareholders (“FS”), and Investissement Québec (“IQ,” and collectively with Desjardins and FS, the “Bridge Lenders”) pursuant to which the Bridge Lenders agreed to lend to the Company an aggregate of up to US$9.0 million in loans (the “Bridge Loans”) in order to meet the Company’s near-term obligations while the Company continues to seek to close one or more additional equity financing transactions generating gross proceeds of not less than US$35.0 million (the “Equity Financing”).

In connection with the Bridge Facility, an affiliate of FS has agreed to convert US$1.5 million aggregate principal amount of its PIPE Convertible Notes into Common Shares of the Company at a conversion price of US$2.00 per share not later than September 2, 2024. In addition, pursuant to the terms of the Bridge Facility, each of FS and IQ will have the right, but not the obligation, to convert its Bridge Loan into Common Shares at a conversion price of US$5.00 per share.

The Bridge Facility is comprised of two tranches, with the first tranche in the amount of US$6.0 million to be funded in equal amounts by the Bridge Lenders on August 19, 2024, and the second tranche in the amount of US$3.0 million to be funded in equal amounts by the Bridge Lenders on or about October 15, 2024. The second tranche of the Bridge Facility would be conditioned on the absence of a default under the Bridge Loans and the receipt by the Company of a commitment, in form and substance satisfactory to the Bridge Lenders, from a strategic investor to invest a minimum amount of US$5.0 million in the Equity Financing.

Amounts outstanding under the Bridge Loans bear interest at the US base rate (currently 9.0%), plus 4.00%. Interest under the Bridge Loans is to be capitalized monthly (instead of being payable in cash) and added to the outstanding principal amount of the Bridge Loans. The Bridge Loans have a maturity date of November 15, 2024, and will be due and payable earlier upon the occurrence of certain other events, such as a change in control or the failure to receive a commitment from a strategic investor for a minimum amount of US$5.0 million in the Equity Financing on or prior October 14, 2024.

The up to US$6.0 million of Bridge Loans to be funded by IQ and FS are to be issued at a 25% original issue discount (meaning that US$8.0 million of Bridge Facility debt would be issued by the Company in exchange for US$6.0 million in gross proceeds), provided, however, that no interest would accrue or be payable in respect of the amount of original issue discount.

Upon completion of one or more Equity Financing transactions generating gross proceeds of not less than US$35.0 million (including US$6.0 million of the Bridge Facility to be converted into equity):

•        FS and IQ would be obligated to convert their Bridge Loans (including the amount of the original issue discount) into securities of the Company issued in the Equity Financing at a price reflecting an approximately 11% discount to the offer price in the Equity Financing; and

•        the Company would be obligated to repay (i) first, to Desjardins, in respect of its Bridge Loan, the outstanding principal amounts under the Desjardins Bridge Loan and pay all other amounts owing to Desjardins under the Bridge Facility and (ii) second, to Desjardins, as lender under the existing Desjardins Credit Facility, any amount then payable under the existing Desjardins Credit Facility, with the maximum aggregate amount of Equity Financing proceeds to be repaid by the Company to Desjardins under the Bridge Facility and under the existing Desjardins Credit Facility upon completion of the Equity Financing not to exceed US$4.5 million.

In the event the Company raises less than US$35.0 million in one or more Equity Financing transactions, FS and IQ would each have the right, but not the obligation, to convert their Bridge Loans (including the amount of original issue discount) into securities of the Company issued in the Equity Financing at a price reflecting aa approximately 11% discount to the offer price in the Equity Financing.

The Bridge Facility contains certain affirmative and negative covenants, including without limitation, those set forth below:

•        Provision to the Bridge Lenders of certain information, including updates on the status of the Equity Financing; and

•        Limitations on debt incurrence, investments, dividends, repayments on the PIPE Convertible Notes or on the IQ Loan Agreement, liens, asset dispositions and capital expenditures.

The Company has agreed to grant to the Bridge Lenders a first ranking hypothec and, if applicable, security interest on the universality of each of the Company’s and VayaVision’s movable (personal) and immovable (real) property, tangible and intangible, present and future, including their respective intellectual property, computer equipment, office supplies, furniture and equipment applicable, in each case to secure the obligations of the Company and VayaVision under the Bridge Facility.

The Company will need to raise substantial amounts of additional capital in addition to the Bridge Facility, pursuant to the Equity Financing or otherwise. If the Company is unable to raise additional capital, it will not be able to remain in compliance with the covenants in its debt instruments or meet its debt service obligations. If the Company is successful in raising additional capital but in amounts insufficient to support its normal operations, the Company will need to reduce its operating costs to ensure sufficient liquidity for its operations and to comply with the requirements of its debt obligations.

The Company has developed a flexible and scalable cost management plan to be implemented to the extent deemed necessary and appropriate so that LeddarTech can maintain operating costs at targeted levels (through strict cost control and budgeting discipline) to ensure operating costs will not exceed anticipated available liquidity. The cost management plan includes the possibility of significant reduction in product development expenditures, significant headcount reductions, and compensation adjustments. The extent to which the cost management plan would need to be implemented will be dependent upon several factors, including scope and terms of any forbearance agreement, waiver, amendment to, or relief from, the Minimum Cash Covenant applicable to LeddarTech and the amount and extent to which the Company is able to raise additional capital in a timely manner, if at all.

It is expected that LeddarTech will need to implement the cost management plan to some degree if it is not successful in its efforts to raise sufficient amounts of additional capital, and depending on the level of relief from the Minimum Cash Covenant LeddarTech is able to negotiate with its lender. Implementation of the cost management plan, if necessary, may materially adversely affect LeddarTech in a number of ways, and would exacerbate risks to which LeddarTech is already subject. For example, a reduction in product development expenditures and headcount reductions may materially limit LeddarTech’s ability to complete, test and offer to the market a comprehensive suite of integrated features and services, and if LeddarTech is only able to offer a limited suite of features and services, it will be less likely to realize the full revenue and profitability potential of its solutions and less able to effectively compete in its targeted markets. Implementation of the cost management plan may also significantly reduce the number of Tier 1 and OEM customers that LeddarTech would be able to support, which in turn would be expected to have a material adverse effect on its revenue and potential profitability.

Pursuant to the Company’s cost management plan, in the event the Company does not raise sufficient additional capital, we expect that LeddarTech will reduce its employee headcount. Such headcount reduction would result in a substantial decrease in the number of Company employees to the extent the cost management plan is fully implemented. The extent of any headcount reduction will be based primarily on management’s assessment of available liquidity, key operating and business needs, and prevailing conditions at the time. Any significant reduction in headcount has the potential to materially adversely affect our operations and future operating results, including by:

•        delaying our ability to timely deliver operational software solutions to our target customers;

•        impairing our ability to obtain requisite industry certifications, which would then need to be obtained by the Tier 1 or OEM customer;

•        restricting our ability to calibrate and configure our software solutions for more than one set of sensor types, which may make our solutions less appealing to our customers and delay our ability to sell our software solutions to a broad range of Tier 1 and OEM customers;

•        delaying our ability to expand the domain capabilities of our software solutions, such as being able to market our software solution for use in snow conditions without additional software capabilities being added to our solutions, which we would be unable to do on the same time frame as if we had not reduced our headcount; and

•        further limiting our revenue opportunities due to the fact that a reduced headcount would constrain our ability to service a desired number of Tier 1 and OEM customers.

Each of these potential consequences of any headcount reductions could adversely affect the marketability of our software solutions and the timing and extent of our ability to generate revenue. Additionally, significant headcount reductions may adversely impact our accounting and finance function, and make it more difficult to remediate existing significant deficiencies and material weaknesses. Reductions in headcount also will result in immediate severance and other cash costs, which could be significant and may therefore reduce the effectiveness and objectives of our cost management plan in the short-term. Realization of any of these consequences of a headcount reduction could materially adversely affect our business, results of operations, and financial condition.

Further, a reduction in headcount across LeddarTech may adversely affect LeddarTech’s ability to timely prepare and publish accurate financial information, develop effective internal controls over financial reporting and remediate existing significant deficiencies and material weaknesses (or identify significant deficiencies and material weaknesses in the future). In connection with any cost reduction plans or activities, the Company will be required to incur cash and non-cash expenses.

Pursuant to the terms of the Minimum Cash Covenant in the Desjardins Credit Facility, LeddarTech has been required to maintain a minimum unencumbered cash balance of $5.0 million. Pursuant to amendments to the Desjardins Credit Facility more fully described below under the caption “Financing Transactions — Amendments to the Desjardins Credit Facility,” the Minimum Cash Covenant had been reduced to $250,000 through August 19, 2024 to give the Company sufficient time to finalize the definitive documentation for the Bridge Facility.

LeddarTech may in the future be unable to comply with the Minimum Cash Covenant, absent an agreement by the lender to further amend, waive or otherwise provide relief from the Minimum Cash Covenant, unless it raises additional capital and/or is able to successfully implement its cost management plan. If LeddarTech is unable to enter into a forbearance agreement, waiver or amendment with, or obtain other relief from, Desjardins, or following receipt of any such relief is nonetheless unable to comply with its terms, and as a result LeddarTech were to fail to comply with such Minimum Cash Covenant, Desjardins would have the right to declare the Desjardins Term Loan to be due and payable, and if it elected to do so, approximately $89.6 million aggregate principal amount of indebtedness of LeddarTech (including the PIPE Financing) plus payment in kind (PIK) interest accrued on the PIPE Convertible Notes would also be subject to acceleration. While LeddarTech may seek additional financing to avoid or cure such an outcome or seek from Desjardins further forbearance, waiver or other relief from such requirements, there is no assurance that it would be able to do so on commercially reasonable terms, or at all. In such circumstances, LeddarTech’s ability to continue as a going concern would be materially and adversely affected and investors in LeddarTech’s Common Shares could lose all or a substantial part of their investment.

Standby Equity Purchase Agreement

In furtherance of addressing our liquidity needs, on April 8, 2024, the Company entered into the SEPA with Yorkville, effective April 15, 2024, pursuant to which the Company has the right to issue and sell up to US$50.0 million in Common Shares to Yorkville over the course of 36 months after the date of the SEPA, subject to certain limitations and conditions set forth in the SEPA. However, because shares issued under the SEPA are sold at a discount to the then-current market price, in light of the current market price the amount that could be raised pursuant to the SEPA may be significantly lower than US$50.0 million. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Financing Transactions — Standby Equity Purchase Agreement” and “Risk Factors — Risks Related to Our Business — It is not possible to predict the actual number of shares we will sell to Yorkville under the SEPA, or the actual gross proceeds resulting from those sales.”

Financing Transactions

Set forth below is a summary description of recent financing transactions. Refer to Notes 3, 6, 7, and 9 of LeddarTech’s Q3-2024 consolidated financial statements for more details.

IQ Credit Facilities

On January 23, 2020, the Company entered into a non-interest bearing loan agreement with IQ (the “PRSI”) providing for a loan of up to $19.8 million. The PRSI was then amended by (i) an amendment agreement executed as of March 30, 2021 and (ii) an amendment agreement dated June 12, 2023 (the “PRSI Amendment” and together with the PRSI, the “IQ Loan Agreement”) pursuant to which, inter alia, the loan was transformed into an interest-bearing loan (pay-in-kind interest at 12.0% per annum) and the amount available was reduced to approximately $19.3 million. In connection with this amendment, IQ’s hypothec on the universality of the Company’s assets was subordinated to that of Desjardins and the PIPE Investors. The loan is repayable in 42 equal monthly payments (including capitalized interest) starting after the moratory period ending on September 30, 2026. Interest accrues on the IQ Loan Agreement from the date of the PRSI Amendment at a rate of 12% per year which will be capitalized until the end of the aforementioned moratory period. As at September 30, 2023, there was $19.3 million outstanding under the loan.

In conjunction with the IQ Loan Agreement the Company issued 13,890 warrants in FY2021 to IQ with a strike price of $138.68, based on the total amount drawn as at September 30, 2021. The warrants may be exercised, in whole or in part, for a period of five years following the issue of the warrants. These warrants met the definition of a derivative liability and were therefore recorded at fair value. Once the warrants were issued to IQ, they met the fixed-for-fixed criteria for classifying financial instruments as equity since the warrants were settleable in a fixed number of Class C preferred shares at a fixed price per share. Upon each warrant issuance that was fully vested during the year ended September 30, 2021, the respective derivative warrant liability amount was reclassified to equity for an amount of $670,703. Refer to note 15, Warrants, of LeddarTech’s annual audited consolidated financial statements (restated) for FY2022 for more details.

The IQ Loan Agreement contains certain affirmative and negative covenants and default provisions, including, without limitation, those set forth below:

•        Provision of annual audited consolidated financial statements, one-year projected financial statements annually, quarterly unaudited financial statements and an annual report from the independent auditors regarding certain expenses and related financing activities.

•        Limitations on debt incurrence, liens, asset dispositions and asset locations.

•        Obligation to maintain its core operations and intellectual property related to the project financed with the IQ Loan Agreement (LiDAR development) in the Province of Québec.

•        Cross default in respect of obligations in excess of $100,000.

The Company granted to IQ, as lender under the IQ Loan Agreement, a hypothec of $23.76 million over the universality the Company’s movable assets, present and future, ranking after the security of Desjardins (as defined below) and of the PIPE Investors.

On May 1, 2023, the Company entered into a secured temporary bridge loan with IQ (the “IQ Bridge Loan”) pursuant to which IQ extended to the Company a temporary term loan in an aggregate principal amount of $5.0 million disbursable in multiple tranches. As of June 12, 2023, an amount of $3.75 million had been disbursed. An amount equal to approximately $3.8 million representing the capital, interest, fees and other amounts owing by the Company to IQ under the IQ Bridge Loan was repaid in full on June 12, 2023 with PIPE Financing proceeds received at the completion of Tranche A and the IQ Bridge Loan and all security therefore were terminated.

Desjardins Credit Facility

On April 5, 2023, the Company, as borrower, and VayaVision, as guarantor, entered into an amended and restated financing offer letter (as amended, the “Desjardins Credit Facility”) with Desjardins. The Desjardins Credit Facility amended and restated an existing financing offer originally entered into in January 2020, as subsequently amended and restated and further amended, and under which the Company had borrowed $30.0 million in the form of a term loan (the “Desjardins Term Loan”). The Company had also borrowed $2.5 million in the form of a bridge loan under the Desjardins Credit Facility (the “Desjardins Bridge Loan”). The Desjardins Bridge Loan was repaid in full with PIPE Financing proceeds received at the completion of Tranche A.

As at June 30, 2024, the aggregate principal amount outstanding under the Desjardins Term Loan was $30.0 million, and bore interest based on the Canadian prime rate of 7.0%, plus 9.00%. The Desjardins Term Loan matures on January 31, 2026, but is subject to earlier mandatory prepayment following: (i) the receipt of net cash proceeds from the sale of equity securities by the Company or a guarantor in excess of US$44.0 million (including from the PIPE Financing, but excluding amounts from the Trust Account), but only in the amount of 10.0% of such excess; (ii) the receipt of net cash proceeds from the sale of assets of the Company’s modules and components business units, to the extent of such net cash proceeds; and (iii) completion of the Business Combination, to the extent of any net cash proceeds from the Trust Account in excess of US$17.0 million. The Company may prepay, without penalty, amounts under the Desjardins Term Loan at any time. The Company has further agreed with Desjardins, no later than August 5, 2025, to have either (x) launched a formal merger and acquisition process with an investment bank selected by the board of directors of the Company and received expressions of interest in connection with such process, or (y) entered into a non-binding term sheet in respect of an equity or debt financing which would allow for the repayment in full of all amounts owing under the Desjardins Credit Facility.

A series of amendments were made to the Credit Facility on October 13, 2023 (Fourth Amendment), October 20, 2023 (Fifth Amendment), October 31, 2023 (Sixth Amendment) and December 8, 2023 (Seventh Amendment). These amendments modified the existing terms of the Desjardins Credit Facility to facilitate completion of the Business Combination by, among other things, (i) extending the latest date on which the Tranche B must be funded to December 22, 2023, (ii) extending the date on which the payment of interest for the months of October and November 2023 may be made, (iii) reducing the Minimum Cash Covenant for the period from the date of the disbursement of the Tranche A of the PIPE Financing until October 31, 2023 from $2.5 million to $1.5 million, to $0 until the Closing Date of the Business Combination and from $10.0 million to $5.0 million at all times after the Closing Date of the Business Combination and (iv) increasing the aggregate principal amount of the PIPE Financing to a minimum of $44.0 million.

In conjunction with the October 2023 Amendments to the Desjardins Credit Facility, LeddarTech issued to Desjardins warrants to purchase Company Common Shares at $0.01 per share, which warrants were assumed by the Company and were exercised by Desjardins on May 16, 2024 for 250,000 Company Common Shares at $0.01 per share.

The warrants were recorded as a reduction of the Desjardins Credit Facility, with a corresponding increase in Reserve — Warrants in Equity of $1.6 million.

The Desjardins Credit Facility was further amended on July 5, 2024 (Ninth Amendment), July 26, 2024 (Tenth Amendment), August 5, 2024 (Eleventh Amendment) and August 14, 2024 (Twelfth Amendment) to reduce the Minimum Cash Covenant to (i) $3.5 million from July 4, 2024 to July 6, 2024, (ii) $1.8 million from July 7, 2024 to July 26, 2024, (iii) $1.3 million from July 27, 2024 to August 5, 2024, (iv) $250,000 from August 6, 2024 to August 19, 2024, (v) $1.0 million from August 20, 2024 to the earlier of the date of disbursement of an equity investment in the Company for a minimum gross proceeds amount of US$35,000,000 (the “Short-Term Outside Date”) and November 15, 2024, and (vi) thereafter to $5.0 million. Desjardins also agreed, pursuant to the terms of the Eleventh Amendment, to temporarily postpone payment of interest for the months of July, August, September and October 2024 until the earlier of the earlier of the Short-Term Outside Date and November 15, 2024.

Additionally, the Desjardins Credit Facility was amended on August 16, 2024 (Thirteenth Amendment) to align the Desjardins Credit Facility with the Bridge Facility and this offering by, among other amendments, (i) excepting from the required repayment of the Desjardins Credit Facility of 10% of the net proceeds of any issue of equity in the Company, certain equity investments for a minimum gross proceeds amount of US$35,000,000 (including this offering, the “Follow On Offering”), (ii) on the Short-Term Outside Date, requiring repayment, in an amount not to exceed US$4.5 million, of (x) the outstanding principal amounts under the Desjardins Bridge Loan, (y) all other amounts owed to Desjardins under the Bridge Facility, and (z) any amount payable under the Desjardins Credit Facility, and (iii) requiring payment of amendment fees of US$667,000 (earned on the date of the Twelfth Amendment) and US$333,000 (earned on the date of the funding of the second advance of the bridge loan of Desjardins under the Bridge Facility), to Desjardins as compensation for authorizing the Bridge Facility and payable on the earlier of the date of a continuing default, the Short-Term Outside Date, and November 15, 2024.

The Desjardins Credit Facility contains certain affirmative and negative covenants, including financial covenants, including, without limitation, those set forth below:

•        Maintenance of an unencumbered cash balance equal to or greater than $5.0 million following completion of the Business Combination.

•        Provision of audited annual financial statements, unaudited monthly and quarterly financial statements, cash flow projections, debt repayment plans and certifications regarding the foregoing.

•        Limitations on debt incurrence, investments, dividends, repayments on convertible notes issued in the PIPE Financing or on the IQ Loan Agreement, liens, asset dispositions and capital expenditures.

As discussed under “— Liquidity and Capital Management,” in the event we are unable to raise additional capital, we would likely need to enter into a forbearance agreement, waiver or amendment with respect to, or obtain a waiver or other relief from, the unencumbered cash balance covenant.

As of September 30, 2023, the Company was in compliance with all financial covenants under the Desjardins Credit Facility.

The Desjardins Credit Facility was amended to add a conversion feature at the option of the lender upon a liquidity event in February 2021, and to be then removed under the second amendment concluded in November 2021. The first and second amendments were considered fundamental changes to the terms of the Desjardins Credit Facility, and they were accounted for as extinguishments of the existing term loan and recognition of new loans, resulting in loss on extinguishment, calculated as the difference between the amount derecognized and the initial measurement of the modified loan recognized at fair value for a total loss of $0.6 million and $0.4 million, respectively. For more details, refer to note 24 to the Company’s annual audited consolidated financial statements for FY2023.

The Company granted to Desjardins a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future. LeddarTech Holdings Inc. has guaranteed the obligations of the Company under the Desjardins Credit Facility and has granted to Desjardins a hypothec of $60.0 million over the universality LeddarTech Holdings Inc.’s movable assets, present and future. The Company also granted Desjardins a first ranking fixed charge and pledge over all of its shares in VayaVision. The Desjardins Term Loan also is guaranteed by VayaVision, and the payment obligations of VayaVision under said guarantee are limited to amounts that VayaVision may distribute as dividend to its shareholders under Israeli Companies Law. VayaVision also granted Desjardins a first ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. Certain intellectual property assets of VayaVision are subject to a master depositor escrow agreement entered into on June 12, 2023 by and between VayaVision and ESOP Management and Trust Services Ltd., as escrow agent, pursuant to which Desjardins is the primary beneficiary and the Hypothecary Representative (as defined below) is the secondary beneficiary (the “Israeli Escrow Agreement”) and certain intellectual property assets of the Company are subject to an amended and restated software escrow agreement entered into on June 12, 2023 by and among, the Company, Praxis Technology Escrow, as escrow agent, Desjardins, as primary beneficiary, and the Hypothecary Representative (as defined below), as secondary beneficiary (the “Canadian Escrow Agreement”).

Other loans

Under a license agreement for the worldwide exclusive use by the Company of an intellectual property in the development of its technology projects, the Company was required to make specified payments at specified dates or upon the occurrence or achievement of certain events. The Company was also required to make annual royalty payments through 2030 based on a variable royalty amount per unit of product sold that includes the underlying technology, subject to a minimum annual royalty payment of US$250,000. The intellectual property patent expires in 2030, which corresponds to the duration of the licensing agreement.

The license agreement was amended in November 2020 to postpone the minimum royalty payment for calendar year 2021 of US$250,000 to 2030 and to defer the payment on some milestone obligations past due amounting to US$550,000, such amount bearing interest at 6% with full payment due on January 1, 2022. The changes were considered a fundamental change to the terms of the loan. Thus, the change was accounted for as an extinguishment of the existing term loan and recognition of a new loan resulting in the recognition of a gain of $0.2 million recorded in the consolidated statement of loss during the year ended September 30, 2021. Refer to note 24, Finance costs, net, of LeddarTech’s annual audited consolidated financial statements for FY2023 for more details. On June 6, 2023, the Company reached an agreement with the licensor pursuant to which the license was terminated and all of the Company’s payment obligations were deemed satisfied in exchange for the payment of US$100,000, of which US$50,000 was paid on June 15, 2023 and US$50,000 was paid on September 15, 2023.

PIPE Financing

On June 12, 2023, concurrently with the execution of the BCA described in “Business Combination and Public Company Costs” section, LeddarTech entered into the Subscription Agreement with certain investors, including the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase the PIPE Convertible Notes in an aggregate principal amount of at least US$43.0 million (the “PIPE Financing”), payable in two tranches.

The issuance of the first tranche (“Tranche A”) of the PIPE Financing was contingent upon, among other things, the execution of the Business Combination Agreement. The Subscription Agreement provides that each PIPE Investor participating in Tranche A received (a) a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche A investment and convertible into Class D-1 Preferred Shares or into Company Common Shares after the Closing, with the Company as LeddarTech’s successor, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement, and (b) a warrant certificate entitling such PIPE Investor to purchase LeddarTech Inc. Class D-1 Preferred Shares at an exercise price of $0.01 per share at any time prior to the date that is 14 calendar days after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche A transaction have been met, representing 2.75 Class D-1 Preferred Shares for each $100.00 of the Tranche A investment paid by such PIPE Investor under the Subscription Agreement.

The issuance of the second tranche of PIPE Convertible Notes (the “Tranche B Notes”) was contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreement provided that each PIPE Investor participating in Tranche B will receive a secured convertible note issued by NewCo in a principal amount equal to such PIPE Investor’s Tranche B investment and convertible into Company Common Shares, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement.

On October 30, 2023, LeddarTech entered into an amendment to the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to accelerate the timing of a portion of their purchase of Tranche B of the PIPE Financing (“Tranche B-1”), with the remaining portion to be purchased upon consummation of the Business Combination (“Tranche B-2”). The amendment to the Subscription Agreement provided that each PIPE Investor participating in Tranche B-1 would receive a secured convertible note issued by the Company in a principal amount equal to such PIPE Investor’s Tranche B-1 investment and convertible into Class D-1 Preferred Shares before the Closing or if the Closing does not occur, or into Company Common Shares after the Closing, with the Company as LeddarTech’s successor, as provided in the amendment, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share on or before the first business day after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche B-1 transaction have been met, representing 0.6 Class D-1 Preferred Shares for each US$100.00 of the Tranche B-1 investment paid by such PIPE Investor under the amendment.

The Tranche A subscription was completed in June 2023 and July 2023. Tranche B-1 was completed in October 2023 with the remaining Tranche B-2 completed at closing of the BCA. All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive 8,553,434 Common Shares upon the closing of the Business Combination.

The convertible notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the convertible notes and are convertible into the number of Company Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Company Common Share.

All the convertible notes issued in relation with the PIPE Financing are guaranteed by VayaVision and NewCo and the payment obligations of VayaVision thereunder are limited to amounts that VayaVision may distribute as dividends to its shareholders under Israeli Companies Law. VayaVision also granted to TSX Trust Company, as agent and hypothecary representative for the PIPE Investors pursuant to a collateral agency agreement dated as of June 12, 2023 (the “Hypothecary Representative”), a second ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. The Company granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future, ranking after the security of Desjardins. The Company also granted to the Hypothecary Representative a second ranking fixed charge and pledge over all of its shares in VayaVision. LeddarTech Holdings Inc. granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of LeddarTech Holdings Inc.’s movable assets, present and future, ranking after the security of Desjardins. The Hypothecary Representative is also a secondary beneficiary under the Israeli Escrow Agreement and the Canadian Escrow Agreement.

The Agreement contains customary covenants that provide for, among other things, limitations on indebtedness and fundamental changes, and reporting requirements.

Warrant liabilities

Upon close of the Business Combination, the Company assumed through the Transactions, public warrants, private warrants and vesting sponsor warrants (“Public Warrants”, “Private Warrants” and “Vesting Sponsor Warrants”, collectively “the Warrants”) in connection with the BCA and plan of arrangement. There was no transaction and no change in fair value of all warrants during the period.

Refer to notes 3 and 7 of LeddarTech’s Q3-2024 consolidated financial statements for more details.

Capital stock

The Company is authorized to issue an unlimited number of common shares, without par value, an unlimited number of Class A Non-Voting Special Shares, Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares and an unlimited number of preferred shares issuable in series.

Following the consummation of the Business Combination, there were approximately(i) 28,770,930 Common Shares outstanding; (ii) 2,031,250 Class A Non-Voting Special Shares outstanding, (iii) 999,963 Class B Non-Voting Special Shares outstanding, (iv) 999,963 Class C Non-Voting Special Shares outstanding, (v) 999,963 Class D Non-Voting Special Shares outstanding, (vi) 999,963 Class E Non-Voting Special Shares outstanding, (vii) 999,963 Class F Non-Voting Special Shares outstanding, and (viii) no preferred shares outstanding.

As of June 30, 2024 the Company held no common shares as treasury shares.

Upon close of the acquisition of Prospector, the Company issued through the Transactions, Class A non-voting special shares to Prospector Sponsor in connection with the BCA and plan of arrangement. The Class A non-voting special shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing.

On December 21, 2023, LeddarTech shareholders were issued Earnout Non-Voting Special Shares consisting of 999,963 Class B Non-Voting Special Shares, 999,963 Class C Non-Voting Special Shares, 999,963 Class D Non-Voting Special Shares, 999,963 Class E Non-Voting Special Shares and 999,963 Class F Non-Voting Special Shares.

The Earnout Non-Voting Special Shares were valued at the time of issuance at per share amounts ranging from $3.78 (US$2.84) to $5.22 (US$3.93) based on option pricing models that consider the vesting terms of the instruments issued.

Refer to Notes 3 and 9 of LeddarTech’s Q3-2024 consolidated financial statements for more details.

Redeemable stock options

The redeemable stock options, representing a non-current liability of $6.1 million as at September 30, 2023, were exercisable at any moment on or after the 10th anniversary of each plan (MSOP, MSOP II and MSOP III) or prior to this date if an IPO or Liquidation event occurs. As a part of the transaction, the redeemable stock options were converted into new non-redeemable stock options, representing a gain on modification of stock options of $6.0 million for Q1-2024.

Standby Equity Purchase Agreement

On April 8, 2024, the Company entered into the SEPA with Yorkville, effective April 15, 2024, pursuant to which the Company, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, has the right from time to time to issue and sell to Yorkville up to US$50.0 million in Common Shares until the earlier of May 1, 2027 or the date on which the facility has been fully utilized. The Company has the right to terminate the SEPA upon five trading days’ prior written notice to Yorkville, subject to certain conditions.

In accordance with our obligations under the SEPA, we have filed the SEPA Registration Statement with the SEC to register under the Securities Act the resale by Yorkville of the SEPA Shares. The Common Shares will be purchased at a price equal to (i) 96% of the VWAP of the Common Shares during the period commencing upon receipt by us of written confirmation of acceptance of the Advance Notice by Yorkville, and ending on 4:00 p.m. New York City time on the applicable Advance Notice date, subject to a volume threshold as described in the SEPA (“Option 1”) or (ii) 97% of the lowest daily VWAP of the Common Shares during the three consecutive trading days commencing on the Advance Notice date (“Option 2”); provided, however, that with respect to any Option 2 Advance, we may establish a minimum acceptable price in each Advance Notice below which we will not be obligated to make any sales to Yorkville. Each Advance, if any, by the Company to Yorkville under the SEPA is subject to a maximum amount equal to (1) the greater of an amount equal to 100% of the daily trading volume of the Common Shares stock, as reported by Bloomberg L.P., during the five trading days immediately preceding an Advance Notice or (2) 500,000 Common Shares.

During any trading day within a Pricing Period (as defined in the SEPA), two conditions will trigger an automatic reduction to the amount of the Advance: either (i) with respect to an Option 1 Advance Notice, if the total number of Common shares traded on the applicable stock market or exchange during such Pricing Period is less than the volume threshold (as described in the SEPA), by the greater of (a) 30% of the trading volume of the Common Shares on the applicable stock market or exchange during such Pricing Period as reported by Bloomberg L.P., or (b) the number of Common Shares sold by Yorkville during such Pricing Period, but in each case not to exceed the amount requested in the Advance Notice or (ii) with respect to an Option 2 Advance Notice, if (A) VWAP of the Common Shares is below the minimum acceptable price in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), by 33% (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day will be excluded from the Option 2 Pricing Period for purposes of determining the market price. Additionally, the total Common Shares in respect of each Advance with any Excluded Day(s) (after reductions have been made to arrive at the Adjusted Advance Amount) will be increased by such number of Common Shares (the “Additional Shares”) equal to greater of (a) the number of Common Shares sold by Yorkville on such Excluded Day(s), if any, or (b) such number of Common Shares elected to be subscribed for by Yorkville, and the subscription price per share for each Additional Share will be equal to the minimum acceptable price in effect with respect to such Advance Notice multiplied by 97% (without any further discount), provided that this increase will not cause the total Advance Common Shares to exceed the amount set forth in the original Advance Notice or any limitations set forth in the SEPA. Each Advance, if any, is subject to certain limitations, including that Yorkville cannot purchase any Common Shares that would result in it beneficially owning more than 9.99% of the Company’s outstanding voting power or number of Common Shares at the time of an Advance.

Maturity analysis of contractual obligations

As at September 30, 2023, minimum commitments remaining under these agreements over the following years are as follows:

	Total	2024	2025 – 2026	2027 – 2028	2029 and up
License	127,412	122,422	4,990	—	—
Telecommunications	114,259	100,949	13,310	—	—
Accounts payable and accrued liabilities	12,466,676	12,466,676	—	—	—
Lease liabilities	4,672,351	1,082,230	2,170,380	1,320,353	99,388
Credit facility	43,334,806	4,766,345	38,568,461	—	—
Convertible loan	39,610,854	—	—	39,610,854	—
Term loan	34,730,084	—	—	21,317,876	13,412,208
Government grant liability	1,778,664	568,807	1,209,857	—	—
Total	136,835,105	19,107,428	41,966,998	62,249,083	13,511,596

The redeemable stock options, representing a non-current liability of $6.1 million as at September 30, 2023, are exercisable at any moment on or after the 10th anniversary of each plan (MSOP, MSOP II and MSOP III) or prior to this date if an IPO or liquidation event occurs. As a part of the transaction, the redeemable stock options will be converted in new non-redeemable stock options of Company.

Quantitative and Qualitative Disclosures About Market Risk

The Company is exposed to various risks in relation to financial instruments. The main types of risks are foreign exchange risk, interest rate risk and liquidity risk. The Company currently does not use financial derivative instruments to manage these risks. While LeddarTech could enter into hedging contracts from time to time, any change in the cash flow and the fair value of the contracts may be offset by changes in the underlying value of the transactions being hedged. For more details refer to Note 28 of the audited annual consolidated financial statements of the Company for FY2023, FY2022 and FY2021.

Foreign exchange risk

Since the Company operates internationally, it is exposed to foreign exchange risk as a result of potential exchange rate fluctuations related to non-intragroup transactions and the financing of the development activities of its subsidiary VayaVision who operates in Israeli using mainly USD and NIS currencies. Fluctuations in the Canadian dollar and the exchange rates could have potentially significant impact on the Company’s results of operations.

Interest rates

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s long-term debt obligations with floating interest rates as described in the section entitled “Liquidity and Capital Resources” section. The Company is also exposed to change in fair value of financial instruments with fixed interest rates.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due or can only do so at excessive cost. The Company manages this risk by maintaining detailed cash forecasts and long-term operating and strategic plans. The adequacy of liquidity is assessed in view of operational needs, sales forecasts and maturity of indebtedness. The Company is confident that the future cash flows from operations and cash will allow for the realization of assets and settlement of liabilities in the normal course of business as they become due. The Company also continually monitors any financing opportunities to optimize its capital structure.

Related Party Transactions

Revenue related to services and products provided to entity with significant influence over the Company was nil for FY2023 and FY2022 and $0.1 million for FY2021. These transactions were measured at their exchange amount which is the amount of consideration established and agreed to by the related parties and were recorded in reduction of administration expenses.

Also, on November 1 2021 the Company concluded a non-cash transaction of $3.7 million with an entity with significant influence over the Company. Refer to Notes 11 and 16 to LeddarTech’s annual audited consolidated financial statements for FY2023.

Accounting and disclosure matters

Significant accounting judgments, estimates and assumptions

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the amounts of revenue, expenses, assets and liabilities and the accompanying disclosures. Actual results could differ significantly from these estimates.

The key judgments, estimates and assumptions that have a risk of causing a material adjustment to the carrying value of certain assets and liabilities are related to:

•        Development costs;

•        Government grant liability;

•        Share-based compensation;

•        Recoverable amount of a group of assets of a CGU; and

•        Estimates for debt, including bifurcation.

For a more detailed discussion on these areas requiring the use of management estimates, judgments, and assumptions, please refer to Note 3 to LeddarTech’s audited annual consolidated financial statements and the annual MD&A of the Company at and for FY2023, FY2022 and FY2021.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, LeddarTech is an emerging growth company. As such, LeddarTech is eligible for and relies on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

LeddarTech will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of the fiscal year in which it has total annual gross revenue of US$1.07 billion or more during such fiscal year (as indexed for inflation), (ii) the date on which it has issued more than US$1 billion in non-convertible debt in the prior year period, (iii) the last day of the fiscal year following the fifth anniversary of the Prospector’s initial public offering, or (iv) when it has qualified as a “large accelerated filer,” which refers to when it (1) has an aggregate worldwide market value of voting and shares of common equity securities held by non-affiliates of US$700 million or more, as of the last business day of its most recently completed second fiscal quarter, (2) has been subject to the requirements of Section 13(a) or 15(d) of the Exchange Act, for a period of at least twelve calendar months, (3) has filed at least one annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, and (4) is not eligible to use the requirements for “smaller reporting companies,” as defined in the Exchange Act.

Non-IFRS financial measures

EBITDA and Adjusted EBITDA are non-IFRS financial measures. A non-IFRS financial measure is a financial measure used to depict our historical or expected future financial performance, financial position or cash flow and, with respect to its composition, either excludes an amount that is included in, or includes an amount that is excluded from, the composition of the most directly comparable financial measure disclosed in Company’s consolidated primary financial statements.

In Q2-2024, the Company started to use these two new non-IFRS financial measures because we believe these non-IFRS financial measures are reflective of our ongoing operating results and provide readers with an understanding of management’s perspective on and analysis of our performance.

Below are descriptions of the non-IFRS financial measures that we use to explain our results as well as reconciliations to the most directly comparable IFRS financial measures.

EBITDA (loss) is calculated as net earnings (loss) before interest expenses (income), deferred income taxes, depreciation of property and equipment, depreciation of right-of-use assets and amortization of intangible assets. The Company believes that EBITDA (loss) is a meaningful measurement since it is a key measure used to evaluate performance at a consolidated level. EBITDA (loss) is commonly reported and widely used by investors and lending institutions as an indicator of a company’s operating performance. EBITDA (loss) should not be considered as an alternative to net loss in measuring performance, nor should it be used as a measure of cash flow.

Adjusted EBITDA (loss) is calculated as EBITDA (loss), adjusted for foreign exchange gain (loss), loss (gain) on revaluation of financial instruments carried at fair value, gain or loss on lease modification, share-based compensation, listing expense, transaction costs, restructuring costs and impairment loss on intangible assets.

The Company believes that Adjusted EBITDA (loss) is a meaningful measure since it allows to assess the Company’s operating performance and financial position between periods without the variances created by the impact of the above-noted items. The Company believes that these measures are important supplemental measures because they eliminate items that are less indicative of our core business performance and could potentially distort the analysis of trends in our operating performance and financial position. The Company considers that these non-IFRS financial measures, in addition to the financial measures prepared in accordance with IFRS, enable investors to evaluate the Company’s operating results, underlying performance, and future prospects in a manner similar to management.

The following tables set forth a reconciliation of Adjusted EBITDA and EBITDA to net loss reported in accordance with IFRS for the three and nine month periods ended June 30, 2024 and 2023.

EBITDA (loss)(1) and Adjusted EBITDA (loss)(1)
			Change
	Q3-2024	Q3-2023	$	%
Net loss	(7,454,641)	(4,146,400)	(3,298,241)	79.4
Deferred income taxes	—	—	—	0.0
Depreciation of property and equipment	46,353	732,267	(685,914)	(93.7)
Depreciation of right-of-use assets	222,914	229,671	(6,757)	(2.9)
Amortization of intangible assets	(24,179)	242,527	(267,706)	(109.9)
Interest expenses (income)	1,514,240	(3,997,418)	5,511,658	(137.9)
EBITDA (loss)	(5,695,313)	(6,948,353)	1,253,040	(18.0)

Foreign exchange loss (gain)	396,315	(141,391)	537,706	(380.3)
Loss (gain) on revaluation of financial instruments carried at fair value	(5,408,508)	(14,554)	(5,393,954)	37,061.1
Gain on lease modification (Note 16)	1,819	—	1,819	(100.0)
Stock-based compensation	2,881,817	539,407	2,342,410	434.3
Listing expense	—	—	—	0.0
Transaction costs	—	719,100	(719,100)	(100.0)
Restructuring costs	—	533,169	(533,169)	(100.0)
Impairment loss related to intangible assets	—	—	—	0.0
Adjusted EBITDA (loss)	(7,832,870)	(5,312,622)	(2,511,248)	47.3

			Change
	Q3-2024	Q3-2023	$	%
Net loss	(85,317,933)	(39,050,953)	(46,266,980)	118.5
Deferred income taxes	—	—	—	0.0
Depreciation of property and equipment	393,175	1,131,634	(738,459)	(65.3)
Depreciation of right-of-use assets	476,363	416,095	60,268	14.5
Amortization of intangible assets	293,181	313,958	(20777)	(6.6)
Interest expenses (income)	5,164,857	(1,815,429)	6,980,286	(384.5)
EBITDA (loss)	(78,990,357)	(39,004,695)	(39,985,662)	102.5

Foreign exchange loss (gain)	315,411	71,676	243,735	340.1
Loss (gain) on revaluation of financial instruments carried at fair value	(6,487,105)	(14,554)	(6,472,551)	44,472.7
Gain on lease modification (Note 16)	(204,146)	—	(204,146)	(100.0)
Stock-based compensation	(300,076)	1,659,017	1,959,093	(118.1)
Listing expense	59,139,572	—	59,139,572	(100.0)
Transaction costs	2,407,977	1,589,703	818,274	51.5
Restructuring costs	—	2,085,698	(2,085698)	(100.0)
Impairment loss related to intangible assets	—	5,791,439	(5,791,439)	(100.0)
Adjusted EBITDA (loss)	(24,118,724)	(27,821,716)	3,702,992	(13.3)

Internal Control over Financial Reporting

Prior to completion of the Business Combination, the Company was a private company and we addressed our internal control over financial reporting with internal accounting and financial reporting personnel and other resources.

In the course of preparing for the Business Combination, the Company identified material weaknesses in its internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim condensed consolidated financial statements may not be prevented or detected on a timely basis.

The following material weaknesses were identified by the Company:

i        Insufficient accounting personnel to execute the routine and non-routine accounting processes and apply segregation of duties over the execution and approval of journal entries.

ii.      The Company has not adequately assessed the effectiveness of its information technology controls to select and develop general control activities over technology to support its financial reporting activities. As a result, the Company places extensive reliance on spreadsheets for various financial processes, including data entries, calculations and analysis, which lack the robust controls and validation mechanisms present in an integrated financial software environment. In addition, the Company has inadequate documentation and a lack of effective review controls to validate the inputs and assumptions used in the data entries, calculations, and analysis in the spreadsheets.

iii.     Review controls regarding both routine accounting processes and accounting treatments for complex transactions that were not designed effectively to ensure that accounting transactions are properly recognized and measured in the consolidated financial statements.

We have taken steps to address these pervasive material weaknesses and expect to implement a remediation plan, which we believe will address their underlying causes. We have engaged external advisors with subject matter expertise and additional external resources to provide assistance in assessing the control environment and expect to further engage these external advisors to provide assistance with all elements of the internal controls over financial reporting program, including: performance of a risk assessment; documentation of process flows; design and remediation of internal controls; and evaluation of the design and operational effectiveness of our internal controls. We engaged an external advisor to provide an assessment of our general IT Controls (GTIC) environment. We are taking steps to implement the recommendations of that assessment. We have chartered a Security Steering Committee comprised of several members of the executive team. We continue to evaluate the longer-term resource needs of our various financial functions.

These remediation measures may be time-consuming, costly, and might place significant demands on our financial and operational resources. While we have made some upgrades to our enterprise resource planning (“ERP”) system, and are evaluating alternative systems that may better fit our longer term needs.

Although we have made enhancements to our control procedures in this area, the material weaknesses will not be remediated until the necessary controls have been implemented and are operating effectively. Moreover, significant operating cost reductions may materially adversely impact our accounting and finance function and make it more difficult to remediate existing significant deficiencies and material weaknesses. We do not know the specific time frame needed to fully remediate the material weaknesses identified. See “Risk Factors — We have identified material weaknesses in our internal control over financial reporting, and we may identify additional material weaknesses in the future.”

Foreign Private Issuer Status

LeddarTech qualifies as a “foreign private issuer” as defined under SEC rules. Even after LeddarTech no longer qualifies as an emerging growth company, as long as LeddarTech continues to qualify as a foreign private issuer under SEC rules, LeddarTech is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

•        the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Notwithstanding these exemptions, LeddarTech will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. In addition, LeddarTech will furnish with the SEC on Form 6-K periodic reports and other documents filed with the Canadian Securities Administrators.

LeddarTech may take advantage of these exemptions until such time as LeddarTech is no longer a foreign private issuer. LeddarTech would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if LeddarTech no longer qualifies as an emerging growth company, but remains a foreign private issuer, LeddarTech will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because LeddarTech qualifies as a foreign private issuer under SEC rules, LeddarTech is permitted to follow the corporate governance practices of Canada (the jurisdiction in which LeddarTech is organized) in lieu of certain Nasdaq corporate governance requirements that would otherwise be applicable to LeddarTech.

If at any time LeddarTech ceases to be a foreign private issuer, LeddarTech will take all action necessary to comply with the SEC and Nasdaq Listing Rules, including by appointing a majority of independent directors to its board of directors and having compensation and nominating committees that are comprised solely of independent directors, subject to a permitted “phase-in” period.

Management

The following table sets forth our current directors and executive officers:

Directors and Executive Officers	Age	Position/Title
Frantz Saintellemy	49	Director, Chief Executive Officer
Charles Boulanger	66	Director
Derek Kenneth Aberle	54	Chairman
Nick Stone	46	Director
Michelle Sterling	55	Director
Yann Delabrière	73	Director
Sylvie Veilleux	58	Director
Lizabeth Ardisana	73	Director
David Torralbo	53	Chief Legal Officer
Christopher Stewart	55	Chief Financial Officer

The business address for each of the Company’s directors and executive officers is 4535, boulevard Wilfrid-Hamel, Suite 240 Québec G1P 2J7, Canada.

Biographical information concerning our directors and executive officers listed above is set forth below.

Frantz Saintellemy

Frantz Saintellemy has served as Chief Executive Officer and a Director of the Company since the consummation of the Business Combination on December 21, 2023, having previously served as President and Chief Operating Officer of LeddarTech Inc. since October 2017. Mr. Saintellemy is an engineer, innovator and internationally recognized expert in advanced technologies, and has 25 years of experience in the electronics and automotive sector, with specialized knowledge in automotive, ADAS, autonomous driving, AI, IoT and automation applications, in addition to business and product development, applications engineering, global sales and marketing. A dedicated entrepreneur and philanthropist, Mr. Saintellemy is co-founder and chair of the board at Groupe 3737, a non-profit organization, that is an entrepreneurial innovation hub helping entrepreneurs and tech companies start, grow, and succeed.

Mr. Saintellemy previously served as VP and General Manager of the Automotive and Industrial Division of Integrated Device Technology, a California-based company specializing in a broad array of complete mixed-signal solutions. Prior to IDT, Mr. Saintellemy was President and Executive VP of Global Sales and Marketing at ZMDI AG, a global supplier of sensing solutions for automotive and industrial applications, which was acquired by IDT in December 2015. Prior to ZMDI, Mr. Saintellemy was CTO and Corporate VP of Technical Marketing and Advanced Engineering Group at Future Electronics, a global distributor of semiconductors and passive, interconnect and electromechanical components.

Throughout his career, Mr. Saintellemy has produced numerous patents and technical innovations and also founded and co-founded many start-ups and corporations, the likes of which include SMGT Inc., Q-Links Home Automation, Groupe Reno-Metrix, Capital Plus and OMNI Global. Mr. Saintellemy sits on several boards and advisory committees.

Mr. Saintellemy holds degrees in electrical engineering, business and marketing, and is also a graduate of the MIT Sloan Engineering Fellows Program on Innovations and Global Leadership and MBA from McGill University and HEC-Montreal. Mr. Saintellemy was appointed chancellor and chair of the board of the University of Montreal in October 2021.

Charles Boulanger

Charles Boulanger has served as a Director of the Company since the consummation of the Business Combination on December 21, 2023. Mr. Boulanger previously served as the Chief Executive Officer of LeddarTech from 2012 through the consummation of the Business Combination. Mr. Boulanger is a seasoned

CEO with over 35 years of experience with public and private companies having international footprints with demonstrated successes in various industries from high tech (AI, software, microelectronics), automotive, software, pharmaceuticals, cosmetics, oil & gas to environmental industries. Since 2008, he has served as President of Moody Management Inc., a private investment firm. Before LeddarTech, Mr. Boulanger was the Founder, President and Chief Executive Officer of Groupe Unipex SAS as of 2008. He was President of the Active Ingredients and Specialty Chemicals Division of Atrium Innovations (TSE: ATB) from 2004 to 2008. Before joining Atrium, Mr. Boulanger was the Founder and President of Quebec International following a partnership with Phénix Capital. Mr. Boulanger is active in the investment and entrepreneurship sectors with a direct investment portfolio of about 15 companies and his participation as a sponsor/investor in three separate investment funds. He is currently on the Board of Chimie ParaChem, Pieridae Energy (TSE: PEA), Averna Technologies and LeddarTech. Mr. Boulanger is a graduate of Université Laval in mechanical engineering and holds a degree from the International Centre for Research and Studies in Management.

Derek Aberle

Derek Aberle has served as Chairman of the board of directors of the Company since the consummation of the Business Combination on December 21, 2023 and was a member of the LeddarTech board of directors since November 2021. Mr. Aberle is Chief Executive Officer of Prospector. Since March 2022, Mr. Aberle has served on the board of directors of the Company. Mr. Aberle is also Vice Chairman and director of XCOM, a company he co-founded in July 2018 with the former Chief Executive Officer and Executive Chairman of Qualcomm, Paul Jacobs. Mr. Aberle also served as President and Chief Operating Officer of XCOM from July 2018 to November 2020. Prior to XCOM, Mr. Aberle spent 17 years at Qualcomm, including as President of Qualcomm from March 2014 to January 2018. He was an officer and member of Qualcomm’s Executive Committee from 2008 until January 2018. Mr. Aberle also serves on the boards of directors of InterDigital (Nasdaq: IDCC) since August 2022 and the Company since March 2022. Prior to Qualcomm, Mr. Aberle was an attorney with the international law firms Pillsbury Winthrop and Heller Ehrman. Mr. Aberle holds a B.A. in Business Economics from the University of California, Santa Barbara and a J.D. from the University of San Diego School of Law.

Nick Stone

Nick Stone has served as a Director of the Company since the consummation of the Business Combination on December 21, 2023 and was a member of the LeddarTech board of directors since November 2021. Mr. Stone is Chief Financial Officer and a director of Prospector and is currently a Partner at FS Investors, where he has worked since 2013. Since March 2022, Mr. Stone has served on the board of directors of the Company. Prior to joining FS Investors in June 2011, Mr. Stone served as Vice President at TPG Capital, one of the world’s largest private equity funds from August 2007 to March 2011. Prior to joining TPG, Mr. Stone was an investment professional at Kohlberg Kravis Roberts & Co. focusing on investments in the healthcare space from 2003 to 2005. Prior to that, he was an analyst at Morgan Stanley, focusing on the technology sector. Mr. Stone graduated cum laude from Harvard University and was an Arjay Miller Scholar at the Stanford Graduate School of Business.

Michelle M. Sterling

Michelle Sterling has served as a Director of the Company since the consummation of the Business Combination on December 21, 2023. Ms. Sterling spent 25 years at Qualcomm Incorporated, a leading wireless communications technology company, including serving as Executive Vice President, Human Resources, from May 2015 until May 2020, and as Senior Vice President, Human Resources from October 2007 to May 2015. In addition to her deep knowledge of executive compensation, CEO and executive leadership succession, Ms. Sterling is well-experienced in the dynamic global technology market and its human capital implications. Throughout her 25-year tenure with Qualcomm, and as a member of Qualcomm’s executive committee, she helped lead the 33,000-employee global company through complex business transactions including acquisitions, joint ventures and divestitures, hostile takeover attempts, activist investors, large scale integration planning, and a class action lawsuit. Ms. Sterling worked closely with the board of directors of Qualcomm, supporting the Governance and Human Resources and Compensation Committees. Prior to joining Qualcomm, Ms. Sterling served in various human resources roles at ABB Traction and Manpower, both in the New York area.

Ms. Sterling currently serves on the Board of Directors, Compensation and Human Capital Committee for Coherent Corp., one of the largest photonics and compound semiconductor companies in the world (NYSE: COHR) and on the Board of Directors, Governance and Compensation and Human Capital Committees for Digital Turbine, an application and delivery content delivery platform (Nasdaq: APPS). Ms. Sterling formerly served on the Board of Directors, Security Committee and Chair of the Compensation Committee for TuSimple Holdings, an autonomous driving technology for the trucking industry. Her other board service includes: Board member, Corporate Directors Forum, Secretary and Executive Committee member for the Board of Directors of the San Diego Regional Economic Development Council, Board member for Girl Scouts San Diego, Chair of the Board of Directors for Serving Seniors, Vice Chair of the Board of Directors for Occupational Training Services (OTS); Chair of the Advisory Council for OTS; and Chair of the Corporate Board of Directors for the San Diego Workforce Partnership. She was also awarded the TWIN (Tribute to Women in Industry) award by the YWCA, recognized as one of 50’s Most Powerful Women in Technology from the National Diversity Council and selected as one of the San Diego’s Business Journal Top 500 Influential Business Leaders.

Ms. Sterling holds a bachelor’s degree in business management from the University of Redlands. She has also attended the Women on Boards program at Harvard Business School and holds a National Association Corporate Directors (NACD) Directorship certification.

Yann Delabrière

Yann Delabrière has served as a Director of the Company since the consummation of the Business Combination on December 21, 2023 and was a member of the LeddarTech board of directors since February 2021. Mr. Delabrière possesses over 30 years of experience in senior executive positions in the aerospace, identity, security and automotive industries. He is presently a Non-Executive Director of ST Microelectronics. He had been Chairman of the Board of IDEMIA until April 2023, a global leader in augmented reality, where he previously served as President and CEO. Mr. Delabrière also acts as Lead Independent Director of Alstom S.A., an industry giant that develops and markets integrated systems that provide sustainable foundations for the future of transportation.

Mr. Delabrière’s served as Chairman and CEO of Faurecia (now FORVIA), a worldwide leader in automotive equipment, from February 2007 to June 2016, and as Chairman through May 2017, where his leadership led to the growth of the organization, particularly in North America and Asia, and helped restore its profitability and cash generation capabilities. Prior to Faurecia, Mr. Delabrière held the Chief Finance Officer position at PSA Peugeot Citroën, beginning in 1990. In parallel to his position as CFO, Mr. Delabrière later became Chairman and Chief Executive Officer of PSA’s consumer finance unit. Mr. Delabrière served as non-executive director and chairman of the audit committee for Capgemini SE, a leading IT services company.

Between 1983 and 2018, Mr. Delabrière also lent his executive experience to the aerospace, identity and security industries. From 2017 to 2018, he was Advisor to the Board then CEO of Zodiac Aerospace, and oversaw the company’s sale to Safran Group in 2018. Mr. Delabrière previously occupied the roles of Non-Executive Director at Société Générale, Group CFO for the high-end retail group Printemps (now known as Kering) and CFO for the French export credit agency Coface after a term with the French Court of Auditors and three years within the French Foreign Trade Ministry beginning in 1983.

Mr. Delabrière holds a PhD in Mathematics, having graduated from the École Normale Supérieure and the École Nationale d’Administration. He is also a Chevalier de la Légion d’Honneur (Knight of the Legion of Honor) and Officier de l’Ordre National du Mérite (Officer of the National Order of Merit).

Sylvie Veilleux

Sylvie Veilleux was appointed a Director of the Company effective as of January 29, 2024. Ms. Veilleux currently serves as an independent director and member of the Audit Committee for Softchoice (TSE : SFTC), non-executive Board Chair and Compensation and Nomination Committee chair for Cinchy, an independent director for Prezi, an independent director and member of the audit committee for QScale. She has served as an independent director and member of the Strategy Committee, the Nomination and Compensation Committee and Chair of the Tech and Cyber Committee for Europcar Mobility Group up to the summer of 2022 and a successful acquisition by a Volkswagen led consortium. She also served on the board of H1.

Ms. Veilleux’s expertise includes driving various digital transformation efforts at different points of maturity in both public and private companies, scaling for growth at inflection points such as IPO, M&A and multi-product company, cyber security as well as strategically sourcing talent in challenging geographies and industries, in remote and hybrid workplaces. She demonstrated this expertise in her prior positions as the first CIO at Dropbox, Vice President of Enterprise Information Technology and Security at Mozilla, Senior Director of Infrastructure Engineering and Operations for Salesforce, and VP of Platform Engineering of Franklin Templeton Investments. Ms. Veilleux was recognized by Forbes CIO NEXT 2021 Top 50 and by Technology Magazine Top 100 Women in Technology in 2021. In 2017, she was recognized by the California Diversity Council as Distinguished Chief Information Officer.

Ms. Veilleux studied Computer Science at the College de Limoilou in Quebec City, Canada and attended the Directors College at Stanford University, California in 2017 and 2021.

Lizabeth Ardisana

Lizabeth Ardisana was appointed a Director of the Company effective as of January 29, 2024. Ms. Ardisana is the CEO and the principal owner of the firm ASG Renaissance, LLC, which she founded in 1987. ASG Renaissance is a technical and communication services firm with experience providing services to clients in the automotive, environmental, defense, construction, healthcare, banking, and education sectors. As CEO of ASG Renaissance, she has worked on numerous alternative fuel, electric vehicle and advanced technology projects. Ms. Ardisana is also CEO of Performance Driven Workforce, LLC, a scheduling and staffing firm that was founded in 2015 and has since expanded into five states. Prior to starting ASG Renaissance, Ardisana worked at Ford Motor Company as an engineer.

Ms. Ardisana, a Hispanic and female business owner, is an active business and civic leader in Michigan. Ms. Ardisana has been a member of the board of directors of Huntington Bancshares Inc. since 2016, a member of the board of directors of Clean Energy Fuels Corp. since December 2019 and was a member of the board of directors of FirstMerit Corporation from 2013 to 2016. Ms. Ardisana has also held numerous leadership positions in a variety of non-profit organizations, including the United Way for Southeastern Michigan (where she serves as chair), Skillman Foundation, CS Mott Foundation, Kettering University, Metropolitan Affairs Coalition and Focus: Hope. She was appointed by the governor of Michigan to the executive board of the Michigan Economic Development Corporation and serves on its finance committee. Ms. Ardisana is also vice chair of the Wayne Health board of directors, where she serves on the audit committee.

Ms. Ardisana holds a bachelor’s degree in Mathematics and Computer Science from the University of Texas, a master’s degree in Mechanical Engineering from the University of Michigan and a master’s degree in Business Administration from the University of Detroit.

David Torralbo

David Torralbo has served as Chief Legal Officer of the Company since the consummation of the Business Combination on December 21, 2023. Mr. Torralbo joined LeddarTech as Chief Legal Officer in June 2022. Mr. Torralbo has over 20 years of experience specializing in corporate and securities law, public and private M&A, litigation, risk management and corporate governance. Prior to joining LeddarTech, Mr. Torralbo served as Chief Legal Officer at Nouveau Monde Graphite from January 2021. Prior to that, Mr. Torralbo served as Vice-President, CLO and member of the executive committee of Atrium Innovations Inc. for eight years, was a partner in the corporate group at Davies, Ward, Phillips & Vineberg, and earlier in his career, an associate in the London office of Clifford Chance. Mr. Torralbo earned his Bachelor of Civil Law (LL.L.) and common law (LL.B.) at the University of Ottawa and holds a Bachelor of Commerce (B.Com) from McGill University.

Christopher Stewart

Christopher Stewart has served as Chief Financial Officer of the Company since the consummation of the Business Combination on December 21, 2023. Mr. Stewart joined LeddarTech as Chief Financial Officer in September 2023. Mr. Stewart has over 20 years of financial management experience at companies ranging from startups to large public companies. Mr. Stewart has previously served as the Chief Financial Officer of Bionano Genomics, Inc. from September 2020 until joining LeddarTech in September 2023. Prior to that, Mr. Stewart served as the Head of Maxwell Ultracapacitors at Tesla, Inc., a public electric vehicle and clean energy company, from May 2019 to July 2020, and as Vice President, Finance and Information Technology at Maxwell Technologies Inc.,

a public energy storage company, from July 2015 to May 2019 (at which point the company was acquired by Tesla, Inc.). In addition, Mr. Stewart held multiple leadership roles, including as Vice President, Finance at Entropic Communications and as Chief Financial Officer of V-ENABLE Inc. (currently GroundTruth), a leader in targeted mobile advertising. Mr. Stewart received his B.S. in Business Administration from the University of Southern California and his M.S. in Industrial Administration from Carnegie Mellon University.

Corporate Governance

We are a “foreign private issuer” under applicable U.S. federal securities laws. As a result, we are permitted to follow certain corporate governance rules that conform to home country practice, or Canada requirements, in lieu of certain Nasdaq corporate governance rules. While we currently comply with the corporate governance requirements applicable to U.S. domestic companies listed on Nasdaq, we may us foreign private issuer exemptions with respect to some of the Nasdaq listing requirements from time to time. Following Canadian governance practices, as opposed to the requirements that would otherwise apply to a company listed on Nasdaq, may provide less protection than is accorded to investors under the Nasdaq listing requirements applicable to U.S. domestic issuers.

Following Canadian governance practices, as opposed to the requirements that would otherwise apply to a company listed on Nasdaq, may provide less protection than is accorded to investors under Nasdaq listing requirements applicable to U.S. domestic issuers.

The Canadian Securities Administrators have issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommended as “best practices” for issuers to follow. We recognize that good corporate governance plays an important role in our overall success and in enhancing shareholder value and, accordingly, we have adopted, or will be adopting, certain corporate governance policies and practices which reflect our consideration of the recommended Corporate Governance Guidelines.

Nasdaq Rule 5615(a)(3) provides that a foreign private issuer may rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii), subject to applicable limited exemptions under Rule 10A-3(3) of the Exchange Act and phase-in periods under Rule 10A-3(b)(1)(iv)(A) of the Exchange Act.

Accordingly, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

The disclosure set out below includes disclosure required by NI 58-101 describing our approach to corporate governance in relation to the Corporate Governance Guidelines.

Election of Directors

At any general meeting of our shareholders at which directors are to be elected, a separate vote of shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the CBCA, any casual vacancy occurring on our board of directors may be filled by a quorum of the remaining directors, subject to certain exceptions.

Director Term Limits and Other Mechanisms of Board Renewal

We have not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the nominating and corporate governance committee, in preparation for the proxy circular in connection with the annual general meeting of the Company’s shareholders, annually will complete a skills and competencies matrix for the board as a whole and for individual directors. The nominating and corporate governance committee will also conduct a process for the assessment of the board, each committee and each director regarding his, her or its effectiveness and contribution, and will report evaluation results to our board of directors on a regular basis.

Director Independence

Under general Nasdaq listing standards, independent directors must comprise a majority of a listed company’s board of directors; however, as a foreign private issuer, the Company is permitted to follow its home country practices in lieu of this requirement. For purposes of Nasdaq rules, an independent director generally means a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110 — Audit Committees (“NI 52-110”).

Our board has determined that each of the directors on the board other than Messrs. Boulanger and Saintellemy qualify as independent directors, and therefore our board consists of a majority of “independent directors,” as defined under the rules of the NI 58-101 and Nasdaq relating to director independence requirements. In addition, our board is subject to the rules of the NI 52-110 and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below. Mr. Boulanger is not independent by reason of the fact that he was LeddarTech’s Chief Executive Officer prior to the consummation of the Business Combination and Mr. Saintellemy is not independent by reason of the fact that he is currently Chief Executive Officer of the Company.

Mandate of the Board of Directors

Our board is responsible for supervising the management of the Company’s business and affairs, including providing guidance and strategic oversight to management. Our board has adopted a formal mandate that includes the following:

•        appointing the Company’s Chief Executive Officer;

•        developing the corporate goals and objectives that our Chief Executive Officer is responsible for meeting and reviewing the performance of our Chief Executive Officer against such corporate goals and objectives;

•        taking steps to satisfy itself as to the integrity of our Chief Executive Officer and other executive officers and that our Chief Executive Officer and other executive officers create a culture of integrity throughout the organization;

•        reviewing and approving our Code of Conduct (as defined below) and reviewing and monitoring compliance with the Code of Conduct and our enterprise risk management processes;

•        reviewing and approving management’s strategic and business plans and our financial objectives, plans and actions, including significant capital allocations and expenditures; and

•        reviewing and approving material transactions not in the ordinary course of business.

Meetings of Independent Directors

Our board will hold regularly scheduled quarterly meetings as well as ad hoc meetings from time to time. The independent members of our board of directors will also meet, as required, without the non-independent directors and members of management before or after each regularly scheduled board meeting.

A director who has a material interest in a matter before our board of directors or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by our board of directors or any committee on which he or she serves, such director may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors will also be required to comply with the relevant provisions of the CBCA regarding conflicts of interest.

Position Descriptions

Derek Aberle is the Chairman of our board. Our board has adopted a written position description for the Chairman which sets out his key responsibilities, including duties relating to determining the frequency, dates and locations of meetings and setting board of directors meeting agendas, chairing board of directors and shareholder meetings and carrying out any other or special assignments or any functions as may be requested by our board or management, as appropriate.

Our board has adopted a written position description for each of the committee chairs which will set out each of the committee chair’s key responsibilities, including duties relating to determining the frequency, dates and locations of meetings and setting committee meeting agendas, chairing committee meetings, reporting to our board and carrying out any other special assignments or any functions as may be requested by our board.

In addition, our board, in conjunction with the Chief Executive Officer, has developed and will implement a written position description for the role of our Chief Executive Officer.

Orientation and Continuing Education

In connection with the consummation of the Business Combination, we are in the process of implementing an orientation program for new directors under which a new director will meet separately with the Chairman and members of the senior executive team.

The chair of each committee is responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate. The nominating and corporate governance committee is responsible for overseeing director continuing education designed to maintain or enhance the skills and abilities of our directors and to ensure that their knowledge and understanding of our business remains current.

Code of Business Conduct and Ethics

In connection with the consummation of the Business Combination, we adopted a code of conduct (the “Code of Conduct”) applicable to all of our directors, officers and employees, including our President and Chief Executive Officer, Chief Financial Officer, controller or principal accounting officer, or other persons performing similar functions, which is a “code of ethics” as defined in Item 16B of Form 20-F promulgated by the SEC and which is a “code” under NI 58-101. The Code of Conduct sets out our fundamental values and standards of behavior that are expected directors, officers and employees with respect to all aspects of the Company’s business. The objective of the Code of Conduct is to provide guidelines for maintaining our integrity, reputation and honesty with a goal of honoring others’ trust in us at all times.

The full text of the Code of Conduct is posted on our website at www.leddartech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. If we make any amendment to the Code of Conduct or grant any waivers, including any implicit waiver, from a provision of the code of ethics, we will disclose the nature of such amendment or waiver on our website to the extent required by the rules and regulations of the SEC and the Canadian Securities Administrators. Under Item 16B of the SEC’s Form 20-F, if a waiver or amendment of the Code of Conduct applies to our principal executive officer, principal financial officer, principal accounting officer or controller and relates to standards promoting any of the values described in Item 16B(b) of Form 20-F, we will disclose such waiver or amendment on our website in accordance with the requirements of Instruction 4 to such Item 16B.

Monitoring Compliance with the Code of Conduct

Our nominating and corporate governance committee is responsible for reviewing and evaluating the Code of Conduct at least annually and will recommend any necessary or appropriate changes to our board for consideration. The nominating and corporate governance committee assists our board with the monitoring of compliance with the Code of Conduct, and will be responsible for considering any waivers of the Code of Conduct (other than waivers applicable to members of the nominating and corporate governance committee, which shall be considered by the audit committee, or waivers applicable to our directors or executive officers, which shall be subject to review by our board as a whole).

Complaint Reporting

In order to foster a climate of openness and honesty in which any concern or complaint pertaining to a suspected violation of the law, the Code of Conduct or any of our policies, or any unethical or questionable act or behavior, the Code of Conduct requires that our employees promptly report the violation or suspected violation. In order to ensure that violations or suspected violations can be reported without fear of retaliation, harassment or an adverse employment consequence, the Code of Conduct contains procedures that are aimed to facilitate confidential, anonymous submissions by our employees.

Diversity

We recognize the importance and benefit of fostering and promoting diversity among board members and senior management, and believe that boards of directors should have diverse backgrounds and possess a variety of skills, qualifications, experience and knowledge that complement the attributes of other board members and enable them to contribute effectively to the board’s oversight role. While we do not have formal policies regarding board diversity requirements or for the representation of women on the board of directors or senior management, the nominating and corporate governance committee and our senior executives will be expected to take gender and other diversity representation into consideration as part of their overall recruitment and selection process.

It is expected that the composition of our board will in the future be shaped by the selection criteria to be established by the nominating and corporate governance committee, which is expected to consider a variety of factors in addition to gender, race and ethnicity diversity considerations, including a potential director’s judgment, independence, business and educational background, stature, public service, conflicts of interest, integrity, ethics, diversity considerations, as well as his or her ability and willingness to devote sufficient time to serve on the our board. It is expected that diversity considerations also are taken into account with respect to senior management positions, including seeking to broaden recruiting efforts to attract and interview qualified female candidates, and committing to retention and training to ensure that our most talented employees are promoted from within the organization.

In accordance with Nasdaq’s listing requirements with respect to diversity of boards of directors, foreign private issuers listing on Nasdaq must have two diverse directors, or provide an explanation for not meeting such requirement, within two years for the date of listing or December 31, 2026, whichever is later. Foreign private issuers can meet the diversity requirement with either two female directors or one female director and one director who is an underrepresented individual based on national, racial, ethnic, indigenous, cultural, religious or linguistic identity in its home country or LGBTQ+.

Committees of the Board of Directors

Upon closing of the Business Combination, the Company established an audit committee, a compensation and human capital committee, and a nominating and corporate governance committee. Each committee has a written charter that will be posted on the investor relations section of the Company’s website. The initial members of the Company’s committees were determined prior to the closing of the Business Combination.

Audit Committee

The Company currently has an audit committee of the board of directors consisting of Yann Delabrière (chair), Nick Stone and Sylvie Veilleux. Applicable SEC, Nasdaq rules and NI 52-110 require that all members of the audit committee be independent, subject to applicable phase-in periods for newly listed companies. The audit committee is comprised of two independent directors. The Company is relying on the phase-in period set forth in Rule 10A-3, pursuant to which a minority of the audit committee may be exempt from the independence requirements for one year from the date of effectiveness of the applicable Form 8-A registration statement. All members of the audit committee must be “financially literate,” as such term is defined in NI 52-110 (except as may be permitted by NI 52-110). The audit committee is, among other things, directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor, oversee management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), oversee the integrity of the Company’s financial statements, oversee the performance of the internal audit functions, prepare certain reports required by the rules and regulations of the SEC and applicable Canadian securities laws, the review of the results and scope of the audit and other accounting related services, review and monitor management’s practices and policies with respect to the Company’s major security risks, including physical, information, and cybersecurity risks and maintain and monitor procedures for the receipt and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Our board of directors has established a written charter setting forth the purpose, composition, authority and responsibility of the audit committee consistent with the rules of Nasdaq, the SEC and the applicable Canadian securities laws.

Compensation and Human Capital Committee

The Company currently has a compensation and human capital committee of the board of directors consisting of Michelle Sterling (chair), Derek Aberle and Charles Boulanger. The compensation and human capital committee, among other things, reviews and approves, or recommends to the Company’s board of directors for approval, compensation of the Chief Executive Officer and other executive officers, oversees the administration of the Company’s incentive compensation plans, and prepares any report on executive compensation required by the rules and regulations of the SEC. The Company’s board of directors has established a written charter setting forth the purpose, composition, authority and responsibility of the compensation and human capital committee consistent with the rules of Nasdaq and the SEC, where applicable, and the guidance of the Canadian Securities Administrators. The compensation and human capital committee’s purpose is to assist the Company’s board of directors in its oversight of executive compensation, management development and succession, director compensation and executive compensation disclosure.

Nominating and Corporate Governance Committee

The Company currently has a nominating and corporate governance committee of the board of directors consisting of Derek Aberle (chair), Michelle Sterling and Lizabeth Ardisana. The nominating and corporate governance committee is, among other things, responsible for overseeing the selection of persons to be nominated to serve on the Company’s board of directors and oversee our corporate governance practices. The Company’s board of directors established a written charter setting forth the purpose, composition, authority and responsibility of the nominating and corporate governance committee.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Independence of Directors

As a foreign private issuer, the Company is not required to have a majority of independent directors. However, the board has determined that six out of eight members of our board of directors, Derek Aberle, Nick Stone, Michelle Sterling, Yann Delabrière, Sylvie Veilleux and Lizabeth Ardisana, are “independent” directors as determined under NI 58-101.

Board Leadership Structure and Role in Risk Oversight

No policy exists requiring combination or separation of leadership roles and our governing documents do not mandate a particular structure. This allows the board the flexibility to establish the most appropriate structure for the Company at any given time.

The board is actively involved in overseeing our risk management processes. The board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the board include consideration of the challenges and risks of our businesses, and the board and management actively engage in discussion on these topics. In addition, each of the board’s committees considers risk within its area of responsibility.

EXECUTIVE AND DIRECTOR COMPENSATION

Overview of Compensation of Executive Officers

The Company operates in a dynamic and rapidly evolving industry. To succeed in this environment and to achieve its business and financial objectives, the Company must be able to attract, retain and motivate a highly talented team of executive officers. The Company’s compensation philosophy is designed to align the compensation provided to its executives, including the Named Executive Officers as described below, with the achievement of business objectives, while also enabling the Company to attract, motivate and retain individuals who contribute to the Company’s long-term success. The Company continues to evaluate its philosophy and compensation program as circumstances require and plans to continue to review compensation on an annual basis. As part of this review process, the Company expects to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as market competitiveness of its executive compensation relative to publicly traded peers.

Currently, our executive officers and senior management receive fixed and variable compensation, as well as benefits that we believe are in line with Canadian-based, technology-focused companies in our market and with whom we compete for talent. The fixed component of their compensation consists primarily of base salary and is reviewed and adjusted at least annually. The variable component typically consists of annual cash and equity incentives. Equity incentives historically have been granted in the form of options to purchase our Common Shares. In the future, the Company expects to continue to award equity-based long-term incentives, which may be in the form of stock options, restricted stock units and other time-vesting or performance-based equity incentives under its omnibus equity-based incentive plan that the Company adopted prior to the completion of the Business Combination, as further described below.

Summary Compensation Table

The following table shows the total compensation awarded to, earned by, or paid during the year ended September 30, 2023 to LeddarTech’s Chief Executive Officer and LeddarTech’s two most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers on the last day of the fiscal year ended September 30, 2023. Those individuals are referred to collectively in this prospectus as “Named Executive Officers.” All amounts set forth in the Summary Compensation Table are denominated in US dollars rather than Canadian dollars.

Name and Principal Position(1)	Year	Salary(2) ($)	Bonus ($)	Stock Awards ($)	Option Award(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles Boulanger	2023	366,768	—	—	—	212,297	—	—	579,065
Chief Executive Officer	2022	317,376	—	—	678,049	92,833	—	—	1,088,258
Frantz Saintellemy	2023	303,236	—	—	—	78,305	—	—	381,541
President and Chief Operating Officer	2022	262,656	—	—	398,750	82,080	—	—	743,486
David Torralbo	2023	266,256	—	—	—	99,665	—		365,921
Chief Legal Officer	2022	63,138	14,818	—	800,173	—	—	—	878,129
Christopher Stewart	2023	8,183	—	—	—	—	—	—	8,183
Chief Financial Officer

____________

(1)      Titles reflect principal positions with LeddarTech as of September 30, 2023. Mr. Stewart commenced his position with LeddarTech on September 20, 2023.

(2)      Represents base salary amounts earned for the applicable fiscal year. Base salary values have been converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada for September 29, 2023 of 0.7396 for 2023 base salary values, and 0.7296 for 2022 base salary values.

(3)      There were no equity grants to the Named Executive Officers during fiscal year 2023. The 2022 amounts in this column represent the aggregate grant date fair values of options granted during the 2022 fiscal year estimated using the Black-Scholes option pricing model assuming an expected life of 2.41 years, exercise price of C$102.50, a risk-free interest rate of 2.20%, dividend yield of 0%, and an expected volatility of 81% based on historical or implied volatility of similar listed entities over a period similar to the life of the options. For 2022, the Black-Scholes weighted average value assigned is C$20.57 per option, or US$15.95 using the daily average exchange rate published by the Bank of Canada of 0.7756 for December 15, 2021 (grant date for Messrs. Boulanger and Saintellemy) and US$16.00 using the daily average exchange rate published by the Bank of Canada of 0.7780 for August 4, 2022 (grant date for Mr. Torralbo).

(4)      Amounts represent cash awards earned for fiscal year 2023 and 2022 under the Company’s bonus incentive plan. Values have been converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada on September 29, 2023 of 0.7396 for 2023 awards and on September 30, 2022 of 0.7296 for 2022 awards.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information regarding the outstanding equity awards granted to the Named Executive Officers that were outstanding as of September 30, 2023. In connection with the Business Combination, all outstanding LeddarTech option grants (other than options to purchase LeddarTech’s class M shares) were cancelled for no compensation or consideration, LeddarTech’s existing equity plans were terminated, and the options to purchase LeddarTech’s class M shares became options to purchase Company Common Shares. All dollar amounts set forth in the following table are denominated in US dollars rather than Canadian dollars.

	Option Awards
Name	Grant Date	No. of securities underlying unexercised options (exercisable)	No. of securities underlying unexercised options (unexercisable)		Equity incentive plan awards: No. of securities underlying unexercised unearned options	Option exercise price ($)(1)	Option expiration date
Charles Boulanger	12/15/21	21,250	21,250		—	74.78	12/15/31
	09/30/20	18,221	15,000		—	74.78	09/30/30
	05/01/20	9,510	—		—	32.98	05/01/30
	10/01/19	10,000	—		—	32.98	10/01/29
	01/01/18	32,000	—		—	32.98	01/01/28
	09/18/15	45,568	—		—	4.01	09/18/25
	11/10/14	64,177	—		—	4.01	11/10/24
	11/10/14	142,094	—		—	2.01	11/10/24
	12/16/20	—	3,221	(2)	—	74.78	12/16/30
	12/19/17	—	8,697	(2)	—	32.98	12/19/27
	09/18/15	—	45,568	(2)	—	4.01	09/18/25
	12/16/20	—	3,221	(3)	—	0.001	12/16/30
	10/01/17	—	8,697	(3)	—	0.001	10/01/27
	09/18/15	—	45,568	(3)	—	0.001	09/18/25

Frantz Saintellemy	12/15/21	12,500	12,500		—	74.78	12/15/31
	09/30/20	17,423	7,500		—	74.78	09/30/30
	05/01/20	6,366	—		—	32.98	05/01/30
	10/01/19	6,750	2,250		—	32.98	10/01/29
	10/01/18	89,020	—		—	32.98	10/01/28
	10/16/17	20,000	—		—	32.98	10/16/27
	12/16/20	—	10,459	(2)	—	0.001	12/16/20
	10/01/17	—	5,758	(2)	—	0.001	10/01/27
	12/16/20	—	10,459	(3)	—	0.001	12/16/20
	10/01/17	—	5,758	(3)	—	0.001	10/01/27

David Torralbo	08/04/22	12,500	37,500		—	74.78	08/04/32
Christopher Stewart	—	—	—		—	—	—

____________

(1)      Option exercise price converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada on September 30, 2022 of 0.7296.

(2)      Reflects vested C-Options that were exercisable for LeddarTech common shares only upon the occurrence of a liquidity event or on or after October 1, 2024, October 1, 2027 or October 1, 2030, as applicable.

(3)      Reflects vested M-Options that were exercisable for LeddarTech class M Shares only upon the occurrence of a liquidity event or on or after October 1, 2024, October 1, 2027 or October 1, 2030, as applicable.

Principal Elements of Executive Compensation

Base Salaries

Annual base salaries provide a fixed element of compensation to the Company’s Named Executive Officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for the Company’s executive officers have generally been set at levels deemed advisable to attract and retain individuals within the market in which the Company competes for talent. Adjustments to base salaries are generally determined annually and may be adjusted based on factors such as performance, merit, experience, achievement of objectives and market competitiveness. Additionally, the Company also may adjust base salaries throughout the year to reflect promotions or other changes in the scope or breadth of a Named Executive Officer’s role or responsibilities.

Annual Incentive Bonuses

The Company’s Named Executive Officers and other executive officers also are eligible to earn annual bonuses based on the achievement of corporate and individual performance objectives that are determined and established by the Company’s board of directors at the beginning of each fiscal year. For fiscal year 2023, Messrs. Boulanger, Saintellemy and Torralbo were eligible to receive a cash bonus of up to 100%, 50% and 50% of base salary, respectively. For fiscal year 2023, the corporate objectives under the incentive bonus plan applicable to Messrs. Boulanger and Saintellemy were (i) business development goals, including entering into a Tier 1 or OEM development and commercial agreements involving the Company’s sensor components and sensor fusion and perception software and technology, (ii) software product development goals, (iii) sales funnel goals, and (iv) financing objectives; and the corporate objectives applicable to Mr. Torralbo related to the same business development and financing goals as Messrs. Boulanger and Saintellemy, along with departmental planning goals.

Following a review of the level of achievement of the various performance measures, the Company’s board of directors determined that the aggregate level of achievement for Messrs. Boulanger, Saintellemy and Torralbo was 62%, 55% and 82%, respectively, of target, with the corresponding payouts reflected above in the Summary Compensation Table. While certain performance goals were achieved or exceeded, including with respect to software product development, other performance measures were not achieved, including with respect to the business development and sales funnel objectives.

Stock Option Awards

Historically, stock options were the only form of equity awards LeddarTech granted to its executive officers. Stock options are used to incentivize longer term performance as they provide opportunities to profit from an increase in the equity value of the Company, while also serving as an additional retention measure. The board of directors of the Company has the discretion to grant equity awards at such times as it determines appropriate. Executive officers generally will be awarded an initial grant of stock options in connection with their commencement of employment, and additional grants have historically occurred and may in the future periodically occur in order to specifically incentivize executive officers with respect to achieving certain corporate goals or to reward them for exceptional performance.

Other Benefits

The Named Executive Officers are eligible to participate in benefits available generally to salaried employees, including benefits under the Company’s health and welfare plans and arrangements, and vacation pay or other benefits under the Company’s medical insurance plan.

Company Equity Plans

Effective upon the consummation of the Business Combination, LeddarTech’s existing equity plans were terminated. The principal features of the Company’s current equity incentive plan are summarized below. This summary is qualified in its entirety by reference to the actual text of the Incentive Plan, which is filed as an exhibit to this prospectus.

LeddarTech Holdings Inc. Omnibus Incentive Plan

Immediately prior to the Closing, the Company adopted the Omnibus Incentive Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to increase the interest in our welfare of qualified directors, executive officers, employees and consultants, who share responsibility for the management, growth and protection of our business, and to provide an incentive to such eligible participants to continue their services for the Company and to encourage such eligible participants whose skills, performance and loyalty to the objectives and interests of the Company are necessary or essential to its business. The Incentive Plan will reward the participants for their performance while working for the Company and provide a means through which the Company may attract and retain able employees to enter its employment or service.

Eligibility and Administration.    Company’s directors, executive officers, employees and consultants, and directors, executive officers, employees and consultant of Company’s subsidiaries are eligible to receive awards under the Incentive Plan. The Incentive Plan is expected to be administered by the Company’s board of directors with respect to awards to non-employee directors and by the compensation committee or plan administrator with respect to other participants (referred to collectively as the “plan administrator” below).

The plan administrator has the authority to make such determinations and such interpretations, and take such steps and actions in connection with, the proper administration and operations of the Incentive Plan as it may deem necessary or advisable. The plan administrator will also set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration conditions.

Shares Available under the Incentive Plan.    The securities that may be acquired by participants under the Incentive Plan will consist of authorized but unissued shares. The maximum number of shares available for issuance under the Incentive Plan shall not exceed at any time five million Company Common Shares issued and outstanding from time to time (the “Share Reserve”). The Share Reserve will increase as the number of issued and outstanding Company Common Shares will increase from time to time, as cancelled awards will be returned to the Share Reserve for reissuance if a participant ceases to be an eligible participant and surrenders any vested and/or unvested awards or otherwise fails to exercise their awards before the expiration date.

Under the Incentive Plan, if an outstanding award (or portion thereof) expires or is forfeited, surrendered, cancelled or otherwise terminated for any reason without having been exercised or settled in full, or if the Company Common Shares acquired pursuant to an award subject to forfeiture are forfeited, the Company Common Shares covered by such award, if any, will again be available for issuance under the Incentive Plan. Company Common Shares will not be deemed to have been issued pursuant to the Incentive Plan with respect to any portion of an award that will be settled in cash.

Awards.    The Incentive Plan allows for the grant of unvested Company Common Shares (“Company Unvested Shares”), share options (“Company Options”), restricted share units (“Company RSUs”), deferred share units (“Company DSUs”) and share appreciation rights (“Company SARs”). No determination has been made in the Incentive Plan as to the types or amounts of awards that will be granted to certain individuals pursuant to the Incentive Plan. Certain awards under the Incentive Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards will generally be settled in Company Common Shares but the plan administrator may provide for cash settlement (or a combination thereof) of any award (other than Company Options). A brief description of each award type follows.

•        Unvested Company Shares.    The Company Unvested Shares will consist of Company Common Shares with such restrictions and vesting and other conditions placed upon such Company Common Shares as the plan administrator may determine at the time of grant (including a restriction on or prohibition against the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the plan administrator may determine, the whole subject to the terms and conditions of the Incentive Plan.

•        Company Options.    Company Options will provide for the purchase of Company Common Shares in the future at an exercise price set on the grant date. The number and exercise price of the Company Options to be issued to eligible participants under the Incentive Plan will be set by the plan administrator. The term of a Company Option may not be longer than ten years from the date that such Company Option is granted and unless otherwise determined by the plan administrator, all unexercised Company Options will be cancelled at the expiry of their respective term.

•        Company RSUs.    Company RSUs will entitle, upon settlement, the participant to receive Company Common Shares issued from treasury or purchased on the open market at such purchase price (which may be zero) as determined by the plan administrator. The plan administrator may also elect to grant dividend equivalents in respect of unvested Company RSUs on the same basis as cash dividends declared and paid on Company Common Shares as if the participant was a shareholder of records of Company Common Shares on the relevant record date.

•        Company DSUs.    Company DSUs will entitle, upon settlement, the participant to receive Company Common Shares issued from treasury or purchased on the open market at such purchase price (which may be zero) as determined by the plan administrator. Subject to the Company’s director compensation policy determined by the Company’s board of directors from time to time and the terms and conditions of the Incentive Plan, each eligible director (i) shall receive 100% of his or her equity retainer in the form of Company DSUs, and (ii) may elect to receive any percentage, up to 100%, of his or her cash retainer in the form of Company DSUs. The plan administrator may also elect to grant dividend equivalents in respect of unvested Company DSUs on the same basis as cash dividends declared and paid on Company Common Shares as if the participant was a shareholder of records of Company Common Shares on the relevant record date.

•        Company SARs.    Each Company SAR will entitle the participant to receive Company Shares having a value equal to the excess of the market value (as determined in accordance with the terms of the Incentive Plan) of a Company Share on the date of exercise over the price per Company Common Share to be payable upon vesting of each Company SAR, as determined by the plan administrator (which price shall not be less than 100% of the market value of the Company Share on the date of grant) multiplied by the number of Company Shares with respect to which the Company SAR shall have been exercised. No dividend equivalents shall be granted in connection with a SAR. The term of a Company SAR may not be longer than ten years from the date that such Company SAR is granted and unless otherwise determined by the plan administrator, all unexercised Company SARs will be cancelled at the expiry of their respective term.

Vesting.    Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions. The plan administrator will also have the right to accelerate the date upon which any award becomes exercisable notwithstanding the vesting schedule set forth for such award, regardless of any adverse or potentially adverse tax consequence resulting from such acceleration.

Trigger Events.    Except as otherwise provided in a grant agreement, employment agreement or other written agreement between the Company (including any affiliates) and the participant, or otherwise determined by the plan administrator, each award granted under the Incentive Plan will be subject to the following conditions:

•        Company Options and SARs.    The Incentive Plan provides that upon the termination for cause of a participant, any Company Options or Company SARs granted to such participant, whether vested or unvested, will automatically terminate. The Incentive Plan further provides that upon a participant’s termination of employment without cause, (i) any unvested Company Option or Company SAR granted to such participant shall terminate and (ii) any vested Company Option or Company SAR granted to such participant may be exercised by such participant within the earlier of 90 days after the termination date and the expiry date of the award set forth in the grant agreement. If a participant ceases to be an eligible participant under the Incentive Plan as a result of participant’s resignation, the Incentive Plan will provide that (i) each unvested Company Option or Company SAR granted to such participant shall terminate and become void immediately upon resignation and (ii) each vested Company Option or Company SAR granted to such participant will cease to be exercisable on the earlier of 90 days following the termination date and the expiry date of the award set forth in the grant agreement.

•        Company RSUs and DSUs.    The Incentive Plan provides that upon termination for cause or upon the resignation of a participant, such participant’s Company RSUs and Company DSUs that have not vested shall be forfeited and cancelled on the termination date. The Incentive Plan further provides that upon a participant ceasing to be an eligible participant as a result of death, retirement or his or her employment or service relationship being terminated without cause, (i) if, on the applicable vesting date, the plan administrator determines that the vesting conditions were not met, then all unvested Company RSUs and Company DSUs granted to such participant shall be forfeited and cancelled, and (ii) if, on the applicable vesting date, the plan administrator determines that the vesting conditions were met, provided that all unvested Company RSUs and Company DSUs granted to such participant as of such date relating to a restriction period in progress shall remain outstanding and in effect until the applicable vesting date, the participant shall be entitled to receive that number of Company Common Shares or cash equivalent (or a combination thereof) as calculated based on the number of completed months of service of such participant in accordance with the Incentive Plan.

•        Company Unvested Shares.    The Incentive Plan provides that upon a participant ceasing to be an eligible participant for any reason, any Company Unvested Shares that have not vested at such time will automatically and without any requirement of notice to such participant, or other action by or on behalf of the Company, be deemed to have been reacquired by the Company from such participant, and thereafter shall cease to represent any ownership in the Company by the participant or rights of the participant as a shareholder of the Company.

Adjustments.    The Incentive Plan provides that the plan administrator shall, subject to the required approval of any stock exchange, determine the appropriate adjustments or substitutions to be made in the following circumstances: (i) subdivision of Company Common Shares, (ii) consolidation of Company Common Shares, (iii) reclassification, reorganization or other change affecting the Company Common Shares, (iv) merger, amalgamation or consolidation of the Company with another corporation, or (v) transactions such as the distribution to all holders of securities in the capital of the Company or other assets of the Company. Such adjustments include adjustments to the exercise price of the awards, the number of shares to which a participant is entitled upon exercise of such awards, the immediate exercise of outstanding awards that are not otherwise exercisable or the number or kind of Company Common Shares reserved for issuance in order to maintain the economic rights of such participant.

Change of Control.    In the event of a potential change of control, the plan administrator will have the power to modify the terms of the Incentive Plan and/or the awards (including causing the vesting of all unvested awards) to assist the participants to tender into a takeover bid or participate in any other transaction leading to a change of control, including to (i) terminate any or all awards provided that outstanding awards that have vested remain exercisable until the consummation of the change of control, and (ii) permit participants to conditionally exercise their Company Options or Company SARs, such conditional exercise to be conditional upon the take-up by the offeror of the Company Common Shares and other securities tendered to the takeover bid in accordance with the terms of the takeover bid (or the effectiveness of such other transaction leading to a change of control). If, however, the change of control is not completed within the time frame specified therein, then (i) any conditional exercise of vested Company Options and/or Company SARs will be deemed to be null, void and of no effect, and such conditionally exercised awards will be deemed not to have been exercised, (ii) Company Common Shares which were issued pursuant to exercise of Company Options and/or Company SARs which vested in connection with the change of control will be returned by the participant to the Company and reinstated as authorized but unissued Company Shares, and (iii) the original terms applicable to awards which vested in connection with the change of control shall be reinstated.

Termination.    The Incentive Plan will provide that the plan administrator may suspend, terminate, amend or revise the Incentive Plan at any time without the consent of the participants, provided that such suspension, termination, amendment or revision will (i) not adversely alter or impair the rights of the participant without the consent of such participant (except as permitted by the provisions of the Incentive Plan), (ii) be in compliance with the applicable law and with the prior approval, if required, of the shareholders of the Company, the Nasdaq or any other regulatory body having authority over the Company, and (iii) be subject to shareholder approval, where required by law or the other requirements of the Nasdaq (subject to certain exceptions).

Employment Arrangements, Termination and Change in Control Benefits

The Company has entered into employment agreements with each of its Named Executive Officers who continue to serve as an executive officer as of the date of this prospectus, as summarized below.

Frantz Saintellemy.    Mr. Saintellemy and the Company are currently party to an employment agreement dated as of October 1, 2023, pursuant to which Mr. Saintellemy has served as President and Chief Executive Officer of the Company since the Closing Date of the Business Combination. The agreement further provides that Mr. Saintellemy will be nominated for election as a director at each meeting of shareholders in which directors are to be elected for so long as he serves as President and Chief Executive Officer.

Under his employment agreement, Mr. Saintellemy is entitled to receive an initial annual base salary of C$475,000 and other benefits as may be adjusted annually in accordance with the terms of the employment agreement. In addition, and subject to approval of the Company’s board of directors, when applicable, Mr. Saintellemy is entitled to receive (i) an annual performance-based cash bonus at target level of achievement equal to 100% of base salary, (ii) a one-time option grant under the Incentive Plan equal to 3.0% of the aggregate number of shares of the Company immediately following the closing of the Business Combination, which options will time-vest over a four-year period, and (iii) a one-time restricted share unit grant equal to 1.625% of the aggregate number of shares of the Company immediately following the closing of the Business Combination, of which approximately a quarter will time-vest over a three-year period and the remaining amount will be subject to time-based and performance-based vesting as provided for in the agreement. Thereafter, beginning October 1, 2025, Mr. Saintellemy will be eligible for additional equity grants as may be determined by the board of directors.

Under his employment agreement, Mr. Saintellemy is subject to certain non-competition and non-solicitation obligations during and for 12 months following termination of his employment, including restrictions on engaging in business in the Company’s industry sector and soliciting the Company’s clients and employees within certain territories. Mr. Saintellemy is also subject to confidentiality and intellectual property assignment covenants under his employment agreement. In the event that Mr. Saintellemy’s employment is unilaterally terminated without a serious reason, Mr. Saintellemy will be entitled to receive prior notice of 12 months or, at the Company’s discretion, pay in lieu of such notice. In the event Mr. Saintellemy’s employment is terminated without serious reason or by Mr. Saintellemy for good reason (as defined in the agreement), in either case 90 days before or 12 months after a change in control (as defined in the agreement), any unvested equity awards granted under the Incentive Plan shall vest and become immediately exercisable in accordance with and subject to the Incentive Plan and the applicable award agreement.

The foregoing description of Mr. Saintellemy’s employment agreement is a summary of the material features of such agreement, and is qualified in its entirety by reference to the employment agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

David Torralbo.    Mr. Torralbo and the Company are currently party to an employment agreement dated as of June 20, 2022, pursuant to which Mr. Torralbo is employed as Chief Legal Officer and Corporate Secretary of the Company. Mr. Torralbo is entitled to receive an annual base salary, bonus, option grants and other benefits as may be adjusted annually in accordance with the terms of the employment agreement and as determined by the Company’s board of directors. In the event that Mr. Torralbo’s employment agreement is unilaterally terminated by the Company without a serious reason, Mr. Torralbo shall be entitled to receive a notice of twelve (12) months. The Company may, at its sole discretion, pay to Mr. Torralbo in lieu of such notice, in whole or in part, a salary indemnity equivalent to the portion not covered by such notice. Under his employment agreement, Mr. Torralbo is subject to certain non-competition obligations for twelve (12) months during and following the termination of his employment, and subject to certain non-solicitation obligations for eighteen (18) months during and following the termination of his employment, including restrictions on engaging in business in the Company’s industry sector and soliciting the Company’s clients and employees within certain territories. Mr. Torralbo is also subject to confidentiality and intellectual property assignment covenants under his employment agreement. This description of Mr. Torralbo’s employment agreement is a summary of the material features of such agreement, and is qualified in its entirety by reference to the employment agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Chris Stewart.    Mr. Stewart and the Company are currently party to an employment agreement effective as of September 20, 2023, pursuant to which Mr. Stewart serves as Chief Financial Officer of the Company. Under his employment agreement, Mr. Stewart is entitled to an initial annual base salary of US$300,000 and other benefits as may be adjusted annually in accordance with the terms of the employment agreement. In addition, and subject to approval of the Company’s board of directors, Mr. Stewart is entitled to receive (i) an annual performance-based cash bonus at target level of achievement equal to 50% of base salary, (ii) a one-time option grant under the Incentive Plan equal to 0.5% of the aggregate number of shares of the Company immediately following the closing of the Business Combination, which options will time-vest over a four-year period, and (iii) a one-time restricted share unit grant equal to 0.65% of the aggregate number of shares of the Company immediately following the closing of the Business Combination, of which approximately one-third will time-vest over a four-year period and the remaining amount will be subject to performance-based and time-based vesting as provided for in the agreement. Thereafter, beginning October 1, 2025, Mr. Stewart will be eligible for additional equity grants as may be determined by the board of directors.

Under his employment agreement, Mr. Stewart is subject to confidentiality and intellectual property assignment covenants. In the event that Mr. Stewart’s employment is terminated without cause (as defined in the agreement) or by Mr. Stewart for good reason (as defined in the agreement), Mr. Stewart will be entitled to receive continued payments of his base salary for 12 months following his termination along with other benefits. In the event Mr. Stewart’s employment is terminated without cause or by Mr. Stewart for good reason, in either case 90 days before or 12 months after a change in control (as defined in the agreement), any unvested equity awards granted under the Incentive Plan shall vest and become immediately exercisable in accordance with and subject to the Incentive Plan and the applicable award agreement.

The foregoing description of Mr. Stewart’s employment agreement is a summary of the material features of such agreement, and is qualified in its entirety by reference to the employment agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Charles Boulanger.    Prior to the consummation of the Business Combination, LeddarTech was party to an employment agreement with Charles Boulanger in connection with his prior service as Chief Executive Officer, a copy of which is filed as an exhibit to this Annual Report.

Compensation of Members of the Board of Directors

During fiscal year 2023, non-employee members of LeddarTech’s board of directors received a fixed annual cash retainer of $40,000 in connection with their service as directors. In addition, the chair of the board of directors received a retainer of $25,000, the chair of each board committee received a retainer of $7,500 and the non-chair members of board committees each received a retainer of $5,000. Management members of LeddarTech’s board of directors received no additional compensation for their service as director or for attendance at meetings of the board of directors. It is expected that the Company’s board of directors will adopt a director compensation policy for non-employee directors with a compensation structure that is commensurate with similarly sized publicly traded companies in the Company’s industry.

The table below summarizes the compensation paid by LeddarTech to each non-employee director for service during the fiscal year ended September 30, 2023. All amounts set forth in the table below are denominated in US dollars rather than Canadian dollars.

Name	Fees Earned or Paid in Cash(1) ($)	Total ($)
Michel Brulé	51,772	51,772
Simon Morris	33,282	33,282
Peter Marks	35,131	35,131
Carl-Peter Forster	35,131	35,131
Yann Delabrière	35,131	35,131
Derek Aberle	33,282	33,282

____________

(1)      Values have been converted from C$ to US$ using the daily average exchange rate published by the Bank of Canada for September 29, 2023 of 0.7396.

Description of Securities

General

The following description of the material terms of our share capital includes a summary of specified provisions of our articles that became effective upon the closing of the Business Combination (the “Articles”). This description is qualified in its entirety by reference to our Articles which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Share Capital

Our authorized share capital consists of an unlimited number of common shares, without par value (the “Company Common Shares” or the “Common Shares”), an unlimited number of Class A Non-Voting Special Shares (the “Company Sponsor Special Shares”), Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares (collectively, the “Company Earnout Non-Voting Special Shares” and together with the Company Common Shares and the Company Sponsor Special Shares, the “Common Shares”) and an unlimited number of preferred shares issuable in series (“Company Preferred Shares”). Immediately following the closing of the Business Combination on December 21, 2023 (the “Closing Date”), there were (i) 28,770,930 Company Common Shares issued and outstanding and no preferred shares outstanding, (ii) 2,031,250 Company Sponsor Special Shares outstanding, (iii) 999,963 Class B Non-Voting Special Shares outstanding, (iv) 999,963 Class C Non-Voting Special Shares outstanding, (v) 999,963 Class D Non-Voting Special Shares outstanding, (vi) 999,963 Class E Non-Voting Special Shares outstanding, (vii) 999,963 Class F Non-Voting Special Shares outstanding and (viii) no preferred shares issued and outstanding.

Securities Offered in this Offering

We are offering up to 18,181,818 Units, each consisting of one Common Share and one Purchase Warrant to purchase one Common Share each. We are also offering to each purchaser whose purchase of Common Shares in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding Common Shares immediately following the consummation of this offering, the option to purchase, if the purchaser so chooses, Units containing Pre-Funded Warrants in lieu of Common Shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the holder, 9.99%) of our outstanding Common Shares. For each Pre-Funded Warrant issued (without regard to any limitation on exercise set forth therein), the number of Common Shares we are offering will be decreased on a one-for-one basis. Because one Purchase Warrant is being sold together in this offering with each Common Share or, in the alternative, each Pre-Funded Warrant to subscribe for one Common Share, the number of Purchase Warrants sold in this offering will not change as a result of a change in the mix of the Common Shares and Pre-Funded Warrants sold.

We are also registering the Common Shares issuable from time to time upon exercise of the Purchase Warrants and Pre-Funded Warrants included in the Units offered hereby. Our Units have no stand-alone rights and will not be certificated or issued as standalone securities. The Common Shares and Pre-Funded Warrant can each be subscribed for and/or acquired (as applicable) in this offering only with the accompanying Purchase Warrant as part of a Unit, but the components of the Units will immediately separate upon issuance.

Purchase Warrants

The following summary of certain terms and provisions of the Purchase Warrants offered hereby included in the Units is not complete and is subject to, and qualified in its entirety by the provisions of the form of Purchase Warrants, which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of Purchase Warrants.

Exercisability

The Purchase Warrants will be exercisable at any time after their original issuance and may be exercised until the five-year anniversary of the original issuance date. If a registration statement registering the issuance of the Common Shares underlying the Purchase Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Purchase Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Purchase Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Purchase Warrant. In lieu of fractional shares, the number of Common Shares issuable upon exercise will be rounded up to the next whole share.

Exercise Price

The exercise price for the Purchase Warrants is US$         per share (equal to 100% of the public offering price per Unit), subject to certain adjustments. The exercise price and number of Common Shares issuable upon exercise will adjust in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our Common Shares.

Transferability

Subject to applicable laws, the Purchase Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent

The Purchase Warrants will be issued in registered form under a warrant agency agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Purchase Warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exchange Listing

We do not intend to apply for the listing of the Purchase Warrants included in the Units offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Purchase Warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the Purchase Warrants, or by virtue of such holder’s ownership of our Common Shares, the holder of a Purchase Warrant does not have the rights or privileges of a holder of our Common Shares, including any voting rights, until the holder exercises the Purchase Warrant.

Fundamental Transactions

In the case of certain fundamental transactions affecting the Company, a holder of Purchase Warrants, upon exercise of such Purchase Warrants after such fundamental transaction, will have the right to receive, in lieu of Common Shares, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Purchase Warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Purchase Warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Purchase Warrants.

Governing Law

The Purchase Warrants and the Warrant Agency Agreement are governed by New York law.

Pre-Funded Warrants

The following summary of certain terms and provisions of the Pre-Funded Warrants offered hereby included in the Units is not complete and is subject to, and qualified in its entirety by the provisions of the form of Pre-Funded Warrants, which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of Pre-Funded Warrants.

Exercisability

The Pre-Funded Warrants are exercisable at any time after their original issuance until they are exercised in full. Each Pre-Funded Warrant will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Common Shares underlying the Pre-Funded Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Common Shares purchased upon such exercise. If a registration statement registering the issuance of the Common Shares underlying the Pre-Funded Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Pre-Funded Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of Common Shares determined according to the formula set forth in the Pre-Funded Warrant. No fractional Common Shares will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation

A holder will not have the right to exercise any portion of the Pre-Funded Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Pre-Funded Warrants, 9.99%) of the number of our Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Purchase Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price

The exercise price for the Pre-Funded Warrants is US$0.0001 per share, subject to certain adjustments. The exercise price and number of Common Shares issuable upon exercise will adjust in the event of certain share dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our Common Shares.

Transferability

Subject to applicable laws, the Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Warrant Agent

The Pre-Funded Warrants will be issued in registered form under a warrant agency agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Pre-Funded Warrants will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exchange Listing

We do not intend to apply for the listing of the Pre-Funded Warrants included in the Units offered in this offering on any stock exchange. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the Pre-Funded Warrants, or by virtue of such holder’s ownership of our Common Shares, the holder of a Pre-Funded Warrant does not have the rights or privileges of a holder of our Common Shares, including any voting rights, until the holder exercises the Pre-Funded Warrant.

Fundamental Transactions

In the case of certain fundamental transactions affecting the Company, a holder of Pre-Funded Warrants, upon exercise of such Pre-Funded Warrants after such fundamental transaction, will have the right to receive, in lieu of Common Shares, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Pre-Funded Warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Pre-Funded Warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Pre-Funded Warrants.

Governing Law

The Pre-Funded Warrants and the Warrant Agency Agreement are governed by New York law.

Common Shares

Voting Rights.    Under the Articles, holders of Common Shares will be entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each Company Common Share entitles its holder to one vote.

Dividend Rights.    The holders of outstanding Company Common Shares will be entitled to receive dividends at such times and in such amounts and form as the Company’s board of directors may from time to time determine, but subject to the rights of the holders of any preferred shares and any other class ranking senior to Common Shares.

Repurchase of Common Shares.    Under the CBCA, the Company will be entitled to purchase or otherwise acquire any of its issued shares, subject to restrictions under applicable securities laws and provided that the Company will not be permitted to make any payment to purchase or otherwise acquire any of its issued shares if there are reasonable grounds for believing that (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due or (ii) the realizable value of the Company’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares.

Liquidation.    Upon the distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the prior rights of the holders of the Company Earnout Non-Voting Special Shares, the holders of the Company Preferred Shares of all series and the holders of the shares of any other class ranking senior to the Company Common Shares, the holders of the Company Common Shares shall be entitled to receive all remaining property and assets of the Company.

Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares

Voting Rights.    The holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares will not be entitled to any voting rights except as otherwise required under the CBCA.

Dividend Rights.    The holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares will not be entitled to any dividends or other distributions other than a liquidation distribution.

Liquidation.    Upon the distribution of assets of the Company among its shareholders arising on the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares shall be entitled to receive, before any repayment of capital or any distribution of any part of the assets of the Company to the holders of the Company Common Shares, and any shares ranking junior to the Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares, an amount per Company Sponsor Special Share or Company Earnout Non-Voting Special Share equal to $0.00000000001 (the “Redemption Price”). After payment to the holders of Company Sponsor Special Shares and Company Earnout Non-Voting Special Shares of such amount, the holders of the Company Earnout Non-Voting Special Shares shall not be entitled to share in any further distribution of the property or assets of the Company.

Redemption.    Subject to the provisions of the CBCA, the Company shall (i) at any time after the seven year anniversary of the Closing Date, or (ii) at any time after a Change of Control Transaction of the Company (as defined in the Company Articles), without notice, redeem at any time the whole of the then outstanding Company Sponsor Special Shares or Company Earnout Non-Voting Special Shares on payment of the Redemption Price thereon (provided that the ability to redeem Company Sponsor Special Shares or Company Earnout Non-Voting Special Shares shall not apply in respect of any Company Sponsor Special Shares or Company Earnout Non-Voting Special Shares which are automatically converted into Company Common Shares in accordance with the provisions of the Company Articles, including upon a Change of Control Transaction).

Automatic Conversions.    The Company Sponsor Special Shares and Company Sponsor Special Shares and the Company Earnout Non-Voting Special Shares will be subject to a seven-year vesting pursuant to which they will automatically vest and convert into Company Common Shares as follows:

(i)     2,031,250 Company Class A Non-Voting Special Shares, all of which shall automatically convert into Company Common Shares in equal thirds upon the volume weighted average price of the Company Common Shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 Trading Days within any consecutive 30 Trading Day period commencing at least 150 days following the Closing Date (each, a “Company Class A Non-Voting Special Share Conversion Event”); provided that each Company Class A Non-Voting Special Share Conversion Event shall be deemed to have occurred and the Company Class A Non-Voting Special Shares shall be converted automatically into Company Common Shares in accordance with the provisions set forth in the Company Articles if there occurs a Change of Control Transaction with a valuation of the Company Common Shares that is equal to or greater than the applicable thresholds set forth in such Company Class A Non-Voting Special Share Conversion Event;

(ii)     999,963 Company Class B Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) on any 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$12.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$12.00 per Company Common Share;

(iii)   999,963 Company Class C Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) on 20 Trading Days within any 30 consecutive Trading Day period commencing at 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$14.00 per Company Common Share;

(iv)   999,963 Company Class D Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) on 20 Trading Days within any 30 consecutive Trading Day period commencing at least 150 days following the Closing Date, the Company Common Shares achieve a VWAP of greater than US$16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$16.00 per Company Common Share;

(v)    999,963 Company Class E Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share; and

(vi)   999,963 Company Class F Non-Voting Special Shares, all of which shall automatically convert to an equal number of Company Common Shares if (y) the Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Company Common Shares that is greater than US$10.00 per Company Common Share.

Company Preferred Shares

Issuable in series.    The Company Preferred Shares may be issued in one or more series. Subject to the provisions of the CBCA and the Company Articles, the Company’s board of directors may, by resolution, from time to time before the issue thereof determine the maximum number of Company Preferred Shares of each series, create an identifying name for each series, attach special rights, privileges, restrictions or conditions to the Company Preferred Shares of each series including, without limitation, voting rights, any right to receive dividends (which may be cumulative or non-cumulative and variable or fixed) or the means of determining such dividends, the dates of payment thereof, any terms or conditions of redemption or purchase, any conversion rights, any retraction rights, any rights on liquidation, dissolution or winding-up and any sinking fund or other provisions, the whole to be subject to filing articles of amendment in accordance with the CBCA to create the series and to include the special rights, privileges, conditions and restrictions attached to the Company Preferred Shares of the series.

Voting Rights.    Except as required by law and except as provided in any special rights, privileges, conditions or restrictions attaching to any series of Company Preferred Shares issued from time to time, the holders of Preferred Shares will not be entitled to receive notice of, attend or vote at any meeting of shareholders.

Dividend Rights.    Company Preferred Shares of each series, if and when issued, will, with respect to the payment of dividends, rank pari passu with the Company Preferred Shares of every other series and be entitled to preference over the Company Common Shares and any other shares ranking junior to the Company Preferred Shares with respect to payment of dividends.

Liquidation Rights.    In the event of a liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of Company Preferred Shares will be entitled to preference with respect to distribution of property or assets over the Company Common Shares and any other shares ranking junior to the Company Preferred Shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Company Preferred Shares.

Legacy SPAC Warrants

Company Assumption of Prospector Warrants

In connection with the Business Combination, the Company assumed the obligations under that certain Warrant Agreement, dated as of January 7, 2021 (the “Initial Warrant Agreement”) between Prospector Capital Corp. and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”) pursuant to that certain Warrant Assignment, Assumption and Amendment Agreement dated as of December 21, 2023 (the “Warrant Assumption Agreement,” and the Initial Warrant Agreement as amended and assumed pursuant to the Warrant Assumption Agreement, the “Warrant Agreement”) among Prospector, the Company and the Warrant Agent. The warrants issued by Prospector pursuant to the Initial Warrant Agreement entitled the registered holder to purchase Prospector Class A Shares at a price of $11.50 per share, subject to adjustment on the terms and subject to the conditions set forth in the Initial Warrant Agreement.

Adjustment to Warrant Exercise Price Following Consummation of Business Combination

Prior to the consummation of the Business Combination, holders of an aggregate of 855,440 Prospector Class A ordinary shares, par value $0.0001 per share (the “Prospector Class A Shares”) representing approximately 39% of the total Prospector Class A Shares then outstanding, exercised their right to redeem those shares (the “SPAC Redemption Election”) in accordance with the terms of Prospector’s amended and restated memorandum and articles of association, as amended.

Following the SPAC Redemption Election, and as part of a series of related steps in connection with the consummation of the Business Combination, Prospector distributed 1,338,616 Prospector Class A Shares to the holders on the Closing Date of the 1,338,616 Prospector Class A Shares that were not redeemed in connection with the Business Combination (the “Prospector Share Dividend”). The Prospector Share Dividend was not made with respect to any other Prospector or LeddarTech shares issued and outstanding prior to or upon consummation of the Business Combination.

Following the consummation of the Business Combination, the Company determined that, as a result of the Prospector Share Dividend, the holders of Prospector Warrants may have been diluted in a manner to which certain specified anti-dilution provisions in the Warrant Agreement were not strictly applicable. In accordance with the terms of the Warrant Agreement, the Company retained an investment banking firm of recognized national standing (the “Investment Banking Firm”) to opine as to whether an adjustment to the warrant terms was necessary in order to effectuate the intent and purpose of the anti-dilution provisions set forth in the Initial Warrant Agreement and, if so, the terms of such adjustment.

Having expressed its opinion that such an adjustment was necessary in order to effectuate the intent and purpose of the anti-dilution provisions set forth in the Initial Warrant Agreement, the Investment Banking Firm performed a quantitative analysis of the value of the Legacy SPAC Warrants with and without giving effect to the Prospector Share Dividend. The Investment Banking Firm employed an option pricing model (“OPM”), which utilized the Black-Scholes Option Pricing Model, to allocate value to LeddarTech’s capital structure to determine the value of the Legacy SPAC Warrants. The OPM treats a company’s security classes as call options on total equity value, with exercise prices based on the relative seniority of payments between such security classes. It calibrated the exercise price of the Legacy SPAC Warrants to determine what exercise price would allow the warrant holders to receive equivalent value pre-and post-dilution from the Prospector Share Dividend. The Investment Banking Firm delivered its report to the Company on February 8, 2024, reflecting its opinion that an adjusted exercise price of US$11.17, without any adjustment to the number of Company Common Shares issuable upon exercise, would be necessary to effectuate the intent and purpose of the anti-dilution provisions set forth in the Initial Warrant Agreement. Upon receipt of the report of the Investment Banking Firm, the Company provided written notice to the Warrant Agent and to the registered holders of the Legacy SPAC Warrants that the warrant exercise price has been adjusted to US$11.17 per share, effective as of February 9, 2024, together with corresponding adjustments to redemption provisions as more fully described below under “— Redemption of warrants when the price per Company Common Share equals or exceeds US$17.48” (collectively, the “Warrant Exercise Price Adjustment”).

Public Warrants

As of the closing of the Business Combination, there were approximately 17,465,746 Prospector Warrants outstanding under the Warrant Agreements. Under the Warrant Agreement, references to Prospector Class A Shares include a security other than Prospector Class A Shares into which the Prospector Class A Shares have been converted or exchanged for in the event Prospector is not the Company in its initial business combination. Thus, where the Warrant Agreement discussed Prospector Class A Shares, throughout this section “— Legacy SPAC Warrants” such provisions will be applied to the Company Common Shares.

Each whole Legacy SPAC Warrant entitles the registered holder to purchase Company Common Shares at a price of US$11.17 per share, subject to adjustment on the terms and subject to the conditions set forth in the Warrant Agreement, and, as applicable, the Sponsor Letter Agreement and as further discussed below, at any time after the Closing, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of common shares. This means only a whole Legacy SPAC Warrant may be exercised at a given time by a warrant holder. The Legacy SPAC Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption (other than Legacy SPAC Warrants converted from Private Placement Warrants) or liquidation.

The Company will not be obligated to deliver any Company Common Shares pursuant to the exercise of a Legacy SPAC Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Company Common Shares underlying the Legacy SPAC Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its registration obligations. No Legacy SPAC Warrant will be exercisable and the Company will not be obligated to issue a Company Common Share upon exercise of a Legacy SPAC Warrant unless the Company Common Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Legacy SPAC Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Legacy SPAC Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Legacy SPAC Warrant.

If Company Common Shares are at the time of any exercise of a Legacy SPAC Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, and in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of Company Common Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number Company Common Shares underlying the Public Warrants, multiplied by the excess of the “fair market value” less the exercise of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Company Common Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of Warrants when the price per Company Common Share equals or exceeds US$17.48

Once the Legacy SPAC Warrants become exercisable, the Company may redeem the outstanding Legacy SPAC Warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of US$0.01 per Legacy SPAC Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Company Common Shares equals or exceeds US$17.48 per share (as adjusted pursuant to the Warrant Exercise Price Adjustment, and as may be further adjusted for any future adjustments to the number of shares issuable upon exercise or the exercise price of a Legacy SPAC Warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders (referred to as the “Reference Value”).

The Company will not redeem the Legacy SPAC Warrants as described above unless a registration statement under the Securities Act covering the Company Common Shares issuable upon exercise of the Legacy SPAC Warrants is then effective and a current prospectus relating to those Company Common Shares is available throughout the 30 day redemption period. If and when the Legacy SPAC Warrants become redeemable by the Company, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Legacy SPAC Warrants, each warrant holder will be entitled to exercise his, her or its Legacy SPAC Warrant prior to the scheduled redemption date. However, the price of the Company Common Shares may fall below the US$17.48 redemption trigger price (as adjusted pursuant to the Warrant Exercise Price Adjustment, and as may be further adjusted for any future adjustments to the number of shares issuable upon exercise or the exercise price of a Legacy SPAC Warrant described under the heading “— Anti-dilution Adjustments”) as well as the US$11.17 warrant exercise price after the redemption notice is issued.

Redemption of Legacy SPAC Warrants when the price per Company Common Share equals or exceeds US$9.71

Once the Legacy SPAC Warrants become exercisable, the Company may redeem the outstanding Legacy SPAC Warrants:

•        in whole and not in part;

•        at a price of US$0.10 per Legacy SPAC Warrant;

•        upon not less than 30 days’ prior written notice of redemption provided that holders will be able to exercise their Legacy SPAC Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Company Common Shares except as otherwise described below;

•        if, and only if, the Reference Value equals or exceeds US$9.71 per public share (as adjusted pursuant to the Warrant Exercise Price Adjustment, and as may be further adjusted for any future adjustments to the number of shares issuable upon exercise or the exercise price of a Legacy SPAC Warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the Reference Value is less than US$17.48 per share (as adjusted pursuant to the Warrant Exercise Price Adjustment, and as may be further adjusted for any future adjustments to the number of shares issuable upon exercise or the exercise price of a Legacy SPAC Warrant as described under the heading “— Anti-dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Legacy SPAC Warrants are redeemed or exercised, holders may elect to exercise their Legacy SPAC Warrants on a cashless basis. The numbers in the table below represent the number of Company Common Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of the Company Common Shares on the corresponding redemption date (assuming holders elect to exercise their Legacy SPAC Warrants and such Legacy SPAC Warrants are not redeemed for $0.10 per Legacy SPAC Warrant), determined for these purposes based on the volume weighted average price of the Company Common Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The Company will provide its warrant holders with the final “fair market value” no later than one business day after the 10-trading day period described above ends. The share prices set forth in the column headings of the table below have been adjusted pursuant to the Warrant Exercise Price Adjustment, and may be further adjusted as of any date on which the number of shares issuable upon exercise of a Legacy SPAC Warrant or the exercise price of a Legacy SPAC Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of Company Common Shares issuable upon exercise of a Legacy SPAC Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Legacy SPAC Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Legacy SPAC Warrant as so adjusted. The number of Company Common Shares in the table below shall be adjusted in the same manner and at the same time as the number of Company Common Shares issuable upon exercise of a Legacy SPAC Warrant. If the exercise price of a Legacy SPAC Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is US$9.71 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Legacy SPAC Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Legacy SPAC Warrants)	Fair Market Value of Company Common Shares
	≤9.71	10.68	11.66	12.63	13.60	14.57	15.54	16.51	≥17.48
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Company Common Shares to be issued for each Legacy SPAC Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of the Company Common Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Legacy SPAC Warrants, holders may choose to, in connection with this redemption feature, exercise their Legacy SPAC Warrants for 0.277 Company Common Shares for each whole Legacy SPAC Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Company Common Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Legacy SPAC Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Legacy SPAC Warrants for 0.298 Company Common Shares for each whole Legacy SPAC Warrant. In no event will the Legacy SPAC Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Company Common Shares per Legacy SPAC Warrant (subject to adjustment). Finally, as reflected in the table above, if the Legacy SPAC Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any Company Common Shares.

This redemption feature is structured to allow for all of the outstanding Legacy SPAC Warrants to be redeemed when the Company Common Shares are trading at or above US$9.71 per share, which may be at a time when the trading price of the Company Common Shares is below the exercise price of the Legacy SPAC Warrants. This redemption feature was established to provide the Company with the flexibility to redeem the Legacy SPAC Warrants without the Legacy SPAC Warrants having to reach the US$17.48 per share threshold set forth above under “— Redemption of Warrants when the price per Company Common Share equals or exceeds US$17.48.”

As stated above, the Company can redeem the Legacy SPAC Warrants when the Company Common Shares are trading at a price starting at US$9.71, which is below the exercise price of US$11.17, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their Legacy SPAC Warrants on a cashless basis for the applicable number of Company Common Shares. If the Company chooses to redeem the Legacy SPAC Warrants when the Company Common Shares are trading at a price below the exercise price of the Legacy SPAC Warrants, this could result in the warrant holders receiving fewer Company Common Shares than they would have received if they had chosen to wait to exercise their Legacy SPAC Warrants for Company Common Shares if and when such Company Common Shares were trading at a price higher than the exercise price of US$11.17.

Redemption Procedures

A holder of a Legacy SPAC Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Legacy SPAC Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Company Common Shares outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding Company Common Shares is increased by a share capitalization payable in Company Common Shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Company Common Shares issuable on exercise of each Legacy SPAC Warrant will be increased in proportion to such increase in the outstanding Company Common Shares. A rights offering made to all or substantially all holders of Company Common Shares entitling holders to purchase Company Common Shares at a price less than the fair market value will be deemed a share capitalization of a number of Company Common Shares equal to the product of (i) the number of Company Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Company Common Shares) and (ii) the quotient of (x) the price of Company Common Shares paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Company Common Shares, in determining the price payable for Company Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Company Common Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Company Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Legacy SPAC Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Company Common Shares on account of such Company Common Shares (or other securities into which the Legacy SPAC Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Company Common Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Company Common Shares issuable on exercise of each Legacy SPAC Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Company Common Share in respect of such event.

If the number of outstanding Company Common Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Company Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Company Common Shares issuable on exercise of each Legacy SPAC Warrant will be decreased in proportion to such decrease in outstanding Company Common Shares.

Whenever the number of Company Common Shares purchasable upon the exercise of the Legacy SPAC Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Company Common Shares purchasable upon the exercise of the Legacy SPAC Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Company Common Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Company Common Shares (other than those described above or that solely affects the par value of such Company Common Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding Company Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Legacy SPAC Warrants will thereafter have certain rights with respect to purchasing and receiving the Company Common Shares. Upon the basis and upon the terms and conditions specified in the Legacy SPAC Warrants and in lieu of the Company Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, such holders will have the right to purchase and receive the kind and amount of Company Common Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Legacy SPAC Warrants would have received if such holder had exercised their Legacy SPAC Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Legacy SPAC Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election.

If a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Company Common Shares, then the holder of a Legacy SPAC Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Legacy SPAC Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Company Common Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of Company Common Shares in such a transaction is payable in the form of Company Common Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Legacy SPAC Warrant properly exercises the Legacy SPAC Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Legacy SPAC Warrant.

The Legacy SPAC Warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Legacy SPAC Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Legacy SPAC Warrants and the Warrant Agreement set forth in this prospectus, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Legacy SPAC Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Legacy SPAC Warrants is required to make any change that adversely affects the interests of the registered holders.

The Legacy SPAC Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of Legacy SPAC Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Company Common Shares and any voting rights until they exercise their Legacy SPAC Warrants and receive Company Common Shares. After the issuance of Company Common Shares upon exercise of the Legacy SPAC Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Legacy SPAC Warrants. If, upon exercise of the Legacy SPAC Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of Company Common Shares to be issued to the warrant holder.

The Company will agree that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants will not be transferable, assignable or salable (except to affiliates of the Sponsor) and they will not be redeemable by the Company so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees (except as set forth under “— Legacy SPAC Warrants — Legacy SPAC Warrants to be Issued in Exchange for Public Warrants — Redemption of Warrants when the price per Company Common Share equals or exceeds US$9.71”). The Sponsor or its permitted affiliated transferees have the option to exercise the Private Placement Warrants on a cashless basis.

Except as described above under “— Legacy SPAC Warrants — Public Warrants — Redemption of Warrants when the price per Company Common Share equals or exceeds US$9.71,” if holders of these Legacy SPAC Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of Company Common Shares equal to the quotient obtained by dividing (x) the product of the number of Company Common Shares underlying the Legacy SPAC Warrants, multiplied by the excess of the “fair market value” of the Company Common Shares (defined below) over the exercise price of the Legacy SPAC Warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Company Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.

Lender Warrants

As discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financing Transactions”, the Company has issued warrants to IQ and Desjardins in connection with entry into the IQ Loan Agreement and the Desjardins Credit Facility, respectively.

In conjunction with the IQ Loan Agreement, LeddarTech issued 13,890 warrants in FY2021 to IQ with an exercise price of $138.68, based on the total amount then drawn on the IQ Loan Agreement as at September 30, 2021, which warrants were assumed by the Company and are exercisable for 13,890 Company Common Shares at $138.68 per share, subject to adjustment. The warrants may be exercised, in whole or in part, for a period of five years following the issue of the warrants.

In conjunction with the sixth amending agreement to the Desjardins Credit Facility dated as of October 31, 2023, which amendment, among other things, reduced the minimum cash maintenance required and interest rate, LeddarTech agreed to issue to Desjardins warrants to purchase Company Common Shares at $0.01 per share prior to completion of the Business Combination, which warrants were assumed by the Company and were exercisable for 250,000 Common Shares at $0.01 per share. The warrants were exercised on May 16, 2024, and the Common Shares were issued on May 28, 2024, which Common Shares are subject to a lock-up with one third being released four months after December 21, 2023, another third being released August 21, 2024 and the final third being released December 21, 2024.

Legacy Director Warrants

In recognition of the efforts and contributions of certain former directors of LeddarTech in connection with the development of LeddarTech and consummation of the Business Combination, the Company Board of Directors approved grants of warrants to such individuals to purchase up to an aggregate of 449,013 Company Common Shares, subject to shareholder approval. At the April 30, 2024 annual general and special meeting of shareholders of the Company, the shareholders approved grants of the Legacy Director Warrants, which warrants were issued to the applicable individuals thereafter.

The Legacy Director Warrants have a per share exercise price of $0.01 per warrant share, subject to customary anti-dilution adjustments made in accordance with the provisions of the respective warrant certificate. No adjustment in the exercise price will be made unless such adjustment would result in a change of at least 2.5% in the exercise price and no adjustment will be made in the number of Company Common Shares purchasable upon exercise of a warrant unless it would result in a change of at least one one-hundredth of a Company Common Share. Any adjustments which would otherwise have been made will be carried forward and taken into account in any subsequent adjustment. The Legacy Director Warrants will expire five years from the date of issuance and may be exercised in whole or in part at the exercise price on or prior to such expiration time. Of the individuals who received Legacy Director Warrants, two are current Company Directors (Charles Boulanger and Yann Delabrière).

Dissent Rights

Under the CBCA, shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the corporation resolves to: (i) amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (ii) amend its articles to add, remove or change any restrictions on the business it is permitted to carry on; (iii) amalgamate with another corporation, subject to certain exceptions; (iv) be continued under the laws of another jurisdiction; or (v) sell, lease or exchange all or substantially all of its property. In addition, holders of a class or series of shares of a CBCA corporation are, in certain circumstances and, in the case of items (a), (b) and (e) below, unless the articles of the corporation provide otherwise, entitled to exercise dissent rights and be paid the fair value of their shares if the corporation resolves to amend its articles to (a) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to shares of such class; (b) effect an exchange, reclassification or cancellation of the shares of such class; (c) add to, remove or change the rights, privileges, restrictions or conditions attached to the shares of such class; (d) increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of such class; (e) create a new class of shares equal or superior to the shares of such class, except in certain circumstances; (f) make a class of shares having rights or privileges inferior to the shares of such class equal or superior to the shares of such class; (g) effect an exchange or create a right of exchange of the shares of another class into the shares of such class; or (h) constrain the issue, transfer or ownership of the shares of such class or change or remove such constraint.

Securities Act Restrictions on Resale

Rule 144

Subject to the further restrictions described below under “Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies,” pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Company Common Shares or Legacy SPAC Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Company Common Shares or Legacy SPAC Warrants for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of Company Common Shares then outstanding; or

•        the average weekly reported trading volume of the Company during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

•        Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although the Company will be a new registrant, Company Common Shares and Legacy SPAC Warrants may not be eligible for sale pursuant to Rule 144 without registration until one year has elapsed from the time that the Company files current Form 10 type information with the SEC as described above.

Once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Listing

Our Common Shares and Public Warrants are listed on Nasdaq under the symbols “LDTC” and “LDTCW,” respectively. Holders of our Common Shares and Public Warrants should obtain current market quotations for their securities. There can be no assurance that our Common Shares and/or Public Warrants will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our Common Shares and/or Public Warrants could be delisted from Nasdaq. A delisting of our Common Shares will affect the liquidity of our Common Shares and could inhibit or restrict our ability to raise additional financing.

Transfer Agent

A register of holders of our shares is maintained by Continental Stock Transfer and Trust Company in Canada, who serves as registrar and transfer agent for our equity securities.

Description of Company Organizational Documents

Annual Meetings

Under the CBCA, the Company must hold its first annual meeting of shareholders within 18 months after the date on which it was incorporated, and after that must hold an annual meeting not later than 15 months after the last annual meeting at such time and place in or outside the Province of Québec as may be determined by the directors of the Company or, in the absence of such a determination, at the place where the registered office of the Company is located.

Board and Shareholder Ability to Call Shareholder Meetings

The by-laws of the Company provide that meetings of the shareholders may be called by the board of directors at any time. In addition, under the CBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition that the directors call a meeting of shareholders for the purposes stated in the requisition. Upon receiving a requisition to call a meeting of shareholders, the directors must, within 21 days after receiving the requisition, call a meeting of shareholders to transact the business stated in the requisition unless a record date has been fixed for a meeting of shareholders and notice of the meeting has been given in accordance with the CBCA; the directors of the Company have called a meeting of shareholder and have given notice of the meeting in accordance with the CBCA; or the business of the meeting as stated in the requisition includes certain matters, including, but not limited to, a proposal the primary purpose of which is to enforce a personal claim or redress a personal grievance against the corporation or its directors, officers or security holders. If the directors do not call such a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting. The corporation must reimburse the requisitioning shareholders for the expenses reasonably incurred by them in requisitioning, calling and holding the meeting unless the shareholders have not acted in good faith and in the interest of the shareholders of the corporation generally.

Shareholder Meeting Quorum

The by-laws of the Company provide that a quorum of shareholders is present at a meeting of shareholders if the holders of not less than 33 1/3% of the shares entitled to vote at the meeting are present in person or represented by proxy, irrespective of the number of persons actually present at the meeting.

Voting Rights

Under the CBCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the CBCA, the Company Articles or by-laws, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. The by-laws of the Company provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a ballot on the question is required or demanded. Votes by a show of hands or functional equivalent result in each person having one vote regardless of the number of shares such person is entitled to vote. If voting is conducted by ballot, each person is entitled to one vote for each share such person is entitled to vote.

There are no limitations on the right of non-resident or foreign owners to hold or vote Company securities imposed by Canadian law or by the charter or other constituent document of the Company.

Shareholder Action by Written Consent

Under the CBCA, shareholder action without a meeting may be taken by a resolution signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at a meeting of shareholders. A written resolution of shareholders is as valid as if it had been passed at a meeting of those shareholders. A written resolution of shareholders dealing with all matters required by the CBCA to be dealt with at a meeting of shareholders, and signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at that meeting, satisfies all the requirements of the CBCA relating to that meeting of shareholders.

Access to Books and Records and Dissemination of Information

The Company must keep at its registered office, or at such other place as the CBCA may permit, the documents, copies, registers, minutes and other records which Company is required by the CBCA to keep at such places. The Company must prepare and maintain, among other specified documents, adequate accounting records. Under the CBCA, any director, shareholder or creditor of the Company may, free of charge, examine certain of the Company’s records during the usual business hours of the Company.

Election and Appointment of Directors

The articles do not provide for the board of directors to be divided into classes.

At any general meeting of the Company’s shareholders at which directors are to be elected, a separate vote of shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the CBCA, any casual vacancy occurring on the Company’s board of directors may be filled by a quorum of the remaining directors, subject to certain exceptions. If the Company does not have a quorum of directors, or if there has been a failure to elect the number of directors required by the Company Articles or the CBCA, the directors then in office must forthwith call a special meeting of shareholders to fill the vacancy and, if the directors fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder of the Company. Pursuant to the CBCA, where empowered by a special resolution, the Company directors may, between meetings of shareholders, appoint one or more additional directors, but the number of additional directors may not exceed one third times the number of directors required to have been elected at the last annual meeting of shareholders.

At least 25% of the Company’s directors must be resident Canadians. The minimum number of directors the Company may have is one and the maximum number of directors the Company may have is eleven, as set out in the Company Articles. The CBCA provides that any amendment to the Company Articles to increase or decrease the minimum or maximum number of the Company’s directors requires the approval of the Company’s shareholders by a special resolution.

Removal of Directors

Pursuant to the CBCA, the shareholders of the Company may remove any director before the expiration of his or her term of office by ordinary resolution at an annual or special meeting of shareholders, provided that, where the holders of any class or series of shares of the Company have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. In that event, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy.

Proceedings of Board of Directors

At all meetings of the board, every question will be decided by a majority of the votes cast and, in the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

Requirements for Advance Notification of Shareholder Nominations

Pursuant to the by-laws and subject only to the CBCA, the articles of the Company and applicable securities laws, shareholders of record entitled to vote will nominate persons for election to the Company’s board of directors only by providing proper notice to the Company’s corporate secretary. In the case of annual meetings, proper notice must be given not less than 30 days prior to the date of the annual meeting. However, in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) that is the earlier of (i) the date that a notice of meeting is filed for such meeting, and (ii) the date on which the first public announcement of the meeting was made, the notice must be given on the 10th day following the Notice Date. In the case of a special meeting called for the purpose of electing directors and which is not also an annual meeting of shareholders, the notice must be given not later than the close of business on the 15th day following the date that is the earlier of (i) the date that a notice of meeting is filed for such meeting, and (ii) the date on which the first public announcement of the special meeting was made. Such notice must include, among other information, certain information with respect to each shareholder nominating persons for elections to the Board, disclosure about any proxy, contract, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote shares of the Company and any other information the Company may reasonably require to determine the eligibility of the nominee to serve as a director of the Company.

Approval of Amalgamations, Mergers and Other Corporate Transactions

Under the CBCA, certain corporate actions, such as: (i) amalgamations (other than with certain affiliated corporations); (ii) continuances; (iii) sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business; (iv) reductions of stated capital for any purpose, including in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests); and (v) other actions such as liquidations, or arrangements, must be approved by a special resolution of the Company’s shareholders.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Limitations on Director Liability and Indemnification of Directors and Officers

Under the CBCA, no provision in a contract, the articles, the by-laws or a resolution relieves a director or officer from the duty to act in accordance with the CBCA and its related regulations or relieves him or her from liability for a breach of the CBCA or its regulations.

A director is not liable under the CBCA for certain acts if the director exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance, in good faith, on (i) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial position of the corporation; or (ii) a report of a person whose profession lends credibility to a statement made by that professional person.

Under the CBCA, the Company may indemnify its current or former directors or officers or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Company or another entity.

The CBCA also provides that the Company may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

The CBCA permits indemnification only if such individual (i) acted honestly and in good faith with a view to the Company’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Under the by-laws, the Company indemnifies to the fullest extent permitted by the CBCA (i) any director or officer of the Company; (ii) any former director or officer of the Company; (iii) any individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity; and (iv) their respective heirs and legal representatives.

Derivative Suits and Oppression Remedy

Under the CBCA, a complainant (being a current or former director, officer or security holder of a corporation, which includes a beneficial shareholder, and any other person that a court considers to be a proper person to make such an application) of the Company may apply to the Superior Court of Québec for leave to bring an action in the name and on behalf of the Company or any of its subsidiaries, or to intervene in an existing action to which the Company or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the Company or any of its subsidiaries.

No such action may be brought and no intervention in any action may be made unless the complainant has given the requisite notice of the application for leave to the directors of the Company or its subsidiary of the complainant’s intention to apply to the court and the court is satisfied that (i) the directors of the Company or its subsidiaries will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the best interests of the Company or its subsidiaries for the action to be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit.

Under the CBCA, a complainant may apply to the Superior Court of Québec for any interim or final order the court thinks fit, including, but not limited to, an order restraining the conduct complained of, where the court is satisfied that, in respect of the Company or any of its affiliates, any act or omission of the Company or any of its affiliates effects or threatens to effect a result, the business or affairs of the Company or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner, or the powers of the directors of the Company or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the Company.

Exclusive Forum

The by-laws provide that, unless the Company consents in writing to the selection of an alternative forum and except as set out below, the Superior Court of Québec, Canada and the appellate courts therefrom will, to the fullest extent permitted by law be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action or proceeding asserting breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company, any action or proceeding asserting a claim arising pursuant to any provision of the CBCA or the articles or by-laws, or any action or proceeding asserting a claim related to the relationships among the Company, its affiliates and their respective shareholders, directors or officers (other than the business carried on by the Company or its affiliates). The by-laws provide that, notwithstanding the foregoing, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will have exclusive jurisdiction for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. The exclusive forum provision in the Company’s by-laws does not apply to actions arising under the Securities Act or the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder.

Amendment of the Articles, By-laws and Alteration of Share Capital

Under the CBCA, the Company may amend the Company Articles by special resolution. For purposes of the CBCA, a special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution. A special resolution is generally required to approve corporate matters that may materially affect the rights of shareholders or are of a transformative nature for the corporation, including, but not limited to, changes to the corporation’s authorized capital structure, changes to the rights, privileges, restrictions and conditions in respect of any of the corporation’s shares, a change in the corporation’s name, the winding-up, dissolution or liquidation of the corporation, and a plan of arrangement with shareholders.

Under the CBCA, the Company Board may, by resolution, make, amend or repeal any by-laws that regulate the business of affairs of the Company. Where the directors make, amend or repeal any by-law, they must submit the by-law, amendment or repeal to the Company’s shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal. Where a by-law is made, amended or repealed by the directors, the by-law, amendment or repeal is effective from the date of the resolution of the directors until it is confirmed, amended or rejected by shareholders (or, if the directors fail to submit the by-law, amendment or repeal to shareholders, until the date of the shareholders meeting at which it should have been submitted).

Certain Relationships and Related Person Transactions

Certain Related Person Transactions Related to the Business Combination

On December 21, 2023, the Company, Prospector and LeddarTech, consummated the Business Combination pursuant to the terms of the BCA, pursuant to which, among other things, (i) Prospector Canada and AmalCo amalgamated, and, in connection therewith, the outstanding Class A common shares and warrants to purchase Class A common shares of Prospector Canada converted into an equivalent number of Common Shares and Legacy SPAC Warrants to purchase an equivalent number of Common Shares, respectively, (ii) the preferred shares of LeddarTech converted into common shares of LeddarTech and, on the terms and subject to the conditions set forth in the Plan of Arrangement, AmalCo acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of AmalCo having an aggregate equity value of US$200 million (at a negotiated value of US$10.00 per share) plus an amount equal to the aggregate exercise price of LeddarTech’s outstanding “in the money” options immediately prior to the Prospector Amalgamation plus additional AmalCo “earnout” shares (with the terms set forth in the BCA); (iii) LeddarTech and AmalCo amalgamated; and (iv) in connection with the foregoing, the securities of AmalCo converted into an equivalent number of corresponding securities in the Company, each of LeddarTech’s equity awards that was not canceled pursuant to the BCA and the Plan of Arrangement was exchanged for an equity award with respect to shares of the Company, LeddarTech’s equity plans were terminated (other than the Incentive Plan) and the options to purchase LeddarTech’s class M shares became options to purchase Common Shares.

Registration Rights Agreement

At the closing of the Business Combination, the Company, the Sponsor and the PIPE Investors entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Company agreed to undertake certain shelf registration obligations in accordance with the Securities Act, and certain subsequent related transactions and obligations, including, among other things, undertaking certain registration obligations, and the preparation and filing of required documents. The Registration Rights Agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company bears the expenses incurred in connection with the filing of any such registration statements.

With respect to the PIPE Investors, the Registration Rights Agreement provides that the Company Common Shares (other than any shares issuable upon conversion of any securities obtained through the PIPE Financing) will be subject to a lock-up for a period of six months following the Closing.

With respect to the holders other than the PIPE Investors, the Company Common Shares will be subject to a lock-up for a period of four years following the Closing. Company Common Shares held by certain investors are subject to such lock-up through the delivery by the investors of letters of transmittal.

With respect to the Sponsor, the Company Common Shares issued upon conversion of the Prospector Class B ordinary shares (par value US$0.0001 par value) held by the Sponsor are subject to certain transfer restrictions until six months following the Closing.

Investor Rights Agreement

Upon the Closing, the Company and IQ entered into an investor rights agreement (the “Investor Rights Agreement”), pursuant to which, among other things, IQ was granted certain rights with respect to the nomination of board members of the Company. IQ is a participant in the PIPE Financing and invested US$15.0 million in the PIPE Financing. The Investor Rights Agreement provides that so long as IQ holds more than 60% of the equity interests in the Company that it owns at closing of the PIPE Financing, IQ shall have the right to designate one individual for nomination for election of the Company Board subject to certain restrictions; provided, however, that IQ shall nonetheless maintain its nomination right in respect of the next shareholders meeting relating to the election of directors of the Company that is called after the date upon which IQ’s equity interest falls below the foregoing threshold.

Certain Financing Transactions

The Company is party to a loan agreement with IQ, a greater than 5% beneficial holder of the Company. See “Financing Transactions — IQ Credit Facilities.”

The Company is party to a credit facility with Desjardins, whose affiliates are collectively a greater than 5% beneficial holder of the Company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financing Transactions — Desjardins Credit Facility.”

The Company is party to a financing offer letter with Desjardins, FS, and IQ, each of which together with its affiliates is collectively a greater than 5% beneficial holder of the Company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Liquidity and Capital Management — Need for Additional Capital — Bridge Financing.”

Certain Relationships and Related Person Transactions prior to the Business Combination

Subscription Agreement

On June 12, 2023, concurrently with the execution of the BCA, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of at least US$43.0 million (the “PIPE Financing”). PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.8% of the 20 million LeddarTech common shares outstanding immediately prior to the Closing. The PIPE Convertible Notes are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share. The PIPE Financing closed on the Closing Date after the Business Combination.

Each PIPE Investor participating in Tranche A received (a) a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche A investment and convertible into Class D-1 Preferred Shares or into common shares after the closing of the Business Combination, with the Company as LeddarTech’s successor, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share at any time prior to the date that is 14 calendar days after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche A transaction have been met, representing 2.75 Class D-1 Preferred Shares for each US$100.00 of the Tranche A investment paid by such PIPE Investor under the Subscription Agreement. Altogether, such PIPE Investors received warrants to acquire 605,003 Class D-1 Preferred Shares of LeddarTech, which entitled the PIPE Investors to receive 8,176,940 Common Shares upon the closing of the Business Combination.

The issuance of Tranche B Notes was contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreement provides that each PIPE Investor participating in Tranche B will receive a secured convertible note issued by NewCo in a principal amount equal to such PIPE Investor’s Tranche B investment and convertible into Common Shares, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement. On October 30, 2023, LeddarTech entered into an amendment to the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to concurrently purchase approximately US$4.1 million aggregate principal amount of Tranche B-1 Notes, with approximately US$17.9 million aggregate principal amount of Tranche B-2 Notes purchased upon consummation of the Business Combination. The amendment to the Subscription Agreement provided that each PIPE Investor participating in Tranche B-1 receive a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche B-1 investment and convertible into Class D-1 Preferred Shares before the Closing or into Common Shares after the Closing, with the Company as LeddarTech’s successor, as provided in the amendment, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share on or prior to the first business day after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche B-1 transaction have been met, representing 0.6 Class D-1 Preferred Shares for each US$100.00 of the Tranche B-1 investment paid by such PIPE Investor under the amendment.

Altogether, the PIPE Warrants entitled the PIPE Investors to receive approximately 8,493,570 Common Shares in connection with the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.5% of the 20 million common shares outstanding immediately prior to the Closing, which entitled the PIPE Investors to receive approximately 42.5% of each class of the Company Earnout Non-Voting Special Shares being distributed to existing shareholders of LeddarTech.

The convertible notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the convertible notes and are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share.

All the convertible notes issued in relation with the PIPE Financing are guaranteed by VayaVision and NewCo and the payment obligations of VayaVision thereunder are limited to amounts that VayaVision may distribute as dividends to its shareholders under Israeli Companies Law. VayaVision also granted to TSX Trust Company, as agent and hypothecary representative for the PIPE Investors pursuant to a collateral agency agreement dated as of June 12, 2023 (the “Hypothecary Representative”), a second ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. The Company granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future, ranking after the security of Desjardins. The Company also granted to the Hypothecary Representative a second ranking fixed charge and pledge over all of its shares in VayaVision. The Company granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future, ranking after the security of Desjardins. The Hypothecary Representative is also a secondary beneficiary under the Israeli Escrow Agreement and the Canadian Escrow Agreement.

Certain Prospector Relationships and Related Person Transactions prior to the Business Combination

Prospector Ownership Interests in LeddarTech

Messrs. Aberle and Stone currently serve on the board of directors of the Company and previously served on the board of directors of LeddarTech. Messrs. Aberle and Stone also are managers of the Sponsor, which beneficially holds approximately 38.7% of the Company, and Mr. Stone is a manager of FS Investors, which beneficially holds approximately 59.4%. of the Company.

Series D Financing

In November of 2021, LeddarTech decided to pursue a private Series D financing that was ultimately led by FS Investors, an affiliate of the Sponsor and of which Nick Stone, Prospector’s Chief Financial Officer and director, is a manager. FS Investors invested an aggregate of US$22,199,963.52 in the Series D financing. Of this amount, Mr. Stone, Steve Altman, a director of Prospector, and Jon Levy, a director of Prospector, invested US$750,000, US$4,000,000 and US$250,000, respectively, in the Series D financing through an investment vehicle created by FS Investors. Mr. Levy’s investment in the Series D financing is through a group that invested US$2,075,000 in the aggregate. Messrs. Stone, Altman and Levy are indirect limited partners of FS Investors. Derek Aberle, Prospector’s Chief Executive Officer and director, also participated in the investment round and invested US$499,941.67 in his individual capacity. Such Series D financing transaction closed in November 2021 and both Messrs. Aberle and Stone subsequently joined LeddarTech’s board of directors in November 2021.

PIPE Financing

Prior to the execution of the BCA, LeddarTech entered into the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase convertible notes of the Company in an aggregate principal amount of approximately US$44.0 million, payable in two tranches. The issuance of the first tranche of the PIPE Financing in the aggregate principal amount of approximately US$22.0 million occurred upon execution of the BCA. FS Investors, an affiliate of the Sponsor, was a participant in the PIPE Financing and invested US$9,200,000 in the PIPE Financing. Mr. Stone is an indirect limited partner of FS Investors and invested US$222,183 through FS Investors. The Sponsor was a participant in the PIPE Financing invested US$7,825,000 in the PIPE Financing. Mr. Stone is a direct or indirect member of the Sponsor, and invested US$574,171 through the Sponsor. Mr. Aberle is also a member of the Sponsor and invested US$210,000 in his individual capacity in the PIPE Financing.

Other Related Person Transactions

Indemnification Agreements

Following the closing of the Business Combination, the Company entered into indemnification agreements with each of the directors and executive officers of the Company to provide contractual indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Company or, at the Company’s request, service to other entities, as officers or directors to the fullest extent permitted by applicable law.

Pursuant to the indemnification agreements, the Company also maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (ii) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in the Articles of Arrangement and By-laws of the Company, or otherwise as a matter of law.

Employment Agreements

In accordance with the BCA, upon the consummation of the Business Combination, we entered into employment agreements with certain of our executive officers. See the section titled “Executive and Director Compensation — Employment Arrangements, Termination and Change in Control Benefits.”

Principal Securityholders

The following table sets forth information regarding beneficial ownership of the Company’s Common Shares based on 29,453,676 Common Shares issued and outstanding as of August 15, 2024, with respect to beneficial ownership of our shares by:

•        each person known by us to be the beneficial owner of more than 5% of our issued and outstanding Common Shares;

•        each of our executive officers and directors; and

•        all our executive officers and directors as a group.

In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over Common Shares they own or have the right to acquire within 60 days, as well as Common Shares for which they have the right to vote or dispose of such Common Shares. In accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, Common Shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of Common Shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons.

Except as indicated by the footnotes below, we believe that the persons named below have sole voting and dispositive power with respect to all Common Shares that they beneficially own. The Common Shares owned by the persons named below have the same voting rights as the Common Shares owned by other holders. We believe that, as of August 15, 2024, approximately 28% of our Common Shares are owned by record holders in the United States of America.

Unless otherwise indicated, the business address of each beneficial owner listed in the tables below (other than Messrs. Aberle and Stone) is c/o LeddarTech Holdings Inc., 4535, Boulevard Wilfrid-Hamel, Suite 240, Québec G1P 2J7, Canada.

Beneficial Owner	Number of Common Shares	Percentage of All Common Shares
Executive Officers, Directors and Director Nominees
Charles Boulanger(1)(2)	395,262	1.3%
Derek Aberle(1)	149,678	*
Nick Stone	10,740	*
Frantz Saintellemy(1)(2)	86,050	*
Michelle Sterling	10,740	*
Yann Delabrière(1)(2)(3)	33,255	*
Lizabeth Ardisana	8,055	*
Sylvie Veilleux	8,055	*
David Torralbo(1)	18,675	*
Christopher Stewart	—	*
All directors and executive officers as a group (10 individuals)	741,115	2.5%

Five Percent or More Holders and Certain Other Holders
Prospector Sponsor, LLC(4)	13,371,827	38.0%
FS LT Holdings LP(5)	6,133,325	20.2%
Investissement Québec(6)	5,878,728	18.98%
YA II PN, Ltd.(7)	3,175,087	9.8%
BDC Capital Inc.(8)	2,007,304	6.8%
FIL Limited(9)	2,551,871	8.5%
Entities associated with Desjardins Capital(10)	1,571,722	5.3%

____________

*        Indicates beneficial ownership of less than 1% of total outstanding Common Shares.

(1)      Holdings reported include Common Shares issuable upon conversion of convertible notes.

(2)      Holdings reported include (i) for Messrs. Boulanger, Saintellemy and Delabrière, shares underlying exercisable options August 9, 2024 and (ii) for Messrs. Boulanger and Delabrière, shares underlying Legacy Director Warrants.

(3)      Includes securities held by MM Consulting SAS over which Mr. Delabrière has voting and dispositive power.

(4)      Holdings reported include 782,500 shares issuable upon conversion of convertible notes (before giving effect to any PIK accrual) and 4,974,312 shares issuable upon exercise of exercisable warrants. Derek Aberle, Nick Stone, Steve Altman and Mike Stone are among the members of Prospector Sponsor, LLC and are its managers. Each manager has one vote, and the approval of a majority of the managers is required for approval of an action of the Sponsor. No individual manager exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he directly owns a pecuniary interest. Accordingly, none of the individuals will be deemed to have or share beneficial ownership of such securities. The business address of Prospector Sponsor LLC and its managers is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)      Holdings reported include 920,000 shares issuable upon conversion of convertible notes, before giving effect to any PIK accrual. The shares reported above are held in the name of FS LT Holdings LP, a Delaware limited partnership. FS Investment Management, L.P., a Delaware limited partnership, is the general partner of FS LT Holdings LP and exercises sole voting and dispositive control of the securities held by FS LT Holdings LP. Nick Stone Management II, LLC, a Texas limited liability company, is the general partner of FS Investment Management, L.P. Nick Stone is the manager of Nick Stone Management II, LLC. The business address of each of FS LT Holdings LP, FS Investment Management, L.P., Nick Stone Management II, LLC and Nick Stone is 1250 Prospect Street, Suite 200, La Jolla, CA 92037.

(6)      Holdings reported include 1,500,000 shares issuable upon conversion of convertible notes (before giving effect to any PIK accrual) and 13,890 shares issuable upon exercise of exercisable warrants. Investissement Québec (“IQ”) is a mandatary of the Government of the Province of Québec, Canada. Decisions to vote or dispose of LeddarTech’s securities are made (i) by the Government of Québec, through the adoption of a decree of the Cabinet or by the Minister of the Economy, Innovation and Energy, in both cases under recommendations of the personnel at the ministry and of IQ or (ii) with respect to securities acquired by IQ acting for its own account (and not as mandatary of the Government of Québec), by IQ’s Credit Committee (which is typically comprised of six (6) persons) upon recommendations of IQ’s personnel. Accordingly, no person individually can exercise voting or investment power over the shares held by IQ and none are deemed to have or share beneficial ownership of such securities. The business address for Investissement Quebec is 1001, boulevard Robert Bourassa, Suite 1000, Montréal, Québec H3B 0A7.

(7)      Based solely on a Schedule 13D filed with the SEC on April 18, 2024 by YA II PN, Ltd and other members of a group with respect to holdings as of April 15, 2024. As of such date, YA II PN, Ltd. disclosed it had direct ownership of 163,363 shares and deemed ownership of 3,011,724 additional shares which it reported it had the right to acquire within 60 days of the date of the Schedule 13D. YA II PN, Ltd. shares voting and dispositive over all such shares.

(8)      Holdings reported include 249,500 shares issuable upon conversion of convertible notes, before giving effect to any PIK accrual. BDC Capital Inc. is a wholly owned subsidiary of the Business Development Bank of Canada, which is a federal Crown corporation wholly owned by the government of Canada. BDC Capital Inc.’s investment decisions are ultimately made by its board of directors, which currently consists of 11 members. BDC Capital’s board of directors has delegated certain investment decision-making authority to subcommittees of the board and to certain members of its senior management, including the Executive Vice-President for BDC Capital Inc., currently Jérôme Nycz. As Executive Vice-President, Mr. Nycz holds authority to approve voting and disposition of the LeddarTech shares held by BDC Capital Inc. The business address of BDC Capital Inc. is 5 Place Ville Marie, Suite 100, Montréal, Québec H3B 2G2.

(9)      Holdings reported based on a Schedule 13G filed with the SEC on February 9, 2024 by FIL Limited, Pandanus Partners, L.P. and Pandanus Associates, Inc. (“Fidelity”) and include 500,000 shares issuable upon conversion of convertible notes (before giving effect to any PIK accrual). The filing also reported that Fidelity True North Fund had an interest in all shares reported as beneficially owned by the Fidelity reporting persons. The business address of Fil Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, HM19.

(10)    Reflects holdings beneficially owned by Capital régional et coopératif Desjardins (“CRCD”) and Desjardins-Innovatech S.E.C. (“Desjardins-Innovatech”) and include 179,500 shares issuable upon conversion of convertible notes held by CRCD and 179,500 shares issuable upon conversion of convertible notes held by Desjardins-Innovatech, in each case before giving effect to any PIK accrual. CRCD was constituted under and is governed by the Act constituting Capital régional et coopératif Desjardins, a law in the province of Québec, Canada. CRCD is a public joint stock investment company with more than 109,000 shareholders, none of whom hold more than 10% of the shares of CRCD or directly or indirectly exercise control over CRCD. CRCD generally has entrusted the management of its investments to Gestion Desjardins Capital Inc. (“Desjardins Capital Management”), as investment manager. Desjardins-Innovatech is a limited partnership constituted under the Civil Code of Quebec, managed by its general partner, Desjardins Capital Management, and having two limited partners: CRCD and the Fonds du développement économique. In its capacity as general partner of Desjardins-Innovatech, Desjardins Capital management’s decisions are ultimately made by its board of directors, which has delegated its investment decision-making authority to committees of the board and to certain members of its management. Accordingly, for both CRCD and Desjardins-Innovatech, no individual exercises voting or dispositive control over any of the securities, and none of the individuals is deemed to have or share beneficial ownership of such securities. The business address of each of CRCD and Desjardins-Innovatech is 2, Complexe Desjardins, Bureau 1717, Montréal, QC H5B 1B8.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

Material U.S. Federal Income Tax Considerations TO U.S. Holders

The following discussion is a summary of the material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined below) of Common Shares or Pre-Funded Warrants and Purchase Warrants, as a consequence of the ownership and disposition of Common Shares or Pre-Funded Warrants and Purchase Warrants. This discussion addresses only those U.S. Holders that will hold Common Shares, Pre-Funded Warrants and/or Purchase Warrants as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to any particular investor’s particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market tax accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        pension funds;

•        mutual funds;

•        regulated investment companies;

•        real estate investment trusts;

•        persons that acquired Common Shares, Pre-Funded Warrants or Purchase Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        “specified foreign corporations” (including controlled foreign corporations), passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•        tax-exempt organizations (including private foundations);

•        persons that hold Common Shares, Pre-Funded Warrants or Purchase Warrants as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” “wash sale” or other integrated or similar transaction for U.S. federal income tax purposes;

•        persons that have a functional currency other than the U.S. dollar;

•        U.S. expatriates or former long-term residents of the U.S.;

•        persons owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of the Common Shares or Pre-Funded Warrants;

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes, including S corporations) and any beneficial owners of such partnerships or other pass-through entities; and

•        persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds Common Shares, Pre-Funded Warrants or Purchase Warrants, the tax treatment of a partner or other member in such partnership or other pass-through entity will generally depend upon the status of the partner or other member, the activities of the partnership or other pass-through entity and certain determinations made at the partner or member level. If you are a partner or member of a partnership or other pass-through entity holding Common Shares, Pre-Funded Warrants or Purchase Warrants, you are urged to consult your tax advisor regarding the tax consequences to you of the ownership and disposition of Common Shares, Pre-Funded Warrants and/or Purchase Warrants by the partnership or other pass-through entity.

This discussion is based on the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. The Company has not sought, and does not intend to seek, any rulings from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF COMMON SHARES, PRE-FUNDED WARRANTS AND PURCHASE WARRANTS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF COMMON SHARES, PRE-FUNDED WARRANTS AND PURCHASE WARRANTS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Common Shares, Pre-Funded Warrants or Purchase Warrants, as the case may be, that is:

•        an individual who is a U.S. citizen or resident of the United States;

•        a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Allocation of Purchase Price and Characterization of a Unit

No statutory, administrative or judicial authority directly addresses the treatment of a Unit or any instrument similar to a Unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. For purposes of this discussion, because any Unit consisting of one Common Share or one Pre-Funded Warrant, as applicable, and one Purchase Warrant, immediately separates upon issuance, the Company is treating any one Common Share or one Pre-Funded Warrant, as applicable, and one Purchase Warrant held by a U.S. Holder in the form of a Unit as separate instruments and is assuming that the Unit itself will not be treated as an integrated instrument. Accordingly, the separation of a Unit should not be a taxable event for U.S. federal income tax purposes. For U.S. federal income tax purposes, each U.S. Holder of a Unit must allocate the purchase price paid by such holder for such Unit between the one Common Share or one Pre-Funded Warrant, as applicable, and one Purchase Warrant based on the relative fair market value of each at the time of issuance. Under U.S. federal income tax law, each U.S. Holder must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, each U.S. Holder is strongly urged to consult his or her tax advisor regarding the determination of value for these purposes. The price allocated to the one Common Share or one Pre-Funded Warrant, as applicable, and one Purchase Warrant should be the U.S. Holder’s initial tax basis in such Common Share or one Pre-Funded Warrant, as applicable, or Purchase Warrant. The foregoing treatment of the Units, Common Shares or Pre-Funded Warrants, as

applicable, and Purchase Warrants and a U.S. Holder’s purchase price allocation are not free from doubt and are not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each U.S. Holder is urged to consult its tax advisors regarding the tax consequences with respect to their Units. The balance of this discussion assumes that the characterization of the Units described above is respected for U.S. federal income tax purposes.

Income Tax Treatment of Pre-Funded Warrants

Although not entirely free from doubt, a Pre-Funded Warrant should be treated as a Common Share for U.S. federal income tax purposes and a holder of a Pre-Funded Warrant therefore should generally be taxed in the same manner as a holder of a Common Share, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the Common Share received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the Common Share received upon exercise, increased by the exercise price per share.

However, the position that a Pre-Funded Warrant should be treated as a Common Share is not binding on the IRS and the IRS may treat the Pre-Funded Warrants as warrants to acquire our Common Shares. You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Pre-Funded Warrants. The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and the discussion below, to the extent it pertains to Common Share, is generally intended also to pertain to Pre-Funded Warrants.

Tax Consequences of Ownership and Disposition of Common Shares and Purchase Warrants

Dividends and Other Distributions on Common Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on Common Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares and Purchase Warrants.” The Company does not expect that it will maintain calculations of earnings and profits under U.S. federal income tax principles for purposes of determining whether a distribution is a dividend for U.S. federal income tax purposes. Thus, it is expected that the full amount of any distributions will be reported as dividends for U.S. federal income tax purposes. The amount of any distribution will include any amounts withheld by the Company (or another applicable withholding agent), which would include amounts expected to be payable in respect of Canadian income taxes, if any. Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that the Company pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the common shares are readily tradable on an established securities market in the United States (which should include Nasdaq) or the Company is eligible for benefits of the Convention between the United States of America and Canada with Respect to Taxes on Income and on Capital, and the Company is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding taxable year and provided certain holding period requirements are met. The amount of any dividend distribution paid in Canadian dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, non-refundable Canadian income taxes withheld from dividends on the Common Shares at a rate not exceeding the rate provided by the applicable treaty with the United States will be eligible for credit against the U.S. treaty beneficiary’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any Canadian income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares and Purchase Warrants

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of Common Shares or Purchase Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Common Share or Purchase Warrant (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Share exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

If Common Shares or Purchase Warrants are sold, exchanged or otherwise disposed of in a taxable transaction for Canadian dollars, the amount realized generally will be the U.S. dollar value of the Canadian dollars received based on the spot rate in effect on the date of sale, exchange, or other taxable disposition. If a U.S. Holder is a cash method taxpayer and the Common Shares or Purchase Warrants are traded on an established securities market, Canadian dollars received will be translated into U.S. dollars at the spot rate on the settlement date of the taxable disposition. An accrual method taxpayer may elect the same treatment with respect to the taxable disposition of Common Shares traded on an established securities market, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Canadian dollars received on the taxable disposition of a Common Share or Purchase Warrant generally will have a tax basis equal to its U.S. dollar value as determined pursuant to the rules above. Any gain or loss recognized by a U.S. Holder on a sale, exchange or other taxable disposition of the Canadian dollars will be ordinary income or loss and generally will be U.S.-source gain or loss.

A U.S. Holder generally will not recognize gain or loss upon the acquisition of a Common Share on the exercise of a Purchase Warrant for cash. A U.S. Holder’s tax basis in a Common Share received upon exercise of the Purchase Warrant generally will equal the sum of the U.S. Holder’s tax basis in such Purchase Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Common Share received will commence on the date of exercise of the Purchase Warrant or the day following the date of exercise of the Purchase Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Purchase Warrant. If a Purchase Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Purchase Warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in Common Shares received generally should equal the U.S. Holder’s tax basis in the Purchase Warrants exercised therefor. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Shares received would be treated as commencing on the date of exercise of the Purchase Warrants or the day following the date of exercise of the Purchase Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Purchase Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Common Shares received would include the holding period of the Purchase Warrants.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Purchase Warrants equal to the number of Common Shares having a value equal to the exercise price for the total number of Purchase Warrants to be exercised. In such case, subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss with respect to the Purchase Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Common Shares that would have been received in a regular exercise of the Purchase Warrants deemed surrendered and the U.S. Holder’s tax basis in the Purchase Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Common Shares received would equal the sum of the U.S. Holder’s tax basis in the Purchase Warrants deemed exercised and the aggregate exercise price of such Purchase Warrants. In either case, it is unclear whether a U.S. Holder’s holding period for the Common Shares would commence on the date of exercise of the Purchase Warrants or the day following the date of exercise of the Purchase Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Purchase Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to Common Shares received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if the Company purchases Purchase Warrants in an open market transaction, such purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Shares and Purchase Warrants.”

Possible Constructive Distributions

The terms of each Purchase Warrant provide for an adjustment to the number of Common Shares for which the Purchase Warrant may be exercised or to the exercise price of the Purchase Warrant in certain events, as described in the section of this proxy statement/prospectus entitled “Description of Company’s Securities — Purchase Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of Purchase Warrants would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases such U.S. Holders’ proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of Common Shares that would be obtained upon exercise or through a decrease in the exercise price of the Purchase Warrants), which adjustment may be made as a result of a distribution of cash or other property to the holders of Common Shares. Such constructive distribution to a U.S. Holder of Purchase Warrants would be treated as if such U.S. Holder had received a cash distribution from the Company generally equal to the fair market value of such increased interest (taxed as described above under “— Dividends and Other Distributions on Common Shares”).

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of Common Shares and Purchase Warrants could be materially different from that described above if the Company is treated as a PFIC for U.S. federal income tax purposes. If the Company is a PFIC for any taxable year, U.S. Holders of Common Shares and Purchase Warrants may be subject to adverse U.S. federal income tax consequences with respect to dispositions of, and distributions with respect to, public shares and warrants and may be subject to additional reporting requirements.

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

No assurance can be given as to whether or not the Company will be treated as a PFIC for its current taxable year. In addition, no assurance can be given as to whether or not the Company will be a PFIC in future taxable years. The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually after the close of the taxable year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. There can be no assurance that the Company will or will not be determined to be a PFIC for the current taxable year or any future taxable year, and no opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or will be requested. U.S. Holders should consult their own U.S. tax advisors regarding our PFIC status.

It is not entirely clear how various aspects of the PFIC rules apply to the Purchase Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in Treasury Regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final Treasury regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed Treasury Regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). Each U.S. Holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to an investment in the Purchase Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to the Purchase Warrants.

Although PFIC status is generally determined annually, if the Company is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Common Shares or Purchase Warrants and the U.S. Holder did not make either a qualifying electing fund (“QEF”) election or a mark-to-market election (collectively, the “PFIC Elections”) for the first taxable year of the Company in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such shares or warrants, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Common Shares and Purchase Warrants (which may include gain realized by reason of transfers of such shares or warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Common Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for such shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).

Under these excess distribution rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Common Shares and Purchase Warrants;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in which the Company a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In general, if the Company is determined to be a PFIC, a U.S. Holder may be able to avoid the excess distribution rules described above with respect to Common Shares (but, under current law, not the Purchase Warrants) by making (or having made) a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of the Company’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which the Company’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

If a U.S. Holder makes a QEF election with respect to its Common Shares in a year after the Company’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Common Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s Common Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such Common Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Common Shares.

Under current law, a U.S. Holder may not make a QEF election with respect to its Purchase Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and the Company were a PFIC at any time during the U.S. Holder’s holding period of such warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such warrants properly makes and maintains a QEF election with respect to the newly acquired Common Shares (or has previously made a QEF election with respect to Common Shares), the QEF election will apply to the newly acquired Common Shares. Notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Common Shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Purchase Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from the Company. The Company has not determined whether it will provide U.S. Holders with this information to make or maintain a QEF election if it determines it is a PFIC. In addition, there is no assurance that the Company will have timely knowledge of its status as a PFIC in the future or of such information in order for U.S. Holders to make or maintain a QEF election.

If a U.S. Holder has made a QEF election with respect to the Common Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for the Company’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of Common Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if the Company is a PFIC for any taxable year, a U.S. Holder of Common Shares that has made a QEF election will be currently taxed on its pro rata share of the Company’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if the Company is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to Common Shares for such a taxable year. As noted above, however, the Company has not determined whether it will provide U.S. Holders with information to make and maintain a QEF election if the Company determines it is a PFIC.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Common Shares and for which the Company is determined to be a

PFIC, such U.S. Holder generally will not be subject to the excess distribution rules described above with respect to its Common Shares. Instead, in general, the U.S. Holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of its Common Shares at the end of its taxable year over its adjusted basis in its Common Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Common Shares over the fair market value of its Common Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Common Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Common Shares will be treated as ordinary income. Under current law, a mark-to-market election may not be made with respect to warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the Common Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to Common Shares under their particular circumstances.

If the Company is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if the Company receives a distribution from, or dispose of all or part of the Company’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. The Company has not determined whether it will cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. Moreover, there can be no assurance that the Company will have timely knowledge of the status of any such lower-tier PFIC. In addition, the Company may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance that the Company will be able to cause the lower-tier PFIC to provide such information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and PFIC Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Common Shares and Purchase Warrants should consult their own tax advisors concerning the application of the PFIC rules to Common Shares and Purchase Warrants under their particular circumstances.

Additional Reporting Requirements

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to the Company. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include Common Shares and Purchase Warrants if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in Common Shares and Purchase Warrants.

Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. You should consult your tax advisor to determine the tax return obligations, if any, with respect to Common Shares and the receipt of Canadian dollars in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

Dividend payments with respect to Common Shares and proceeds from the sale, exchange or redemption of Common Shares or Purchase Warrants may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder in force as of the date hereof (the “Tax Act”), generally applicable, as of the date hereof, to an investor who acquires as beneficial owner the Units, Common Shares or Purchase Warrants or Pre-Funded Warrants pursuant to this prospectus, and who, at all relevant times, for the purposes of the Tax Act and any applicable tax treaty or convention (i) deals at arm’s length with the Company, and is not affiliated with the Company; (ii) is not and is not deemed to be a resident in Canada; and (iii) does not use or hold, and is not deemed to use or hold, the Common Shares, Purchase Warrants or Pre-Funded Warrants (referred to as the “Securities” in this section), in connection with, or in the course of carrying on, a business in Canada (a “Non-Canadian Holder”).

Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Canadian Holders should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and counsel’s understanding of the current administrative policies published in writing by the Canada Revenue Agency (“CRA”) prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative policies, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed in this summary.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder. Accordingly, Non-Canadian Holders should consult their own tax advisors with respect to their particular circumstances.

Currency

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares, Purchase Warrants and Pre-Funded Warrants must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars using the exchange rate quoted by the Bank of Canada on the date such amounts first arose, or such other rate of exchange as is acceptable to the CRA.

Adjusted Cost Base of Securities

When Common Shares, Purchase Warrants or Pre-Funded Warrants are acquired by a Non-Canadian Holder who already owns Common Shares, Purchase Warrants or Pre-Funded Warrants, the cost of newly acquired Common Shares, Purchase Warrants or Pre-Funded Warrants will generally be averaged with the adjusted cost base of all Common Shares, Purchase Warrants or Pre-Funded Warrants, respectively, held by the Non-Canadian Holder as capital property immediately prior to the acquisition for the purpose of determining the Non-Canadian Holder’s adjusted cost base of a Common Share, Purchase Warrant or a Pre-Funded Warrant, as the case may be, held by such Non-Canadian Holder.

Exercise of Warrants

No gain or loss will be realized by a Non-Canadian Holder of a Purchase Warrant or a Pre-Funded Warrant upon the exercise of a Purchase Warrant or a Pre-Funded Warrant to acquire a Common Share. When a Purchase Warrant or a Pre-Funded Warrant is exercised, the Non-Canadian Holder’s cost of the Common Share acquired pursuant to the exercise thereof will be equal to the adjusted cost base of the Purchase Warrant or Pre-Funded Warrant, as applicable, to such Non-Canadian Holder, plus the amount paid on the exercise of the Warrant. For the purpose of computing the adjusted cost base to a Non-Canadian Holder of each Common Share acquired on the exercise of a Purchase Warrant or a Pre-Funded Warrant, the cost of such Common Share must be averaged with the adjusted cost base to such Non-Canadian Holder of all other Common Shares (if any) held by the Non-Canadian Holder as capital property immediately prior to the exercise of the Purchase Warrant or Pre-Funded Warrant. A “cashless exercise” of a Purchase Warrant or a Pre-Funded Warrant pursuant to its terms likely results in a disposition of the Purchase Warrant or Pre-Funded Warrant, as applicable, which will be subject to the tax treatment described below under “— Disposition of Securities.” Non-Canadian Holders should consult their own tax advisors with respect to the tax consequences to them of a “cashless exercise” of Purchase Warrants or Pre-Funded Warrants.

Dividends

Dividends paid or credited, or deemed to be paid or credited, on Common Shares to a Non-Canadian Holder generally will be subject to Canadian withholding tax. Under the Tax Act, the rate of withholding tax is 25% of the gross amount of such dividends, which rate may be subject to reduction under the provisions of an applicable income tax treaty. A Non-Canadian Holder who is resident in the United States for the purposes of the Canada United States Tax Convention, fully entitled to the benefits of such convention and the beneficial owner of the dividends, will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends.

Disposition of Securities

A Non-Canadian Holder who disposes or is deemed to dispose of a Security in a taxation year will not be subject to tax in Canada, unless the Security is, or is deemed to be, “taxable Canadian property” to the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty between Canada and the country in which the Non-Canadian Holder is resident.

Provided the Common Shares are listed on a “designated stock exchange,” as defined in the Tax Act (which currently includes Nasdaq), at the time of disposition, a Security generally will not constitute taxable Canadian property of a Non-Canadian Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of (a) real or immovable property situated in Canada, (b) “Canadian resource property” (as defined in the Tax Act), (c) “timber resource property” (as defined in the Tax Act), or (d) an option in respect of, an interest in, or for civil law rights in, property described in any of (a) through (c), whether or not such property exists.

Notwithstanding the foregoing, a Common Share, Purchase Warrant or Pre-Funded Warrant may otherwise be deemed to be taxable Canadian property to a Non-Canadian Holder for purposes of the Tax Act in certain limited circumstances.

Non-Resident Holders who dispose of Securities that are taxable Canadian property should consult their own tax advisors with respect to the requirement to file a Canadian income tax return in respect of the disposition in their particular circumstances.

Plan of Distribution

We are offering up to 18,181,818 Units, based on a public offering price of US$0.55 per Unit, which represents the closing price of our Common Shares on Nasdaq on August 15, 2024, each consisting of one Common Share or Pre-Funded Warrant and one Purchase Warrant to purchase one Common Share each, for gross proceeds of up to US$10.0 million before deduction of Placement Agent fees and offering expenses, in a best-efforts offering. There is no minimum amount of proceeds that is a condition to closing of this offering. The actual amount of gross proceeds, if any, in this offering could vary substantially from the gross proceeds from the sale of the maximum amount of securities being offered in this prospectus.

Pursuant to the placement agency agreement, dated the date of the final prospectus (the “Placement Agency Agreement”), we have engaged Maxim Group LLC to act as our exclusive Placement Agent (the “Placement Agent”) to solicit offers to purchase the Securities offered by this prospectus. The Placement Agent is not purchasing or selling any Securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of Securities, other than to use its “best efforts” to arrange for the sale of the Securities by us. Therefore, we may not sell the entire amount of Securities being offered. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to the rights and remedies available to all investors in this offering under federal and state securities laws, the investors which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our Securities in this offering. The Placement Agent may engage one or more subagents or selected dealers in connection with this offering.

The Placement Agency Agreement provides that the Placement Agent’s obligations are subject to conditions contained in the Placement Agency Agreement.

The Units will be offered at a fixed price and will be issued in a single closing. There is no minimum number of Units to be sold or minimum aggregate offering proceeds for this offering to close.

We will deliver the Securities being issued to the investors upon receipt of investor funds for the purchase of the Securities offered pursuant to this prospectus. We expect to deliver the Securities being offered pursuant to this prospectus on or about August __, 2024.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the Placement Agent a cash transaction fee equal to 7.0% of the aggregate gross cash proceeds to us from the sale of the Securities in the offering. In addition, we will reimburse the Placement Agent for its out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the Placement Agent, up to US$120,000. If this offering is not completed, we have agreed to reimburse the placement agent for its actual expenses in an amount not to exceed US$20,000. We have paid an advance in the amount of US$20,000 to the placement agent, which will be applied against the placement agent’s accountable out-of-pocket expenses and will be reimbursed to us to the extent not incurred.

The following table shows the public offering price, Placement Agent fees and proceeds, before expenses, to us.

	Per Common Share and Purchase Warrant	Per Pre-Funded Warrant and Purchase Warrant	Total
Public offering price	$	$	$
Placement Agent fees	$	$	$
Net proceeds to us, before expenses	$	$	$

We estimate that the total expenses of the offering, including registration and filing fees, printing fees and legal and accounting expenses, but excluding the Placement Agent fees, will be approximately US$350,000, all of which are payable by us. This figure includes, among other things, the Placement Agent’s expenses (including the legal fees, costs and expenses for the placement agent’s legal counsel) that we have agreed to reimburse.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Placement Agent may be required to make for these liabilities.

Lock-Up Agreements

We, each of our officers and directors and executive officers, and any other holder(s) of 10% or more of the outstanding Common Shares have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any Common Shares or other securities convertible into or exercisable or exchangeable for our common stock for a period of 45 days after this offering is completed without the prior written consent of the Placement Agent.

The Placement Agent may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Placement Agent will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Other Compensation

We have entered into an advisory agreement with the Placement Agent pursuant to which we have agreed to pay the Placement Agent $75,000 at the closing of the Bridge Facility; provided, however, the Company is able to credit $50,000 of such fee towards fees due to the Placement Agent pursuant to the Placement Agency Agreement.

We have also agreed to pay the Placement Agent a tail fee equal to 7% of the gross proceeds of any equity, equity-linked or debt or other capital raising activity, if any investor, who was introduced by the Placement Agent during the term of its engagement, provides us with capital in such a financing during the six-month period following expiration or termination of our engagement with the Placement Agent. The Placement Agent will provide a list of such investors to us promptly following the end of our engagement.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The actual offering price of the securities we are offering were negotiated between us, the Placement Agent and the investors in the offering based on the trading of our Common Shares prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, as well as the exercise price of the Purchase Warrants and Pre-Funded Warrants that we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent. In connection with the offering, the Placement Agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as Placement Agent and should not be relied upon by investors.

Certain Relationships

The Placement Agent and its affiliates have provided and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Nasdaq Listing

Our Common Shares and Public Warrants are currently listed on Nasdaq under the symbols “LDTC” and “LDTCW,” respectively. On August 15, 2024, the last reported sale price of our Common Shares and Public Warrants as reported on Nasdaq was US$0.55 per Common Share and US$0.03 per Public Warrant. We do not intend to apply for a listing of the Units, the Purchase Warrants or the Pre-Funded Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Purchase Warrants and the Pre-Funded Warrants will be limited.

Selling Restrictions

Other than in the United States, no action has been taken by us or the Placement Agent that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada.    The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the placement agents are not required to comply with the disclosure requirements of NI 33-105 regarding placement agents conflicts of interest in connection with this offering.

European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•        to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any placement agents of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Israel.    This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, placement agents, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

United Kingdom.    Each placement agent has represented and agreed that:

•        it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•        it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland.    The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Australia.    No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Cayman Islands.    No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

Taiwan.    The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

Notice to Prospective Investors in Hong Kong.    The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China.    This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Shares Eligible for Future Sale

The Company has an unlimited number of Common Shares authorized and, as of August 9, 2024, 29,453,676 Common Shares issued and outstanding. The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of the Units pursuant to the Placement Agency Agreement. We cannot make any prediction as to the effect, if any, that sales of our shares or the availability of our shares for sale will have on the market price of our Common Shares. Sales of substantial amounts of our Common Shares in the public market could adversely affect prevailing market prices of the Common Shares.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of the Company Common Shares for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the initial holders and purchasers of Prospector’s securities will be able to sell their Common Shares and Warrants that may be issued on conversion of loans by the Sponsor, members of Prospector’s management team or any of their respective affiliates or other third parties (and shares issued upon their exercise), as applicable, pursuant to and in accordance with Rule 144 without registration one year after the Business Combination. However, if they remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:

•        1% of the total number of shares then outstanding, which was 375,000 shares on the record date; or

•        the average weekly reported trading volume of the Common Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 would also limited be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our Company other than by virtue of his or her status as an officer or director of our Company.

Registration Rights

Registration Rights Agreement

On December 21, 2023, the Company, the Sponsor, the PIPE Investors and certain existing shareholders of LeddarTech prior to the completion of the Business Combination (together, with the PIPE Investors, for the purposes of this subsection referred to as the “Holders”) entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company is obligated to file a shelf registration statement to register the resale of certain Common Shares held by the Holders. The Registration Rights Agreement also provides the Sponsor and, with respect to certain Company Common Shares, the Holders with demand and “piggy-back” registration rights, subject to certain minimum requirements and customary conditions.

With respect to the PIPE Investors, the Registration Rights Agreement provides that the Company Common Shares (other than any shares issuable upon conversion of any securities obtained through the PIPE Financing) will be subject to a lock-up for a period of six months following the Closing.

With respect to the Holders other than the PIPE Investors, the Company Common Shares will be subject to a lock-up for a period of four years following the Closing. Company Common Shares held by certain investors are subject to such lock-up through the delivery by the investors of letters of transmittal.

With respect to the Sponsor, the Company Common Shares issued upon conversion of the Prospector Class B ordinary shares (par value US$0.0001 par value) held by Sponsor are subject to certain transfer restrictions until six months following the Closing.

Warrant Agreement

See “Warrant Agreement” below for information regarding registration rights under the Warrant Agreement.

Standby Equity Purchase Agreement

In accordance with our obligations under the SEPA, we have filed the SEPA Registration Statement with the SEC to register under the Securities Act the resale by Yorkville of up to 20,000,000 Common Shares consisting of (i) 163,363 SEPA Commitment Shares and (ii) up to 19,836,637 SEPA Advance Shares that we may elect, in our sole discretion, to issue to Yorkville, from time to time under the SEPA. As of the date of this prospectus, 163,363 SEPA Commitment Shares and no SEPA Advance Shares have been issued to Yorkville pursuant to the SEPA. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Financing Transactions — Standby Equity Purchase Agreement.”

Subscription Agreement

Prior to the execution of the BCA, LeddarTech entered into the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase convertible notes of LeddarTech in an aggregate principal amount of approximately US$43.0 million, payable in two tranches. The issuance of the initial portion of the first tranche of the PIPE Financing in the aggregate principal amount of US$21.66 million (“Tranche A-1”) occurred on June 13, 2023 (with one PIPE Investor funding on June 14, 2023). FS LT Holdings LP, an affiliate of the Sponsor, and the Sponsor are participants in the PIPE Financing and are investing an aggregate amount of US$17.025 million in the PIPE Financing. Derek Aberle, the Chief Executive Officer of Prospector, and a member of the board of directors of LeddarTech, was an existing investor in LeddarTech and invested an aggregate amount of US$210,000 in the PIPE Financing. Subsequent to June 30, 2023, the Company issued additional first tranche PIPE Convertible Notes (“Tranche A-2” and, together with Tranche A, “Tranche A”) in the aggregate principal amount of US$0.34 million.

Each PIPE Investor participating in Tranche A received (a) a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche A investment and convertible into Class D-1 Preferred Shares or into Common Shares after the closing of the Business Combination, with the Company as LeddarTech’s successor, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share at any time prior to the date that is 14 calendar days after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche A transaction have been met, representing 2.75 Class D-1 Preferred Shares for each $100.00 of the Tranche A investment paid by such PIPE Investor under the Subscription Agreement. Altogether, such PIPE Investors received warrants to acquire 605,003 Class D-1 Preferred Shares of LeddarTech, which entitled the PIPE Investors to receive 8,176,940 Common Shares upon the closing of the Business Combination.

The issuance of Tranche B Notes was contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreement provides that each PIPE Investor participating in Tranche B will receive a secured convertible note issued by NewCo in a principal amount equal to such PIPE Investor’s Tranche B investment and convertible into Common Shares, at an initial conversion price of US$10.00 per share as provided in the Subscription Agreement. On October 30, 2023, LeddarTech entered into an amendment to the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors agreed to concurrently purchase approximately US$4.1 million aggregate principal amount of Tranche B-1 Notes, with approximately US$17.9 million aggregate principal amount of Tranche B-2 Notes to be purchased upon consummation of the Business Combination. The amendment to the Subscription Agreement provided that each PIPE Investor participating in Tranche B-1 receive a secured convertible note issued by LeddarTech in a principal amount equal to such PIPE Investor’s Tranche B-1 investment and convertible into Class D-1 Preferred Shares before the Closing or into Common Shares after the Closing, with the Company as LeddarTech’s successor, as provided in the amendment, and (b) a warrant certificate entitling such PIPE Investor to purchase Class D-1 Preferred Shares at an exercise price of $0.01 per share on or prior to the first business day after the conditions of LeddarTech and the PIPE Investors to consummate the Tranche B-1 transaction have been met, representing 0.6 Class D-1 Preferred Shares for each US$100.00 of the Tranche B-1 investment paid by such PIPE Investor under the amendment.

Altogether, the PIPE Warrants entitled the PIPE Investors to receive approximately 8,493,570 Common Shares in connection with the closing of the Business Combination. Accordingly, the PIPE Investors held approximately 42.5% of the 20 million common shares outstanding immediately prior to the Closing, which entitled the PIPE Investors to receive approximately 42.5% of each class of the Company Earnout Non-Voting Special Shares being distributed to existing shareholders of LeddarTech.

The convertible notes have an interest rate of 12% that compounds annually as an increase to the principal amount of the convertible notes and are convertible into the number of Common Shares determined by dividing the then-outstanding principal amount by the conversion price of US$10.00 per Common Share.

All the convertible notes issued in relation with the PIPE Financing are guaranteed by VayaVision and NewCo and the payment obligations of VayaVision thereunder are limited to amounts that VayaVision may distribute as dividends to its shareholders under Israeli Companies Law. VayaVision also granted to TSX Trust Company, as agent and Hypothecary Representative for the PIPE Investors pursuant to a collateral agency agreement dated as of June 12, 2023, a second ranking floating charge over all its rights (including goodwill), assets (tangible and intangible) and property of whatsoever nature and wheresoever located, both present and future. The Company granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of the Company’s movable assets, present and future, ranking after the security of Desjardins. The Company also granted to the Hypothecary Representative a second ranking fixed charge and pledge over all of its shares in VayaVision. LeddarTech Holdings Inc. granted to the Hypothecary Representative a hypothec in the amount of $60.0 million over the universality of LeddarTech Holdings Inc.’s movable assets, present and future, ranking after the security of Desjardins. The Hypothecary Representative is also a secondary beneficiary under the Israeli Escrow Agreement and the Canadian Escrow Agreement.

Warrant Agreement

The Company agreed that, as soon as practicable, but in no event later than 20 business days after the Closing, we would use our commercially reasonable efforts to file a registration statement with the SEC covering the Common Shares issuable upon exercise of the Legacy SPAC Warrants. The Company also agreed to use our best efforts to cause the registration statement to become effective within 60 business days following the Closing and to maintain a current prospectus relating to such Common Shares until the Public Warrants expire or are redeemed. The Warrants expire on December 21, 2028, at 5:00 p.m., New York City time, or earlier upon redemption.

If a registration statement covering the Common Shares issuable upon exercise of the Public Warrants is not effective within 60 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis.

Transfer Restrictions

Please see the section titled “Description of Securities — Transfer Restrictions.”

Expenses Related to The Offering

Set forth below is an itemization of the total costs and expenses, other than the Placement Agent fees, which are expected to be incurred by us in connection with the offering. With the exception of the SEC registration fee, all amounts are estimates.

USD
SEC registration fee	$2,952.00
FINRA filing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Transfer agent fees and expenses	*
Miscellaneous expenses	*
Total	$2,952.00

____________

*        The fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Enforcement of Civil Liabilities

Certain of our operations and assets are located outside the United States, and certain of our officers, directors and shareholders reside outside of the United States, and some of the experts named in this registration statement may be residents of a foreign country. As a result, it may be difficult for investors in the U.S. to effect service of process within the U.S. upon such directors, officers and representatives of experts who are not residents of the U.S. or to enforce against them judgments of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities laws of any state within the U.S.

We have been advised by our legal counsel, Stikeman Elliot LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Stikeman Elliot LLP, however, that there is substantial doubt as to whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

We have appointed an agent for service of process in the United States. It may be difficult for investors who reside in the United States to effect service of process in the United States upon us, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against us or its directors and officers. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws.

Legal Matters

The validity of the Common Shares offered by this prospectus and certain legal matters as to Canadian law will be passed upon by Stikeman Elliot LLP. The validity of the Purchase Warrants and the Pre-Funded Warrants offered by this prospectus has been passed upon for us by Vedder Price P.C. We have been advised on U.S. securities matters by Vedder Price P.C. The Placement Agent is being represented in connection with this offering by Ellenoff Grossman & Schole LLP, New York, New York.

Experts

The financial statements of LeddarTech Inc. for the year ended September 30, 2023 appearing in this prospectus have been audited by Richter LLP. The financial statements of LeddarTech Inc. for the years ended September 30, 2022 and September 30, 2021, and the statement of financial position of LeddarTech Holdings Inc. as of April 12, 2023 appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Richter LLP has complied with the independence standards the Code of Ethics of the Ordre des comptables professionnels agréés du Québec, the U.S. Securities Act of 1933, as amended, and the PCAOB for the year ended September 30, 2023. Ernst & Young LLP has complied with the independence standards of the Code of Ethics of the Ordre des comptables professionnels agréés du Québec, the U.S. Securities Act of 1933, as amended, and the PCAOB for the years ended September 30, 2022 and 2021.

Where You Can Find More Information

We have filed with the SEC a registration statement (including amendments and exhibits to the Registration Statement) on Form F-1 under the Securities Act. For purposes of this section, the term “Registration Statement” means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information, we refer you to the Registration Statement and the exhibits and schedules filed as part of the Registration Statement. If a document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal securityholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.leddartech.com. The information posted on or accessible through our website is not incorporated into this prospectus. We have included our website address in this prospectus solely for informational purposes and the references to our websites are intended to be inactive textual references only.

INDEX TO FINANCIAL STATEMENTS

Page
Index to Interim Condensed Consolidated Financial Statements of LeddarTech Holdings Inc. as of and for the Three and Nine Months Ended June 30, 2024 and 2023 (Unaudited)
Unaudited interim condensed consolidated statements of financial position	F-2
Unaudited interim condensed consolidated statements of changes in shareholders’ deficiency	F-3
Unaudited interim condensed consolidated statements of loss and comprehensive loss	F-5
Unaudited interim condensed consolidated statements of cash flows	F-6
Notes to the unaudited interim condensed consolidated financial statements	F-7

LeddarTech Holdings Inc.
Interim condensed consolidated statements of financial position
(in Canadian dollars)
(Unaudited)
[going concern uncertainty — note 1]

	Notes	June 30, 2024 $	September 30, 2023 $
Assets
Current assets
Cash		5,732,862	5,056,040
Trade receivable and other receivables		1,547,341	3,689,475
Government assistance and R&D tax credit receivable		918,071	2,179,423
Inventories		1,642,410	1,246,946
Prepaid expenses		2,432,130	1,325,991
Total current assets		12,272,814	13,497,875
Property and equipment		1,726,977	2,071,457
Right-of-use assets		2,094,588	3,180,318
Intangible assets	4	62,518,850	45,838,108
Prepaid financing fees		—	264,523
Goodwill		7,318,126	7,318,126
Total non-current assets		73,658,541	58,672,532
Total assets		85,931,355	72,170,407

Liabilities and shareholders’ deficiency
Current liabilities
Accounts payable and accrued liabilities		14,468,848	13,570,905
Provisions	5	—	878,144
Conversion option	6	167,905	737,974
Warrant liability	7	734,759	—
Current portion of lease liabilities		663,920	722,675
Current portion of government grant liabilities	8	575,833	568,807
Total current liabilities		16,611,265	16,478,505
Long-term debt	6	77,712,057	47,725,583
Redeemable stock options	10	—	6,102,496
Lease liabilities		1,834,441	3,058,558
Government grant liabilities	8	1,078,762	899,489
Total non-current liabilities		80,625,260	57,786,126
Total liabilities		97,236,525	74,264,631

Shareholders’ deficiency
Capital stock	9	545,690,309	452,246,204
Reserve – warrants		670,703	670,703
Reserve – stock options		5,627,767	31,659,392
Other component of equity		(2,087)	2,869,188
Deficit		(563,291,862)	(480,333,695)
Equity (deficiency) attributable to owners of the capital stock of the parent		(11,305,170)	7,111,792
Non-controlling interests	9	—	(9,206,016)
Total shareholders’ deficiency		(11,305,170)	(2,094,224)
Total liabilities and shareholders’ deficiency		85,931,355	72,170,407
Subsequent event (Note 16)
See accompanying notes
On behalf of the Board:

Director	Director

LeddarTech Holdings Inc.
Interim condensed consolidated statements of changes in shareholders’ deficiency
(in Canadian dollars)
(Unaudited)
[going concern uncertainty — note 1]

For the nine months ended June 30, 2024

	Notes	Capital stock $	Reserve – warrants $	Reserve – stock options $	Other component of equity $	Deficit $	Equity (deficiency) attributable to owners of the capital stock of the parent $	Non- controlling interests $	Total shareholders’ deficiency $
Balance as at September 30, 2023		452,246,204	670,703	31,659,392	2,869,188	(480,333,695)	7,111,792	(9,206,016)	(2,094,224)
Shares issuance (Note 9)		523,211	—	—	(2,087)	—	521,124	—	521,124
Shares issued upon exercise of PIPE warrants	6	2,059,081	—	—	—	—	2,059,081	—	2,059,081
Dividend in share	9	22,960,000	—	—	—	(22,960,000)	—	—	—
Business combination	3 – 9	65,372,812	—	117,246	—	—	65,490,058	—	65,490,058
Stock-based compensation	10	—	—	5,883,736	506,774	—	6,390,510	—	6,390,510
Financing fees – credit facilities modification	6	—	1,643,714	—	—	—	1,643,714	—	1,643,714
Warrant exercised	6	1,646,214	(1,643,714)	—	—	—	2,500	—	2,500
Options exercised	10	825,063	—	(373,215)	(944,274)	492,426	—	—	—
Closing of previous equity incentive plan	10	—	—	(31,659,392)	—	31,659,392	—	—	—
Net loss and comprehensive loss		—	—	—	—	(85,015,621)	(85,015,621)	(302,312)	(85,317,933)
Exercise of call option	9	57,724	—	—	(2,431,688)	(7,134,364)	(9,508,328)	9,508,328	—
Balance as at June 30, 2024		545,690,309	670,703	5,627,767	(2,087)	(563,291,862)	(11,305,170)	—	(11,305,170)

See accompanying notes

LeddarTech Holdings Inc.
Interim condensed consolidated statements of changes in shareholders’ deficiency
(in Canadian dollars)
(Unaudited)
[going concern uncertainty — note 1]

For the nine months ended June 30, 2023

	Notes	Capital stock $	Reserve – warrants $	Reserve – stock options $	Other component of equity $	Deficit $	Equity attributable to owners of the capital stock of the parent $	Non- controlling interests $	Total shareholders’ equity (deficiency) $
Balance as at September 30, 2022		433,689,768	670,703	28,708,766	2,431,688	(432,341,598)	33,159,327	(5,901,084)	27,258,243
Shares issuance		18,277,628	—		—	—	18,277,628	—	18,277,628
Stock-based compensation		—	—	1,753,734	—	—	1,753,734	—	1,753,734
Net loss and comprehensive loss for the period		—	—	—	—	(36,562,257)	(36,562,257)	(2,488,696)	(39,050,953)
Balance as at June 30, 2023		451,967,396	670,703	30,462,500	2,431,688	(468,903,855)	16,628,432	(8,389,780)	8,238,652

See accompanying notes

LeddarTech Holdings Inc.
Interim condensed consolidated statements of loss and comprehensive loss
(in Canadian dollars)
(Unaudited)
[going concern uncertainty — note 1]

	Notes	For the three months ended June 30,		For the nine months ended June 30,
		2024 $	2023 $	2024 $	2023 $
Revenues
Products		1,052,725	1,350,014	4,410,456	3,915,563
Services		278,062	34,208	482,574	188,990
Other		92,629	33,362	92,629	44,263
		1,423,416	1,417,584	4,985,659	4,148,816
Cost of sales	3	885,981	1,483,711	2,980,666	5,627,419
Gross profit		537,435	(66,127)	2,004,993	(1,478,603)

Operating expenses
Marketing and product management		999,628	787,231	3,323,632	3,034,192
Selling		778,597	219,180	2,421,239	2,182,320
General and administrative		4,352,690	4,099,533	14,275,520	13,121,264
Stock-based compensation	10	2,881,817	539,407	(300,076)	1,659,017
Research and development costs	13	1,855,937	1,516,343	6,686,031	10,115,381
Listing expense	3	—	—	59,139,572	—
Restructuring costs		—	533,169	—	2,085,698
Transactions costs	3	—	719,100	2,407,977	1,589,703
Impairment loss related to intangible assets	4	—	—	—	5,791,439
Loss from operations		(10,331,234)	(8,480,090)	(85,948,902)	(41,057,617)

Other (income) costs
Grant revenue		—	(176,423)	(90,065)	(295,703)
Finance costs, net	14	(2,876,593)	(4,147,267)	(557,915)	(1,710,961)
Loss before income taxes		(7,454,641)	(4,156,400)	(85,300,922)	(39,050,953)
Income taxes		—	—	17,011	—
Net loss and comprehensive loss		(7,454,641)	(4,156,400)	(85,317,933)	(39,050,953)

Net loss and comprehensive loss attributable to:
Non-controlling interests	9	—	(281,016)	(302,312)	(2,488,696)
Equity holders of the parent		(7,454,641)	(3,875,384)	(85,015,621)	(36,562,257)
Net loss per common share, basic and diluted	11	(0.25)	(23.12)	(2.89)	(218.14)
Weighted average common shares outstanding, basic and diluted	11	29,453,615	167,610	29,453,615	167,610

See accompanying notes

LeddarTech Holdings Inc.
Interim condensed consolidated statements of cash flows
(in Canadian dollars)
(Unaudited)
[going concern uncertainty — note 1]

	Notes	For the nine months ended June 30,
		2024 $	2023 $
Operating activities
Net loss		(85,317,933)	(39,050,953)
Adjustments to reconcile loss before tax to net cash flows:
Write-down (write-down reversal) of inventories		612,076	1,780,788
Depreciation of property and equipment		393,175	1,131,634
Depreciation of right-of-use assets		476,363	416,095
Amortization of intangible assets		293,181	313,958
Impairment loss related to intangible assets	4	—	5,791,439
Finance costs, net	14	(807,163)	(1,829,983)
Stock-based compensation		(300,076)	1,659,017
Transactions costs		431,458	—
Listing expense	3	59,139,572	—
Gain on lease liability cancellation		(204,146)	(28,980)
Foreign exchange gain (loss)		682,848	122,193
		(24,600,645)	(29,694,792)
Net change in non-cash working capital items	12	(11,716,711)	3,515,755
Net cash flows related to operating activities		(36,317,356)	(26,179,037)

Investing activities
Additions to property and equipment		(460,607)	(443,047)
Additions to intangible assets		(10,063,100)	(9,013,461)
Grants received related to intangible assets and property and equipment		13,713	181,156
R&D tax credit received		1,522,306	—
Finance income received		302,799	118,011
Net cash flows related to investing activities		(8,684,889)	(9,157,341)

Financing activities
Debt issuance	6	29,463,494	28,957,266
Interest paid on credit facility and other loan	6	(2,669,860)	(3,950,265)
Exercise of warrants	9	337	7,869
Debt issuance cost	6	(9,645)	(2,006,096)
Other loan settlement		—	(134,189)
Cash acquired from a reverse asset acquisition	3	19,750,572	—
Bridge loans issuance proceed		—	6,250,000
Bridge loans settlement		—	(6,250,000)
Repayment principal amount of lease liabilities		(666,920)	(508,497)
Issuance of common shares		10,849	—
Interest paid on lease liability		(237,537)	(371,387)
Net cash flows related to financing activities		45,641,290	21,994,701

Effect of foreign exchange on cash		37,777	(394,519)

Net increase (decrease) in cash		676,822	(13,736,196)
Cash, beginning of period		5,056,040	32,025,899
Cash, end of period		5,732,862	18,289,703

See accompanying notes

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

1.      Reporting entity, nature of operations and going concern uncertainty

Reporting entity

On June 12, 2023, LeddarTech Holdings Inc., a company incorporated under the laws of Canada entered into the Business Combination Agreement, as amended on September 25, 2023 (the “BCA”), by and among LeddarTech Holdings Inc., Prospector Capital Corp., a Cayman Islands exempted company (“Prospector”), and LeddarTech Inc., a corporation existing under the laws of Canada.

Unless otherwise indicated and unless the context otherwise requires, “LeddarTech” or “the Company”, at all times prior to consummation of the Business Combination, refers to LeddarTech Inc. and its consolidated subsidiaries, and at all times following consummation of the Business Combination, refers to LeddarTech Holdings Inc. and its consolidated subsidiaries.

Refer to Note 3, Acquisition of Prospector Capital Corp., for additional information on the amalgamation of the Company on December 21, 2023.

These unaudited condensed interim consolidated financial statements are comprised of the accounts of LeddarTech and its wholly owned subsidiaries and the prior period amounts are those of LeddarTech, which continued as the operating entity under the same name following the amalgamation.

The Company’s subsidiaries are as follows:

Name of subsidiary	Place of incorporation and operation	Proportion of ownership interest held by the Company
		June 30, 2024	September 30, 2023
LeddarTech USA Inc	U.S.	100%	100%
LeddarTech (Shenzhen) Sensing Technology Co., Ltd	China	100%	100%
Vayavision Sensing, Ltd. (“Vayavision”)(1)	Israel	100%	60%
LeddarTech Germany GmbH	Germany	100%	100%

____________

(1)      As of November 1, 2023, the Company exercised its call option to acquire its remaining participation in Vayavision (Note 9).

The Company’s head office is located at 240-4535, boul. Wilfrid-Hamel, Québec City, Québec, G1P 2J7, Canada.

Nature of operations

The Company develops services and products targeted at the Advanced Driver Assistance Systems (“ADAS”) market and manufactures and commercializes advanced detection and ranging systems and solutions based on light (“LIDAR”) for the mobility market. The Company operates under one operating segment.

Going concern uncertainty

These interim condensed consolidated financial statements were prepared on a going concern basis, which presumes the Company will continue its operations for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. In its assessment to determine if the going concern assumption is appropriate, management considers all data available regarding the future for at least, without limiting to, the next twelve months from the date of the interim condensed consolidated financial statements.

The Company has an accumulated deficit of $563,291,862 as at June 30 2024, and, for the nine months ended June 30, 2024, incurred a net loss of $85,317,933 and net cash outflows related to operating and investing activities amounting to $36,317,356 and $8,684,889 respectively. As at June 30, 2024, the Company had a cash balance of $5,732,862 and an outstanding credit facility of $30,000,000 with a maturity date of January 31, 2026.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

1.      Reporting entity, nature of operations and going concern uncertainty (cont.)

Based on cash flow projections, the Company does not expect to have sufficient cash resources in the coming twelve months from the date of these interim condensed consolidated financial statements, to develop its technology, to fund its operations and to comply with its credit facility covenants as renewed.

The ability of the Company to fulfill its obligations and finance its future activities depends on its ability to raise capital and the continuous support of its creditors. The Company has historically been successful in raising capital through issuances of equity and debt and refinancing its credit facilities (refer to Note 6). Consequently, the Company believes its effort to raise sufficient funds to support its activities will be successful. However, there can be no certainty as to the ability of the Company to achieve successful outcomes to these matters. This indicates the existence of a material uncertainty that raises substantial doubt about the ability of the Company to continue as a going concern.

The accompanying interim condensed consolidated financial statements do not purport to give effect to adjustments, if any, to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern and be required to realize its assets and liquidate its liabilities in other than normal course of business.

These interim consolidated financial statements were approved for issue by the Company’s Audit Committee of the Company on August 12th, 2024.

2.      Summary of significant accounting policies

Statement of compliance

These unaudited interim condensed consolidated financial statements for the three and nine months ended June 30, 2024, have been prepared in accordance with IAS 34, “Interim Financial Reporting” as issued by the International Accounting Standards Board (“IASB”). The same accounting policies and methods of computation are followed in the unaudited interim condensed consolidated financial statements as compared with the most recent annual financial statements. They do not include all of the financial statement disclosures required for annual financial statements and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended September 30, 2023, and 2022, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company’s financial position and performance since the last annual financial statements.

3.      Acquisition of Prospector Capital Corp.

On December 21, 2023, the Company completed a plan of arrangement pursuant to a BCA with Prospector and LeddarTech Holdings Inc. Pursuant to the plan of arrangement and BCA, Prospector amalgamated with LeddarTech Holdings Inc., a wholly owned subsidiary of the Company which was incorporated for the purpose of effecting the business combination, to form “Amalco”. Also pursuant to the plan of arrangement, after the preferred shares of LeddarTech converted into common shares of LeddarTech, Amalco acquired all of the issued and outstanding common shares of LeddarTech from LeddarTech’s shareholders in exchange for common shares of Amalco, and LeddarTech and Amalco amalgamated. The Transactions are accounted for as a reverse asset acquisition in accordance with IFRS 2, Share-Based Payment (“IFRS 2”) since Prospector does not meet the definition of a business in accordance with IFRS 3, Business Combinations (“IFRS 3”).

On closing, the Company accounted for the fair value of the common shares issued to Prospector shareholders at the market price of Prospector’s publicly traded common shares on December 21, 2023. The fair value of the Class A Non-Voting Special Shares was determined using an option pricing model that considers the vesting terms of the instruments issued, which are subject to a seven-year vesting pursuant to which such

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

3.      Acquisition of Prospector Capital Corp. (cont.)

Class A Non-Voting Special Shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing. As part of the amalgamation, the Company acquired cash, accounts payable and accrued liabilities and warrant liabilities. The difference between the fair value of the consideration paid over the fair value of the identifiable net assets of Prospector represents a service for the listing of the Company and is recognized as a listing expense in the interim condensed consolidated statement of loss and comprehensive loss.

The following table reconciles the fair value of elements of the Transactions:

$
Fair value of consideration transferred
8,770,930 common shares	55,257,187
2,031,250 Class A Non-Voting Special Shares	10,115,625
65,372,812
Fair value of assets acquired and liabilities assumed
Cash	19,477,645
Accounts payable and accrued liabilities	(11,497,830)
Warrant liability(1)	(1,746,575)
Net asset acquired	6,233,240
Listing expense	59,139,572

____________

(1)      Warrant liability includes Public Warrants, Private Warrants and Vesting Sponsor Warrants. See Note 7 for additional information.

As at June 30, 2024, total transaction costs of $5,914,607 in connection with the Transaction were expensed as incurred in the interim condensed consolidated statements of loss and comprehensive loss.

4.      Intangible assets

	Patents $	Licenses $	Software $	Development costs(2) $	Others $	Total $
Cost
September 30, 2023	3,450,455	1,186,337	575,719	45,075,873	94,810	50,383,194
Additions	434,774	—	—	10,512,229	—	10,947,003
Borrowing costs(1)	—	—	—	6,436,722	—	6,436,722
R&D tax credit (Note 13)	—	—	—	(266,746)	—	(266,746)
Grants (Note 13)	—	—	—	(13,713)	—	(13,713)
June 30, 2024	3,885,229	1,186,337	575,719	61,744,365	94,810	67,486,460

Accumulated amortization and impairment
September 30, 2023	1,059,007	1,183,761	520,998	1,708,264	73,056	4,545,086
Amortization	290,341	2,576	25,081	100,596	3,930	422,524
June 30, 2024	1,349,348	1,186,337	546,079	1,808,860	76,986	4,967,610
Net book value
June 30, 2024	2,535,881	—	29,640	59,935,505	17,824	62,518,850

____________

(1)      The capitalization rates used to determine the amount of general borrowing costs eligible for capitalization during the three and nine months ended June 30, 2024 were 17% and 12% respectively.

(2)      Including $56,215,716 not yet available for use for which amortization begins when development is completed, and the asset is available for use. Such development costs are related to projects to develop and enhance the technology and capabilities with respect to autonomous driving and ADAS applications.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

5.      Provisions

The following table details the changes in provisions between September 30 and June 30, 2024:

Onerous contracts $
Balance, as at September 30, 2023	878,144
Revision of estimations	(8,736)
Provisions utilized	(869,408)
Balance, as at June 30, 2024	—

6.      Long-term debt

The following table details the maturities and weighted average interest rates related to long-term debt as at September 30, 2023 and June 30, 2024:

	Final maturity	Weighted average effective interest rate %	June 30, 2024 $	September 30, 2023 $
Convertible loan (a)	2028	23.27	39,566,409	11,258,950
Credit facility (b)	2026	20.11	28,250,007	28,747,705
Term loan	2030	33.65	9,895,641	7,718,928
Long-term debt		21.38	77,712,057	47,725,583
Current portion of long-term debt			—	—
Long-term debt			77,712,057	47,725,583

a)      Convertible loan

On June 12, 2023, concurrently with the execution of the BCA described in Note 3, LeddarTech entered into a subscription agreement (the “Subscription Agreement”) with certain investors, including investors who subsequently joined the Subscription Agreement (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase secured convertible notes of LeddarTech (the “PIPE Convertible Notes”) in an aggregate principal amount of at least US$43.0 million (the “PIPE Financing”).

The Tranche A subscription was completed in June 2023 and July 2023. Tranche B-1 was completed in October 2023 with the remaining Tranche B-2 completed at closing of the BCA.

PIPE Investors in certain tranches of the PIPE Convertible Notes received at the time of issuance of such notes warrants to acquire Class D-1 preferred shares of LeddarTech (the “Class D-1 Preferred Shares” and the warrants, the “PIPE Warrants”). All of the PIPE Warrants were exercised, and the Class D-1 Preferred Shares issued upon exercise of the PIPE Warrants entitled the PIPE Investors to receive approximately 8,553,434 Common Shares upon the closing of the Business Combination.

The Agreement contains customary covenants that provide for, among other things, limitations on indebtedness and fundamental changes, and reporting requirements.

Issuance of Tranches B-1 and B-2:

On October 27, 2023, upon initial recognition, the $5,617,611 of Tranche B-1 financing was allocated to its component is as follows:

•        The debt portion of Tranche B-1 was recorded at amortised cost at a carrying value of US$1,873,523 ($2,596,141), net of transaction costs of $48,743, resulting in an effective interest rate of 28.01%.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

6.      Long-term debt (cont.)

•        The conversion option was initially recognised at the fair value, determined using a Black-Scholes valuation model, for an amount of US$694,758 ($962,726). The conversion option is a liability classified embedded derivative whose fair value is recorded in the interim condensed Consolidated statements of financial position under Conversion options within the Company’s liabilities. This embedded derivative is separated from the host contract and recognised as at fair value through profit or loss, with changes in its fair value recorded in the interim condensed Consolidated statements of loss under Finance costs.

•        The 24,322 warrants to acquire 24,322 D-1 Preferred Shares were recognised at their fair value of US$1,260,107 ($2,059,081), determined using a Black-Scholes valuation model.

The fair value of the conversion option and the warrants at initial recognition were determined using the Black-Scholes option pricing model and the following assumptions:

	Conversion option	Warrants
Fair value of the underlying share	US$ 4.74	US$ 61.09
Exercise price	US$ 10.00	US$ 0.01
Risk-free interest rate	4.05%	4.89%
Expected volatility	60%	60%
Expected life	5.00 years	0.04 years
Dividend yield	0%	0%

On December 21, 2023, upon initial recognition, the $23,888,643 of Tranche B-2 financing was allocated to its component as follows:

•        The debt portion of Tranche B-2 was recorded at amortised cost at a carrying value of US$14,952,605 ($19,903,413), net of transaction costs of $297,833, resulting in an effective interest rate of 15.87%.

•        The conversion option was initially recognised at the fair value, determined using a Black-Scholes valuation model, for an amount of US$2,933,937 ($3,985,230). The conversion option is a liability classified embedded derivative whose fair value is recorded in the interim Consolidated statements of financial position under Conversion options within the Company’s liabilities. This embedded derivative is separated from the host contract and recognised as at fair value through profit or loss, with changes in its fair value recorded in the interim condensed Consolidated statements of loss under Finance costs.

b)      Amendments to the Credit Facility

A series of amendments were made to the Credit Facility on October 13, 2023, October 20, 2023, October 31, 2023 and December 8, 2023. These amendments modify the existing terms in order to (i) extend the latest date on which the Tranche B of the SPAC Offering must be funded to December 22, 2023, (ii) extend the date on which the payment of interest for the months of October and November 2023 may be made, (iii) reduce the Available Cash requirement for the period from the date of the disbursement of the Tranche A of the SPAC Offering until October 31, 2023 from $2,500,000 to $1,500,000, to $Nil until the DE-SPAC date and from $10,000,000 to $5,000,000 at all times after the DE-SPAC date and (iv) to increase the aggregate principal amount of the PIPE financing to a minimum of $44,000,000.

In conjunction with the Credit Facility October 2023 Amendments, the Company issued warrants to purchase Company Common Shares at $0.01 per share, which warrants will be assumed by the Company and exercisable for 250,000 Company Common Shares at $0.01 per share.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

6.      Long-term debt (cont.)

The warrants may be exercised, in whole or in part, for a period of five years following completion of the Business Combination and will be subject to a lock-up with one third being released four months after closing, another third being released eight months after closing and the final third being released 12 months after closing.

The warrants were recorded as a reduction of the Credit Facility, with a corresponding increase in Reserve — Warrants in Equity of $1,643,714.

During the three months ended June 30, 2024, 250,000 common shares were issued following the exercise of those warrants on May 28, 2024. The corresponding balance in Reserve — Warrants in Equity of $1,643,714 was reclassified to Capital Stock.

7.      Warrant liability

	As at June 30, 2024
	Number	$
Public and Private Warrants	16,049,080	593,092
Vesting Sponsor Warrants	1,416,670	141,667
	17,465,750	734,759

Upon close of the acquisition of Prospector, the Company assumed through the Transactions, public warrants, private warrants and vesting sponsor warrants (“Public Warrants”, “Private Warrants” and “Vesting Sponsor Warrants”, collectively “the Prospector Warrants”) in connection with the BCA and plan of arrangement (Note 3).

The Warrants each entitle their holders to purchase one common share at an exercise price of US$11.17 per common share, which is variable in $CDN. Accordingly, they are classified as a liability rather than equity as the Warrants do not meet the ‘fixed for fixed’ requirement. The Public and Private Warrants are exercisable and will expire on December 21, 2030. The Vesting Sponsor Warrants are identical to the Public and Private Warrants, except that the Vesting Sponsor Warrants will be deemed vested in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing. None of the Vesting Sponsor Warrants are redeemable by the Company.

The Warrants were initially recorded at their fair value (Note 3). The fair value of the Warrants is reassessed at the end of each reporting period with subsequent changes in fair value recognized through profit or loss. The Public Warrants are considered a level 1 financial instrument as the valuations at the end of each reporting period are based on the trading price of the Public Warrants on the Nasdaq, which are quoted and observable market prices. The Private Warrants are a level 2 financial instrument, as the valuations are based on the quoted and observable market prices of the Public Warrants. The Vesting Sponsor Warrants are a level 3 financial instrument, as the valuations are based on the quoted and observable market prices of the Public Warrants but also unobservable data.

The following table details the changes in warrant liability between December 21, 2023 and June 30, 2024:

Warrant liability $
Balance, as at December 21, 2023 (issuance date)	1,746,575
Revaluation of warrant liability	(1,011,816)
Balance, as at June 30, 2024	734,759

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

8.      Government grant liabilities

$
Balance, as at September 30, 2023	1,468,296
Accretion interest expense	198,033
Foreign exchange loss (gain)	(11,734)
Balance, as at June 30, 2024	1,654,595
Current	575,833
Non-current	1,078,762

9.      Capital stock

The Company is authorized to issue an unlimited number of common shares, without par value, an unlimited number of Class A Non-Voting Special Shares, Class B Non-Voting Special Shares, Class C Non-Voting Special Shares, Class D Non-Voting Special Shares, Class E Non-Voting Special Shares and Class F Non-Voting Special Shares and an unlimited number of preferred shares issuable in series.

Following the consummation of the Business Combination, there were approximately (i) 28,770,930 Common Shares outstanding; (ii) 2,031,250 Class A Non-Voting Special Shares outstanding, (iii) 999,963 Class B Non-Voting Special Shares outstanding, (iv) 999,963 Class C Non-Voting Special Shares outstanding, (v) 999,963 Class D Non-Voting Special Shares outstanding, (vi) 999,963 Class E Non-Voting Special Shares outstanding, (vii) 999,963 Class F Non-Voting Special Shares outstanding, and (viii) no preferred shares outstanding.

Common shares

	Number of Shares	Amount $
Balance, as at September 30, 2023	167,610	9,894,326
Issuance of common shares upon exercise of the call option	66,550	57,724
Class A, B, C, D-1 and D-2 preferred shares exchange for common shares	239,766,119	444,410,959
Common shares converted per business combination	(240,000,279)	(454,361,009)
Issuance of new common shares per business combination	20,000,000	454,361,009
Issuance to Prospector shareholders (note 3)	8,770,930	55,257,187
Issuance of common shares	682,685	2,994,488
Balance, as at June 30, 2024	29,453,615	512,614,684

Issuance of common shares

During the three months ended June 30, 2024, 682,685 Common Shares were issued following the exercise of warrants (Note 6), the exercise of RSU (Note 10), in connection with the BCA (Note 10) and in connection with the Standby Equity Purchase Agreement.

Standby Equity Purchase Agreement

On April 8, 2024, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”) for a period of 3 years, or on the date on which the Investor shall have made payment pursuant to the Commitment Amount. Pursuant to the SEPA, assuming satisfaction of certain conditions and subject to the limitations set forth in the SEPA, the Company will have the right from time to time, but not the obligation, to issue and sell to Yorkville up to $50.0M (the “Commitment Amount”) of its common shares. The Company may also require Yorkville to purchase Common share under the SEPA up to 500,000 Shares of Common Stock. The Company also agreed to pay Yorkville a commitment fee equal to 0.75% of the Commitment Amount.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

9.      Capital stock (cont.)

During the three months ended June 30, 2024,163,363 common shares were issued to cover the commitment fee. An additional 3,333 common shares were issued during the three months period ended June 30, 2024, under this agreement.

Exercise of call option

As of November 1, 2023, the Company exercised its call option to acquire its remaining participation in Vayavision. Per the original Share Purchase Agreement (“SPA”) conditions, the purchase of the Vayavision of Common shares was paid in exchange of Common Shares of the Company, based on a determined ratio and already detailed in the SPA.

This transaction resulted in an increase in the Company’s interest in Vayavision from 60.0% to 100.0% and was accounted for as an equity transaction. The purchase price of $57,724 was equity-settled. As a result, the carrying value of (i) non-controlling interests of $9,508,328 and (ii) the related other component of equity of $2,431,688 were reversed leading to a reduction of deficit of $7,134,364.

Special Shares

Upon close of the acquisition of Prospector, the Company issued through the Transactions, 2,031,250 Class A Non-Voting Special Shares having a value of $10,115,625 to Prospector Sponsor in connection with the BCA and plan of arrangement (Note 3).

The Class A Non-Voting Special Shares will vest and convert into common shares, in equal thirds upon the volume weighted average price of the common shares exceeding US$12.00, US$14.00 and US$16.00, respectively, for any 20 trading days within any consecutive 30 trading day period commencing at least 150 days following the closing.

On December 21, 2023, LeddarTech shareholders were issued 4,999,815 Earnout Non-Voting Special Shares of an aggregate fair value of $22,960,000 consisting of the following:

•        999,963 Class B Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $12.00; or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $12.00 per Common Share;

•        999,963 Class C Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $14.00 or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $14.00 per Common Share;

•        999,963 Class D Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) on any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing at least one hundred and fifty (150) days following the Closing Date, the Common Shares achieve a VWAP of greater than $16.00 or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $16.00 per Common Share;

•        999,963 Class E Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) the Company enters into its first customer contract with an OEM (or with a Tier-1 who has a contract with an OEM and meets the same conditions) that represents a design win for the Company for an OEM series production vehicle that will create at least 150,000 units a year in volume for its fusion and perception products or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $10.00 per Common Share; and

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

9.      Capital stock (cont.)

•        999,963 Class F Non-Voting Special Shares all of which shall automatically convert to an equal number of Common Shares if (y) the Company (i) sends out its first undisputed invoice for payment for product delivery for OEM installation against a contract with an OEM (or with a Tier-1 who has a contract with an OEM) needing in excess of 150,000 units a year in volume for its fusion and perception products and (ii) appropriately books that invoice as revenue in accordance with IFRS requirements or (z) there occurs any Change of Control Transaction with a valuation of the Common Shares that is greater than $10.00 per Common Share.

The Earnout Non-Voting Special Shares are valued at per share amounts ranging from $3.78 (US$2.84) to $5.22 (US$3.93) based on option pricing models that considers the vesting terms of the instruments issued and the following weighted average assumptions:

Fair value of the underlying share	US$ 4.74
Exercise price	—
Risk-free interest rate	3.23%
Expected volatility	60%
Expected life	7.00 years
Dividend yield	0%

As at June 30, 2024, the following shares were issued and outstanding:

	Number of Shares	Amount $
Common shares	29,453,615	512,614,684
Class A Non-Voting Special Shares	2,031,250	10,115,625
Class B Non-Voting Special Shares	999,963	5,220,000
Class C Non-Voting Special Shares	999,963	4,970,000
Class D Non-Voting Special Shares	999,963	4,740,000
Class E Non-Voting Special Shares	999,963	4,250,000
Class F Non-Voting Special Shares	999,963	3,780,000
	36,484,680	545,690,309

10.    Stock-based compensation

M-option

Preceding closing of the acquisition of Prospector (Note 3), pursuant to the Plan of Arrangement, each of 18,647 M-Options have been exchanged for an option to purchase one common shares of the Company.

The replacement options have an exercise price of $0.01. The M-option redemption feature was not carried to the replacement option and as a result, the replacement options are classified as equity.

Upon replacement of the award, the fair value of the option of $117,246 was recognised in reserve — stock option and the redeemable stock option liability of $6,102,496 was reversed, resulting in a gain on modification of stock options of $5,985,250 in the interim condensed consolidated statement of loss.

Stock-based compensation related to the BCA

On May 1st, 2023, the Company entered into an agreement with a service provider regarding the BCA described in note 3. The agreement implies, upon the completion of the BCA, a transaction fee payable in exchange of a number of common shares of the Company equivalent to US$700,000. During the first quarter of 2024, a portion ($506,774) of the transaction fee was recognized as transaction costs in the interim condensed Consolidated statement of loss, with a counterparty in Other components of equity.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

10.    Stock-based compensation (cont.)

During the three months ended June 30, 2024, 198,684 common shares were issued in conjunction with this agreement to settle a transaction fee payable. As a result, an amount of $615,057 was reclassified from Other components of equity to Capital Stock and an amount of $329,217 was reclassified from Other components of equity to contributed surplus.

Equity Incentive Plan

Immediately prior to the acquisition of Prospector, the Company adopted an Equity Incentive Plan (the “Plan”) for certain qualified directors, executive officers, employees and consultants. This Plan continues in full force and effect as the Company equity incentive plan following the Company Amalgamation. The number of shares available for issuance under the Plan shall not exceed at any time 5,000,000 shares.

The Plan provide for the grant of unvested Company Common Shares, (i) share options (“options”), (ii) restricted share units (“RSUs”), (iii) deferred share units (“DSUs”) and (iv) performance share units (“PSUs”). Various vesting conditions may apply to each award and may include continued service, performance and/or other conditions.

Following the adoption of the new equity incentive and the grants of the first awards of this Plan, the Company closed off the reserve stock option balance related to the previous equity incentive plan, in the deficit.

(i)     Options

The Company has a stock option plan as part of the incentive plan in which options to purchase common shares are issued to officers and key employees. Under this plan the options will vest between the grant date and March 2028.

Options are expensed over the vesting period. The related compensation expense is included in the stock-based compensation expense.

For the three and nine months ended June 30, 2024, movements in outstanding options were as follow:

	Nine months ended June 30, 2024	Exercise price(1)
	Number of stock options	$
Balance as at September 30, 2023	—	—
Granted	1,438,600	2,84
Balance, as at June 30, 2024	1,438,600	2,84

____________

(1)      Weighted average exercise price

The compensation expense with respect to the Options plan amount to $729,438.

(ii)    RSUs

The Company has an RSU as part of the incentive plan for management and key employees. Under this plan, RSUs will vest between the grant date and March 2028 to employees who are still employed by the Company on the exercise date.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

10.    Stock-based compensation (cont.)

RSUs are expensed on an earned basis. The related compensation expense is included in stock-based compensation expense.

For the three and nine months ended June 30, 2024, movements in outstanding RSUs were as follow:

Nine months ended June 30, 2024
Number of units
Balance, as at September 30, 2023	—
Granted	2,242,805
Forfeited	(76,548)
Exercised	(67,125)
Balance, as at June 30, 2024	2,099,132

The compensation expense with respect to the RSU plan amounts to $1,730,154.

During the three months ended June 30, 2024, 67,125 RSU were exercised and converted into a corresponding number of common shares.

(iii)   PSUs

The Company has a PSU plan as part of the incentive plan for management and key employees. Under this plan, PSUs generally vest over a period of four years to employee who are still employed by the Company on the exercise date.

PSUs are expensed on an earned basis. The related compensation expense is included in stock-based compensation expense.

For the three and nine months ended June 30, 2024, movements in outstanding PSUs were as follow:

Nine months ended June 30, 2024
Number of units
Balance, as at September 30, 2023	—
Granted	733,080
Balance, as at June 30, 2024	733,080

The compensation expense with respect to the PSU plan amounts to $546,741.

11.    Loss per share

Basic loss per share is calculated by dividing the loss attributable to equity holders of the parent by the weighted average number of common shares outstanding.

The potential effect of dilution from outstanding stock options, convertible preferred stocks, warrants, and put and call options were excluded from the calculation of the diluted loss per common share since the Company incurred losses and the inclusion of these instruments would have an antidilutive effect.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

12.    Additional information included in the interim condensed consolidated statement of cash flows

Changes in non-cash working capital items:

	Nine months ended June 30,
	2024 $	2023 $
Trade receivable and other receivables	2,142,134	1,642,297
Government assistance and R&D tax credit receivable	5,792	707,157
Inventories	(1,007,540)	(714,461)
Prepaid expenses	(1,106,139)	(70,828)
Accounts payable and accrued liabilities	(10,872,814)	992,829
Provisions	(878,144)	958,761
	(11,716,711)	3,515,755

13.    Government grants

	Total R&D tax credit
	Recognized in interim condensed statements of loss $	Recognized against carrying amount of intangible assets (Note 4) $	Total grant $
Three months ended June 30, 2024
Grants	90,065	13,713	103,778
R&D tax credit	—	178,142	178,142
Total grants and R&D tax credit	90,065	191,855	281,920

Nine months ended June 30, 2024
Grants	90,065	13,713	103,778
R&D tax credit	82,176	266,746	348,922
Total grants and R&D tax credit	172,241	280,459	452,700
	Total R&D tax credit
	Recognized in interim condensed statements of loss $	Recognized against carrying amount of intangible assets (Note 4) $	Total grant $
Three months ended June 30, 2023
Grants	216,423	40,000	256,423
R&D tax credit	45,800	54,200	100,000
Total grants and R&D tax credit	262,223	94,200	356,423

Nine months ended June 30, 2023
Grants	335,703	181,156	516,859
R&D tax credit	93,240	110,326	203,566
Total grants and R&D tax credit	428,943	291,482	720,425

The R&D tax credit is recognized as a reduction of research and development costs in the interim condensed consolidated statements of loss and comprehensive loss.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

14.    Finance costs, net

	Three months ended June 30,		Nine months ended June 30,
	2024 $	2023 $	2024 $	2023 $
Interest expenses (income)
Interest income	(60,133)	(49,921)	(302,799)	(118,011)
Gain on term loan modification	—	(4,332,173)	—	(4,332,173)
Gain on other loan settlement	—	(1,605,561)	—	(1,605,561)
Interest expense on term loan (Note 6)	786,524	481,978	2,184,047	1,397,158
Interest expense on lease liabilities	71,359	81,934	237,537	319,294
Interest expense on credit facility (Note 6)	997,725	1,262,123	3,815,876	3,540,716
Interest expense on convertible notes (Note 6)	2,214,525	165,038	5,468,885	165,038
Interest expense on bridge loans	—	138,347	—	138,347
Interest expense on other loan (Note 6)	—	27,131	—	160,413
Accretion and remeasurement of government grant liability (Note 8)	70,391	74,115	198,033	353,293
Bridge loans issuance cost	—	350,000	—	350,000
SEPA commitment fee (Note 9)	512,775	—	512,775	—
Capitalized borrowing costs (Note 4)	(2,566,151)	(590,429)	(6,436,722)	(2,183,943)
	2,027,015	(3,997,418)	5,677,632	(1,815,429)
Loss (gain) on revaluation of instruments carried at fair value
Warrant liability (Note 7)	(2,179,587)	—	(1,011,816)	—
Conversion option (Note 6)	(3,228,921)	(14,554)	(5,475,289)	(14,554)
	(5,408,508)	(14,554)	(6,487,105)	(14,554)
Other
Loss (gain) on lease modification (Note 15)	1,819	—	(204,146)	—
Non-capitalizable financing costs	96,840	—	96,840	—
Modification of convertible loans (Note 6)	—	—	9,645	—
Bank charges	9,926	6,096	33,808	47,346
Foreign exchange loss (gain)	396,315	(141,391)	315,411	71,676
	504,900	(135,295)	251,558	119,022
Finance costs, net	(2,876,593)	(4,147,267)	(557,915)	(1,710,961)

15.    Lease modification

During the first and second quarter of the year, the Company entered into lease modifications for its Toronto and Québec city locations, in order to reduce the rented square footage and cancel a renewal option. As per the amendments, a gain on lease modification of $205,966 was recorded in the nine months period ended June 30, 2024.

In June 2024, the Company entered into a lease modification for its Montreal location, resulting in a decrease of the lease term. As per the amendment, a loss on lease modification of $1,819 was recorded in the three months period ended June 30, 2024.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

16.    Subsequent events

A series of amendments were made to the Credit Facility on July 5, 2024, July 26 and August 5, 2024. These amendments modify the existing terms in order to

(i)      reduce gradually the Available Cash requirement from $5.0 million at all times after the DE-SPAC date to $250,000 until August 14, 2024;

(ii)     $1,0 million at all times from August 15, 2024 until the earlier of the date of disbursement of an equity investment by the Company for a minimum gross proceeds amount of US$35,0 million (the “Short-Term Outside Date”) and November 15, 2024,

(iii)    $5,0 million at all times after the earlier of the Short-Term Outside Date and November 15, 2024.

Furthermore, the payments of interest for the month of July 2024 to October 2024 are postponed to the earlier of the Short-Term Outside date and November 15, 2024.

The Company must pay a monthly fee of $125,000 per month starting July 5th, 2024 until the Short-Term Outside Date. The payment of the monthly fees applicable for the month of August 2024 and for the months up until (and including) the earlier of (i) the Short-Term Outside Date and (ii) November 15, 2024 will be due at the earlier date of (i) the Short-Term Outside Date and (ii) November 15, 2024. Following the Short-Term Outside Date and until the Borrower provides Desjardins with a recapitalization plan in form and substance satisfactory to Desjardins, a monthly fee in the amount of $75,000 will be earned and payable on the first day of each month.

On August 14, 2024 LeddarTech announced that it had reached an agreement in principle with several of its principal shareholders and its principal lender pursuant to which such parties would fund the Company with an aggregate of US$9.0 million in bridge debt financing in order to meet the Company’s near-term obligations (the “Bridge Financing”) while the Company continues to progress its discussions, including with certain potential strategic investors, to secure US$35.0 million or more in an additional equity capital (the “Equity Financing”).

The Bridge Financing would be comprised of two tranches, with the first tranche in the amount of US$6.0 million to be funded on or about August 19, 2024, and the second tranche in the amount of US$3.0 million to be funded on or about October 15, 2024. The second tranche of the Bridge Financing would be conditioned on, among other things, receipt by the Company, not later than October 14, 2024, of satisfactory evidence of investor participation in the Equity Financing. The Bridge Financing would mature on November 15, 2024.

Although the parties have reached agreement in principle, the Bridge Financing transaction is subject to finalization and execution of definitive agreements by the relevant parties. There can be no assurance that the parties will agree on the terms to be included in such definitive agreements, that the lenders will invest the full US$6.0 million in the first tranche of the Bridge Financing, that the conditions to the second tranche of the Bridge Financing will be satisfied, or that the Company will be successful in raising any amount at all in the Bridge Financing transaction. Moreover, there can be no assurance that the Company will successfully complete the Equity Financing transaction in the amounts contemplated by the Bridge Financing, or raise any capital in the Equity Financing transaction at all.

LeddarTech Holdings Inc. Notes to the unaudited interim condensed consolidated financial statements (in Canadian dollars) Three and nine months ended June 30, 2024

16.    Subsequent events (cont.)

In order to allow sufficient time to finalize the definitive documents in connection with the Bridge Financing described above, the Company also has entered into a Twelfth Amending Agreement (the “Amendment and Waiver”) with Fédération des caisses Desjardins du Québec (“Desjardins”) with respect to the Amended and Restated Financing Offer dated as of April 5, 2023 (as amended, the “Desjardins Credit Facility”). Pursuant to previous amendments to the Desjardins Credit Facility, the Company and Desjardins had temporarily reduced the Company’s obligation to maintain an unencumbered cash balance (the “Minimum Cash Covenant”) from $5.0 million to the current requirement of $250,000 through August 14, 2024. Pursuant to the Amendment and Waiver, the Minimum Cash Covenant threshold of $250,000 will be extended through August 19, 2024, following which time it will be increased to $1,0 million until the earlier of the date of disbursement of an equity investment in the Company for a minimum gross proceeds amount of US$35.0 million (the “Short-Term Outside Date”) and November 15, 2024, and $5.0 million at all times after the earlier of the Short-Term Outside Date and November 15, 2024.

Any debt or equity securities to be offered and sold in the Bridge Financing transaction or in the Equity Financing transaction may not be registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or compliance with an applicable exemption from such registration requirements. This Report of Foreign Private Issuer on Form 6-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities in the Bridge Financing transaction or the Equity Financing transaction, nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Up to 18,181,818 Common Shares Underlying the Warrants

Up to 18,181,818 Common Shares Underlying the Pre-Funded Warrants

LeddarTech Holdings Inc.

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PROSPECTUS

––––––––––––––––––––––––––––––

MAXIM GROUP LLC

            , 2024

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers

In accordance with the Canada Business Corporations Act and pursuant to the Company’s by-laws subject to certain conditions, the Company shall indemnify, to the maximum extent permitted by law, (i) any director or officer of the Company; (ii) any former director or officer of the Company; (iii) any individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company shall advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

Indemnification is prohibited under the CBCA unless the individual (i) acted honestly and in good faith with a view to best interests of the Company, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Item 7. Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold or granted by LeddarTech Holdings Inc. within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities.

In connection with the Business Combination, on December 21, 2023, we issued 6,093,750 Common Shares, 2,031,250 Class A Non-Voting Special Shares and 6,632,413 warrants to Sponsor pursuant to the BCA and related agreements; issued 4,999,815 Company Earnout Non-Voting Special Shares to former LeddarTech Inc. shareholders; and assumed the Lender Warrants and issued Company Options in exchange for LeddarTech M-Options.

In connection with the PIPE Financing, we issued or assumed an aggregate principal amount of approximately US$44.0 million in secured convertible notes.

On April 30, 2024, we granted the Legacy Director Warrants following approval at the Company’s April 30, 2024 annual general and special meeting of shareholders.

We have granted equity awards under our Incentive Plan.

We are party to a consulting agreement with a service provider dated May 8, 2023, as amended as of March 21, 2024, pursuant to which we issued 198,864 Common Shares.

In connection with the SEPA, we issued 163,363 SEPA Commitment Shares with a value of US$375,000.

On May 16, 2024, Desjardins exercised the Desjardins Warrants and subsequently we issued to Desjardins 250,000 Common Shares.

The foregoing securities issuances were made in reliance upon the exemptions provided in Section 4(a)(2) of the Securities Act and/or Regulation D, Section 3(a)(10) of the Securities Act or Regulation S promulgated thereunder, as applicable.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

Exhibit Index

Exhibit No.	Description
1.1	Form of Placement Agency Agreement
1.2	Form of Securities Purchase Agreement
1.3	Form of Warrant Agency Agreement
2.1††

Business Combination Agreement, dated as of June 12, 2023, by and among Prospector Capital Corp., LeddarTech Inc. and LeddarTech Holdings Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

2.2††

Amendment No. 1 to Business Combination Agreement, dated as of September 25, 2023, by and among Prospector Capital Corp., LeddarTech Inc. and LeddarTech Holdings Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

3.1

Form of Articles and By-laws of Prospector Capital Corp., as continued under the laws of Canada (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

3.2	Articles and By-laws of LeddarTech Inc. (incorporated by reference to Exhibit 1.1 to the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*
3.3

Articles of Arrangement and By-laws of LeddarTech Holdings Inc. (incorporated by reference to Exhibit 1.2 of the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

4.1

Specimen Common Share Certificate of LeddarTech Holdings Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

4.2

Specimen Warrant Certificate of LeddarTech Holdings Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

4.3

Warrant Agreement, dated as of January 7, 2021, between Continental Stock Transfer & Trust Company and Prospector Capital Corp. (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

4.4

Warrant Amendment Agreement and Form of Warrant Certificate, dated as of December 21, 2023, by and among Prospector Capital Corp., LeddarTech Holdings Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.5 to the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

4.5	Form of Purchase Warrant
4.6	Form of Pre-Funded Warrant
5.1	Opinion of Stikeman Elliott LLP**
5.2	Opinion of Vedder Price P.C.
10.1

Subscription Agreement, dated as of June 12, 2023, among LeddarTech and the PIPE Investors (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.2

Amendment to the Subscription Agreement, dated as of October 30, 2023, among LeddarTech and the PIPE Investors (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.3

Sponsor Letter Agreement, dated as of June 12, 2023, among Prospector Capital Corp., LeddarTech Inc., LeddarTech Holdings Inc., Prospector Capital Sponsor, LLC and the other individuals party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.4

Amended and Restated Financing Offer dated as of April 5, 2023 (“Desjardins Financing Offer”) among LeddarTech Inc., Fédération des caisses Desjardins du Québec (“Desjardins”) and VayaVision Sensing Ltd. (“VayaVision”) (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.5

First Amendment to Desjardins Financing Offer dated May 1, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

Exhibit No.	Description
10.6

Second Amendment to Desjardins Financing Offer dated May 31, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.7

Third Amendment to Desjardins Financing Offer dated September 29, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.8

Fourth Amendment to Desjardins Financing Offer dated October 13, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.9

Fifth Amendment to Desjardins Financing Offer dated October 20, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.10

Sixth Amendment to Desjardins Financing Offer dated October 31, 2023 among LeddarTech Inc., Desjardins and VayaVision (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.11

Seventh Amendment to Desjardins Financing Offer dated December 8, 2023 among LeddarTech Inc., Desjardins and VayaVision. (incorporated by reference to Exhibit 4.16 to the Company’s Annual Report on Form 20-F filed with the SEC on January 31, 2024).*

10.12	Eighth Amending Agreement to Desjardins Financing Offer dated June 4, 2024 among LeddarTech Inc. and Desjardins.
10.13

Ninth Amending Agreement to Desjardins Financing Offer dated July 5, 2024 among LeddarTech Inc. and Desjardins (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on July 5, 2024.*

10.14

Tenth Amending Agreement to Desjardins Financing Offer dated July 26, 2024 among LeddarTech Inc. and Desjardins (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on July 29, 2024.*

10.15

Eleventh Amending Agreement to Desjardins Financing Offer dated August 5, 2024 among LeddarTech Inc. and Desjardins (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on August 6, 2024.*

10.16

Twelfth Amending Agreement to Desjardins Financing Offer dated August 14, 2024 among LeddarTech Inc. and Desjardins (incorporated by reference to Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on August 15, 2024.*

10.17	Thirteenth Amending Agreement to Desjardins Financing Offer dated August 16, 2024 among LeddarTech Inc. and Desjardins.
10.18

Loan Offer dated as of January 23, 2020 (“IQ Loan Offer”) among LeddarTech Inc. and Investissement Quebec (“IQ”) (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.19

Amendment to the IQ Loan Offer dated as of March 29, 2021, among LeddarTech Inc. and IQ (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.20

Bridge Loan Agreement dated May 1, 2023 among LeddarTech Inc. and IQ (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.21

Amendment to IQ Loan Offer dated as of June 12, 2023 between LeddarTech Inc. and IQ (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*

10.22	Financing Offer Letter dated as of August 16, 2024, between LeddarTech Holdings Inc., VayaVision, Desjardins, FS LT Holdings II LP and IQ.
10.23†

LeddarTech Holdings Inc. 2023 Incentive Award Plan (incorporated by reference to Exhibit 4.6 to the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*†

10.24

Investor Rights Agreement, dated as of December 21, 2023 among LeddarTech Holdings Inc. and Investissement Québec (incorporated by reference to Exhibit 4.7 to the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

Exhibit No.	Description
10.25

Registration Rights Agreement, dated December 21, 2023 among LeddarTech Holdings Inc. and the parties named therein (incorporated by reference to Exhibit 4.8 to the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*

10.26

Employment Agreement dated as of November 14, 2014, as subsequently amended, between LeddarTech and Charles Boulanger (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.27

Executive Employment Agreement dated as of October 1, 2023 between LeddarTech and Franz Saintellemy (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.28

Employment Agreement dated as of June 20, 2022 between LeddarTech and David Torralbo (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.29

Executive Employment Agreement dated as of September 20, 2023 between LeddarTech and Christopher Stewart (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form F-4 (File No. 333-275381) filed with the SEC on November 29, 2023).*†

10.30	Form of Indemnity Agreement (incorporated by reference to Exhibit 4.25 of the Company’s Shell Company Report on Form 20-F (File No. 001-41893) filed with the SEC on December 28, 2023).*
10.31	Standby Equity Purchase Agreement dated as of April 8, 2024 between the Company and Yorkville (incorporated by reference to Exhibit 10.23 to the First Registration Statement (File No. 333-277045).*
21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 8.1 to the Company’s Annual Report on Form 20-F (File No. 001-41893) filed with the SEC on January 31, 2024).*
23.1	Consent of Ernst & Young LLP (LeddarTech Inc. and LeddarTech Holdings Inc.).
23.2	Consent of Richter LLP.
23.3	Consent of Stikeman Elliott LLP (included in Exhibit 5.1).**
23.4	Consent of Vedder Price P.C. (included in Exhibit 5.2).
24.1	Power of Attorney (included on the signature page of this registration statement).
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table

____________

*        Previously filed.

**      To be filed by amendment.

†        Indicates management contract or compensatory plan or arrangement.

††      Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements or notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table, in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Quebec, Canada, on the 19th day of August, 2024.

LEDDARTECH HOLDINGS INC.
By:	/s/ Frantz Saintellemy
Name:	Frantz Saintellemy
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Frantz Saintellemy, Christopher Stewart and David Torralbo, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Frantz Saintellemy	Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2024
Frantz Saintellemy
/s/ Christopher Stewart	Chief Financial Officer (Principal Financial and Accounting Officer)	August 19, 2024
Christopher Stewart
/s/ Derek Kenneth Aberle	Chairman	August 19, 2024
Derek Kenneth Aberle
	Director	August 19, 2024
Charles Boulanger
	Director	August 19, 2024
Nick Stone
/s/ Michelle Sterling	Director	August 19, 2024
Michelle Sterling
/s/ Yann Delabrière	Director	August 19, 2024
Yann Delabrière
/s/ Sylvie Veilleux	Director	August 19, 2024
Sylvie Veilleux
/s/ Lizabeth Ardisana	Director	August 19, 2024
Lizabeth Ardisana

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of LeddarTech Holdings Inc., has signed this registration statement on August 19, 2024.

LEDDARTECH USA INC.
By:	/s/ Frantz Saintellemy
Name:	Frantz Saintellemy
Title:	Director